As filed with the Securities and Exchange Commission on June 21, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACON S2 ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	98-1550150
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

(202) 454-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Adam Kriger

Chief Executive Officer

1133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

(202) 454-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C. Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Mark B. Baudler Andrew Hoffman Lillian Jenks Alexandra Perry Wilson Sonsini Goodrich & Rosati, P.C. One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 (415) 947-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on the consummation of the business combination described in the enclosed proxy statement/prospectus/information statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
New ESS Common Stock (1)	148,420,778	$9.895(6)	$1,468,623,598.31	$160,226.835(8)
New ESS Common Stock issuable upon exercise of the Warrants (2)	13,000,000	$11.50(5)	$149,500,000	$16,310.45(8)
Warrants to purchase New ESS Common Stock (3)	13,000,000	N/A	N/A(7)	— (9)
Total (4)	157,920,778			$176,537.25(*)

(1)

Represents (i) 25,000,000 Class A ordinary shares underlying units issued in the initial public offering of ACON S2 Acquisition Corp., a Cayman Islands exempted company (“STWO”), (ii) 6,250,000 Class B ordinary shares held by STWO’s initial shareholders and (iii) up to 117,170,778 shares issued in connection with the Business Combination as described in the proxy statement/prospectus/information statement forming part of this registration statement.

(2)

Represents shares of New ESS Common Stock to be issued upon the exercise of (i) 8,333,333 warrants to purchase Class A ordinary shares underlying units issued in STWO’s initial public offering and (ii) 4,666,667 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of STWO’s initial public offering (“Private Placement Warrants” and, together with the public warrants, the “STWO Warrants”). The STWO Warrants will convert into warrants to acquire shares of New ESS Common Stock.

(3)	The number of warrants to acquire shares of New ESS Common Stock being registered represents (i) 8,333,333 public warrants and (ii) 4,666,667 private placement warrants.
(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price of the shares of New ESS Common Stock underlying the STWO Warrants is calculated based on the exercise price of the STWO Warrants of $11.50 per share.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of STWO on the Nasdaq Capital Market on June 15, 2021 ($9.895 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)

The maximum number of STWO Warrants and shares of New ESS Common Stock issuable upon exercise of the STWO Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the STWO Warrants has been allocated to the New ESS Common Stock underlying the STWO Warrants and those shares are included in the registration fee calculated in footnote (6) above.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(9)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
*

Immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus/information statement), STWO intends to effect a deregistration by way of continuation under the Cayman Islands Companies Act (2021 Revision) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which STWO’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which continuing entity will be renamed “ESS Tech, Inc.” following the Effective Time. As used herein, “New ESS” refers to STWO after giving effect to the Business Combination.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus/information statement is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/information statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT, PROSPECTUS AND INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED JUNE 21, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF ACON S2 ACQUISITION CORP.

PROSPECTUS FOR

148,420,778 SHARES OF COMMON STOCK AND 13,000,000 WARRANTS OF

ACON S2 ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF

DELAWARE, WHICH WILL BE RENAMED ESS TECH, INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

ACON S2 ACQUISITION CORP.

1133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

Dear STWO Shareholders and ESS Tech, Inc. Stockholders:

ACON S2 Acquisition Corp., a Cayman Islands exempted company (“STWO”), SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of STWO (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (“ESS”), have entered into a Merger Agreement (as may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, (i) STWO will deregister by way of continuation under the Cayman Islands Companies Act (2021 Revision) and register as a corporation in the State of Delaware under Part XII of the Delaware General Corporation Law (the “Domestication”) and (ii) Merger Sub will merge with and into ESS, with ESS surviving the merger and becoming a wholly-owned direct subsidiary of STWO (collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

STWO’s units, Class A ordinary shares and warrants are currently listed on Nasdaq, under the symbols “STWOU,” “STWO,” and “STWOW,” respectively. STWO intends to apply to list shares of New ESS Common Stock and New ESS Warrants on the New York Stock Exchange under the symbols “GWH” and “GWH.W,” respectively, upon the closing of the Business Combination (the “Closing”).

STWO is holding an extraordinary general meeting of its shareholders in order to obtain the shareholder approvals necessary to consummate the Business Combination. At the STWO extraordinary general meeting of shareholders, which will be held on                 , 2021, at                 a.m., Eastern time, at                 , unless postponed or adjourned to a later date, STWO will ask its shareholders, among other things, to (i) approve the Domestication and (ii) adopt the Merger Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus/information statement.

In addition, as promptly as practicable after this proxy statement/prospectus/information statement becomes effective, ESS will seek an irrevocable written consent of ESS’ stockholders as required to approve and adopt the Merger Agreement, the Business Combination and other proposed transactions contemplated by the Merger Agreement (together, the “Proposed Transactions”). Such approval will be sought from and requires the affirmative vote of (a) the holders of at least 85% of the outstanding shares of ESS preferred stock, voting as a single class on an as-converted basis, and (b) the holders of at least a majority of the outstanding shares of ESS common stock. No additional approval or vote from any holders of any class or series of stock of ESS will be necessary to adopt and approve the Merger Agreement, the Business Combination and the Proposed Transactions.

As described in this proxy statement/prospectus/information statement, certain shareholders of ESS are parties to support agreements with STWO whereby such shareholders agreed to vote all of their shares of ESS common stock and ESS preferred stock, as applicable, in favor of approving the Business Combination and the Proposed Transactions. These shareholders collectively have a sufficient number of votes to obtain the approvals set forth in the preceding paragraph.

After careful consideration, the respective STWO and ESS boards of directors have unanimously approved the Merger Agreement, the STWO board of directors has approved the other proposals described in this proxy statement/prospectus/information statement, and each of the STWO and ESS boards of directors has determined that it is advisable to consummate the Business Combination. The STWO board of directors recommends that its shareholders vote “FOR” the proposals described in this proxy statement/prospectus/information statement, and the ESS board of directors recommends that its shareholders sign and return to ESS the written consent indicating their approval of the Merger Agreement, the Business Combination and the Proposed Transactions.

More information about STWO, ESS, the Merger Agreement, the Business Combination and the Proposed Transactions is contained in this proxy statement/prospectus/information statement. STWO and ESS urge you to read the accompanying proxy statement/prospectus/information statement, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 33 OF THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

If you have any questions regarding the accompanying proxy statement/prospectus/information statement, you may contact                 , STWO’s proxy solicitor, toll-free at                  or collect at                  or email at                 .

On behalf of our board of directors, I thank you for your support and look forward to the successful consummation of the Business Combination.

Sincerely,

John Roush Chairman

                    , 2021

This proxy statement/prospectus/information statement is dated                 , 2021 and is first being mailed to the shareholders of STWO on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ACON S2 ACQUISITION CORP.

1133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON                 , 2021

To the Shareholders of STWO:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of ACON S2 Acquisition Corp., a Cayman Islands exempted company (“STWO”), will be held on                 , 2021, at                  Eastern Time, at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002, or at such other time, on such other date and at such other place to which the meeting may be adjourned. In the interest of public health and to support the well-being of STWO’s shareholders, directors and management team, and due to the impact of the coronavirus (referred to as “COVID-19”) pandemic, the meeting will be held virtually, albeit the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.. For shareholders intending to attend the meeting virtually you may vote your shares electronically during the meeting via live audio webcast by visiting                 . You will need the control number that is printed on your proxy card to enter the meeting. STWO recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Domestication Proposal: To consider and vote on a proposal to approve by special resolution STWO’s transfer by way of continuation to Delaware pursuant to Article 190 of STWO’s Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”) and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, STWO’s continuation and domestication as a corporation under the laws of the State of Delaware.

•

Proposal No. 2—The Business Combination Proposal. To consider and vote on a proposal to approve by ordinary resolution STWO’s entry into the Agreement and Plan of Merger, dated as of May 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among STWO, SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of STWO (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (“ESS”), a copy of which is attached to the proxy statement/prospectus/information statement as Annex A, pursuant to which, among other things, following the de-registration by way of continuation of STWO as an exempted company in the Cayman Islands and the continuation and domestication of STWO as a corporation in the State of Delaware, (a) Merger Sub will merge with and into ESS, with ESS as the surviving company in the Merger, (b) at the Effective Time, among other things, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of ESS, par value $0.0001 per share, (the “New ESS Common Stock”), as the surviving corporation of the Merger, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof, and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any cancelled shares and dissenting shares), will receive a number of shares of New ESS Common Stock based on an adjusted equity value with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis as set forth in the allocation schedule, plus earnout stock pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS capital stock, or otherwise shall be assumed by STWO and will be automatically converted into a warrant to acquire a number of shares of

STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time and (c) certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus/information statement as Annex F, H, I and G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•

Proposal No. 3—The Charter Proposal and Governance Proposals: To consider and vote on a proposal to approve by special resolution, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, that the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”), a copy of the form of which is attached to the accompanying proxy statement as Annex B (the “Charter Proposal”), which, if approved, would take effect immediately upon completion of the Domestication and pursuant to which inter alia STWO’s current Existing Governing Documents would be amended to remove provisions related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

In addition to the approval of the Proposed Certificate of Incorporation, the shareholders are also separately being presented with the following proposals, each of which to be approved by special resolution, (the “Governance Proposals” and together with the Charter Proposal, the “Governing Documents Proposals”), for approval on a non-binding advisory basis, in accordance with the Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Certificate of Incorporation:

•

Proposal No. 3(A):    A proposal to increase authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

•

Proposal No. 3(B):    A proposal to authorize the New ESS Board to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law.

•

Proposal No. 3(C):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum.

•

Proposal No. 3(D):    A proposal to remove provisions in STWO’s current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

•

Proposal No. 4—The Election of Directors Proposal: To consider and vote on a proposal to approve by ordinary resolution that nine (9) directors be elected to serve on the New ESS Board (as defined below).

•

Proposal No. 5—The Equity Incentive Plan Proposal: To consider and vote on a proposal to approve by ordinary resolution the adoption of the ESS Tech, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus/information statement as Annex D.

•

Proposal No. 6—The Nasdaq Proposal: To consider and vote on a proposal to approve by as an ordinary resolution, that for the purposes of complying with the applicable provisions of the Nasdaq, the issuance of shares of New ESS Common Stock in connection with the Business Combination.

•

Proposal No. 7—The Employee Stock Purchase Plan Proposal: To consider and vote on a proposal to approve by ordinary resolution the adoption of the ESS Tech, Inc. 2021 Employee Stock Purchase Plan established to be effective upon Closing.

•

Proposal No. 8—The Adjournment Proposal: To consider and vote on a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus/information statement is provided to STWO shareholders, (B) in order to solicit additional proxies from STWO shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if STWO shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by STWO from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by STWO) would not be satisfied at Closing.

Each of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, and the Employee Stock Purchase Plan Proposal (the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus/information statement, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus/information statement and accompanying proxy card is being provided to STWO’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of STWO’s shareholders are urged to read this proxy statement/prospectus/information statement, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 33 of this proxy statement/prospectus/information statement.

After careful consideration, the board of directors of STWO has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to STWO’s shareholders in this proxy statement/prospectus/information statement. When you consider the recommendation of these proposals by the board of directors of STWO, you should keep in mind that STWO’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” in this proxy statement/prospectus/information statement for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that STWO redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), STWO’s transfer agent, in which you (i) request that STWO redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, STWO’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, STWO’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, STWO’s transfer agent, New ESS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of STWO’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place immediately prior to the Domestication. See “Extraordinary General Meeting of STWO Shareholders—Redemption Rights” in this proxy statement/prospectus/information statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The STWO Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus/information statement, the STWO Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” in this proxy statement/prospectus/information statement for more information related to the Sponsor Letter Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus/information statement. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will STWO redeem public shares in an amount that would cause New ESS’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. The approval of each of the Business Combination

Proposal, the Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus/information statement to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus/information statement following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus/information statement carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact                 , our proxy solicitor, by calling                 , or banks and brokers can call collect at                 , or by emailing                 .

Thank you for your participation. We look forward to your continued support.

Sincerely,

John Roush Chairman

                    , 2021

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO STWO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus/information statement and any other publicly available information concerning STWO, without charge, by written request to ACON S2 Acquisition Corp., 1133 Connecticut Avenue NW, Ste. 700, Washington, DC 20036, or by telephone request at (202) 454-1100; or                 , our proxy solicitor, by calling                 , or banks and brokers can call collect at                 , or by emailing                  or from the SEC through the SEC website at http://www.sec.gov.

In order for STWO’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of STWO to be held on                , 2021, you must request the information no later than five (5) business days prior to the date of the extraordinary general meeting, by                , 2021.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by STWO (File No. 333-                ) (the “Registration Statement”), constitutes a prospectus of STWO under Section 5 of the Securities Act, with respect to the ordinary shares in the capital of STWO to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the extraordinary general meeting of STWO shareholders at which STWO shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“2014 Equity Incentive Plan” means the ESS 2014 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“2021 Employee Stock Purchase Plan” means the ESS Tech, Inc. 2021 Employee Stock Purchase Plan, as amended, supplemented or modified from time to time.

“2021 Equity Incentive Plan” means the ESS 2021 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“Adjournment Proposal” means a proposal to adjourn the extraordinary general meeting of shareholders of STWO to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such extraordinary general meeting.

“BEV” means Breakthrough Energy Ventures, LLC.

“broker non-vote” means the failure of an STWO shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Charter Proposal” means the proposal to approve the adoption of the Proposed Certificate of Incorporation.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time.

“Condition Precedent Proposals” means the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Employee Stock Purchase Plan Proposal, collectively.

“DGCL” means the General Corporation Law of the State of Delaware.

“Domestication” means the deregistration by way of continuation of STWO under the Companies Act and domestication of STWO into a Delaware corporation under the DGCL, with the ordinary shares of STWO becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation consistent with the DGCL and changing the name and registered office of STWO.

“Domestication Proposal” means the proposal to approve the domestication of STWO as a Delaware corporation.

“Employee Stock Purchase Plan Proposal” means the proposal to approve the adoption of the ESPP.

“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the 2021 Equity Incentive Plan.

“ESPP” means the ESS Tech, Inc. 2021 Employee Stock Purchase Plan, as amended, supplemented or modified from time to time.

“ESS” means ESS Tech, Inc., a Delaware corporation.

“ESS Board” means the board of directors of ESS, prior to the Business Combination.

“ESS Capital Stock” means ESS Common Stock and ESS Preferred Stock.

“ESS Common Stock” means ESS’ common stock, par value $0.0001 per share. “ESS Options” means all options to purchase outstanding shares of ESS Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under ESS option plans or otherwise, other than the ESS Warrants.

“ESS Preferred Stock” means ESS Series A Preferred Stock, ESS Series B Preferred Stock and ESS Series C Preferred Stock.

“ESS Restricted Stock” means all outstanding shares of restricted stock granted under ESS option plans or acquired via the early exercise of ESS Options, immediately prior to the Closing.

“ESS RSUs” means all outstanding restricted stock units granted by ESS, immediately prior to the Closing under ESS option plans or otherwise.

“ESS Series A Preferred Stock” means ESS’ Class A preferred stock, par value $0.0001 per share.

“ESS Series B Preferred Stock” means ESS’ Class B preferred stock, par value $0.0001 per share.

“ESS Series C Preferred Stock” means ESS Series C-1 Preferred Stock and ESS Series C-2 Preferred Stock.

“ESS Series C-1 Preferred Stock” means ESS’ Class C-1 preferred stock, par value $0.0001 per share.

“ESS Series C-2 Preferred Stock” means ESS’ Class C-2 preferred stock, par value $0.0001 per share.

“ESS Stockholders” means certain shareholders of ESS who have entered into the Transaction Support Agreement with STWO.

“ESS Warrants” means all outstanding and unexercised warrants to purchase shares of ESS Capital Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Governing Documents” means STWO’s current amended and restated memorandum and articles of association.

“GAAP” means United States generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means STWO’s initial public offering of units, consummated on September 21, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merging of Merger Sub with and into ESS with ESS surviving the Merger as a wholly-owned subsidiary of STWO.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 6, 2021, as may be amended from time to time, among ESS, STWO and Merger Sub.

“Merger Sub” means SCharge Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of STWO.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share.

“Nasdaq” means the Nasdaq Stock Market LLC.

“New ESS” means STWO Delaware, immediately upon the completion of the Domestication.

“New ESS Board” means the board of directors of New ESS, immediately upon the Closing.

“New ESS Common Stock” means New ESS common stock, par value $0.0001 per share, as in effect immediately upon completion of the Domestication.

“New ESS Preferred Stock” means New ESS preferred stock, par value $0.0001 per share, as in effect immediately upon completion of the Domestication.

“NYSE” means the New York Stock Exchange.

“PIPE Financing” means the sale of PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $250 million, in a private placement.

“PIPE Investors” means the purchasers of the PIPE Shares.

“PIPE Shares” means an aggregate of 25,000,000 shares of New ESS Common Stock to be issued to PIPE Investors in the PIPE Financing.

“Private Placement Warrants” means the warrants to purchase shares of STWO Class A Ordinary Shares owned by the Sponsor.

“Proposed Bylaws” means the proposed bylaws of New ESS which will be effective upon completion of the Domestication.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New ESS which will be effective upon completion of the Domestication.

“Proposed Governing Documents” means New ESS’ proposed bylaws, certificate of incorporation and amended and restated memorandum and articles of association which will be effective upon completion of the Domestication.

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“Proposed Transactions” means the Business Combination and other proposed transactions contemplated by the Merger Agreement.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-                ) filed with the SEC.

“Public Shares” means shares of STWO Class A Ordinary Shares issued as part of the STWO Units sold in the IPO.

“Public Shareholders” means the holders of shares of STWO Class A Ordinary Shares.

“Public Warrants” means the warrants included in the STWO Units sold in the IPO, each of which is exercisable for one share of STWO Class A Ordinary Shares, in accordance with its terms.

“Recapitalization” means the automatic conversion by operation of law, on a one-to-one basis, of the STWO Class B Ordinary Shares to shares of New ESS Common Stock.

“SBE” means SB Energy Global Holdings One Ltd.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means ACON S2 Sponsor, L.L.C., a Delaware limited liability company.

“Sponsor Shares” means the 6,250,000 shares of STWO Class B Ordinary Shares purchased by the Sponsor in a private placement prior to the IPO.

“Stockholder Agreement” means the Stockholder Agreement entered into as of May 6, 2021, by and among ESS, SBE and BEV.

“Transaction Support Agreements” means the Transaction Support Agreement entered into as of May 6, 2021 by and among STWO and each of BEV, Pangaea Ventures Fund III, LP, Cycle Capital Fund III, L.P., BASF Venture Capital GmbH, Presidio-IPM j.s.a., SBE, Michael Niggli, Michael R. Niggli Family Trust, Craig Evans and Evergy Ventures, Inc.

“STWO” means ACON S2 Acquisition Corp., a Cayman Islands exempted company.

“STWO Board” means the board of directors of STWO, prior to the Closing.

“STWO Class A Ordinary Shares” means STWO’s Class A ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“STWO Class B Ordinary Shares” means STWO’s Class B ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“STWO Delaware” means STWO as a Delaware corporation immediately after the Domestication.

“STWO Ordinary Shares” means the STWO Class A Ordinary Shares and STWO Class B Ordinary Shares.

“STWO Initial Shareholders” means the Sponsor, STWO’s officers and STWO’s directors.

“STWO Unit” means one share of STWO Class A Ordinary Shares and one-third of one STWO Warrant.

“STWO Warrant Agreement” means the Warrant Agreement dated as of September 16, 2020 by and between STWO and Continental Stock Transfer & Trust Company, governing the STWO Warrants.

“STWO Warrants” means the warrants to purchase shares of STWO Class A Ordinary Shares contemplated by the STWO Warrant Agreement, with each warrant exercisable for one share of STWO Class A Ordinary Shares at an exercise price of $11.50.

“trust account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to STWO’s shareholders. We urge shareholders to read this proxy statement/prospectus/information statement, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held on                      , 2021, at                Eastern Time, via a virtual meeting (albeit the physical location of the meeting will be at the offices of Kirkland & Ellis LLP, located at 609 Main Street, Houston, Texas 77002 for the purposes of the Existing Governing Documents).

Q:	Why am I receiving this proxy statement/prospectus/information statement?

A:

STWO shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, on the Closing Date at the Effective Time, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of New ESS Common Stock, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) will receive a number of shares of New ESS Common Stock based on an adjusted equity value of ESS with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis as set forth in the allocation schedule, plus earnout stock pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS Capital Stock, or otherwise shall be assumed by STWO and will be automatically converted into a warrant to acquire a number of shares of STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement, and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time. For further details, see “Proposal No. 2—The Business Combination Proposal.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus/information statement as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Employee Stock Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and the Domestication Proposal and the Charter Proposals each require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock; (ii) each issued and outstanding Class A ordinary share of STWO received by the STWO Initial Shareholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of STWO will automatically represent the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of STWO that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New ESS Common Stock and one-third of one warrant of New ESS Common Stock, with such whole warrant representing the right to acquire one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the STWO Warrant Agreement. See “Proposal No. 1—The Domestication Proposal.”

The provisions of the Proposed Governing Documents (which will, if approved, amend and restate the Existing Governing Documents upon the Merger) will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of STWO?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

Q:	What proposals are shareholders of STWO being asked to vote upon?

A:    At the extraordinary general meeting, STWO is asking holders of its ordinary shares to consider and vote upon twelve (12) separate proposals:

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the adoption of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B;

•

a proposal to approve by special resolution the change in the authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share;

•

a proposal to approve by special resolution the New ESS Board to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law;

•

a proposal to approve by special resolution that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum; and

•

a proposal to approve by special resolution the removal of provisions in STWO’s current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

•	a proposal to approve by ordinary resolution the election, effective at Closing, of nine (9) directors to serve on the New ESS Board;

•	a proposal to approve by ordinary resolution the issuance of shares of New ESS Common Stock in connection with the Business Combination in compliance with the Nasdaq Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the 2021 Equity Incentive Plan;

•	a proposal to approve and adopt the 2021 Employee Stock Purchase Plan established to be effective upon the Closing; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

For more information, please see “Proposal No. 1—The Domestication Proposal,” “Proposal No. 2—The Business Combination Proposal,” “Proposal No. 3—The Charter Proposal and Governance Proposals,” “Proposal No. 4—The Election of Directors Proposal,” “Proposal No. 5—The Equity Incentive Plan Proposal,” “Proposal No. 6—The Nasdaq Proposal,” “Proposal No. 7—The Employee Stock Purchase Plan Proposal” and “Proposal No. 8—The Adjournment Proposal.”

STWO will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus/information statement contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of STWO should read it carefully.

After careful consideration, the STWO Board has determined that the Domestication Proposal, Business Combination Proposal, the Governing Documents Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of STWO and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is STWO proposing the Business Combination?

A:

STWO is a blank check company incorporated on July 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus/information statement as our initial business combination. Based on STWO’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Based on its due diligence investigations of ESS and the industry in which it operates, including the financial and other information provided by ESS in the course of negotiations, the STWO Board believes that ESS meets the general criteria and guidelines listed in its registration statement on Form S-1. However, there is no assurance of this. See “Proposal No. 2—The Business Combination Proposal—STWO Board of Directors’ Reasons for the Approval of the Business Combination.”

Although the STWO Board believes that the Business Combination with ESS presents a unique business combination opportunity and is in the best interests of STWO and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Proposal No. 2—The Business Combination Proposal—STWO Board of Directors’ Reasons for the Approval of the Business Combination” and “Risk Factors—Risks Related to the Business Following the Business Combination.”

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Q:	Did the STWO Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The STWO Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, STWO’s management, the members of the STWO Board and other representatives of STWO have substantial experience in evaluating the operating and financial merits of companies engaged in the sustainability industry and reviewed certain financial information of ESS and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of STWO’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of STWO’s management and the STWO Board in valuing ESS’ business and assuming the risk that STWO’s management and the STWO Board may not have properly valued such business.

Q:	What will ESS’ equityholders receive in return for the Business Combination with STWO?

A:

Following the consummation of the Domestication, on the Closing Date, Merger Sub will merge with and into ESS, with ESS as the surviving company in the Merger. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among others, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted and exchanged for one share of New ESS Common Stock, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) will receive a number of shares of New ESS Common Stock based on an adjusted equity value of ESS with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis as set forth in the allocation schedule, plus earnout stock pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS Capital Stock, or otherwise shall be assumed by STWO and will be automatically converted into a warrant to acquire a number of shares of STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement, and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time. For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Stockholders in the Business Combination.”

Q:	How will the combined company be managed following the business combination?

A:

Following the Closing, it is expected that the current management of ESS will become the management of New ESS, and the New ESS Board will consist of up to nine (9) directors, who will be divided into three (3) classes (Class I, II and III) each consisting of three (3) directors. Pursuant to the Merger Agreement, the New ESS Board will consist of (i) seven (7) individuals designated by ESS, (ii) one (1) individual designated by Breakthrough Energy Ventures, LLC and (iii) one (1) individual designated by SB Energy Global Holdings One Ltd. Please see the section entitled “Management After the Business Combination” for further information.

Q:	What equity stake will current STWO shareholders and current equityholders of ESS hold in New ESS immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus/information statement, there are 31,250,000 ordinary shares issued and outstanding, which includes an aggregate of 6,250,000 Class B ordinary shares held by the STWO

Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus/information statement, there is outstanding an aggregate of 13,000,000 warrants to acquire ordinary shares, comprised of 4,666,667 Private Placement Warrants held by the Sponsor and 8,333,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Business Combination, will entitle the holder thereof to purchase one share of New ESS Common Stock. Therefore, as of the date of this proxy statement/prospectus/information statement (without giving effect to the Business Combination and assuming that none of STWO’s outstanding public shares are redeemed in connection with the Business Combination), STWO’s fully diluted share capital, giving effect to the exercise of all of the Private Placement Warrants and public warrants, would be 44,250,000 ordinary shares.

The following table illustrates varying ownership levels in New ESS Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 96,154,158 shares of New ESS Common Stock are issued to ESS stockholders at Closing in both a no redemption scenario and a maximum redemption scenario; (ii) 25,000,000 shares of New ESS Common Stock are issued to the PIPE Investors; (iii) all outstanding vested and unvested ESS Options are converted into New ESS Options exercisable for shares of New ESS Common Stock; (iv) the Earnout Milestone Events (as defined in the Merger Agreement) have not been satisified; and (v) no STWO Warrants to purchase New ESS Common Stock that will be outstanding immediately following Closing have been exercised. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in STWO will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New ESS (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
ESS Stockholders (1)	63.1%	75.5%
PIPE Investors (2)	16.4%	19.6%
STWO Public Shareholders (3)	4.1%	—%
STWO Initial Shareholders (4)	16.4%	4.9%

(1)

Assumes that the number of shares of New ESS Common Stock to be issued to ESS stockholders at Closing is 96,154,158 shares in both the no redemption scenario and in the maximum redemption scenario. The shares to be issued for outstanding warrants are calculated on a cashless exercise basis as if converted at the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(2)	Consists of 25,000,000 shares to be acquired in connection with the PIPE Financing.
(3)	Consists of 25,000,000 shares issued in connection with STWO’s initial public offering.
(4)	Includes 6,250,000 shares of New ESS Common Stock.

For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Stockholders in the Business Combination.”

Q:	Why is STWO proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of STWO and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 1—The Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration by way of continuation with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Existing Governing Documents, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What is involved with the Domestication?

A:

The Domestication will require STWO to file certain documents in both the Cayman Islands and the State of Delaware. At the effective time of the Domestication, which will be the Closing Date, STWO will cease to be a company incorporated under the laws of the Cayman Islands and, in connection with the Business Combination, STWO will continue as a Delaware corporation. The Existing Governing Documents will be replaced by the Proposed Governing Documents and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:	What amendments will be made to the Existing Governing Documents of STWO?

A:

The consummation of the Business Combination is conditional on, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, STWO’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and five (5) separate proposals to replace the Existing Governing Documents with the Proposed Governing Documents upon the Merger, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposals)	The share capital under the Existing Governing Documents is $55,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.	The Proposed Governing Documents authorize 2,200,000,000 shares of which 2,000,000,000 shares are New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Governing Documents Proposals)	The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other	The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any

	Existing Governing Documents	Proposed Governing Documents
	distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to increase or decrease the number of shares of any such series.

Corporate Name (Governing Documents Proposals)	The Existing Governing Documents provide the name of the company is “ACON S2 Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “ESS Tech, Inc.”

Exclusive Forum (Governing Documents Proposals)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain shareholder litigation and the federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

Perpetual Existence (Governing Documents Proposals)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by September 21, 2022 (twenty-four months after the closing of STWO’s initial public offering), STWO will cease all operations except for the purposes of winding up and will redeem the shares issued in STWO’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New ESS’ ongoing existence; the default rule under the DGCL will make New ESS’ existence perpetual.

This is the default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Governing Documents Proposals)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Q:	How will the Business Combination, including the Domestication, affect my ordinary shares, warrants and units?

A:

In connection with the Business Combination, including the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock; (ii) each issued and outstanding Class B ordinary share of STWO will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of STWO will automatically represent the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of STWO that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New ESS Common Stock and one-third of one warrant, with such whole warrant representing the right to acquire one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the warrant agreement. See “Proposal No. 1—The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among others, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted and exchanged for one share of New ESS Common Stock, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) will receive a number of shares of New ESS Common Stock based on an adjusted equity value of ESS with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis as set forth in the allocations schedule, plus earnout stock pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS Capital Stock, or otherwise shall be assumed by STWO and will be automatically converted into a warrant to acquire a number of shares of STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement, and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time. For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Stockholders in the Business Combination.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the Domestication constitute a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Domestication so qualifies, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. holder that holds STWO public shares that have a fair market value of less than $50,000 on the date of the Domestication and that, on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock, generally will not recognize any gain or loss and will not be required to include any part of STWO’s earnings in income;

•

a U.S. holder that holds public shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of STWO public shares for STWO Delaware public shares pursuant to the Domestication. As an alternative to recognizing gain, such U.S. holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. holder that holds public shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

STWO does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Furthermore, even if the Domestication qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. holder of public shares and public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its STWO public shares or public warrants for STWO Delaware public shares or public warrants pursuant to the Domestication under the “passive foreign investment company” (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of the STWO Delaware public shares or public warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding STWO public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination—U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. holder’s STWO Delaware public shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash if you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus/information statement. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the Merger Consideration in connection with the Business Combination.

The Sponsor has agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, STWO’s public shareholders may request that STWO redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, STWO’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, STWO’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. holder (defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its STWO Delaware public shares will generally be treated as selling such STWO Delaware public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of STWO Delaware public shares that such U.S. holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of STWO’s initial public offering, an amount equal to $250,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the Private Placement Warrants was placed in the trust account. As of March 31, 2021, funds in the trust account totaled approximately $250,008,147, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New ESS, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus/Information Statement.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the satisfaction or waiver of the condition in the Merger Agreement requiring a minimum of $200,000,000 in the Trust Account.

In no event will STWO redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New ESS Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the STWO shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) the aggregate cash proceeds from STWO’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $200,000,000 (after deducting any amounts paid to STWO’s shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by STWO) and (iv) the New ESS Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Proposal No. 2—The Business Combination Proposal.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to STWO shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus/information statement is provided to STWO shareholders, (ii) in order to solicit additional proxies from STWO shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if STWO shareholders redeem an amount of public shares such that the minimum cash condition in the Merger Agreement would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 2—The Business Combination Proposal.”

Q:	What happens if the Business Combination is not consummated?

A:

STWO will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If STWO is not able to consummate the Business Combination with ESS nor able to complete another business combination by September 21, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus/information statement, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement and on the enclosed proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on                , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to STWO shareholders that hold their shares in registered form and are registered as shareholders in STWO’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus/information statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held on                     , 2021, unless postponed or adjourned to a later date. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of STWO’s shareholders and partners, the extraordinary general meeting will be held virtually (albeit the physical location of the meeting will at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002 for the purposes of the Existing Governing Documents). All STWO shareholders as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. Registration will begin at                     Eastern Time.

Q:	How can STWO’s shareholders attend the extraordinary general meeting?

A:

As a registered shareholder, you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“CST”). Both forms contain instructions on how to attend the extraordinary general meeting virtually including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s contact information is as follows: +1 (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual extraordinary general meeting virtually three (3) days prior to the meeting date starting           , 2021 at            Eastern Time. Enter the URL address into your browser         , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. STWO recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the extraordinary general meeting starts.

Beneficial investors, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. We can be contacted at the number or email address above.

Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing              when prompted enter the pin number             . This is listen-only, you will not be able to vote or enter questions during the meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed                , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of STWO at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

On a poll, STWO shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 31,250,000 ordinary shares issued and outstanding, of which 25,000,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of STWO shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,                  ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Existing Governing Documents, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(ii)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(iv)

Governance Proposals: The approval of each of the Governance Proposals requires a special resolutions, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

(v)

Election of Directors Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ix)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, STWO had 31,250,000 ordinary shares issued and outstanding consisting of 25,000,000 shares of STWO Class A Ordinary Shares and 6,250,000 shares of STWO Class B Ordinary Shares. On a poll, STWO shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 6,250,000 ordinary shares are subject to the Sponsor Letter Agreement, pursuant to which the STWO Initial Shareholders have agreed to vote all of their shares (subject to certain exceptions) in favor of the Business Combination. 25,000,000 ordinary shares are not subject to the Sponsor Letter Agreement. For additional information regarding the Sponsor Letter Agreement, see “Certain Agreements Related to the Business Combination Proposal—Sponsor Letter Agreement.”

Assuming all holders that are entitled to vote on such matters vote all of their ordinary shares in person or by proxy, 15,625,001 shares, of which 9,375,001 shares are not subject to the Sponsor Letter Agreement, will need to be voted in favor of each of the Business Combination Proposal, the Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Election of Directors Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 20,833,334 shares, of which 14,583,334 shares are not subject to the Sponsor Letter Agreement, will need to be voted in favor of the Domestication Proposal and the Charter Proposals in order to approve such proposals.

Q:	What are the recommendations of the STWO Board?

A:

The STWO Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of STWO and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the shareholders at the extraordinary general meeting.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do the Sponsor and the other STWO Initial Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the STWO Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the STWO Initial Shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus/information statement, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the STWO Initial Shareholders, ESS and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Election of Directors Proposal, the Governance Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New ESS’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my STWO ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of New ESS. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of STWO. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

STWO will pay the cost of soliciting proxies for the extraordinary general meeting. STWO has engaged                , as proxy solicitor (“                ”) to assist in the solicitation of proxies for the extraordinary general meeting. STWO has agreed to pay                a fee of $                , plus disbursements, and will reimburse                for its reasonable out-of-pocket expenses and indemnify                and its affiliates against certain claims, liabilities, losses, damages and expenses. STWO will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. STWO’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. STWO will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus/information statement or the enclosed proxy card you should contact:

Individuals call toll-free:

Banks and brokers call:

Email:

You also may obtain additional information about STWO from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, STWO’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention:

E-mail:

                         ]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/information statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus/information statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information; Incorporation By Reference.”

Parties to the Business Combination

STWO

STWO is a blank check company incorporated on July 21, 2020 as a Cayman Islands exempted entity for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus/information statement as our initial business combination. Based on STWO’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 21, 2020, STWO completed its initial public offering of 25,000,000 units at a price of $10.00 per unit generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our initial public offering, an amount equal to $250,000,000 of the net proceeds from its initial public offering and the sale of the Private Placement Warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the trust account totaled approximately $250,008,147, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of STWO’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if STWO does not complete a business combination by September 21, 2022, or (iii) the redemption of all of the public shares if STWO is unable to complete a business combination by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

STWO’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “STWOU,” “STWO” and “STWOW,” respectively.

STWO’s principal executive office is located at 1133 Connecticut Avenue NW, Ste. 700, Washington, DC 20036, and its telephone number is (202) 454-1100. STWO’s corporate website address is https://www.acons2.com. STWO’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus/information statement.

ESS

ESS is a long-duration energy storage company specializing in iron flow battery technology. ESS designs and produces long-duration batteries predominantly using earth-abundant materials that can be cycled over 20,000 times without capacity fade. Because ESS designed its batteries to operate using an electrolyte of primarily salt, iron and water, they are non-toxic and largely recyclable. ESS’ batteries will provide flexibility to grid operators and energy assurance for commercial and industrial customers. ESS’ technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Using ESS’ iron flow battery technology, ESS is developing two products, each of which is able to provide reliable, safe, long duration energy storage. ESS currently does not have any products deployed and expects to begin shipping its second generation of Energy Warehouses in the second half of 2021. With each additional battery deployed, ESS will further its mission to accelerate the transition to a zero-carbon energy future with increased grid reliability.

ESS is in the early stages of commercialization of its products and has incurred a net loss of approximately $30.4 million for the year ended December 31, 2020 and an accumulated deficit of approximately $63.5 million since its inception through December 31, 2020.

ESS was initially formed as an Oregon limited liability company under the name “Energy Storage Systems LLC” in January 2011 and converted to an Oregon corporation under the name “Energy Storage Systems Inc.” in January 2012. Subsequently, ESS was reincorporated into a Delaware corporation under the name “ESS Tech, Inc.” in December 2014. The mailing address of ESS’ principal executive office is 26440 SW Parkway Ave., Bldg. 83, Wilsonville, Oregon 97070, and its telephone number is (855) 423-9920.

For more information about ESS, see the sections entitled “Information About ESS” and “ESS Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Merger Agreement

The Merger Agreement provides for, among other things, the following transactions at the Closing: (i) STWO will become a Delaware corporation, (ii) following the Domestication, Merger Sub will merge with and into ESS, with ESS as the surviving company in the Merger and, after giving effect to such Merger, continuing as a wholly-owned subsidiary of STWO and, in connection with the Merger, (iii) STWO’s name will be changed to ESS Tech, Inc.

The Business Combination is expected to close in the third quarter of 2021, following the receipt of the required approval by STWO’s shareholders and the fulfillment of other customary closing conditions.

Amendments to the Existing Governing Documents

STWO will ask its shareholders to approve by special resolution, the Charter Proposal, in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The STWO Board has unanimously approved the Charter Proposal and believes such proposal is necessary to adequately address the needs of New ESS after the Business Combination. Approval of the Charter Proposal is a condition to the consummation of the Business Combination. In addition to the approval of the Charter Proposal, the shareholders are also separately being presented with the Governance Proposals, for approval by special resolution under Cayman Islands law and on a non-binding advisory basis, in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Certificate of Incorporation. A brief summary of the Charter

Proposal and Governance Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Charter Proposal and Governance Proposals.

•

Proposal No. 3: A proposal (the “Charter Proposal”) to approve and adopt, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the Proposed Certificate of Incorporation, which, if approved, would take effect upon completion of the Domestication.

•

Proposal No. 3(A): A proposal to increase authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

•

Proposal No. 3(B): A proposal to authorize the New ESS Board to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law.

•

Proposal No. 3(C): A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum.

•

Proposal No. 3(D): A proposal to remove provisions in STWO’s current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

“For more information about these amendments to the Existing Governing Documents, see the section entitled “Proposal No. 3—The Charter Proposal and the Governance Proposals.”

Other Agreements Related to the Merger Agreement

Transaction Support Agreements

Concurrently with the execution of the Merger Agreement, certain shareholders of ESS entered into Transaction Support Agreements with STWO, pursuant to which the ESS Stockholders have agreed to, among other things, (i) support and vote in favor of the consummation of the Business Combination and related proposals at any meeting of the ESS Stockholders with respect to the Business Combination, (ii) irrevocably appoint STWO or any individual designated by STWO as such ESS Stockholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution in favor of STWO, for and in the name, place and stead of the ESS Stockholder, to attend on behalf of the ESS Stockholder any meeting of stockholders of ESS with respect to the matters described above and (iii) be bound by certain other covenants and agreements related to the Business Combination.

For more information about the Transaction Support Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Transaction Support Agreements.”

Sponsor Letter Agreement

In connection with the Business Combination, STWO, ESS and the STWO Initial Shareholders entered into the Sponsor Letter Agreement, a copy of which is attached to this proxy statement/prospectus/information statement as Annex I, pursuant to which the STWO Initial Shareholders have agreed, among other things, to

(i) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Domestication and the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents of STWO, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) terminate certain lock-up provisions of that certain letter agreement, dated September 16, 2020, on the terms and conditions in the Sponsor Letter Agreement and (v) be bound by certain transfer restrictions during the lock-up period described therein with respect to his, her or its shares in STWO prior to the Closing Date, or the earlier termination of the Merger Agreement.

For more information about the Sponsor Letter Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement.”

Stockholder Agreement

Concurrently with the execution of the Merger Agreement, ESS entered into a Stockholder Agreement with SBE and BEV, who will be the two largest stockholders of ESS immediately prior to Closing, pursuant to which the parties have agreed, among other things, (i) that each of SBE and BEV will have one designee on New ESS’ initial board of directors, and (ii) that each of SBE and BEV will continue to be entitled to designate a member of the New ESS Board until it beneficially owns less than five percent (5%) of the issued and outstanding voting stock of New ESS.

For more information about the Stockholder Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Stockholder Agreement.”

Registration Rights Agreement

At the Closing, New ESS, the Sponsor and other holders of New ESS Common Stock will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), which will supersede the registration and shareholder rights agreement between STWO and its initial shareholders, pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New ESS Common Stock.

For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights Agreement.”

PIPE Financing

STWO entered into separate subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe to purchase, and STWO agreed to issue and sell to the PIPE Investors, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $250.0 million. The New ESS Common Stock to be issued in connection with the PIPE Financing have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. STWO has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination—PIPE Financing.”

Interests of STWO Directors and Executive Officers in the Business Combination

When you consider the recommendation of the STWO Board in favor of approval of the Business Combination Proposal, you should keep in mind that the STWO Initial Shareholders, including STWO’s directors, have interests in such proposal that are different from, or in addition to, those of STWO shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the STWO Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for 6,250,000 Class B ordinary shares, all of which are currently owned by the STWO Initial Shareholders and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $7,000,000 for its Private Placement Warrants, and the Private Placement Warrants would be worthless if a business combination is not consummated by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the STWO Initial Shareholders and certain of STWO’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if STWO fails to complete an initial business combination by September 21, 2022;

•	the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of STWO;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to STWO in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•	the continued indemnification of STWO’s directors and officers and the continuation of STWO’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and STWO’s officers and directors will lose their entire investment in STWO and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 21, 2022;

•

the fact that if the trust account is liquidated, including in the event STWO is unable to complete an initial business combination by September 21, 2022, the Sponsor has agreed to indemnify STWO to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which STWO has entered into an acquisition agreement or claims of any third party for services rendered or products sold to STWO, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the fact that STWO may be entitled to distribute or pay over funds held by STWO outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing; and

•

the fact that the STWO Initial Shareholders entered into the Sponsor Letter Agreement pursuant to which the original lock-up period to which our Sponsor and our directors and executive officers are bound by is affirmed to continue to be in effect and binding against such parties.

The STWO Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive any adjustment to the conversion ratio set forth in the Existing Governing Documents of STWO. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus/information statement, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” in this proxy statement/prospectus/information statement for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New ESS’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Reasons for the Approval of the Business Combination

After careful consideration, the STWO Board recommends that STWO shareholders vote “FOR” each STWO Proposal at the STWO extraordinary general meeting of shareholders.

For a description of STWO’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “Proposal No. 2—The Business Combination Proposal—STWO’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that STWO redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)    (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, STWO’s transfer agent, in which you (i) request that STWO redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)    deliver your public shares to Continental, STWO’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, STWO’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, STWO’s transfer agent, New ESS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of STWO’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place immediately prior to the Domestication. See “Extraordinary General Meeting of STWO Shareholders—Redemption Rights” in this proxy statement/prospectus/information statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The STWO Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus/information statement, the STWO Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” in this proxy statement/prospectus/information statement for more information related to the Sponsor Letter Agreement.

Summary Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the extraordinary special meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 30 of this proxy statement/prospectus/information statement. Some of these risks are summarized below.

•

ESS’ operating and financial results and market growth forecast rely in large part upon assumptions and analyses developed by ESS. If these assumptions or analyses prove to be incorrect, ESS’ actual operating results may be materially different from ESS’ forecasted results.

•

ESS faces significant barriers in its attempts to produce ESS energy storage products, ESS’ energy storage products are still under development, and ESS may not be able to successfully develop its energy storage products at commercial scale. If ESS cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

•

ESS is in the early stage of commercialization and has yet to ship any of its Energy Warehouse or Energy Center products with its second generation S200 batteries. In addition, certain aspects of ESS’ technology have not been fully field tested. If ESS is unable to develop its business and effectively commercialize its energy storage products as anticipated, ESS may not be able to generate revenues or achieve profitability.

•	ESS may experience delays, disruptions, or quality control problems in its manufacturing operations.

•

ESS depends on third party suppliers for the development and supply of key raw materials and components for ESS’ energy storage products. Delays in ESS’ supply chain could harm its ability to manufacture and commercialize ESS’ energy storage products. In addition, ESS does not know whether it will be able to maintain long-term supply relationships with its critical suppliers, or secure new long-term supply relationships on terms that will allow ESS to achieve its objectives, if at all.

•

ESS may be unable to adequately control the costs associated with its operations and the components necessary to build its energy storage products, and if ESS is unable to reduce its cost structure and effectively scale its operations in the future, ESS’ ability to become profitable may be impaired.

•	ESS relies on complex technology for its operations and the production of ESS’ iron flow batteries involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•	ESS has a history of losses and has to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

•

For the year ended December 31, 2020, ESS’ independent registered public accounting firm has included an explanatory paragraph relating to ESS’ ability to continue as a going concern in its report on ESS’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement. If the Business Combination is not consummated and ESS is not able to obtain sufficient funding, its business, prospects, financial condition and results of operations will be harmed and it may be unable to continue as a going concern.

•

ESS’ warranty insurance provided by Munich RE is important to many potential customers. Should ESS be unable to maintain its relationship with Munich RE and be unable to find a similar replacement, demand for ESS’ products may suffer.

•	Failure to deliver the benefits offered by ESS’ technology, or the emergence of improvements to competing technologies, could reduce demand for ESS’ energy storage products and harm its business.

•	ESS’ plans are dependent on the development of a market acceptance of its products and the development of a market for long-duration batteries.

•

ESS may face regulatory challenges to or limitations on ESS’ ability to sell its Energy Centers and Energy Warehouses directly in certain markets. Expanding operations internationally could expose ESS to additional risks.

•	If ESS fails to protect, or incurs significant costs in defending, ESS’ intellectual property and other proprietary rights, then ESS’ business and results of operations could be materially harmed.

•

As ESS endeavors to expand its business, ESS will incur significant costs and expenses, which could outpace ESS’ cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

Ownership of New ESS After the Closing

As of the date of this proxy statement/prospectus/information statement, there are 31,250,000 ordinary shares issued and outstanding, which includes an aggregate of 6,250,000 Class B ordinary shares held by the STWO Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus/information statement, there is outstanding an aggregate of 13,000,000 warrants to acquire ordinary shares, comprised of 4,666,667 Private Placement Warrants held by the Sponsor and 8,333,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Business Combination, will entitle the holder thereof to purchase one share of New ESS Common Stock. Therefore, as of the date of this proxy statement/prospectus/information statement (without giving effect to the Business Combination and assuming that none of STWO’s outstanding public shares are redeemed in connection with the Business Combination), STWO’s fully diluted share capital, giving effect to the exercise of all of the Private Placement Warrants and public warrants, would be 44,250,000 ordinary shares.

The following table illustrates varying ownership levels in New ESS Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 96,154,158 shares of New ESS Common Stock are issued to ESS stockholders at Closing in both a no redemption scenario and a maximum redemption scenario; (ii) 25,000,000 shares of New ESS Common Stock are issued in the PIPE Investors; (iii) all outstanding vested and unvested ESS Options are converted into New ESS Options exercisable for shares of New ESS Common Stock; (iv) the Earnout Milestone Events (as defined in the Merger Agreement) have not been satisfied; and (v) no STWO Warrants to purchase New ESS Common Stock that will be outstanding immediately following Closing have been exercised. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in STWO will be different and totals may not add up to 100% due to rounding.

	Share Ownership in New ESS (Percentage of Outstanding Shares)
	No redemptions	Maximum redemptions
ESS Stockholders (1)	63.1%	75.5%
PIPE Investors (2)	16.4%	19.6%
STWO Public Shareholders (3)	16.4%	—%
STWO Initial Shareholders (4)	4.1%	4.9%

(1)	Assumes that the number of shares of New ESS Common Stock to be issued to ESS stockholders at Closing is 96,154,158 shares in both the no redemption scenario and the maximum redemption scenario.

The shares to be issued for outstanding warrants are calculated on a cashless exercise basis as if converted at the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details.
(2)	Consists of 25,000,000 shares to be acquired in connection with the PIPE Financing.
(3)	Consists of 25,000,000 shares issued in connection with STWO’s initial public offering.
(4)	Includes 6,250,000 shares of New ESS Common Stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ESS

The following selected historical statements of operations data of ESS for the years ended December 31, 2020 and 2019 and the historical balance sheet data as of December 31, 2020 and 2019 are derived from ESS’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement. The selected historical condensed statements of operations data of ESS for the three (3) months ended March 31, 2021 and 2020 and the condensed balance sheet data as of March 31, 2021 are derived from ESS’ unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/information statement. In ESS management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly ESS’ financial position as of March 31, 2021 and the results of operations for the three (3) months ended March 31, 2021 and 2020.

ESS’ historical results are not necessarily indicative of the results that may be expected in the future and ESS’ results for the three (3) months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected historical financial data together with “ESS Management’s Discussion and Analysis of Financial Condition and Results of Operations” and ESS’ financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

Statement of Operations Data	For the Three months ended March 31, 2021 (unaudited)	For the Three months ended March 31, 2020 (unaudited)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
	(In thousands, except Share and per Share Amounts)
Operating expenses:
Research and development	$5,652	$2,530	$12,896	$6,660
Sales and marketing	512	325	1,158	908
General and administrative	2,120	699	3,338	2,321

Total operating expenses	8,284	3,554	17,392	9,889

Loss from operations	(8,284)	(3,554)	(17,392)	(9,889)
Other income (expense):
Interest expense, net	(57)	(18)	(132)	(1,019)
Gain (loss) on revaluation of warrant liabilities	(8,426)	44	(1,296)	(341)
Gain (loss) on revaluation of derivative liabilities	(138,141)	2,355	(11,532)	(19)
Other expense, net	(10)	(62)	(67)	(199)

Total other income (expense)	(146,634)	2,319	(13,027)	(1,578)

Net loss and comprehensive loss	(154,918)	(1,235)	(30,419)	(11,467)
Series B Redeemable Preferred Stock accretion	—	—	—	(79)

Net loss and comprehensive loss to common stockholders	$(154,918)	$(1,235)	$(30,419)	$(11,467)

Net loss per share—basic and diluted	$(19.93)	$(0.17)	$(4.28)	$(1.64)
Weighted average shares—basic and diluted	7,774,968	7,095,335	7,108,389	7,043,575

Balance Sheet Data	March 31, 2021 (unaudited)	December 31, 2020	December 31, 2019
	(In thousands)
Cash and cash equivalents	$10,163	$4,901	$18,290
Working capital (1)	2,299	(1,533)	16,060
Total assets	14,604	9,023	21,140
Total liabilities	166,891	36,911	18,926
Redeemable convertible preferred stock	64,244	34,372	34,372
Accumulated deficit	(218,411)	(63,493)	(33,074)
Total stockholders’ deficit	(216,531)	(62,260)	(32,158)

(1)	We define working capital as current assets less current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF STWO

Statement of Operations Data	Three Months Ended March 31, 2021 (unaudited)	Period From July 21, 2020 (Inception) Through December 31, 2020 (As Restated)
General and administrative expenses	$245,600	$708,829

Loss from operations	(245,600)	(708,829)
Other income
Change in fair value of derivative warrant liabilities	9,480,870	(1,854,400)
Financing costs—derivative warrant liabilities		(735,490)
Gain on marketable securities (net) and dividends held in Trust Account	3,693	4,454

Total other income	9,484,563	(2,585,436)

Net income (loss)	$9,238,963	$(3,294,265)

Weighted average ordinary shares outstanding of Redeemable Class A, basic and diluted	21,568,664	21,719,426

Basic and diluted net income per share, Redeemable Class A ordinary shares	—	—

Weighted average ordinary shares outstanding of Non-Redeemable Class A and Class B, basic and diluted	9,681,336	8,310,766

Basic and diluted net loss per share, Non-Redeemable Class A and Class B ordinary shares	$0.95	$(0.40)

Condensed Balance Sheet Data	March 31, 2021 (unaudited)	December 31, 2020 (As Restated)
Total assets	$250,663,379	$250,827,490
Total liabilities	250,663,379	30,243,507
Class A ordinary shares; 22,482,294 and 21,558,398 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	224,822,940	215,583,980
Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 5,000,000 shares authorized; 2,517,706 and 3,441,602 shares issued and outstanding (excluding 22,482,294 and 21,558,398 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	252	344
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	625	625
Total shareholders’ equity	5,000,006	5,000,003

Cash Flow Data	Three Months Ended March 31, 2021 (unaudited)	Period From July 21, 2020 (Inception) Through December 31, 2020 (As Restated)
Net cash used in operating activities	$(148,299)	$(976,685)
Net cash used in investing activities	—	(250,000,000)
Net cash provided by financing activities	—	251,446,758

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement. Unless the context otherwise requires, all references in this section to “New ESS” refers to STWO and its wholly owned subsidiary after giving effect to the Business Combination.

The following summary unaudited pro forma condensed combined financial information of New ESS presents the combination of the historical financial information of STWO and ESS adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement. Additional details related to the aforementioned transactions, their estimated pro forma impact, and the assumptions used to determine the estimated pro forma impact are described in the section of this proxy statement/consent solicitation statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information,” which should be read together with this selected unaudited pro forma data.

The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effects of the Business Combination and related events (as described in the “Unaudited Pro Forma Condensed Combined Financial Information”) as if they had been completed on January 1, 2020, the first day of the earliest period presented.

The summary unaudited pro forma condensed combined financial information have been presented for illustrative purposes only and do not necessarily reflect what New ESS’ financial condition or results of operations would have been had the Business Combination and related events occurred on the dates indicated. Further, the summary unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New ESS. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The historical financial information of STWO was derived from the unaudited interim condensed financial statements of STWO for the three months ended March 31, 2021 and from the audited financial statements of STWO for the year ended December 31, 2020 (as restated), included elsewhere in this proxy statement/prospectus/information statement. The historical financial information of ESS was derived from the unaudited condensed financial statements of ESS for the three months ended March 31, 2021 and from the audited financial statements of ESS for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus/information statement. This information should also be read together with the sections titled “STWO Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ESS Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus/information statement.

The summary unaudited pro forma condensed combined financial information contained herein assumes that the STWO stockholders approve the Business Combination. Pursuant to the existing Charter, STWO’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. STWO cannot predict how many of its public stockholders will exercise their right to redeem their Class A Common Stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•	Assuming No Redemption—this scenario assumes that no STWO Class A Ordinary Shares are redeemed; and

•

Assuming Maximum Redemption—this scenario assumes that all 25,000,000 STWO Class A Ordinary Shares are redeemed for an aggregate payment of $250.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of March 31, 2021 and still satisfy the minimum available cash amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment and before giving effect to the payment to settle the estimated transaction costs of $48.1 million incurred in connection with the Business Combination.

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations—Three Months Ended March 31, 2021 (in thousands, except share and per share data)	ESS (Historical)	STWO (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Research and development	$5,652	$—	$—	$5,652	—	$5,652
Sales and marketing	512	—	—	512	—	512
General and administrative	2,120	246	—	2,366	—	2,366

Total operating expenses	8,284	246	—	8,530	—	8,530

Loss from operations	(8,284)	(246)	—	(8,530)	—	(8,530)
Other income (expense), net
Gain on marketable securities, net, and dividends held in Trust Account	—	4	(4)	—	—	—
Change in fair value of derivative warrant liabilities	(8,426)	9,481	(861)	8,620	—	8,620
	—	—	8,426	—	—	—
Change in fair value of derivative liability	(138,141)	—	138,141	—	—	—
Interest expense, net	(57)	—	—	(57)	—	(57)
Other expense, net	(10)	—	—	(10)	—	(10)

Total other income (expense), net	(146,634)	9,485	145,702	8,553	—	8,553

Income (loss) before provision for income taxes	(154,918)	9,239	145,702	23	—	23
Provision for income taxes	—	—	—	—	—	—

Net income (loss)	$(154,918)	$9,239	$145,702	$23	—	$23

Weighted average shares outstanding of New ESS common stock—basic	—	—	—	152,404,158	—	127,404,158
Basic net income per share—New ESS	—	—	—	$0.00	—	$0.00
Weighted average shares outstanding of New ESS common stock—diluted	—	—	—	152,404,158	—	127,404,158
Diluted net income per share—New ESS	—	—	—	$0.00	—	$0.00
Weighted average shares outstanding of ESS common stock—basic and diluted	7,774,968	—		—	—	—

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations—Three Months Ended March 31, 2021 (in thousands, except share and per share data)	ESS (Historical)	STWO (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Basic and diluted net loss per share—ESS	$(19.93)	—		—	—	—
Weighted average shares outstanding of Class A common stock subject to possible redemption—basic and diluted	—	21,568,664		—	—	—
Basic and diluted net income per share—Class A common stock subject to possible redemption	—	$—		—	—	—
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares	—	9,681,336		—	—	—
Basic and diluted net income per share—Class A and B common stock, non redeemable ordinary shares	—	$0.95		—	—	—

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations—Year Ended December 31, 2020 (in thousands, except share and per share data)	ESS (Historical)	STWO (Historical) (As Restated) (1)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Research and development	$12,896	$—	$—	$12,896	—	$12,896
Sales and marketing	1,158	—	—	1,158	—	1,158
General and administrative	3,338	709	—	4,047	—	4,047

Total operating expenses	17,392	709	—	18,101	—	18,101

Loss from operations	(17,392)	(709)	—	(18,101)	—	(18,101)
Other income (expense), net
Gain on marketable securities, net, and dividends held in Trust Account	—	4	(4)	—	—	—
Change in fair value of derivative warrant liabilities	(1,296)	(1,854)	182	(1,672)	—	(1,672)
	—	—	1,296	—	—	—
Change in fair value of derivative liability	(11,532)	—	11,532	—	—	—
Financing costs—derivative warrant liabilities	—	(735)	735	—	—	—
Other income (expense), net	(199)	—	—	(199)	—	(199)

Total other income (expense), net	(13,027)	(2,585)	13,741	(1,871)	—	(1,871)

Loss before provision for income taxes	(30,419)	(3,294)	13,741	(19,972)	—	(19,972)
Provision for income taxes	—	—	—	—	—	—

Net loss	$(30,419)	$(3,294)	$13,741	$(19,972)	—	$(19,972)

			Assuming No Redemption Scenario		Assuming Maximum Redemption Scenario
Statement of Operations—Year Ended December 31, 2020 (in thousands, except share and per share data)	ESS (Historical)	STWO (Historical) (As Restated) (1)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Weighted average shares outstanding of New ESS common stock—basic	—	—	—	152,404,158	—	127,404,158
Basic net loss per share—New ESS	—	—	—	$(0.13)	$—	$(0.16)
Weighted average shares outstanding of New ESS common stock—diluted	—	—	—	152,404,158	—	127,404,158
Diluted net loss per share—New ESS	—	—	—	$(0.13)	$—	$(0.16)
Weighted average shares outstanding of ESS common stock—basic and diluted	7,108,389	—	—	—	—	—
Basic and diluted net loss per share—ESS	$(4.28)	—	—	—	—	—
Weighted average shares outstanding of Class A common stock subject to possible redemption—basic and diluted	—	21,719,426	—	—	—	—
Basic and diluted net loss per share—Class A common stock subject to possible redemption	—	—	—	—	—	—
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares	—	8,310,766	—	—	—	—
Basic and diluted net loss per share—Class A and B common stock, non redeemable ordinary shares	—	$(0.40)	—	—	—	—

(1)

STWO’s financial statements for the period from July 21, 2020 (inception) through December 31, 2020 and for the period from July 21, 2020 (inception) through September 30, 2020 (the “Affected Periods”), are restated in its Annual Report on Form 10-K to correct the misapplication of accounting guidance related to STWO Warrants in STWO’s previously issued audited and unaudited condensed financial statements for such periods.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus/information statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, ESS’ and ESS’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/information statement may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	New ESS’ financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in New ESS’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of New ESS’ technology implementation and business model;

•	New ESS’ ability to scale in a cost-effective manner;

•	developments and projections relating to ESS’ competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on ESS’ business and the actions ESS may take in response thereto;

•	ESS’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	ESS’ future capital requirements and sources and uses of cash;

•	ESS’ ability to obtain funding for its operations;

•	ESS’ business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/information statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/information statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay, impede or prevent the Business Combination or give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against STWO or New ESS following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of STWO or of the parties to satisfy other conditions to the Closing in the Merger Agreement;

•	the ability to obtain or maintain the listing of New ESS common stock on the NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of ESS as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New ESS to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on ESS’ business;

•	the ability of ESS to execute its business model, including market acceptance of its planned products and services;

•	New ESS’ ability to raise capital;

•	the possibility that STWO or New ESS may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus/information statement, including those under the section entitled “Risk Factors.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement. Unless the context otherwise requires, all references in this section to “New ESS” refers to STWO and its wholly owned subsidiary after giving effect to the Business Combination.

The following unaudited pro forma condensed combined financial information of New ESS presents the combination of the historical financial information of STWO and ESS adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and other related events occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 present the pro forma effects of the Business Combination and other related events as if they had been completed on January 1, 2020, the first day of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New ESS’ financial condition or results of operations would have been had the Business Combination and other related events occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New ESS. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.

The historical financial information of STWO was derived from the unaudited interim condensed financial statements of STWO as of and for the three months ended March 31, 2021 and from the audited financial statements of STWO for the year ended December 31, 2020 (as restated), included elsewhere in this proxy statement/prospectus/information statement. The historical financial information of ESS was derived from the unaudited condensed financial statements of ESS as of and for the three months ended March 31, 2021 and from the audited financial statements of ESS for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus/information statement. This information should also be read together with the sections titled “STWO Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ESS Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus/information statement.

Description of the Business Combination

Pursuant to the Merger Agreement, SCharge Merger Sub, Inc. (“Merger Sub”) will merge with and into ESS, the separate corporate existence of Merger Sub will cease and ESS will be the surviving company. ESS will become a wholly owned subsidiary of STWO, which will immediately be renamed “ESS Tech, Inc.” Upon the consummation of the Business Combination, all holders of ESS Common Stock will receive shares of New ESS Common Stock at a deemed value of $10.00 per share. After giving effect to an estimated per share consideration of approximately $1.42, an estimated 96,154,158 shares of New ESS Common Stock will be immediately issued and outstanding, assuming (i) no issuance of Earnout Stock (as defined in the Merger Agreement), (ii) the issuance of 25,000,000 shares in connection with the PIPE Financing, (iii) 6,250,000 founder shares and (iv) 25,000,000 SPAC shares, and based on the following events contemplated by the Merger Agreement:

•	The conversion of all outstanding shares of ESS Preferred Stock into shares of ESS Common Stock at the then-effective conversion rate as calculated pursuant to the ESS Certificate of Incorporation;

•	The exercise and settlement of all outstanding ESS Warrants into shares of ESS Common Stock;

•

The cancellation of each issued and outstanding share of ESS Common Stock (including shares of ESS Common Stock resulting from the conversion of ESS Preferred Stock and the exercise and settlement of all outstanding ESS Warrants) and the conversion into the right to receive a number of shares of New ESS Common Stock equal to an estimated per share consideration of approximately $1.42;

•

The conversion of all outstanding vested and unvested ESS Options into New ESS Options exercisable for shares of New ESS Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using an estimated per share consideration of approximately $1.42; and

•

The conversion of all outstanding vested and unvested ESS RSUs into New ESS RSUs for shares of New ESS common stock with the same terms except for the number of shares, which was adjusted using estimated per share consideration of approximately $1.42.

Other Related Events in Connection with the Business Combination

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

•	The issuance and sale of 25,000,000 shares of New ESS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $250.0 million pursuant to the PIPE Investment;

•

ESS employees shall be granted an estimated 825,000 shares to be reserved for the potential future settlement of New ESS restricted stock units (“RSUs”), which will be issued prior to Closing subject to meeting certain future Earnout Milestone Events and continued service;

•

During the Earnout Period, New ESS may issue to eligible ESS securityholders up to 16,500,000 shares of additional New ESS Common Stock, consisting of two separate tranches of 8,250,000 shares per tranche, upon the occurrence of the respective Earnout Milestone Event. As the Earnout Milestone Events have not yet been achieved, the ESS Earnout Stock are contingently issuable and not reflected in the unaudited pro forma financial information. The issuance of the ESS Earnout Stock would dilute all New ESS Common Stock outstanding at that time. Assuming the expected capital structure as of the Closing, the 8,250,000 shares issued in connection with each Earnout Milestone Event would represent approximately 5% each of shares outstanding for the no redemption scenario and 5.8% each for the maximum redemption scenario, respectively.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STWO is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New ESS will represent a continuation of the financial statements of ESS with the Business Combination treated as the equivalent of ESS issuing stock for the net assets of STWO, accompanied by a recapitalization. The net assets of ESS will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ESS in future financial statements of New ESS. ESS has been determined to be the accounting acquiror based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•	ESS stockholders will have a relative majority of the voting power of New ESS;

•	The board of directors of New ESS will have nine members, and ESS will have the ability to designate the majority of the members of the board of directors;

•	ESS’s senior management will comprise the senior management roles of New ESS and be responsible for the day-to-day operations;

•	New ESS will assume the ESS Tech, Inc. name; and

•	The intended strategy and operations of New ESS will continue ESS’ current strategy and operations.

The ESS Earnout Stock and Private Placement Warrants Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the Earnout Milestone Events, which include events that are not indexed to the common stock of New ESS.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New ESS upon consummation of the Business Combination and other related events in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and other related events occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New ESS following the completion of the Business Combination and other related events. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. STWO and ESS have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the STWO stockholders approve the Business Combination. Pursuant to the existing Charter, STWO’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. STWO cannot predict how many of its public stockholders will exercise their right to redeem their Class A Common Stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•	Assuming No Redemption — this scenario assumes that no STWO Class A Ordinary Shares are redeemed; and

•

Assuming Maximum Redemption — this scenario assumes that all 25,000,000 STWO Class A Ordinary Shares are redeemed for an aggregate payment of $250.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of March 31, 2021 and still satisfy the minimum available cash amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the PIPE Investment and before giving effect to the payment to settle the estimated transaction costs of $48.1 million incurred in connection with the Business Combination.

The following summarizes the pro forma New ESS Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios, and totals may not add up to 100% due to rounding:

	Share Ownership in New ESS
	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption) (1)
	Number of Shares	% Ownership	Number of Shares	% Ownership
ESS Stockholders (2)(3)(4)	96,154,158	63.1%	96,154,158	75.5%
STWO Public Shareholders	25,000,000	16.4%	—	—%
STWO Initial Shareholders (5)	6,250,000	4.1%	6,250,000	4.9%
PIPE Investors	25,000,000	16.4%	25,000,000	19.6%

Total	152,404,158	100.0%	127,404,158	100.0%

(1)

Assumes maximum redemptions of 25,000,000 Class A public shares of STWO in connection with the Business Combination at approximately $10.00 per share based on Trust Account figures as of March 31, 2021.

(2)

Excludes up to 16,500,000 shares of ESS Earnout Stock eligible ESS securityholders will have the right to receive following the Closing in two equal tranches upon the occurrence of the Earnout Milestone Events during the Earnout Period. We have excluded the ESS Earnout Stock from the pro forma New ESS Common Stock issued to ESS stockholders after the Business Combination because they are contingently issuable based upon the share price of New ESS meeting reaching certain thresholds that have not yet been achieved.

(3)

Includes an estimated 3,244,153 shares of New ESS Common Stock that will be issued to 2,282,509 ESS warrant holders at an estimated per share consideration of approximately $1.42 and excludes 825,000 shares of New ESS Common Stock to be reserved as part of the Acquiror Common Stock Consideration, for potential future issuance upon the settlement of New ESS RSUs, which will be issued at the Business Combination Closing Date. Also assumes all outstanding vested and unvested ESS Options will be converted into New ESS Options exercisable for shares of New ESS Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using an estimated per share consideration of approximately $1.42.

(4)

Includes the expected issuance of 28,131,521 shares of New ESS Common Stock resulting from expected conversion of 5,427,464 shares of ESS Series C-2 Preferred Stock and related 14,365,207 ESS Series C-2 Preferred Stock warrants, which will be issued prior to the Business Combination Closing Date, at an estimated per share consideration of approximately $1.42.

(5)

Includes 6.25 million shares subscribed for by the Sponsor in return for Class B Common Stock of STWO. Excludes 583,333 shares related to the Private Placement Warrants Earnout which will convert to New ESS Common Stock on one-to-one basis, subject to the occurrence of the Earnout Milestone Events during the Earnout Period.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding public warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 825,000 shares reserved for the potential future issuance of New ESS Common Stock upon the settlement of New ESS RSUs, which will be issued upon the consummation of the Business Combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in thousands)

						Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	ESS (Historical)	ESS Transaction Accounting Adjustments		ESS As Adjusted	STWO (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$10,163	$16,000	A	$26,164	$322	$250,008	C	$478,422	$(250,000)	Q	$228,422
	—	1	B	—	—	250,000	D	—	—	—	—
	—	—	—	—	—	(12,732)	J	—	—	—	—
	—	—	—	—	—	(26,590)	K	—	—	—	—
	—	—	—	—	—	(8,750)	L	—	—	—	—
Restricted cash, current	1,167	—	—	1,167	—	—	—	1,167	—	—	1,167
Prepaid expenses and other current assets	1,087	—	—	1,087	244	(178)	— J	1,153	—	—	1,153

Total current assets	12,417	16,001		28,418	566	451,758		480,742	(250,000)		230,742
Non-current assets:
Property and equipment, net	1,861	—	—	1,861	—	—	—	1,861	—	—	1,861
Cash equivalents held in Trust Account	—	—	—	—	250,008	(250,008)	C	—	—	—	—
Restricted cash, non-current	326	—	—	326	—	—	—	326	—	—	326
Other assets	—	—	—	—	89	—	—	89	—	—	89

Total non-current assets	2,187	—		2,187	250,097	(250,008)		2,276	—		2,276

TOTAL ASSETS	$14,604	$16,001		$30,605	$250,663	$201,750		$483,018	$(250,000)		$233,018

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$758	$—	$—	$758	$44	$—	—	$802	$—	—	$802
Accrued and other current liabilities	3,759	—	—	3,759	103	—	—	3,862	—	—	3,862
Accrued liabilities—related party	—	—	—	—	70	—	—	70	—	—	70
Notes payable, current	5,601	—	—	5,601	—	—	—	5,601	—	—	5,601

Total current liabilities	10,118	—		10,118	217	—		10,335	—		10,335
Non-current liabilities:
Earnout liability	—	—	—	—	—	143,941	O	144,480	—	—	144,480
	—	—	—	—	—	539	P	—	—	—	—
Derivative liability	137,900	—	—	137,900	—	(137,900)	M	—	—	—	—
Derivative warrant liabilities	16,495	1	B	16,496	11,873	(16,496)	M	10,801	—	—	10,801
	—	—	—	—	—	(1,072)	N	—	—	—	—

						Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	ESS (Historical)	ESS Transaction Accounting Adjustments		ESS As Adjusted	STWO (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Deferred underwriting commissions	—	—	—	—	8,750	(8,750)	L	—	—	—	—
Customer deposits	2,364	—	—	2,364	—	—	—	2,364	—	—	2,364
Notes payable, non-current	14	—	—	14	—	—	—	14	—	—	14

Total non-current liabilities	156,773	1		156,774	20,623	(19,738)		157,659	—		157,659

Total liabilities	166,891	1		166,892	20,840	(19,738)		167,994	—		167,994

Redeemable convertible preferred stock	64,244	16,000	A	80,244	—	(80,244)	G	—	—	—	—
Class A common stock subject to possible redemption	—	—	—	—	224,823	(224,823)	E	—	—	—	—
Stockholders’ equity (deficit)
Class A common stock	—	—	—	—	—	—	F	—	—	—	—
Class B common stock	—	—	—	—	1	(1)	F	—	—	—	—
ESS common stock	1	—	—	1	—	(1)	H	—	—	—	—
ESS common stock warrants	153	—	—	153	—	(153)	M	—	—	—	—
New ESS common stock	—	—	—	—	—	3	D	13	(2)	Q	11
	—	—	—	—	—	2	E	—	—	—	—
	—	—	—	—	—	1	F	—	—	—	—
	—	—	—	—	—	6	G	—	—	—	—
	—	—	—	—	—	1	H	—	—	—	—
Additional paid-in capital	1,726	—	—	1,726	—	249,998	D	533,422	(249,998)	Q	283,424
	—	—	—	—	—	224,821	E	—	—	—	—
	—	—	—	—	—	4,999	I	—	—	—	—
	—	—	—	—	—	(12,910)	J	—	—	—	—
	—	—	—	—	—	(26,590)	K	—	—	—	—
	—	—	—	—	—	16,496	M	—	—	—	—
	—	—	—	—	—	137,900	M	—	—	—	—
	—	—	—	—	—	153	M	—	—	—	—
	—	—	—	—	—	1,071	N	—	—	—	—
	—	—	—	—	—	(143,941)	O	—	—	—	—
	—	—	—	—	—	80,238	G	—	—	—	—
	—	—	—	—	—	(539)	P	—	—	—	—
Accumulated deficit	(218,411)	—	—	(218,411)	4,999	(4,999)	I	(218,411)	—	—	(218,411)

Total stockholders’ equity (deficit)	(216,531)	—		(216,531)	5,000	526,555		315,024	(250,000)		65,024

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,604	$16,001		$30,605	$250,663	$201,750		$483,018	$(250,000)		$233,018

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(in thousands, except share and per share data)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	ESS (Historical)	STWO (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Research and development	$5,652	$—	$—		$5,652	$—	$5,652
Sales and marketing	512	—	—		512	—	512
General and administrative	2,120	246	—		2,366	—	2,366

Total operating expenses	8,284	246	—		8,530	—	8,530

Loss from operations	(8,284)	(246)	—		(8,530)	—	(8,530)
Other income (expense), net
Gain on marketable securities, net, and dividends held in Trust Account	—	4	(4)	AA	—	—	—
Change in fair value of derivative warrant liabilities	(8,426)	9,481	(861)	BB	8,620	—	8,620
	—	—	8,426	CC	—	—	—
Change in fair value of derivative liability	(138,141)	—	138,141	CC	—	—	—
Interest expense, net	(57)	—	—	—	(57)	—	(57)
Other expense, net	(10)	—	—		(10)	—	(10)

Total other income (expense), net	(146,634)	9,485	145,702		8,553	—	8,553

Net income (loss)	$(154,918)	$9,239	$145,702		$23	—	$23

Weighted average shares outstanding of New ESS common stock - basic	—	—	—		152,404,158	—	127,404,158
Basic net income per share - New ESS	—	—	—		$0.00	—	$0.00
Weighted average shares outstanding of New ESS common stock - diluted	—	—	—		152,404,158	—	127,404,158
Diluted net income per share - New ESS	—	—	—		$0.00	—	$0.00
Weighted average shares outstanding of ESS common stock - basic and diluted	7,774,968	—			—	—	—
Basic and diluted net loss per share - ESS	$(19.93)	—			—	—	—
Weighted average shares outstanding of Class A common stock subject to possible redemption - basic and diluted	—	21,568,664			—	—	—
Basic and diluted net income per share - Class A common stock subject to possible redemption	—	$—			—	—	—
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares	—	9,681,336			—	—	—
Basic and diluted net income per share - Class A and B common stock, non redeemable ordinary shares	—	$0.95			—	—	—

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share data)

			Assuming No Redemption Scenario			Assuming Maximum Redemption Scenario
	ESS (Historical)	STWO (Historical) (As Restated)(1)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Research and development	$12,896	$—	$—		$12,896	$—	$12,896
Sales and marketing	1,158	—	—		1,158	—	1,158
General and administrative	3,338	709	—		4,047	—	4,047

Total operating expenses	17,392	709	—		18,101	—	18,101

Loss from operations	(17,392)	(709)	—		(18,101)	—	(18,101)
Other income (expense), net
Gain on marketable securities, net, and dividends held in Trust Account	—	4	(4)	AA	—	—	—
Change in fair value of derivative warrant liabilities	(1,296)	(1,854)	182	BB	(1,672)	—	(1,672)
	—	—	1,296	CC	—	—	—
Change in fair value of derivative liability	(11,532)	—	11,532	CC	—	—	—
Financing costs—derivative warrant liabilities	—	(735)	735	DD	—	—	—
Other income (expense), net	(199)	—	—		(199)	—	(199)

Total other income (expense), net	(13,027)	(2,585)	13,741		(1,871)	—	(1,871)

Net loss	$(30,419)	$(3,294)	$13,741		$(19,972)	—	$(19,972)

Weighted average shares outstanding of New ESS common stock—basic	—	—	—		152,404,158	—	127,404,158
Basic net loss per share—New ESS	—	—	—		$(0.13)	$—	$(0.16)
Weighted average shares outstanding of New ESS common stock—diluted	—	—	—		152,404,158	—	127,404,158
Diluted net loss per share—New ESS	—	—	—		$(0.13)	$—	$(0.16)
Weighted average shares outstanding of ESS common stock—basic and diluted	7,108,389	—	—		—	—	—
Basic and diluted net loss per share—ESS	$(4.28)	—	—		—	—	—
Weighted average shares outstanding of Class A common stock subject to possible redemption—basic and diluted	—	21,719,426	—		—	—	—
Basic and diluted net loss per share—Class A common stock subject to possible redemption	—	—	—		—	—	—
Weighted average shares outstanding of Class A and B common stock, non redeemable ordinary shares	—	8,310,766	—		—	—	—
Basic and diluted net loss per share—Class A and B common stock, non redeemable ordinary shares	—	$(0.40)	—		—	—	—

(1)

STWO’s financial statements for the period from July 21, 2020 (inception) through December 31, 2020 and for the period from July 21, 2020 (inception) through September 30, 2020 (the “Affected Periods”), are restated in its Annual Report on Form 10-K to correct the misapplication of accounting guidance related to STWO Warrants in STWO’s previously issued audited and unaudited condensed financial statements for such periods.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP as ESS has been determined to be the accounting acquiror, primarily due to the fact that ESS Stockholders will continue to control New ESS. Under this method of accounting, while STWO is the legal acquiror, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ESS issuing stock for the net assets of STWO, accompanied by a recapitalization. The net assets of ESS will be stated at historical cost, with no goodwill or other intangible assets recorded. The historical operations of the New ESS presented prior to the Business Combination will be those of ESS.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and other related events.

The pro forma adjustments reflecting the consummation of the Business Combination and other related events are based on certain currently available information and certain assumptions and methodologies that ESS believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ESS believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New ESS. They should be read in conjunction with the historical financial statements and notes thereto of STWO and ESS.

2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New ESS. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The ESS transaction accounting adjustments reflect the adjustments that took place between March 31, 2021 and May 6, 2021, the Merger Agreement date, to reflect the changes to the ESS capital structure immediately prior to the Business Combination.

The pro forma basic and diluted per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New ESS shares outstanding, assuming the Business Combination and other related events occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)

Reflects 5,427,464 shares of ESS Series C-2 Preferred Stock that will be issued prior to Closing at a price of $2.95 per share, and related proceeds of $16.0 million. Upon the close of the Business Combination, ESS Series C-2 Preferred Stock will convert into New ESS common stock at an estimated per share consideration of approximately $1.42.

(B)

Reflects the issuance of 14,365,207 preferred warrants to purchase ESS Series C-2 Preferred Stock prior to Closing at a price of $0.0001 per warrant, and related proceeds of $1,437. Upon the close of the Business Combination, the ESS Series C-2 Preferred warrants will be converted into common stock at an estimated per share consideration of approximately $1.42.

(C)	Reflects the liquidation and reclassification of $250.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by New ESS.

(D)

Reflects the proceeds of $250.0 million from the issuance and sale of 25.0 million shares of New ESS common stock at $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Financing.

(E)

Reflects the reclassification of STWO’s 22,482,294 Class A Common Stock subject to possible redemption into permanent equity and immediate conversion of all 22,482,294 shares of Class A Common Stock into shares of New ESS common stock on a one-to-one basis upon the Domestication.

(F)

Reflects the conversion of STWO’s 6,250,000 ordinary shares of Class B Common Stock and 2,517,706 ordinary shares of STWO’s Class A Common Stock, subject to possible redemption, into shares of New ESS common stock on a one-to-one basis upon the Domestication.

(G)

Reflects the conversion of ESS Series A, B, C-1 and C-2 redeemable convertible preferred stock into shares of New ESS common stock pursuant to an estimated per share consideration of approximately $1.42.

(H)

Represents the issuance of new shares of New ESS common stock to holders of ESS common stock at the Closing pursuant to the Merger Agreement to affect the reverse recapitalization at the Closing, at an estimated per share consideration of approximately $1.42.

(I)

Reflects the elimination of STWO’s historical retained earnings with a corresponding adjustment to APIC for New ESS in connection with the reverse recapitalization at the Business Combination Closing Date.

(J)

Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs of $12.9 million incurred by ESS prior to, or concurrent with, the Business Combination Closing Date, of which $0.2 million was capitalized as deferred offering costs in prepaid expenses and other current assets on the balance sheet as of March 31, 2021.

(K)

Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs of $26.6 million incurred by STWO prior to, or concurrent with, the Closing, excluding the $8.8 million of deferred underwriting fees related to STWO’s IPO.

(L)	Reflects the cash disbursement of $8.8 million to settle the deferred underwriters’ fees due upon the Closing which were originally incurred by STWO during its IPO.

(M)

Reflects the reclassification of ESS’s warrant and derivative liability related to Common and Preferred Stock, to APIC as a result of ESS Common and Preferred Stock warrants being net settled into shares of ESS Common Stock immediately prior to the Business Combination Closing Date

(N)

Per the Merger Agreement, out of 4,666,667 STWO’s Private Placement Warrants, upon Business Combination Closing, 3,500,000 warrants will vest, 583,333 warrants will be forfeited and remaining 583,333 warrants will vest as Private Placement Warrants-contingent earnouts, based on meeting certain future Earnout Milestone Events. This adjustment reflects the reclassification of 583,333 warrants which will vest contingent on meeting certain Earnout Milestone Events and forfeiture of 583,334 warrants. Refer to Adjustment “P” for recording the fair value of 583,333 Private Placement Warrants Earnout Shares.

(O)

Reflects the preliminary estimated fair value of the ESS Earnout Stock contingently issuable to the eligible ESS Securityholders as of the Closing. The preliminary fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Closing.

(P)

Reflects the preliminary estimated fair value of the Private Placement Warrants Earnout Shares contingently issuable as of the Closing. The preliminary estimated fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined at the Business Combination Closing.

(Q)

Represents the cash disbursed under the maximum redemption scenario to redeem 25,000,000 shares of STWO’s Class A Common Stock subject to redemption in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the Trust Account as of March 31, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(AA)	Reflects the elimination of interest income of the Trust Account.

(BB)

Reflects the elimination of the impact of change in fair value of STWO’s 583,333 Private Placement Warrant liabilities replaced with Private Placement Warrants Earnout Shares, which will vest upon meeting contingent Earnout Milestone Events, and forfeiture of STWO’s 583,334 Private Placement Warrants. Therefore, the 583,334 Private Placement Warrants forfeited will not be marked to market at each reporting period. Refer to Adjustment “P” for recording the fair value of 583,333 Private Placement Warrants Earnout Shares.

(CC)

Reflects the elimination of the impact of change in fair value of the warrant and derivative liabilities as these securities are expected to become equity classified as a result of the Business Combination, and therefore will not be marked to market at each reporting period.

(DD)	Represents the elimination of the financing costs associated with the derivative warrant liabilities.

4.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

Under the maximum redemption scenario, all the shares of Class A Common Stock assumed to be redeemed by STWO public stockholders are eliminated as of January 1, 2020.

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
Numerator:
Net income (loss)	$23	$23	$(19,972)	$(19,972)

Net income (loss) attributable to common stockholders—basic and diluted	$23	$23	$(19,972)	$(19,972)
Denominator:
ESS Stockholders	96,154,158	96,154,158	96,154,158	96,154,158
STWO’s Public Shareholders	25,000,000	—	25,000,000	—
Initial Shareholders	6,250,000	6,250,000	6,250,000	6,250,000
PIPE Investors	25,000,000	25,000,000	25,000,000	25,000,000

Weighted average shares outstanding—basic	152,404,158	127,404,158	152,404,158	127,404,158
STWO’s warrants	—	—	—	—
New ESS RSUs	—	—	—	—

Weighted average shares outstanding—diluted	152,404,158	127,404,158	152,404,158	127,404,158
Net income (loss) attributable to common stockholders—basic	$0.00	$0.00	$(0.13)	$(0.16)
Net income (loss) attributable to common stockholders—diluted	$0.00	$0.00	$(0.13)	$(0.16)

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
STWO warrants (1)	11,833,333	11,833,333	11,833,333	11,833,333
New ESS awards (2)	825,000	825,000	825,000	825,000

	12,658,333	12,658,333	12,658,333	12,658,333

(1)	Includes STWO 8,333,333 Public Warrants and 3,500,000 Private Placement Warrants vesting at the Closing Date, which are all antidilutive, as their exercise price is $11.50.
(2)	New ESS RSUs will be granted to employees prior to Closing Date and require future service throughout certain contingent triggering vesting dates.

5.	ESS Earnout Stock and Private Placement Warrants Earnout Shares

ESS Earnout Stock and Private Placement Warrants Earnout Shares are expected to be accounted for as liability classified equity instruments that are earned upon achieving the Earnout Milestone Events, which include events that are not indexed to the New ESS common stock.

The preliminary estimated fair value of the ESS Earnout Stock and Private Placement Warrants Earnout Shares is $143.0 million and $0.5 million, respectively, as of May 6, 2021.

The estimated fair values of the ESS Earnout Stock and Private Placement Warrants Earnout Shares were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the 5 years Earnout Period. The preliminary estimated fair values of ESS Earnout Stock and Private Placement Warrants Earnout Shares were determined using the most reliable information available on the date of the valuation. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

Current stock price: the current stock price was set at the deemed value of $10.00 per share for New ESS common stock.

Expected volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected 5 years term of the Earnout Period.

Expected term: The expected term is the 5 years term of the Earnout Period.

Expected dividend yield: The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

The actual fair values of ESS Earnout Stock and Private Placement Warrants Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

RISK FACTORS

STWO shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus/information statement, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus/information statement. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to ESS’ Technology, Products and Manufacturing

The references to ESS in this section entitled “Risk Factors—Risks Related to ESS’ Technology, Products and Manufacturing”, and in the sections below entitled“—Risks Related to ESS’ Business and Industry”, “—Risks Related to ESS’ Regulatory, Environmental and Legal Issues”, “—Risks Related to ESS’ Intellectual Property” and “—Risks Related to ESS’ Indebtedness” will apply to New ESS upon Closing. References in these sections to “we,” “our,” or “us” generally refer to ESS, unless otherwise specified.

Our operating and financial results and market growth forecast rely in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We operate in rapidly changing and competitive markets and our projections are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of our technology and energy storage products, which is uncertain. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond our control. For example, the financial projections provided to the STWO Board to be considered in connection with the Business Combination are derived in part from our projections of future sales volumes and profit margins. As discussed further elsewhere in this proxy statement/prospectus/information statement, those projected future sales and related future cash flows may not be realized in full or at all. Furthermore, our planned expansion into new revenue streams such as franchising opportunities for our energy storage products may never be realized or achieve commercial success, whether because of lack of market adoption of our energy storage products, competition or otherwise. Important factors that may affect the actual results and cause our operating and financial results and market growth forecasts to not be achieved include risks and uncertainties relating to our business, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus/information statement.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that our financial condition or results of operations will be consistent with those set forth in such analyses and forecasts.

We face significant barriers in our attempts to produce our energy storage products, our energy storage products are still under development, and we may not be able to successfully develop our energy storage products at commercial scale. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Producing long-duration iron flow batteries that meet the requirements for wide adoption by commercial and utility-scale energy storage applications is a difficult undertaking. We are still in development stage and face significant challenges in completing development of our containerized energy storage products and in producing our energy storage products in commercial volumes. We are currently in pre-production for our second generation S200 iron flow battery design, which will be incorporated into our Energy Warehouses and Energy Centers. Some of the development challenges that could prevent the introduction of our iron flow batteries include difficulties with (i) increasing the volume, yield, reliability and uniformity of the porous polyethylene separators and cells housed within the power module of our batteries, (ii) increasing the size and layer count of the multi-layer cells within the power module of our batteries, (iii) increasing manufacturing capacity to produce the volume of cells needed for our energy storage products, (iv) installing and optimizing higher volume manufacturing equipment, (v) packaging our batteries to ensure adequate cycle life, (vi) cost reduction, (vii) the completion of rigorous and challenging battery safety testing required by our customers or partners, including but not limited to, performance, life and abuse testing and (viii) the development of the final manufacturing processes.

Our Energy Warehouses are in the development stage. Our second-generation S200 iron flow batteries have never been used for energy storage applications (or to our knowledge, for any other applications) and there may be significant yield, cost, performance and manufacturing process challenges to be solved in order to be produced and used commercially. We are likely to encounter engineering challenges as we increase the dimensions, reduce the thickness and increase the volume of our batteries. If we are not able to overcome these barriers in developing and producing our iron flow batteries, our business could fail.

Our second generation (“Gen II”) energy storage products and S200 batteries are manufactured on our first generation (“Gen I”) automation line. The Gen I automation line requires qualified labor to inspect the parts to ensure proper assembly. Lack of qualified labor to inspect our assemblies may slow our production and impact cost and schedule. More sophisticated automation lines are being developed by third parties to minimize the required skilled labor, however, delays in production and delivery of the new Gen II manufacturing line are not in our control. If we experience delivery or installation delays under our customer contracts, we could experience order cancellations and lose business.

Even if we complete development and achieve volume production of our iron flow batteries, if the cost, performance characteristics or other specifications of the batteries fall short of our targets, our sales, product pricing and margins would likely be adversely affected.

We are in the early stage of commercialization and have yet to ship any of our Energy Warehouse or Energy Center products with our S200 batteries. In addition, certain aspects of our technology have not been fully field tested. If we are unable to develop our business and effectively commercialize our energy storage products as anticipated, we may not be able to generate revenues or achieve profitability.

We have not shipped any Energy Warehouse or Energy Center products with S200 batteries and have no products currently deployed. The growth and development of our operations will depend on the successful commercialization and market acceptance of our energy storage products and our ability to manufacture products at scale while timely meeting customers’ demands. There is no certainty that we will ever ship any of our Energy Warehouse or Energy Center products with S200 batteries, nor can we be certain that, once shipped, our products will operate as expected, and we may not be able to generate sufficient customer confidence in our latest designs and ongoing product improvements. There are inherent uncertainties in our ability to forecast future demand for our energy storage products and, as a consequence, we may have inadequate production capacity to meet demand, or alternatively, have excess available capacity. Our inability to predict the extent of customer adoption of our proprietary technologies in the already-established traditional energy storage market makes it difficult to evaluate our future prospects.

We expect to begin shipping our Energy Warehouse with S200 batteries during the second half of 2021. However, we cannot be sure that we will meet this schedule. Any significant problems in the production process could result in unplanned increases to production costs and production delays. In addition, although we believe our iron flow battery technology is field tested and ready for sale, there are no assurances that our proprietary technologies, such as our Proton Pump, will operate as expected and with consistency. Our Energy Center product is still being developed and has not been completely designed or produced. In addition, certain operational characteristics of our Energy Warehouse or Energy Center products with S200 batteries, such as cyclability with no degradation, have never been witnessed in the field. Once our Energy Warehouse or Energy Center products with S200 batteries are installed and used, we may discover various aspects of our technology that require improvement. Any significant improvement needed to our technology could delay existing contracts and new sales, result in order cancellations and negatively impact the market’s acceptance of our technology. If we experience significant delays or order cancellations, or if we fail to develop and install our energy storage products in accordance with contract specifications, then our operating results and financial condition could be adversely affected. In addition, there is no assurance that if we alter or change our energy storage products in the future, that the demand for these new products will develop, which could adversely affect our business and any possible revenues. If our energy storage products are not deemed desirable and suitable for purchase and we are unable to establish a customer base, we may not be able to generate revenues or attain profitability.

We may experience delays, disruptions, or quality control problems in our manufacturing operations.

Our manufacturing and testing processes will require significant technological and production process expertise and modification to support our projected business objectives. Any change in our processes could cause one or more production errors, requiring a temporary suspension or delay in our production line until the errors can be researched, identified, and properly addressed and rectified. This may occur particularly as we introduce new products, modify our engineering and production techniques, and/or expand our capacity. In addition, our failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, increased production, and logistical costs and delays. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

The ongoing COVID-19 pandemic has caused significant uncertainty in the United States and global economies as well as the markets we serve and could adversely affect our business, financial condition and results of operations.

COVID-19 cases (including the spread of variants and mutant strains) continues to surge in certain parts of the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. We remain unable to accurately predict the full impact that COVID-19 will have on our results of operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures. Our compliance with containment and mitigation measures materially impacted our day-to-day operations, and there can be no guaranty that the pandemic will not disrupt our business and operations or impair our ability to implement our business plan successfully.

To support the health and well-being of our employees, customers, partners and communities, in March 2020, we temporarily suspended operations at our Wilsonville, Oregon manufacturing facility, and also required all of our non-essential employees to work remotely. This represented approximately 20% of our workforce. While we resumed operations in the manufacturing facility within several weeks, we instituted a split schedule shift, staggered workdays, and significant limitations on various areas of our physical building. In addition, we understand that the employees of many of our customers are working remotely, which may delay the timing of some orders as well as shipments and cash collections. There can be no guaranty that disruptions to our operations caused by COVID-19, such as staff not being allowed to enter our manufacturing facility in Wilsonville, Oregon or our supply chain being disrupted, will not result in inefficiencies, delays and additional costs in our product development, sales, marketing, and customer service efforts that we cannot fully mitigate through remote or other alternative work arrangements.

More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which could affect demand for our products and services and impact our results and financial condition even after the pandemic is contained. For example, we may be unable to collect receivables from those customers significantly impacted by COVID-19. Also, a decrease in orders in a given period could negatively affect our revenues in future periods, particularly if experienced on a sustained basis. The pandemic may also have the effect of heightening many of the other risks described in these “Risk Factors”, particularly those risks associated with our customers and supply chain.

We depend on third party suppliers for the development and supply of key raw materials and components for our energy storage products. Delays in our supply chain could harm our ability to manufacture and commercialize our energy storage products. In addition, we do not know whether we will be able to maintain long-term supply relationships with our critical suppliers, or secure new long-term supply relationships on terms that will allow us to achieve our objectives, if at all.

We depend on third party suppliers for the development and supply of key raw materials and components for our energy storage products. We will need to maintain and significantly grow our access to key raw materials and control our related costs. We use various raw materials and components to construct our energy storage products, including polypropylene, iron and potassium chloride, that are critical to our manufacturing process. We also rely on third-party suppliers for injected molded parts and power electronics suppliers must undergo a qualification process, which takes four to 12 months. We continually evaluate new suppliers, and we are currently qualifying several new suppliers. However, there are a limited number of suppliers for some of the key components of our products and we have, to date, fully qualified only a very limited number of such suppliers. Therefore, we have limited flexibility in changing suppliers. We do not know whether we will be able to maintain long-term supply relationships with our critical suppliers, or secure new long-term supply relationships on terms that will allow us to achieve our objectives, if at all. A supplier’s failure to develop and supply components in a timely manner or to supply components that meet our quality, quantity or cost requirements or our technical specifications, or our inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, could each harm our ability to manufacture and commercialize our energy storage products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers, all of which could harm our business, financial condition and results of operations.

In the long term, we intend to supplement electronic components from our suppliers by manufacturing them ourselves, which we believe will be more efficient, manufacturable at greater volumes and cost-effective than currently available electronic components. However, our efforts to develop and manufacture such electronic components have required and may require significant investments, and there can be no assurance that we will be able to accomplish this in the timeframes that we have planned or at all. If we are unable to do so, we may have to curtail our iron flow battery and energy storage product production or procure additional raw materials and electronic components from suppliers at potentially greater costs, either of which may harm our business and operating results.

In addition, the cost of electronic components for our iron flow batteries, whether manufactured by our suppliers or by us, depends in part upon the prices and availability of raw materials. For example, our Proton Pump is manufactured with certain raw materials such as platinum, the prices of which have historically fluctuated on a cyclical basis and depend on a variety of factors over which we have no control. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of batteries and energy storage products. Any reduced availability of these materials may impact our access to cells and any increases in their prices may reduce our profitability if we cannot recoup the increased costs through increased prices for our products. Moreover, any such attempts to increase product prices may harm our brand, prospects and operating results.

We may be unable to adequately control the costs associated with our operations and the components necessary to build our energy storage products, and if we are unable to reduce our cost structure and effectively scale our operations in the future, our ability to become profitable may be impaired.

Our ability to become profitable in the future will not only depend on our ability to successfully market our iron flow batteries, Energy Centers and Energy Warehouses, but also to control costs to manufacture our iron flow batteries, Energy Centers, and Energy Warehouses. Our S100 battery stack design utilizes o-rings to seal against overboard and crossover leakage from iron plating reactions. This process was expensive with respect to materials, labor and quality compared to our second generation, S200 design. Our S200 battery stack design uses a glued-up design, eliminating the need for o-rings, which will ultimately result in a more reliable stack design and cost savings. However, we expect our costs to increase in the near term as we implement these design changes with our vendors. If we are unsuccessful in our cost-reduction plans or if we experience design or manufacturing defects or other failures of our S200 battery as result of these design changes, we could incur significant manufacturing and re-engineering costs. In addition, we will require significant capital to further develop and grow our business and expect to incur significant expenses, including those relating to research and development, raw material procurement, leases, sales and distribution as we build our brand and market our products, and general and administrative costs as we scale our operations. If we are unable to cost-efficiently design, manufacture, market, sell and distribute our energy storage products, our margins, profitability and prospects would be materially and adversely affected.

In addition, our Proton Pump is manufactured with certain raw materials, such as platinum, the prices of which have historically fluctuated on a cyclical basis and depend on a variety of factors over which we have no control. Substantial increases in the prices of raw materials would increase our operating costs and could adversely affect our profitability.

In order to achieve our business plan, we must continue to reduce the manufacturing and development costs for our iron flow batteries, Energy Centers and Energy Warehouses to expand our market. Additionally, certain of our existing customer contracts were entered into based on projections regarding costs reductions that assume continued advances in our manufacturing and services processes that we may be unable to realize. The cost of components and raw materials, for example, could increase in the future, offsetting any successes in reducing our manufacturing costs. Any such increases could slow our growth and cause our financial results and operational metrics to suffer. In addition, we may face increases in our other expenses including increases in wages or other labor costs as well as installation, marketing, sales or related costs. In order to expand into new markets (especially markets in which the price of electricity from the grid is lower) we will need to continue to reduce our costs. Increases in any of these costs or our failure to achieve projected cost reductions could adversely affect our results of operations and financial condition and harm our business and prospects. If we are unable to reduce our cost structure in the future, we may not be able to achieve profitability, which could have a material adverse effect on our business and our prospects.

Further, we have not yet produced any iron flow batteries, Energy Warehouses or Energy Centers at volume and our forecasted cost advantage for the production of these products at scale, compared to conventional lithium-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that we have not yet achieved. If we are unable to achieve these targeted rates, our business will be adversely impacted.

We rely on complex technology for our operations and the production of our iron flow batteries involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex machinery for our operations and the production of our iron flow batteries, and this equipment has not yet been qualified to operate at large-scale manufacturing. The work required to integrate this equipment into the production of our iron flow batteries is time intensive and requires us to work closely with the equipment provider to ensure that it works properly for our unique iron flow battery technology. This integration work will involve a significant degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to our battery cells.

Our manufacturing facilities will require large-scale machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of our production equipment may significantly affect the intended operational efficiency or yield. Some examples would be inadequate bonding of the battery cells resulting in overboard or internal leakage, damage to the separator, or cracked bipolar or monopolar plates. In addition, because this equipment has never been used to build iron flow batteries, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of our control, such as, but not limited to, failures by suppliers to deliver necessary components of our energy storage products in a timely manner and at prices and volumes acceptable to us, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters.

Operational problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on our business, cash flows, financial condition or results of operations.

Our future success depends in part on our ability to increase our production capacity, and we may not be able to do so in a cost-effective manner. If we elect to expand our production capacity by constructing one or more new manufacturing facilities, we may encounter challenges relating to the construction, management and operation of such facilities.

To the extent we are successful in growing our business, we may need to increase our production capacity. For example, our current manufacturing capacity is not sufficient to meet our planned 2022 production targets and we are currently seeking to expand our capacity. Our ability to plan, construct and equip additional manufacturing facilities is subject to significant risks and uncertainties, including but not limited to the following:

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The expansion or construction of any manufacturing facilities will be subject to the risks inherent in the development and construction of new facilities, including risks of delays and cost overruns as a result of factors outside our control, which may include delays in government approvals, burdensome permitting conditions, and delays in the delivery of manufacturing equipment and subsystems that we manufacture or obtain from suppliers.

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In order for us to expand internationally, we anticipate entering into strategic partnerships, joint venture and licensing agreements that allow us to add manufacturing capability outside of the United States. Adding manufacturing capacity in any international location will subject us to new laws and regulations including those pertaining to labor and employment, environmental and export / import. In addition, it brings with it the risk of managing larger scale foreign operations.

•	We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.

•	Manufacturing equipment may take longer and cost more to engineer and build than expected, and may not operate as required to meet our production plans.

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We may depend on third-party relationships in the development and operation of additional production capacity, which may subject us to the risk that such third parties do not fulfill their obligations to us under our arrangements with them.

•	We may be unable to attract or retain qualified personnel.

If we are unable to expand our manufacturing facilities, we may be unable to further scale our business, which would negatively affect our results of operations and financial condition. We cannot provide any assurances that we would be able to successfully establish or operate our manufacturing facility in a timely or profitable manner, or at all, or within any budget that might be forecasted for such a project. The construction of any such facility would require significant capital expenditures and result in significantly increased fixed costs. If we are unable to transition manufacturing operations to any such new facilities in a cost-efficient and timely manner, then we may experience disruptions in operations, which could negatively impact our business and financial results. Further, if the demand for our products decreases or if we do not produce the expected output after any such new facility is operational, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per product fixed cost, which would have a negative impact on our business, financial condition and results of operations.

In addition, if any of our partners suffer from capacity constraints, deployment delays, work stoppages or any other reduction in output, we may be unable to meet our delivery schedule, which could result in lost revenue and deployment delays that could harm our business and customer relationships. If the demand for our iron flow batteries, Energy Centers and Energy Warehouses or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over the production volume, resulting in a greater than expected per unit fixed cost, which would have a negative impact on our financial condition and our results of operations.

Our ability to expand our manufacturing capacity would also greatly depend on our ability to hire, train and retain an adequate number of manufacturing employees, in particular employees with the appropriate level of knowledge, background and skills. Should we be unable to hire such employees, our business and financial results could be negatively impacted.

We have in the past and may be compelled in the future to undertake product recalls or take other actions, which could adversely affect our business, prospects, operating results, reputation and financial condition.

We have in the past and may be compelled in the future to undertake product recalls. For example, in the past we had to recall our Gen I battery modules due to vendors not properly manufacturing the parts to our specifications. Any quality issues can result in single module failures or can result in a cascade of numerous failures. Failures in the field can result in a single module replacement or may result in a total recall depending on the severity or contamination to the remainder of the system.

Any product recall in the future may result in adverse publicity, damage our reputation and adversely affect our business, financial condition and results of operations. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our Energy Warehouses, Energy Centers, iron flow batteries, Proton Pump or components prove to be defective or noncompliant with applicable federal safety standards. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, financial condition and results of operations.

Our relationship with SB Energy Global Holdings One Limited (“SBE”), an affiliate of SoftBank Group Corp., is subject to various risks which could adversely affect our business and future prospects. There are no assurances that we will be able to commercialize iron flow batteries from our joint development relationship with SBE. In addition, SBE has no obligation to order any energy storage products from us under the framework agreement, including at any price point.

In April 2021, we signed a framework agreement, dated as of March 31, 2021, with SBE to supply our energy storage products to SBE in support of their market activities. Under this agreement, we have made various commitments to meet SBE’s potential need for our energy storage products and are obligated to reserve a certain percentage of our manufacturing capacity to meet SBE’s future needs, subject to periodic reviews of their firm and anticipated orders, which may negate those capacity reservations if no firm demand is realized. SBE is under no obligation to place any firm orders with us and any future orders may be subject to future pricing or other commercial or technical negotiations, which we may not be able to satisfy, resulting in a diminished potential value of this relationship to us.

SBE, and any other business partners in the future, may have economic, business or legal interests or goals that are inconsistent with our goals. Any disagreements with SBE or other future business partners may impede our ability to maximize the benefits of these partnerships and slow the commercialization of our iron-flow batteries. Future commercial or strategic counterparties may require us, among other things, to pay certain costs or to make certain capital investments or to seek their consent to take certain actions. In addition, if SBE is unable or unwilling to meet its economic or other obligations under our partnership arrangements, we may be required to fulfill those obligations alone. These factors could result in a material adverse effect on our business and financial results.

The execution of our joint venture strategy is in a very early stage and is also subject to various risks which could adversely affect our business and future prospects.

We plan to enter into joint venture arrangements to expand our business and enter into new markets. However, we currently have no joint venture agreements in place and there is no assurance that we will be able to consummate any joint venture agreements as contemplated to commercialize our energy storage products. For example, we intend to enter into the Australian market through a joint venture to be formed with the purpose of manufacturing, distributing and operating our energy storage products in the region. We are currently in discussions with a potential joint venture partner that will include building manufacturing facilities. However, there can be no assurance that we will be able to enter into a binding agreement or agree to pricing or other terms that are financially beneficial or otherwise not unfavorable for us. If we are unsuccessful in securing a joint venture arrangement, we will need to find an alternative plan to enter the Australian market. Even if we are able to successfully secure a joint venture arrangement in Australia, there can be no assurance that we will be able to complete the development of manufacturing facilities and successfully manufacture, distribute and operate our energy storage products in that region.

Any future joint venture arrangements may require us, among other things, to pay certain costs, make certain capital investments or to seek the joint venture partner’s consent to take certain actions. In addition, if a joint venture partner is unable or unwilling to meet its economic or other obligations under the joint venture arrangements, we may be required to either fulfill those obligations alone to ensure the ongoing success of the joint venture or to dissolve and liquidate the joint venture. These factors could result in a material adverse effect on our business, prospects and financial results.

Risks Related to ESS’ Business and Industry

Unless the context requires otherwise, references to “ESS,” “we,” “us” or “our” in this section are to the business and operations of ESS prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

We have a history of losses and have to deliver significant business growth to achieve sustained, long-term profitability and long-term commercial success.

We had net losses on a GAAP basis in each fiscal year since our inception. For the year ended December 31, 2020, we had $30.4 million in net losses. In order to achieve profitability as well as long-term commercial success, we must continue to execute our plan to expand our business, which will require us to deliver on our existing global sales pipeline in a timely manner, increase our production capacity, reduce our manufacturing costs, competitively price and grow demand for our products, and seize new market opportunities by leveraging our proprietary technology and our manufacturing processes for novel solutions and new products. Failure to do one or more of these things could prevent us from achieving sustained, long-term profitability.

As we transition from our research and development phase and into a full commercial phase, we expect, based on our sales pipeline, to grow revenues. However, our revenue may not grow as expected for a number of reasons, many of which are outside of our control, including a decline in global demand for iron flow battery storage products, increased competition, or our failure to continue to capitalize on growth opportunities. If we are not able to sustain revenue growth and raise the capital necessary to support our operations, we may be unable to continue as a going concern.

Our energy storage products are still under development, and we do not have any current customers or any pending orders for our Energy Centers, and there is no assurance nonbinding pre-orders will be converted into binding orders or sales. Demand for our energy storage products by independent energy developers will depend upon a bankability determination by institutional sources of project finance capital and that determination may be difficult to obtain.

Our business model is focused on building relationships with large customers. To date, we have engaged in limited marketing activities and we have only a limited number of contracts with customers. Until the time that the design and development of our energy storage products is complete and is commercially available for purchase, and until we are able to scale up our marketing function to support sales, there will be uncertainty as to customer demand for our energy storage products. The potentially long wait from the time an order is made until the time our energy storage products are delivered, and any delays beyond expected wait times, could also impact user decisions on whether to ultimately make a purchase. Even if we are able to obtain binding orders, customers may limit their volume of purchases initially as they assess our products and whether to make a broader transition to our energy storage products. This may be a long process and will depend on the safety, reliability, efficiency and quality of our energy storage products, as well as the support and service that we offer. It will also depend on factors outside of our control, such as general market conditions, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for our energy storage products and the pace and levels of growth that we will be able to achieve.

For the year ended December 31, 2020, our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on ESS’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement.

The report from our independent registered public accounting firm for the year ended December 31, 2020 includes an explanatory paragraph stating that ESS’ recurring losses from operations and cash outflows from operating activities raise substantial doubt about our ability to continue as a going concern. ESS’ financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. If the Business Combination is not consummated and we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed and we may be unable to continue as a going concern. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed. If New ESS is unable to continue as a going concern, New ESS may have to liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that investors would lose part or all of their investment.

Our warranty insurance provided by Munich Reinsurance Company (“Munich Re”) is important to many potential customers. Should we be unable to maintain our relationship with Munich Re and be unable to find a similar replacement, demand for our products may suffer.

Our business is substantially dependent on our relationship with Munich Re. Our warranty insurance provided by Munich Re is important to many potential customers, and such warranty insurance is a bespoke product not widely offered by multiple insurers. There is no assurance that we will be able to maintain our relationship with Munich Re. If Munich Re terminates or significantly alters their relationship with us in a manner that is adverse to our company, our business would be materially adversely affected. Similarly, if we are unable to maintain our relationship with Munich Re, or if our arrangement with Munich Re is modified so that the economic terms become less favorable to us, we may be unable to find a similar replacement warranty insurance and our business would be materially adversely affected.

Failure to deliver the benefits offered by our technology, or the emergence of improvements to competing technologies, could reduce demand for our energy storage products and harm our business.

We believe that, compared to lithium-ion batteries, our energy storage solutions offer significant benefits, including the use of widely-available and low-cost materials with no rare mineral components, full recyclability at end-of-life, approximately twenty-five (25) year product life requiring minimal maintenance, and a wide thermal operating range that eliminates the need for fire suppression and heating, ventilation and air conditioning equipment, which would otherwise be required for use with lithium-ion batteries.

However, if our manufacturing costs increase, or if our expectations regarding the operation, performance, maintenance and disposal of our energy storage products are not realized, then we could have difficulty marketing our energy storage products as a superior alternative to already-established technologies and impact the market reputation and adoptability of our energy storage products.

We also currently market our energy storage products as having superior cyclability to other energy storage solutions on the market. However, in general, flow batteries have suffered challenges running multiple cycles over their lifetime without experiencing degradation in storage capacity and, in particular, our iron flow batteries have failed at cycling reliably in the past and may fail or have issues cycling in the future if our technology does not operate as expected. If our technology is inadequate or our energy storage solutions fail to operate as expected or designed, our business, financial condition and results of operations would be adversely affected.

In addition, developments of existing and new technologies could improve the cost and usability profile of such alternative technologies, reducing any relative benefits currently offered by our energy storage products, which would negatively impact the likelihood of our energy storage products gaining market acceptance.

Our plans are dependent on the development of a market acceptance of our products and the development of a market for long-duration batteries.

Our plans are dependent upon market acceptance of our products. Iron flow batteries represent an emerging market, and we cannot be sure that potential customers will accept iron flow batteries as a replacement for traditional power sources. In particular, traditional lithium-ion batteries, which are already produced on a large global scale and have widespread market acceptance, offer higher power density and round-trip efficiency than our iron flow batteries. If customers were to place greater value on power density and round-trip efficiency over what we believe to be the numerous other advantages of our technology, then we could have difficulty positioning our iron flow batteries as a viable alternative to traditional lithium-ion batteries and our business would suffer.

As is typical in a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict with certainty the size of the energy storage market and its growth rate. The development of a market for our products may be affected by many factors that are out of our control, including:

•	the cost competitiveness of our products including availability and output expectations and total cost of ownership;

•	the future costs associated with renewable energies;

•	perceived complexity and novelty of our technology and customer reluctance to try a new product;

•	the market for energy storage solutions and government policies that affect those markets;

•	government incentives, mandates or other programs favoring zero carbon energy sources;

•	local permitting and environmental requirements;

•	customer preference for lithium-ion based technologies, including but not limited to the power density offered by lithium-ion batteries; and

•	the emergence of newer, more competitive technologies and products.

If a sufficient market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products, and we may never achieve profitability.

Our future growth and success depend on our ability to sell effectively to large customers.

Many of our potential customers are electric utilities, and commercial and industrial businesses that tend to be large enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end customer that elects not to purchase our solutions.

Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

If we are unable to establish and maintain confidence in our long-term business prospects among developers, utilities and others within our industry, then our business, financial condition and results of operations may suffer materially.

Commercial utilities may be less likely to purchase our products now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must maintain confidence among commercial utilities, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects. Maintaining such confidence may be particularly complicated by certain factors, such as our limited operating history, others’ unfamiliarity with our products, competition and uncertainty regarding the future of energy storage solutions. Many of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future.

Our project awards and sales pipeline may not convert to contracts, which may have a material adverse effect on our revenue and cash flows.

We expect a significant portion of the business that we will seek in the foreseeable future will be awarded through competitive bidding against other energy storage technologies and other forms of power generation. The competitive bidding process involves substantial costs and a number of risks, including the significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us and our failure to accurately estimate the resources and costs that will be required to fulfill any contract we win. In addition, following a contract award, we may encounter significant expense, delay or contract modifications or award revocation as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding. Our failure to compete effectively in this procurement environment could adversely affect our revenue and/or profitability.

Some of the project awards we receive and orders we accept from customers require certain conditions or contingencies (such as permitting, interconnection, financing or regulatory approval) to be satisfied, some of which are outside of our control. Certain awards are cancelable or revocable at any time prior to contract execution. The time periods from receipt of an award to execution of a contract, or receipt of a contract to installation may vary widely and are determined by a number of factors, including the terms of the award, governmental policies or regulations that go into effect after the award, the terms of the customer contract and the customer’s site requirements. These same or similar conditions and contingencies may be required by financiers in order to draw on financing to complete a project. If these conditions or contingencies are not satisfied, or changes in laws affecting project awards occur, or awards are revoked or cancelled, project awards may not convert to contracts, and installations may be delayed or canceled. This could have an adverse impact on our revenue and cash flow and our ability to complete construction of a project.

Our contracted sales are subject to the risk of termination by the contracting party.

The majority of our commercial contracts contain provisions which allow the customer to terminate an agreement if certain conditions are not met or for extended force majeure (which could include inability to perform due to COVID-19). We have issued several force majeure notices to customers as a result of delays caused by COVID-19 and the impact of COVID-19 on such agreements, or the applicable agreements’ termination provisions, is uncertain and could result in the termination of such agreements. In addition, certain of our contracts can be terminated simply for convenience. If a contracted sale were to be terminated, it could have an adverse impact on our revenues, longer term potential and market reputation, which would have an even greater impact on our ability to achieve future sales.

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We are a company with a limited operating history. As we continue the transition from research and development activities to commercial production and sales, it is difficult, if not impossible, to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture of Energy Warehouses and sale of our Energy Centers and Energy Warehouses. Market conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of flow battery products generally, will impact demand for our Energy Centers and Energy Warehouses, and ultimately our success.

We may not be able to accurately estimate the future supply and demand for our batteries, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our iron flow batteries or our ability to develop, manufacture, and deliver iron flow batteries, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of batteries to our potential customers could be delayed, which would harm our business, financial condition and results of operations.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in customer contracts in recent periods and intend to continue to expand our business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on our management, operational, and financial infrastructure. In particular, we will be required to expand, train, and manage our growing employee base and scale and otherwise improve our information technology (“IT”) infrastructure in tandem with that headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.

Our current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, then we may be unable to take advantage of market opportunities, execute our business strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Utility companies may resist the adoption of our products and could impose customer fees or interconnection requirements on our customers that could make our products less desirable.

Investor-owned utilities may resist adoption of our Energy Warehouses and Energy Centers as they are disruptive to the utility business model that primarily utilizes large central generation power plants and associated transmission and distribution. On-site energy storage that is on the customer-side of the electric meter competes with the utility. Energy storage on the utility-side of the meter generally has power output that is significantly less than central generation power plants and may be perceived by the utility as too small to materially impact its business, limiting its interest. Utilities have a regulatory mandate to ensure the reliability of the grid, and accordingly, perceived technology risk may limit utility interest in iron flow batteries. Finally, long-duration energy storage is supportive of, and even necessary for, increased penetration of renewable energy sources on the electric grid, a goal not all utilities support.

Utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back up purposes. These fees could increase the cost to our customers of using our energy storage products and could make our products less desirable, thereby harming our business, financial condition and results of operations.

We have signed product sales contracts and expect to enter into long-term service agreements with customers subject to contractual, technology, operating and commodity risks as well as market conditions that may affect our operating results.

We expect to enter into long-term service agreements with certain customers to provide service on our energy storage products with terms up to 25 years. Under the provisions of these contracts, we will provide services to maintain, monitor, and repair our energy storage products to meet minimum operating levels. While we have conducted tests to determine the overall life of our energy storage products, we have not run certain of our energy storage products over their projected useful life or in all potential conditions prior to large scale commercialization. As a result, we cannot be sure that these energy storage products will last to their expected useful life or perform as anticipated in all conditions, which could result in warranty claims, performance penalties, maintenance, on-going servicing and module replacement costs and/or a negative perception of our energy storage products. Our ability to proceed with projects under development and complete construction of projects on schedule and within budget may be adversely affected by escalating costs for materials, tariffs, labor and regulatory compliance, inability to obtain necessary permits, interconnections or other approvals on acceptable terms or on schedule and by other factors. If any development project or construction is not completed, is delayed or is subject to cost overruns, we could become obligated to make delay or termination payments or become obligated for other damages under contracts, experience diminished returns or write off all or a portion of our capitalized costs in the project. Each of these events could have an adverse effect on our business, financial condition and results of operations. We currently face and will continue to face significant competition, including from products using other energy sources that may be lower priced or have preferred environmental characteristics.

We compete on the basis of our energy storage products’ reliability, efficiency, environmental sustainability and cost. Technological advances in alternative energy products, improvements in the electric grid or other sources of power generation, or new battery technologies or market entrants may negatively affect the development or sale of some or all of our energy storage products or make our energy storage products less economically attractive, non-competitive or obsolete prior to or after commercialization. Significant decreases in the price of alternative technologies, or significant increases in the price of the materials we use to build our energy storage products could have a material adverse effect on our business because other generation sources could be more economically attractive to consumers than our energy storage products.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our products and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen our brand will depend heavily on the success of our marketing efforts. The utility industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our current and potential competitors, particularly lithium-ion battery technology suppliers owned by or promoted by electric vehicle automobile manufacturers headquartered in the United States, Japan, the European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, financial condition and results of operations will be materially and adversely impacted.

Other companies, some of which have substantially greater resources than ours, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, our products and technologies. Several companies in the United States are engaged in non-lithium-ion environmentally sustainable battery development, although we believe we are the only domestic company engaged in the manufacturing and deployment of stationary energy units storing and utilizing the iron flow battery. Other emerging flow battery solution technologies (and the companies developing them) include the vanadium flow storage technology (UniEnergy Technologies LLC and Invinity Energy Systems plc), the organic flow battery (JenaBatteries GmbH), the zinc-bromine hybrid flow battery (Primus Power), and the zinc-iron flow battery (Vizn Energy Systems, Inc.). Each of these competitors has the potential to capture market share in our target markets. There are also other potential competitors internationally that could capture market share.

The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

We depend on the continued services of our senior management team, including our Chief Executive Officer, President, Chief Technology Officer and Chief Financial Officer, and other key personnel, each of whom would be difficult to replace. The loss of any such personnel could have a material adverse effect on our business and our ability to implement our business strategy. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. We maintain key-person insurance only for our President and Chief Technology Officer.

Additionally, our ability to attract qualified personnel, including senior management and key technical personnel, is critical to the execution of our growth strategy. Competition for qualified senior management personnel and highly skilled individuals with technical expertise is extremely intense. We face and are likely to continue to face challenges identifying, hiring, and retaining qualified personnel in all areas of our business. In addition, integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention, and ultimately prove unsuccessful. Our failure to attract and retain qualified senior management and other key technical personnel could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on the services of Craig Evans, our President and Founder, and Dr. Julia Song, our Chief Technology Officer, who are married to each other. The separation or divorce of the couple in the future could adversely affect our business.

We are highly dependent on the services of Craig Evans, our President and Founder, and Dr. Julia Song, our Chief Technology Officer, who are married to each other. If Mr. Evans or Dr. Song were to discontinue their service to us due to death, disability or any other reason, or if they were to become separated or divorced or could otherwise not amicably work with each other, we would be significantly disadvantaged. Alternatively, their work performance may not be satisfactory if they become preoccupied with issues relating to their personal situation. In these cases, our business could be materially harmed.

If demand for energy storage solutions does not continue to grow or grows at a slower rate than we anticipate, our business and results of operations may be impacted.

Our flagship product, the Energy Warehouse, is a containerized iron flow battery storage product that can be used as an alternative to lithium-ion batteries. Our potential customer segments include both utilities and commercial and industrial (“C&I”) end users. Our potential customers are interested in several use cases including, solar shifting, peak shaving, price arbitrage, utility ancillary services and microgrids. We cannot provide any assurances that utilities or C&I users will adopt our products as alternative energy storage solutions at levels sufficient to grow our business.

The viability and demand for our Energy Warehouses and Energy Centers may be affected by many factors outside of our control, including:

•	cost competitiveness, reliability and performance of our products compared to lithium-ion products;

•	levels of investment by end users of energy storage products, which may decrease when economic growth or energy demand slows resulting in a reduction in battery purchases generally;

•	strength of the renewable energy industry and associated integration opportunities for our products;

•

a favorable regulatory landscape, including: the upholding by the states in the United States of the Federal Energy Regulatory Commission’s Order 841, which mandates that battery storage can participate in the demand response and ancillary markets; incentives for the implementation of battery storage by state regulators; and adoption by Congress of an investment tax credit for standalone battery storage; and

•	the emergence, continuance or success of other alternative energy storage technologies and products.

If we do not manage these risks and overcome these potential difficulties outside of our control successfully, our business and results of operations may suffer.

Our results of operations may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our results of operations for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

We expect our revenues derived from sales of hardware to take many months to manufacture and prepare for delivery, such revenue can come in peaks and troughs based on the underlying customer arrangements. Further, we expect our arrangements may have multiple deliverables and performance obligations and the amount and timing of recognizing revenue for those different performance obligations may vary which could cause our revenue to fluctuate. As a result, our quarterly results of operations are difficult to predict and may fluctuate significantly in the future.

We will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

We will initially depend on revenue generated initially from our Energy Warehouses and later on our Energy Centers, and in the foreseeable future will continue to be significantly dependent on a limited number of products. Given that for the foreseeable future our business will depend on a limited number of products, to the extent our products are not well-received by the market, our sales volume, business, financial condition and results of operations would be materially and adversely affected.

Our cost reduction strategy may not succeed or may be significantly delayed, which may result in our inability to achieve profitability.

Our financial forecasts and ability to successfully implement our overall business strategy rely on our ability to reduce development and manufacturing costs in the future. Our cost reduction strategy is based on the assumption that increases in production will result in economies of scale. In addition, our cost reduction strategy relies on advancements in our manufacturing process, global competitive sourcing, engineering design, reducing the cost of capital and technology improvements (including stack life and projected power output). There is no assurance that our cost reduction strategy will be successful and failure to achieve our cost reduction targets could have a material adverse effect on our business, financial condition and results of operations.

Our growth prospects depend on our ability to capitalize on market opportunities.

We believe that a number of market opportunities could help fuel our growth prospects, including the following:

•

the pervasiveness of electric grid congestion, creating an opportunity to deploy batteries to reduce the peak energy usage of a customer in specific locations where infrastructure constraints create a need for transmission and/or distribution upgrades;

•	increasing demand for longer duration energy storage of more than four hours;

•	global interest in achieving higher penetration of renewable energy such as wind and solar power, which are fluctuating in nature and dependent upon effective energy storage solutions;

•	the demand for co-location of battery assets on solar or wind farms to store off-peak intermittent renewable energy production and provide on-peak energy at higher prices than alternative energy;

•	utilities turning to energy storage as an alternative to expanded transmission;

•	C&I end users’ adoption of alternative energy generation technologies to supplement or replace on-the-grid energy usage

•	microgrid expansion including for means of preventing wildfires in California and Australia; and

•

the existence of various market mechanisms that would allow the owners and operators of our products to monetize their investments in our products, such as ancillary service markets, capacity markets and others.

If these expected market opportunities do not materialize, or if we fail to capitalize on them, then we may not be able to meet our growth projections.

Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.

In the years ended December 31, 2020 and 2019, we entered into contracts and other agreements to sell our products in a number of different countries, including the United States, Chile, Brazil, Belgium, Slovakia, and Australia. We have in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services that are a natural extension of our existing business. We also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen our market position, enable us to enter attractive markets, expand our technological capabilities, or provide synergy opportunities.

Our success operating in these new geographic or product markets, or in operating any acquired business, will depend on a number of factors, including our ability to develop solutions to address the requirements of the electric utility industry, renewable energy project developers and owners, and C&I end users, our timely qualification and certification of new products, our ability to manage increased manufacturing capacity and production, and our ability to identify and integrate any acquired businesses.

Further, any additional markets that we may enter could have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to adapt properly to these differences. These differences may include regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to presently existing and new risks, such as fluctuations in the value of foreign currencies and difficulties and increased expenses in complying with United States and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Failure to develop and introduce these new products successfully into the market, to successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues and our ability to sustain profitability.

Our business and operations may be adversely affected by the novel coronavirus (COVID-19) outbreak or other similar outbreaks.

Any outbreaks of contagious diseases, including the global COVID-19 pandemic, and other adverse public health developments in countries where we and our suppliers operate, could have a material and adverse effect on our business, financial condition and results of operations. These effects could include disruptions to or restrictions on our employees’ ability to travel, as well as temporary closures of our facilities or the facilities of our customers, suppliers, or other vendors in our supply chain. In addition, COVID-19 has resulted in a widespread health crisis that has adversely affected, and may continue to adversely affect, the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products or our ability to obtain financing for our business or projects. COVID-19 may impact the health of our team members, directors or customers, reduce the availability of our workforce or those of companies with which we do business, or otherwise cause human impacts that may negatively impact our business. Any of these events, which may result in disruptions to our supply chain or customer demand, could materially and adversely affect our business and our financial results. The extent to which COVID-19 will impact our business and our financial results will depend on future developments, which are highly uncertain and cannot be predicted. Such developments may include the geographic spread of COVID-19, the severity of the disease, the duration of the outbreak, the actions that may be taken by various governmental authorities in response to the outbreak, such as quarantine or “shelter-in-place” orders and business closures imposed by various states within the United States, and the impact on the U.S. or global economy. For example, in March 2020, in response to the escalating global COVID-19 outbreak, we temporarily suspended operations at our Wilsonville, Oregon manufacturing facility, and also required those employees that could work from home to do so. While we resumed operations in the manufacturing facility within several weeks, we instituted a split schedule shift, staggered workdays, and significant limitations on various areas of our physical building. These changes all resulted in significant disruption to our business. Currently, we continue to evaluate our ability to operate in light of recent resurgences of COVID-19, including the emergence of new variant strains of COVID-19, which have and may in the future necessitate renewed government restrictions, and the advisability of continuing operations, based on federal, state and local guidance, evolving data concerning the pandemic and the best interests of our employees, customers and stockholders. Accordingly, there can be no assurance that any of our facilities will remain open (in full or in part), that our employees that continue to work remotely will return to the office or that our other operations will continue at full or limited capacity. If we again have to shut down production either due to a worsening of the COVID-19 pandemic or due to an outbreak in one of our facilities, our project schedules and associated financing could be adversely affected. An extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk. Further, we have experienced, and may continue to experience, increased costs and expenses, including as a result of (i) conducting periodic “fitness-for-duty” assessments for employees, including symptom checks and providing personal protective equipment, (ii) the expansion of benefits to our employees, including the provision of additional time off for employees who have contracted COVID-19 or are required to be quarantined or who are unable to obtain childcare to return to work, (iii) implementing increased health and safety protocols at all of our facilities, including increased cleaning and sanitization of workspaces, restricting visitor access, mandating social distancing guidelines and increasing the availability of sanitization products, and (iv) the increased cost of personal protective equipment. Taken together, these material impacts to our business caused us to issue several Force Majeure notices for customers anticipating shipments of our product and may result in additional delays in fulfilling customer orders. Although we believe our business is currently considered an “essential” business in its operating markets, if any of the applicable exceptions or exemptions are curtailed or revoked in the future, or any of these exemptions or exceptions do not extend to any of our key suppliers, our business, financial condition and results of operations could be adversely impacted. While we have attempted to continue business development activities during the pandemic, state and local shutdowns, shelter-in-place orders and travel restrictions have impeded our ability to meet with customers and solicit new business, and certain bids and solicitations in which we typically participate have been postponed. In addition, our supply chain is heavily dependent on key materials domestically and internationally, including from China. In 2020 and into 2021, we saw significant disruptions to key supply chains, shipping times, manufacturing times, and associated costs. These disruptions, delays, and increased costs can have a material impact to our business, operations, and financial condition as a result, at this time, it is impossible to predict the overall impact of COVID-19 on our business, liquidity, capital resources, supply chain and financial results or its effect on clean energy demand, capital budgets of our customers, or demand for our products. Additionally, while we have continued to prioritize the health and safety of our team members and customers as we continue to operate during the pandemic, we face an increased risk of litigation related to our operating environments. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic recession that has occurred or may occur in the future because of the pandemic, or because the pandemic worsens again. Additional public health crises could also emerge in the future, including other pandemics or epidemics. Any such public health crisis could pose further risks to us and could also have a material adverse effect on our business, results of operations and financial position.

We identified material weaknesses in our internal control over financial reporting at December 31, 2019 and 2020, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Following the business combination, as a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

In connection with the audits of our financial statements for the years ending December 31, 2019 and 2020, we and our auditors identified certain control deficiencies and significant deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weaknesses that were identified were related to the design of internal controls as follows: (1) several deficiencies were identified in the operating effectiveness of controls over the identification and review of technical issues associated research and development, raw materials purchase commitments and equity process which resulted in adjustments to restate the 2019 and correct the 2020 financial statements. These deficiencies aggregated to a material weakness; and (2) several deficiencies were identified in the operating effectiveness of controls over the review and analysis of certain routine transactions within ESS’ financial statement close process which aggregated to a material weakness as of December 31, 2019 and 2020.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that, at the time, we were a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee our business processes and controls. We are implementing measures designed to strengthen our accounting function and improve our internal control over financial reporting to remediate these material weaknesses, including the following: (i) implementing new controls, processes and technologies to improve our internal control over financial reporting; (ii) formalizing our processes and internal control documentation and strengthening supervisory reviews by our management; and (iii) hiring additional qualified finance and accounting professionals to accommodate the expansion of our business.

While we are working to remediate the material weaknesses as quickly and efficiently as possible, we cannot at this time, provide an estimate of the timeframe we expect in connection with implementing our plan to remediate the material weaknesses. These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. We cannot provide any assurances that the measures that we have taken and are planning to take will be sufficient to successfully remediate our existing material weaknesses or prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline for compliance with the requirements of Section 404. If we are unable to identify and remediate material weaknesses, it could result in material misstatements to our annual or interim financial statements that might not be prevented or detected on a timely basis or result in delayed filings of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future after consummation of the business combination, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Labor disputes could disrupt our ability to serve our customers and/or lead to higher labor costs.

We have approximately 115 full time employees as of April 30, 2021, none of whom are represented by unions or covered by collective bargaining agreements. If a union sought to organize any of our employees, such organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of our employees, which could adversely affect our ability to serve our customers. Further, settlement of actual or threatened labor disputes or an increase in the number of our employees covered by collective bargaining agreements can have unknown effects on our labor costs, productivity and flexibility.

We will extend product warranties for our energy storage products, which products are complex and could contain defects and may not operate at expected performance levels, which could impact sales and market adoption of our energy storage products, affect our operating results or result in claims against us.

We develop complex and evolving energy storage products and we continue to advance the capabilities of our battery technology, product design and associated manufacturing processes. Our energy storage products are designed primarily to serve the behind-the-meter and front-of-the-meter segments. Our core technology components are incorporated into energy storage products that serve both customer segments.

We will provide an insurance-backed warranty on our energy storage products. We also will provide certain warranties with respect to the energy generation and storage systems we sell, including on their installation, operations and maintenance, and for components not manufactured by us, we generally pass through to our customers the applicable manufacturers’ warranties. As part of our energy generation and storage system contracts, we may provide the customer with performance guarantees that warrant that the underlying system will meet or exceed the minimum energy generation or other energy performance requirements specified in the contract. Under these performance guarantees, we bear the risk of electricity production or other performance shortfalls, even if they result from failures in components from third party manufacturers. These risks are exacerbated in the event such manufacturers cease operations or fail to honor their warranties.

If our warranty reserves are inadequate to cover future warranty claims on our energy storage products, our financial condition and results of operations may be harmed. Warranty reserves will include our management’s best estimates of the projected costs to repair or to replace items under warranty, which will be based on actual claims incurred and an estimate of the nature, frequency and costs of future claims. Such estimates are inherently uncertain and changes to our historical or projected experience, especially with respect to Energy Warehouse and Energy Center products which are still in development and which we expect to produce at significantly greater volumes than our past products, may cause material changes to our warranty reserves in the future.

We are still gaining field operating experience with respect to our energy storage products, and despite experience gained from trials and pilot testing performed by us, our partners and our suppliers, issues may be found in existing or new energy storage products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve broad market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs in excess of our estimates, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming, could be costly to defend, and may hurt our reputation in the marketplace. Our customers could also seek and obtain damages from us for their losses.

Defects or performance problems in our products could result in loss of customers, reputational damage, and decreased revenue, facing warranty, indemnity, and product liability claims that may arise from defective products.

We may become subject to product liability claims, even those without merit, which could harm our business, financial condition and results of operations. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our S200 batteries have not yet been commercially tested or mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our batteries and business and inhibit or prevent commercialization of other future battery candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

In addition, as we grow our manufacturing volume, the chance of manufacturing defects could increase. We may be unable to correct manufacturing defects or other failures of our battery modules and the products in which they are incorporated, including the Energy Warehouse and Energy Center, in a manner satisfactory to our customers, which could adversely affect customer satisfaction, market acceptance and our business reputation.

Third parties might attempt to gain unauthorized access to our network or seek to compromise our products and services.

Our business is dependent on the security and efficacy of our networks and computer and data management systems. For example, our Energy Warehouses are connected to and controlled and monitored by our centralized remote monitoring service, and we rely on our internal computer networks for many of the systems we use to operate our business generally. From time to time, we may face attempts by others to gain unauthorized access through the Internet or otherwise or to introduce malicious software to our IT systems. We or our products may be a target of computer hackers, organizations or malicious attackers who attempt to:

•	gain access to our network or Energy Warehouses or networks of our customers;

•	steal proprietary information related to our business, products, employees, and customers;

•	or interrupt our systems or those of our customers.

From time to time, we encounter attempts at gaining unauthorized access to our network and we routinely run intrusion checks. To date, none has resulted in any material adverse impact to our business or operations; however, there can be no guarantee that such intrusions will not be material in the future. While we seek to detect and investigate unauthorized attempts and attacks against our network and products of which we become aware, and to prevent their recurrence where practicable through changes to our internal processes and tools and/or changes to our products, we remain potentially vulnerable to additional known or unknown threats. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of company and customer data and our intellectual property may be compromised as a result of human error, product defects, or technological failures. We utilize third-party contractors to perform certain functions for us, and they face security risks similar to us.

Any failure or perceived failure by us or our service providers to prevent information security breaches or other security incidents or system disruptions, or any compromise of security that results in or is perceived or reported to result in unauthorized access to, or loss, theft, alteration, release or transfer of, our information, or any personal information, confidential information, or other data could result in loss or theft of proprietary or sensitive data and intellectual property, could harm our reputation and competitive position and could expose us to legal claims, regulatory investigations and proceedings, and fines, penalties, and other liability. Any such actual or perceived security breach, security incident or disruption could also divert the efforts of our technical and management personnel, and could require us to incur significant costs and operational consequences in connection with investigating, remediating, eliminating and putting in place additional tools, devices, policies, and other measures designed to prevent actual or perceived security breaches and other incidents and system disruptions, and in, for example, rebuilding internal systems, reduced inventory value, providing modifications to our products and services, defending against claims and litigation, responding to regulatory inquiries or actions, paying damages, or taking other remedial steps with respect to third parties. Moreover, we could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and to notify individuals, regulatory authorities and others of security breaches involving certain types of data.

Further, we cannot assure that any limitations of liability provisions in our current or future contracts that may be applicable would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matter. We also cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover claims related to a security breach or incident, or that the insurer will not deny coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

The failure or breach of our IT systems could affect our sales and operations.

The availability and effectiveness of our energy storage products and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems and other systems used in our business, as well as with respect to the data stored on or processed by these systems. We also anticipate storing and otherwise processing confidential business information of ourselves and third parties, as well as personal information and other data. Advances in technology, an increased level of sophistication and expertise of hackers, and new discoveries in the field of cryptography can result in a compromise or breach of the systems used in our business or of security measures used in our business to protect confidential information, personal information, and other data. We may be a target for attacks by state-sponsored actors and others designed to disrupt our operations or to attempt to gain access to our systems or to data that is processed or maintained in our business.

We use outsourced service providers to help provide certain services. For example, we utilize email and collaboration tools, and other third-party services and service providers that store or otherwise process information, including personal information and confidential business information, on our behalf. Any such outsourced service providers face similar security and system disruption risks as us. We are at risk for interruptions, outages and breaches of our and our outsourced vendors’ and service providers’ operational systems and security systems, our products’ and services’ integrated software and technology, and customer data that we or our third-party service providers process. These may be caused by, among other causes, physical theft, viruses or other malicious code, denial or degradation of service attacks, ransomware, social engineering schemes, and insider theft or misuse. While we take steps to review security protections of services provided to us, there can be no guarantee that a failure or breach of such systems will not occur or be perceived to occur. If such failures were to occur, we may not be able to sufficiently recover to avoid the loss of data or any adverse impact on our operations that are dependent on such IT systems. This could result in lost sales as we may not be able to meet the demands for our product, and other harm to our business and results of operations. Further, some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any security breaches or incidents or other damage to or disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service and may adversely affect our business, prospects, financial condition and operating results.

Furthermore, because our IT systems are essential for the exchange of information both internally and in communicating with third parties, including our suppliers and manufacturers, cyber-security breaches could potentially lead to unauthorized acquisition or unauthorized release of sensitive, confidential or personal data or information, improper use of our systems, or, unauthorized access, use, disclosure, modification or destruction of information or defective products. Our IT systems also help us produce financial information. Any disruption or cyber-security breach could impact our ability to produce timely and accurate financial information needed for compliance, audit, and reporting purposes. If any such cyber-security breaches were to continue, our operations and ability to communicate both internally and with third parties may be negatively impacted.

Significant capital and other resources may be required in efforts to protect against information security breaches, security incidents, and system disruptions, or to alleviate problems caused by actual or suspected information security breaches and other security incidents and system disruptions. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities and otherwise seeking to obtain unauthorized access to systems or data, and to disrupt systems, are increasingly sophisticated and constantly evolving. In addition, laws, regulations, government guidance, and industry standards and practices in the United States and elsewhere are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements with regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of our supply chain. We also cannot be certain that these systems, networks, and other infrastructure or technology upon which we rely, including those of our third-party suppliers or service providers, will be effectively implemented, maintained or expanded as planned, or will be free from bugs, defects, errors, vulnerabilities, viruses, or malicious code. We may be required to expend significant resources to make corrections or to remediate issues that are identified or to find alternative sources. Any of these circumstances potentially could have a negative impact on our business, prospects, financial condition and operating results.

We may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and we may incur significant costs. We may experience integration and consolidation risks associated with these future acquisitions.

We may from time to time selectively pursue on an opportunistic basis acquisitions of additional businesses that complement our existing business and footprint. The success of any such growth strategy would depend, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into our own, including with respect to financial reporting and regulatory matters. There can be no assurance that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives.

We may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses we acquire could have a material adverse effect on our business, financial condition or results of operations, which could decrease our profitability and make it more difficult for us to grow our business. Among other things, these integration risks could include:

•	the loss of key employees;

•	the disruption of operations and business;

•	the retention or transition of customers and vendors;

•	the integration of corporate cultures and maintenance of employee morale;

•	inability to maintain and increase competitive presence;

•	customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from our regular operations;

•	integration of financial reporting and regulatory reporting functions; and/or

•	potential unknown liabilities.

In addition, general economic conditions or unfavorable capital and credit markets could affect the timing and extent to which we can successfully acquire or integrate new businesses, which could limit our revenues and profitability.

Our facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics such as the ongoing COVID-19 pandemic, and other calamities. We cannot assure you that any backup systems will be adequate to protect our facilities or operations from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than fifty percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If we have experienced an ownership change at any time since our incorporation, New ESS may already be subject to limitations on its ability to utilize our existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, any business combination and future changes in New ESS’ stock ownership, which may be outside of New ESS’ control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit New ESS’ use of accumulated state tax attributes. As a result, even if New ESS earns net taxable income in the future, its ability to use its or our pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to New ESS. Currently, ESS does not expect to be able to utilize its NOLs and has recorded a full valuation allowance against the deferred tax assets attributable to NOLs.

There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in New ESS and our existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well.

We may not have sufficient insurance coverage to cover business continuity.

A sustained or repeated interruption in the manufacturing of our products due to labor shortage, fire, flood, war, pandemic, natural disasters and similar unforeseen events beyond our control may interfere with our ability to manufacture our products and fulfil customers’ demands in a timely manner, and make it difficult, or in certain cases, impossible for us to continue our business for a substantial period of time. Failure to manufacture our products and meet customer demands would impair our ability to generate revenues which would adversely affect our financial results. We currently do not have a formal disaster recovery or business continuity plan in place and any disaster recovery and business continuity plans that we may put in place may prove inadequate in the event of a serious disaster or similar event. As part of our risk management, we maintain insurance coverage for our business. However, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages or losses we may incur. If our insurance coverage is not sufficient, we may incur substantial expenses, which, could have a material adverse effect on our business.

As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to maintain adequate insurance at reasonable terms or are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster or emergency, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

We face risks associated with expanding our international operations, including unfavorable and uncertain regulatory, political, economic, tax and labor conditions.

We are subject to legal and regulatory requirements, political uncertainty and social, environmental and economic conditions in numerous jurisdictions, over which we have little control and which are inherently unpredictable. Our operations in such jurisdictions, particularly as a company based in the United States, create risks relating to conforming our products to regulatory and safety requirements and charging and other electric infrastructures; organizing local operating entities; establishing, staffing and managing foreign business locations; attracting local customers; navigating foreign government taxes, regulations and permit requirements; enforceability of our contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls; and preferences in foreign nations for domestically manufactured products. Such conditions may increase our costs, impact our ability to sell our products and require significant management attention, and may harm our business if we unable to manage them effectively.

Changes in the U.S. trade environment, including the recent imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows.

We currently procure the injected molded and machined plastic parts as well as cast aluminum parts for our products from China, as we believe that the materials procured from our Chinese suppliers currently have the best overall performance and price compared to domestic alternatives. Escalating trade tensions between the United States and China have recently led to certain increased tariffs and trade restrictions. There can be no guaranty that these developments will not negatively impact the price of the positive electrode used in our products. It is possible we could obtain similar performing materials in the United States, but such sources would likely also charge a higher cost than our current suppliers, which would negatively impact our gross margins. There is no guaranty that we will be able to identify alternate suppliers that meet our quality, volume and price requirements. Failure to meet these requirements could result in supply disruptions and increased costs. It is difficult to predict what further trade-related actions governments may take, which may include additional or increased tariffs and trade restrictions, and we may be unable to quickly and effectively react to such actions, which could result in supply shortages and increased costs.

We could be subject to foreign exchange risk.

Our international sales are expected to be denominated in U.S. dollars. As a result, we will not have significant direct exposure to currency valuation exchange rate fluctuations. However, because our products are sold internationally, to the extent that the U.S. dollar strengthens against the foreign currency of a customer or potential customer, we may find our products at a price disadvantage as compared with other non-U.S. suppliers. This could lead to our receiving lower prices or being unable to compete for that specific customer’s business. Consequently, currency fluctuations could adversely affect the competitiveness of our products in international markets.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Unexpected risks discovered following the Closing may arise that cause us to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, our stockholders could suffer a reduction in the value of their shares.

Our results of operations could vary as a result of changes to our accounting policies or the methods, estimates and judgments we use in applying our accounting policies.

The method estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that could lead us to reevaluate our methods, estimates and judgments.

In future periods, management will regularly evaluate its estimates such as for service agreements, loss accruals, warranty, performance guarantees, liquidated damages and inventory valuation allowances. Changes in those estimates and judgments could significantly affect our financial condition and results of operations. We will also adopt changes required by the Financial Accounting Standards Board and the SEC.

We will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative and other costs and expenses as a public company that ESS did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities that ESS had not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if our auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It is also more expensive to obtain directors’ and officers’ liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

We may not successfully manage the transition associated with our chief executive officer.

Our success depends upon the continued services of executive officers and other key personnel, as well as its ability to effectively transition to their successors. We appointed a new Chief Executive Officer in March 2021. This transition may be disruptive to ESS, and if we are unable to execute an orderly transition and successfully integrate our new CEO into the leadership team, revenue, financial condition and results of operations may be adversely affected. Any future changes to the executive management team, including hires or departures, could cause further disruption to the business and have a negative impact on operating performance, while these operational areas are in transition. We can provide no assurance that we will find suitable successors to key roles as transitions occur or that any identified successor will be successfully integrated into our management team. Our inability to retain other key employees or effectively transition to their successors, or any delay in filling any such positions, could harm our business and results of operations.

Our management may not successfully or effectively manage our transition to a public company.

Our management team may not successfully or effectively manage our transition to a public company, which transition will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Its limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of management’s time may be devoted to these activities which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We may be unable to introduce various financing programs to expand market reach.

Our energy storage products have a relatively high upfront capital cost which may prevent some customers from purchasing these products. In order to grow our customer base, we may work with financial institutions to develop and offer customer financing arrangements similar to those offered in the solar, lithium-ion battery storage and fuel cell sectors. These arrangements may include traditional customer lease or loan financing as well as long-term storage-as-a-service contracts. Such customer financing arrangements are bespoke products which take time to develop and are not widely offered by numerous financial institutions, so there is a chance we may fail to complete them and therefore fail to attract customers who are sensitive to the high upfront cost of our energy storage products. Additionally, if we do not successfully monitor and comply with applicable national, state and/or local financial regulations and consumer protection laws governing consumer financing transactions, we may become subject to enforcement actions or penalties.

Finally, our potential financing programs may involve reliance on periodic customer payments over a term of years, and therefore may expose us to customer credit risk. In the event of a widespread economic downturn or other catastrophic event, our customers may be unable or unwilling to satisfy their payment obligations to us on a timely basis or at all. If a significant number of our customers default, we may incur substantial credit losses and/or impairment charges with respect to the underlying assets.

We may engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We may enter into transactions with related parties. The details of certain of these transactions are set forth in the section entitled “Certain Relationships and Related Transactions—ESS Related Party Transactions.” Related-party transactions create the possibility of conflicts of interest with regard to our management, including that:

•	we may enter into contracts between us, on the one hand, and related parties, on the other, that are not as a result of arm’s-length transactions;

•

our executive officers and directors that hold positions of responsibility with related parties may be aware of certain business opportunities that are appropriate for presentation to us as well as to such other related parties and may present such business opportunities to such other parties; and

•

our executive officers and directors that hold positions of responsibility with related parties may have significant duties with, and spend significant time serving, other entities and may have conflicts of interest in allocating time.

Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related-party transactions could impair the confidence of our investors. Our board of directors regularly reviews these transactions. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to ESS’ Regulatory, Environmental and Legal Issues

Unless the context requires otherwise, references to “ESS,” “we,” “us” or “our” in this section are to the business and operations of ESS prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

We may face regulatory challenges to or limitations on our ability to sell our Energy Centers and Energy Warehouses directly in certain markets. Expanding operations internationally could expose us to additional risks.

While we intend to continue sell our products across the United States both directly and through third parties, our ability to continue maybe affected by future limitations, either directly to the ability to sell energy storage or by broader regulation related to the sales and operation of distributed energy resources, which could have an impact on our ability to sell our products to the market.

Although we currently primarily operate in the United States, we continue to expand our business internationally. Any expansion internationally could subject our business to risks associated with international operations. In addition, there may be laws in international jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our ability to sell our energy storage products may harm our business, financial condition and results of operations. Additionally, any regulation that affects the sale or operations of distributed energy resources could diminish the real or perceived value of our energy storage solutions in those markets. As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

Our customers may be required to obtain environmental, health and safety or other certifications in order to install our products. If our customers are unable to obtain the necessary certifications, we will not be able to install our products, which would negatively impact our revenues.

While our engineering team has worked closely with the CSA Group, Intertek, UL and Technischer Überwachungsverein certification agencies to obtain certifications of our flow battery products against all applicable safety standards, there is no guarantee that such certifications shall continue to be obtained. From our prior certifications, we have expanded our flow battery product certification to the European Conformity marking in the European Union and intend to expand to other national standards such as the international certification of the International Electrotechnical Commission (“IEC”). Failure to obtain IEC certification may have impact on our revenues, as such certifications are required by some of our customers.

We are subject to multiple U.S. federal, state and local regulations. Changes in applicable law, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

Applicable laws and requirements address multiple aspects of our operations, such as worker safety, consumer rights, privacy, cybersecurity, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure to comply with them, could increase our costs, affect our reputation, result in claims, litigation, and regulatory investigations or other proceedings, which may result in fines, penalties, and other liabilities, and which may limit our business, drain management’s time and attention or otherwise, and generally impact our operations in adverse ways.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate our products.

Operation of our manufacturing facilities requires land use and environmental permits and other operating permits from federal, state and local government entities. While we have all permits necessary to carry out and perform our current plans and operations at our existing facility, we may require additional environmental, wastewater and land use permits for the commercial operation of any future manufacturing facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives.

We may collect and process certain information about our customers and about individuals and will be subject to various laws and regulations relating to privacy, data protection and cybersecurity.

We may collect and process certain battery data required for performance monitoring, safety and serviceability. This information is transmitted to our control center and stored. Such data currently is limited to battery operational and safety parameters. Additionally, we collect and otherwise process other data relating to individuals, including business partners, prospects, employees, vendors, and contractors. Our handling of data relating to individuals is subject to a variety of laws and regulations relating to privacy, data protection and cybersecurity, and we may become subject to additional obligations, including contractual obligations, relating to our maintenance and other processing of this data, and new or modified laws or regulations. Laws, regulations, and other actual and potential obligations relating to privacy, data protection, and cybersecurity are evolving rapidly, and we expect to potentially be subject to new laws and regulations, or new interpretations of laws and regulations, in the future in various jurisdictions. These laws, regulations, and other obligations, and changes in their interpretation, could require us to modify our operations and practices, restrict our activities, and increase our costs. Further, these laws, regulations, and other obligations are complex and compliance with them can be difficult. It is possible that these laws, regulations, and other obligations may be inconsistent with one another or be interpreted or asserted to be inconsistent with our business or practices. We anticipate needing to dedicate substantial resources to comply with laws, regulations, and other obligations relating to privacy and cybersecurity in order to comply. Any actual or alleged failure by us to comply with our privacy policy or any federal, state or international privacy, data protection or security laws or regulations or other obligations could result in claims and litigation against us, regulatory investigations and other proceedings, legal liability, fines, damages and other costs. Any actual or alleged failure by any of our vendors or business partners to comply with contractual or legal obligations regarding the protection of information about our customers could carry similar consequences.

Should we become subject to additional privacy or data protection laws, regulations, or other obligations relating to privacy, data protection or cybersecurity, we may need to undertake compliance efforts that could carry a large cost and could entail substantial time and other resources.

Further, although we take steps to protect the security of our customers’ personal information and other personal information within our control, we may face actual or perceived breaches of security, security incidents, or other misuses of this information, and many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. We may be required to expend significant resources to comply with security breach and security incident notification requirements if a third party accesses or acquires such personal information without authorization, if we otherwise experience a security breach or incident or loss or damage of personal information, or if this is perceived to have occurred. Any actual or perceived breach of our network security or systems, or those of our vendors or service providers, could result in claims, litigation, and proceedings against us by governmental entities or others, have negative effects on our business and future prospects, including possible fines, penalties and damages, and could result in reduced demand for our energy storage products and harm to our reputation and brand, resulting in negative impacts to our business, prospects, and financial results.

We could be subject to penalties and other adverse consequences for any violations of the FCPA, and other foreign anti-bribery and anti-corruption laws.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the United Kingdom Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws in countries outside of the United States in which we conduct our activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies and their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We sometimes leverage third parties to sell our products and conduct our business abroad. We, our employees, agents, representatives, business partners our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of applicable law, for which we may be ultimately held responsible. We currently have contracts and may potentially operate in parts of the world that have experienced governmental corruption to some degree and as we increase our international sales and business, our risks under these laws may increase. In addition, due to the level of regulation in our industry and related energy industries, our entry into certain jurisdictions may require substantial government contact where norms can differ from U.S. standards.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address and to mandate compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

In the event that we believe, have reason to believe, or are notified that our employees, agents, representatives, business partners, or third party intermediaries have or may have violated applicable laws, including anti-bribery and anti-corruption laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, and detecting, investigating and resolving actual or alleged violations can be expensive and require significant time and attention from senior management. Any allegation or violation of U.S. federal and state and non-U.S. laws, regulations and policies regarding anti-bribery and anti-corruption could result in substantial fines, sanctions, civil and/or criminal penalties, whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, damages, adverse media coverage, investigations, loss of export privileges, suspension or debarment from government contracts, or other curtailment of operations in the United States or other applicable jurisdictions. In addition, actual or alleged violations could damage our reputation and ability to do business. Any of the foregoing could materially adversely affect our reputation, business, financial condition, prospects and results of operations.

We are currently engaged in a filing before the Committee on Foreign Investment in the United States (CFIUS), and could be adversely affected by actions, conditions, or restrictions imposed or suggested by CFIUS.

Certain investments that involve the acquisition of, or investment in, a U.S. business may be subject to review, and if applicable, investigation by CFIUS under Section 721 of the Defense Production Act of 1950, as amended. CFIUS may approve or deny a given transaction, or may require the parties to agree to take certain actions or accept certain conditions or restrictions (“mitigation measures”) as a condition of obtaining CFIUS approval or otherwise as a consequence of the CFIUS filing. Parties may seek CFIUS approval in advance of a transaction in order to obtain safe harbor against post-closing CFIUS intervention with respect to that transaction.

We and SBE (the “Parties”) expect to file a joint CFIUS Notice in June 2021 seeking CFIUS’s approval of SBE’s acquisition of certain voting shares, as well as certain deferred information and governance rights, in the Company (“the SBE CFIUS Approval”). We cannot assure you that we will receive the SBE CFIUS Approval, and cannot predict what mitigation measures CFIUS may request, require or impose before granting the SBE CFIUS Approval or the impact of such mitigation measures on our business, including our relationship with SBE. In addition, if we do become subject to CFIUS mitigation measures, actual or alleged violations could damage our reputation and ability to do business. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

We are subject to governmental export and import controls and economic sanctions programs that could impair our ability to compete in international markets or subject us to liability if we violate these controls.

Our products and services are, or may in the future be, subject to U.S. export control laws and regulations including the Export Administration Regulations (“EAR”) and trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”) and to similar laws and regulations in all other jurisdictions in which we operate. As such, an export license may be required to export or re-export our products and services to certain countries or end-users or for certain end-uses. If we were to fail to comply with such export control laws and regulations or trade and economic sanctions, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export and/or import privileges. Compliance with the EAR, OFAC sanctions, and other applicable regulatory requirements regarding the import and export of our products or the performance of services, may create delays in the introduction of our products and services in non-U.S. markets, prevent our customers with non-U.S. operations from deploying these products and services throughout their global systems or, in some cases, prevent the export of the products and services to some countries or users altogether.

Obtaining the necessary export license for a particular sale or offering may not be possible, may be time-consuming, and may result in the delay or loss of sales opportunities. Further, U.S. export control laws and trade and economic sanctions as well as similar laws and regulations in other jurisdictions prohibit the export of products and services to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses. Even though we have taken precautions to ensure that we and our partners comply with all relevant import and export control laws and regulations and sanctions, monitoring and ensuring compliance with these complex laws and regulations is particularly challenging, and any failure by us or our partners to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.

Any change in domestic or international export or import laws or regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing export, import, or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import, or sanctions laws or regulations, could result in decreased use of our products and/or services by, or in our decreased ability to export or sell our products and/or services to, end-customers with international operations.

We may be exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, which may exceed the level of our insurance coverage resulting in our not being fully protected.

We may be party to lawsuits in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, financial condition or results of operations, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business may expose us to claims for personal injury, death or property damage resulting from the use of our products or from employee related matters. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount, which could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry as well as our historical experience and experience in our industry. Although we have not experienced any material losses that were not covered by insurance, our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates or must pay amounts in excess of claims covered by our insurance, then we could experience higher costs that could adversely affect our financial condition and results of operations.

The reduction, elimination or expiration of government tax credits, subsidies and economic incentives related to renewable energy solutions could reduce demand for our technology and harm our business.

The U.S. federal government and some state and local governments provide incentives to end users and potential purchasers of our energy storage products in the form of rebates, tax credits and other financial incentives, such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We will rely on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of the energy storage products to our customers in the United States. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

Our energy storage products have qualified for tax exemptions, incentives or other customer incentives in many states including California. Some states have utility procurement programs and/or renewable portfolio standards for which our technology is eligible. There is no guarantee that these policies will continue to exist in their current form, or at all. Such state programs may face increased opposition on the U.S. federal, state and local levels in the future. Changes in federal or state programs could reduce demand for our energy storage products, impair sales financing and adversely impact our business results.

We have relied on government grants and contracts to partially fund our research and development activities, which are subject to a number of uncertainties, challenges, and risks.

In the past, we have relied on government grants and contracts to partially fund our research and development activities. Contracts and grants with government entities are subject to a number of risks, and obtaining grant funding and selling to government entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that we will be successful. In the event that we are successful in being awarded a government contract or grant, such award may be subject to appeals, disputes, or litigation, including, but not limited to, bid protests by unsuccessful bidders.

Government contracts often contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to terminate existing contracts for convenience or with short notice. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception, and growth prospects.

Risks Related to ESS’ Intellectual Property

Unless the context requires otherwise, references to “ESS,” “we,” “us” or “our” in this section are to the business and operations of ESS prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, then our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret, and unfair competition laws, as well as confidentiality and other contractual provisions with our customers, suppliers, employees, and others, to establish and protect our intellectual property and other proprietary rights. Our ability to enforce these rights is subject to general litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights in various countries. When we seek to enforce our rights, we may be subject to claims that our intellectual property rights are invalid or not enforceable. Our assertion of intellectual property rights may result in another party seeking to assert claims against us, which could harm our business. Our inability to enforce intellectual property rights under any of these circumstances would likely harm our competitive position and business.

We applied for patents in the United States, Europe, Australia, and under the Patent Cooperation Treaty, some of which have been issued. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology, and any failure to obtain such approvals or finding that our intellectual property rights are invalid or unenforceable could force us to, among other things, rebrand or re-design our affected products. In countries where we have not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the United States, we may be at greater risk that our proprietary rights will be misappropriated, infringed, or otherwise violated.

Our intellectual property may be stolen or infringed upon. Any lawsuits that we may initiate to protect our significant investment in our intellectual property also may consume management and financial resources for long periods of time and may not result in favorable outcomes, which may adversely affect our business, financial condition or results of operations.

Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

Our competitors and other third parties hold numerous patents related to technology used in our industry. From time to time, we may also be subject to claims of intellectual property right infringement and related litigation, and, if we gain greater recognition in the market, we will face a higher risk of being the subject of claims that we have violated others’ intellectual property rights. While we believe that our products and technology do not infringe in any material respect upon any valid intellectual property rights of third parties, we cannot be certain that we would be successful in defending against any such claims. If we do not successfully defend or settle an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands. To avoid a prohibition, we could seek a license from the applicable third party, which could require us to pay significant royalties, increasing our operating expenses. If a license is not available at all or not available on reasonable terms, then we may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If we cannot license or develop a non-violating alternative, we would be forced to limit or stop sales of its offerings and may be unable to effectively compete. Any of these results would adversely affect our business, financial condition and results of operations.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with the commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, we are still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, financial condition and results of operations.

Risks Related to ESS’ Indebtedness

Unless the context requires otherwise, references to “ESS,” “we,” “us” or “our” in this section are to the business and operations of ESS prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

As we endeavor to expand our business, we will incur significant costs and expenses, which could outpace our cash reserves. Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

We expect to incur additional costs and expenses in the future related to the continued development and expansion of our business, including in connection with expanding our manufacturing capabilities to significantly increase production capacity, developing our products, maintaining and enhancing our research and development operations, expanding our sales, marketing, and business development activities in the United States and internationally, and growing our project management, field services and overall operational capabilities for delivering projects. We do not know whether our revenues will grow rapidly enough to absorb these costs or the extent of these expenses or their impact on our results of operations.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, or failures of significant financial institutions could adversely affect our customers’ ability to access capital and could adversely affect our access to liquidity needed for business in the future. Our business could be hurt if we are unable to obtain additional capital as required, resulting in a decrease in our revenues and profitability.

We have debt outstanding and may incur additional debt in the future, which may adversely affect our financial condition and future financial results. Our existing debt agreements contain restrictive covenants that may limit our ability to operate our business.

As of December 31, 2020, our total consolidated debt outstanding was $5.7 million, of which an aggregate of $4.8 million was secured indebtedness with Silicon Valley Bank. Our indebtedness with Silicon Valley Bank contains and any future debt instruments likely will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions our ability to, among other things:

•	incur additional debt, including providing guarantees or credit support;

•	incur liens securing indebtedness or other obligations;

•	make certain investments;

•	dispose of assets;

•	make certain acquisitions;

•	pay dividends or make distributions and make other restricted payments; and

•	engage in any new businesses.

As a result of these covenants, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional financing as needed, may be restricted. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. If any of our debt is accelerated, we may not have sufficient funds available to repay it.

Our ability to make scheduled payments of principal and interest and other required repayments depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flows from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flows, we may be required to adopt one or more alternatives, such as selling assets, restructuring operations, restructuring debt or obtaining additional equity capital on terms that may be onerous or dilutive.

We may incur additional indebtedness in the future in the ordinary course of business, which could include onerous restrictions on us. If new debt is added to current debt levels, the risks described above could intensify. Our debt agreements contain representations and warranties, affirmative and negative covenants, and events of default that entitle the lenders to cause our indebtedness under such debt agreements to become immediately due and payable.

We may need additional capital in the future, and it may not be available on acceptable terms, if at all.

We may need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and our ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, our successful operation and growth could be impeded.

Our PPP Loan may not be forgiven, may subject us to challenges regarding qualification for the PPP Loan, enforcement actions, fines and penalties.

In April 2020, we entered into a Paycheck Protection Program Promissory Note, dated April 19, 2020 (the “PPP Note”), evidencing a loan to the Company from City National Bank under the CARES Act. Pursuant to the PPP Note, we received total proceeds of approximately $936,000. In accordance with the requirements of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020 (the “PPP Flexibility Act”), the PPP Loan may be fully forgiven if (i) proceeds are used to pay eligible payroll costs, rent, mortgage interest and utilities and (ii) full-time employee headcount and salaries are either maintained during the 24-week period following disbursement of the PPP Loan or restored by December 31, 2020. If not so maintained or restored, forgiveness of the PPP Loan will be reduced in accordance with regulations to be issued by the SBA. We used 100% of the proceeds of the PPP Loan to pay eligible payroll costs, and we may or may not pursue forgiveness of our PPP loan. Repaying the PPP loan may have adverse impacts on our financial condition. While we believe we have met all of the requirements of the CARES Act, as amended by the PPP Flexibility Act, no assurance can be given that any portion of the PPP Loan will be forgiven. In addition, our receipt of the PPP Loan and our submission of a forgiveness application may result in adverse publicity and damage to our reputation, governmental investigations, inquiries, reviews and audits, which could consume significant financial and management resources. Any of these events could harm our business, financial condition and results of operations.

We are subject to certain restrictions and obligations on our business as a result of grants and/or loans received under certain governmental programs and we may be subject to similar or other restrictions to the extent we utilize governmental grants in the future.

Some of our research has been funded by grants from U.S. government agencies. In conjunction with the Advanced Research Projects Agency-Energy (“ARPA-E”) grant we received from the Department of Energy, we granted to the United States a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States inventions related to iron flow technology and made within the scope of the grant. When new technologies are developed with U.S. government funding, the government obtains certain rights in any resulting patents and technical data, generally including, at a minimum, a nonexclusive license authorizing the government to use the invention or technical data for noncommercial purposes. U.S. government funding must be disclosed in any resulting patent applications, and our rights in such inventions will normally be subject to government license rights, periodic progress reporting, foreign manufacturing restrictions and march-in rights. Therefore, if we failed to disclose to the Department of Energy an invention made with grant funds that we disclosed to patent counsel or for publication, or if we elect not to retain title to the invention, the United States may request that title to the subject invention be transferred to it.

March-in rights refer to the right of the U.S. government, under certain limited circumstances, to require us to grant a license to technology developed under a government grant to a responsible applicant or, if we refuse, to grant such a license itself. March-in rights can be triggered if the government determines that we have failed to work sufficiently towards achieving practical application of a technology or if action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. If we breach the terms of our grants, the government may gain rights to the intellectual property developed in our related research. The government’s rights in our intellectual property may lessen its commercial value, which could adversely affect our performance.

To the extent we utilize governmental grants in the future, the governmental entities involved may retain certain rights in technology that we develop using such grant money. These rights could restrict our ability to fully capitalize upon the value of this research by reducing total revenues that might otherwise be available since such governmental rights may give the government the right to practice the invention without payment of royalties if we do not comply with applicable requirements.

Risks Related to the Business Combination and STWO

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus/information statement to “STWO,” “we,” “us” or “our” refers to STWO prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

Our Initial Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Initial Shareholders, pursuant to the Sponsor Letter Agreement, have agreed, among other things, to vote all of their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus/information statement, our Initial Shareholders own 20.0% of the issued and outstanding ordinary shares (excluding the ordinary shares underlying the Private Placement Warrants).

Neither the STWO Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the STWO Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that STWO is paying for ESS is fair to STWO from a financial point of view. Neither the STWO Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the STWO Board and management conducted due diligence on ESS and researched the industry in which ESS operates. The STWO Board reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports previously prepared in connection with ESS’ most recent issuance of preferred stock, financial and market data information on selected comparable companies, the implied purchase price multiple of ESS and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the STWO Board and management in valuing ESS, and the STWO Board and management may not have properly valued ESS’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, COVID-19 has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, institutions and governmental entities, including in the United States and Canada. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of STWO, ESS and New ESS, and there is no guarantee that efforts by STWO, ESS and New ESS to address the adverse impact of COVID-19 will be effective. If STWO or ESS are unable to recover from a business disruption on a timely basis, the Business Combination and New ESS’ business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the COVID-19 pandemic, and become more costly. Each of STWO and ESS may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the STWO Initial Shareholders and our executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with ESS is appropriate as our initial business combination. Such interests include that the STWO Initial Shareholders and our executive officers, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the STWO Board in favor of approval of the Business Combination Proposal, you should keep in mind that the STWO Initial Shareholders, including STWO’s directors, have interests in such proposal that are different from, or in addition to (which may conflict with), those of STWO shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that the STWO Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 Class B ordinary shares, 6,250,000 of which are currently owned by the STWO Initial Shareholders, the aggregate value of which is estimated to be approximately $                , assuming the per share value of the New ESS Common Stock is the same as the $                 per share closing price of our Class A ordinary shares on Nasdaq as of                 , 2021;

•

the fact that the Sponsor paid $7,000,000 for its Private Placement Warrants, the aggregate value of which is estimated to be approximately $                , assuming the per warrant value of the New ESS warrants is the same as the $                 per warrant closing price of the STWO Warrants on Nasdaq as of                 , 2021, and the Private Placement Warrants would be worthless if a business combination is not consummated by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the STWO Initial Shareholders and certain of STWO’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if STWO fails to complete an initial business combination by September 21, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Sponsor;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to STWO in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•	the continued indemnification of STWO’s directors and officers and the continuation of STWO’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and STWO’s officers and directors will lose their entire investment in STWO and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 21, 2022;

•

the fact that if the trust account is liquidated, including in the event STWO is unable to complete an initial business combination by September 21, 2022, the Sponsor has agreed to indemnify STWO to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which STWO has entered into an acquisition agreement or claims of any third party for services rendered or products sold to STWO, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that STWO may be entitled to distribute or pay over funds held by STWO outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

See “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” for additional information on interests of STWO’s directors and executive officers.

The personal and financial interests of the STWO Initial Shareholders as well as STWO’s directors and executive officers may have influenced their motivation in identifying and selecting ESS as a business combination target, completing an initial business combination with ESS and influencing the operation of the business following the initial business combination. In considering the recommendations of the STWO Board to vote for the proposals, its shareholders should consider these interests.

The exercise of STWO’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in STWO’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require STWO to agree to amend the Merger Agreement, to consent to certain actions taken by ESS or to waive rights that STWO is entitled to under the Merger Agreement. Such events could arise because of changes in the course of ESS’ business, a request by ESS to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on ESS’ business and would entitle STWO to terminate the Merger Agreement. In any of such circumstances, it would be at STWO’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/information statement, STWO does not believe there will be any changes or waivers that STWO’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, STWO will circulate a new or amended proxy statement/prospectus/information statement and resolicit STWO’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to ESS has identified all material issues or risks associated with ESS, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New ESS. Accordingly, any shareholders of STWO who choose to remain New ESS shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus/information statement relating to the Business Combination contained an actionable material misstatement or material omission.

Our independent registered public accounting firm’s report for STWO contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

We have incurred and expect to continue to incur costs in pursuit of our financing and acquisition plans. We cannot assure you that our plans to raise capital or to complete an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern if we fail to complete our initial business combination within the next 12 months. The financial statements of STWO contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the periods beginning with the period from our inception through December 31, 2020.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our consolidated financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our ordinary shares and other securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from our inception through December 31, 2020. As part of the restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of this material weakness, the restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weakness in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus/information statement may not be indicative of what New ESS’ actual financial position or results of operations would have been.

STWO and ESS currently operate as separate companies and have had no prior history as a combined entity, and STWO’s and ESS’ operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus/information statement is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of ESS. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from STWO’s and ESS’ historical financial statements and certain adjustments and assumptions have been made regarding ESS after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus/information statement in respect of the estimated financial position and results of operations of ESS.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect ESS’ financial condition or results of operations following the Closing. Any potential decline in ESS’ financial condition or results of operations may cause significant variations in the stock price New ESS.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New ESS.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) $200,000,000 remaining in the trust account; (iv) the approval by NYSE of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Proposal No. 2—The Business Combination Proposal—Conditions to Closing of the Business Combination.”

The STWO Initial Shareholders, as well as ESS, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New ESS’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we have and will continue to seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

In the event we distribute the proceeds in the trust account to our public shareholders and subsequently file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293.00 and to imprisonment for five (5) years in the Cayman Islands.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five (5) years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares or, after the Business Combination, the New ESS Common Stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares or, after the Business Combination, the New ESS Common Stock held by non-affiliates exceeds $250,000,000 as of the prior June 30, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our ordinary shares or, after the Business Combination, the New ESS Common Stock held by non-affiliates exceeds $700,000,000 as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. ESS is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New ESS management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New ESS after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New ESS Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New ESS Common Stock and New ESS’ warrants may be volatile.

Upon consummation of the Business Combination, the price of New ESS Common Stock and New ESS’ warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New ESS and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New ESS’ quarterly or annual operating results;

•	the public’s reaction to New ESS’ press releases, its other public announcements and its filings with the SEC;

•	New ESS’ failure or the failure of its competitors to meet analysts’ projections or guidance that New ESS or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New ESS;

•	changes in New ESS’ capital structure, such as future issuances of securities or the incurrence of additional debt;

•	publication of research reports by securities analysts about New ESS or its competitors or its industry;

•	sales of shares of New ESS Common Stock by the PIPE Investors;

•	the volume of shares of New ESS Common Stock available for public sale, including as a result of the termination of the post-closing lock-up pursuant to the terms thereof; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New ESS Common Stock and New ESS’ warrants regardless of the operating performance of New ESS.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New ESS Common Stock to drop significantly, even if New ESS’ business is doing well.

Sales of a substantial number of shares of New ESS Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New ESS Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) ESS stockholders will own approximately 63.1% of the outstanding New ESS Common Stock and (ii) the STWO Initial Shareholders will own approximately 4.1% of the outstanding New ESS Common Stock, in each case, assuming that none of STWO’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 73.5% and 4.8%, respectively, assuming that 21,588,398 of STWO’s outstanding public shares (which assumes the maximum number of Class A ordinary shares that can be redeemed are redeemed, while still satisfying the Closing Acquiror Cash Condition) are redeemed in connection with the Business Combination. These percentages assume that (i) 96,272,958 shares of New ESS Common Stock are issued to ESS stockholders at Closing; (ii) 25,000,000 shares of New ESS Common Stock are issued in connection with the PIPE Financing; and (iii) no STWO Warrants to purchase New ESS Common Stock that will be outstanding immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in New ESS will be different.

Although the Sponsor and certain of ESS’ stockholders will be subject to certain restrictions regarding the transfer of New ESS Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Sponsor Letter Agreement and Proposed Bylaws. We intend to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New ESS Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public shareholders will experience immediate dilution as a consequence of the issuance of New ESS Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of ESS outstanding as of immediately prior to the Effective Time will be exchanged for                  shares of New ESS Common Stock and (ii) each warrant and equity award of ESS outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for                  shares of New ESS Common Stock, as applicable. For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Stockholders in the Business Combination.”

The issuance of additional common stock will significantly dilute the equity interests of existing holders of STWO securities, and may adversely affect prevailing market prices for the New ESS Common Stock and/or the New ESS warrants.

Warrants will become exercisable for New ESS Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 13,000,000 shares of New ESS Common Stock will become exercisable 30 days after the completion of the Business Combination in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New ESS Common Stock will be issued, which will result in dilution to the holders of New ESS Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New ESS Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and STWO. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of 65% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, 65% of the number of the then outstanding Private Placement Warrants. Although our ability to amend the terms of the public warrants with the consent of 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New ESS Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of STWO’s Securities—Warrants—New ESS Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. Please see “Description of STWO’s Securities—Warrants—New ESS Public Warrants—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

None of the Private Placement Warrants will be redeemable by us as (except as set forth under “Description of STWO’s Securities—Warrants—New ESS Public Warrants—Redemption of warrants when the price per Class A ordinary shares equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees.

Nasdaq (or the NYSE, following the Business Combination) may delist STWO’s securities from trading on its exchange, which could limit investors’ ability to make transactions in STWO’s securities and subject STWO to additional trading restrictions.

STWO’s ordinary shares, public warrants and units are currently listed on Nasdaq and it is a condition to ESS’ obligations to complete the Business Combination that STWO materially comply with its covenant that New ESS’ Class A ordinary shares and Class B ordinary shares shall have been approved for listing on the NYSE or Nasdaq.

However, STWO cannot assure you that STWO’s securities will continue to be listed on Nasdaq during the pendency of the Business Combination or the NYSE after the Effective Time. In order to continue listing our securities on Nasdaq prior to the Business Combination, STWO will be required to demonstrate compliance with Nasdaq’s listing requirements, which are more rigorous than the NYSE’s continued listing requirements. In addition, our units will not be traded after completion of the Business Combination, and, in connection with the Business Combination and as a condition to ESS’ obligations to complete the Business Combination, STWO is required to demonstrate compliance with the NYSE’s initial listing requirements. Generally, we must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of our securities (currently 300 public holders). STWO cannot assure you that STWO will be able to meet those initial listing requirements, in which case ESS will not be obligated to complete the Business Combination. In addition, it is possible that STWO’s Class A ordinary shares and public warrants will cease to meet the NYSE listing requirements following the Business Combination.

If Nasdaq or the NYSE delists STWO’s securities from trading on its exchange and New ESS is not able to list its securities on another national securities exchange, STWO expects that STWO’s securities could be quoted on an over-the-counter market. If this were to occur, New ESS could face significant material adverse consequences, including:

•	a limited availability of market quotations for New ESS’ securities;

•	reduced liquidity for New ESS’ securities;

•

a determination that New ESS Common Stock is a “penny stock” which will require brokers trading in New ESS Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New ESS’ securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units and our Class A ordinary shares and warrants are listed on Nasdaq, our units, Class A ordinary shares and warrants, qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq or the NYSE, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New ESS following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to, and New ESS will be subject to, changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both STWO’s costs and the risk of non-compliance and will increase both New ESS’ costs and the risk of non-compliance.

We are and New ESS will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and New ESS’ efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New ESS’ disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

During the pendency of the Business Combination, STWO will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, STWO will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the STWO Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit our Board of Directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Shareholder Proposals. Unless our Board of Directors determines in good faith, after consultation with and receipt of a written opinion of outside legal counsel, that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law.

Certain covenants in the Merger Agreement impede the ability of STWO to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, STWO may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus/information statement to “we,” “us” or “our” refers to STWO prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. holders may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of STWO Delaware public shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. holders may become subject to withholding tax on any dividends paid or deemed paid on New ESS Common Stock after the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the Domestication constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming the Domestication so qualifies, U.S. holders will be subject to Section 367(b) of the Code and, as a result: a U.S. holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication, and that, on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock, generally will not recognize any gain or loss and will not be required to include any part of STWO’s earnings in income in respect of the Domestication; a U.S. Holder that on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. holder exchanged its STWO public shares and public warrants for STWO Delaware public shares and public warrants in a taxable transaction, unless such U.S. holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. holder; and a U.S. holder that on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. holder; however, any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Furthermore, even if the Domestication qualifies as a “reorganization” under the Section 368(a)(1)(F) of the Code, a U.S. holder of public shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its STWO public shares or public warrants for STWO Delaware public shares or public warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of the STWO Delaware public shares or public warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding STWO public shares or public warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination—U.S. Holders—PFIC Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

Upon consummation of the Business Combination, the rights of holders of New ESS Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New ESS Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New ESS Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New ESS becomes involved in costly litigation, which could have a material adverse effect on New ESS.

In addition, there are differences between the Proposed Governing Documents of New ESS and the Existing Governing Documents of STWO. For a more detailed description of the rights of holders of New ESS Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Governing Documents Proposals.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New ESS are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus/information statement, and we urge you to read them.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus/information statement to “we,” “us” or “our” refers to STWO prior to the Business Combination and to New ESS and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/information statement, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, STWO’s transfer agent, in which it (a) requests that STWO redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, STWO’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, STWO’s transfer agent, will need to act to facilitate this request. It is STWO’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because STWO does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, STWO’s transfer agent, STWO will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of STWO Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of STWO’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite STWO’s compliance with the proxy rules, a public shareholder fails to receive STWO’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that STWO is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of STWO Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

STWO does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of STWO’s public shareholders have redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that STWO will not redeem public shares in an amount that would cause STWO’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, STWO may be able to complete the Business Combination even if a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their respective affiliates. As of the date of this proxy statement/prospectus/information statement, no agreements with respect to the private purchase of public shares by STWO or the persons described above have been entered into with any such investor or holder. STWO will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, STWO will require each public shareholder seeking to exercise redemption rights to certify to STWO whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to STWO at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which STWO makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over STWO’s ability to consummate the Business Combination and you could suffer a material loss on your investment in STWO if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if STWO consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. STWO cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge STWO’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, STWO’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

STWO can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business

Combination, may cause an increase in the STWO share price, and may result in a lower value realized now than a shareholder of STWO might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/information statement. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of net interest earned thereon to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the STWO Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The STWO Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the STWO Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to STWO.

If we are not able to complete the Business Combination with ESS nor able to complete another business combination by September 21, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with ESS nor able to complete another business combination by September 21, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), and (less up to $100,000 of net interest earned thereon to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by September 21, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; and (iii) the redemption of our public shares if we have not consummated an initial business by September 21, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by September 21, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by September 21, 2022, our public shareholders may be forced to wait until after September 21, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by September 21, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus/information statement. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond September 21, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through September 21, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive approximately $10.00 per share, and our warrants will expire worthless.

As of March 31, 2021, we had cash of approximately $321,774 held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $216,903. The funds available to us outside of the trust account may not be sufficient to allow us to operate until September 21, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from

“shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

Because STWO is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because STWO is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. STWO is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon STWO’s directors or officers, or enforce judgments obtained in the United States courts against STWO’s directors or officers.

Until the Domestication is effected, STWO’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to STWO under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of STWO’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against STWO judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against STWO predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the STWO Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF STWO SHAREHOLDERS

The Extraordinary General Meeting

STWO is furnishing this proxy statement/prospectus/information statement to you as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of shareholders to be held on                 , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement is first being furnished to STWO’s shareholders on or about                 , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting of shareholders.

Date, Time and Place of the Extraordinary General Meeting

In the interest of public health, and due to the impact of the coronavirus (COVID-19) pandemic, we intend to hold the extraordinary general meeting through a “virtual” or online method, albeit the physical location of the meeting will at the offices of Kirkland & Ellis LLP located at 609 Main Street, Houston, Texas 77002 for the purposes of the Existing Governing Documents. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting                 .

Purpose of the Special Meeting

At the extraordinary general meeting, STWO is asking holders of ordinary shares to consider and vote upon:

Proposal No. 1—The Domestication Proposal—a proposal to approve by special resolution the Domestication.

Proposal No. 2—The Business Combination Proposal—a proposal to approve by ordinary resolution and adopt the Merger Agreement and the Business Combination.

Proposal No. 3—The Charter Proposal and Governance Proposals—a proposal to approve and adopt by special resolution, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, the Proposed Certificate of Incorporation, which, if approved, would take effect upon completion of the Domestication.

Proposal No. 3(A)-(D): In addition to the approval of the Proposed Certificate of Incorporation, the shareholders are also separately being presented with the Governance Proposals, for approval by special resolution under Cayman Islands law and on a non-binding advisory basis, in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Certificate of Incorporation.

Proposal No. 4—The Election of Directors Proposal—a proposal to approve by ordinary resolution the election, effective at the Closing, of nine (9) directors to serve on the New ESS Board.

Proposal No. 5—The Equity Incentive Plan Proposal—a proposal to approve and adopt by ordinary resolution the equity incentive award plan established to be effective upon the Closing.

Proposal No. 6—The Nasdaq Proposal—a proposal to approve by ordinary resolution the issuance of New ESS Common Stock to the ESS shareholders in the Business Combination pursuant to the Merger Agreement and to the PIPE Investors.

Proposal No. 7—The Employee Stock Purchase Plan Proposal—a proposal to approve and adopt by ordinary resolution the ESPP established to be effective upon the Closing.

Proposal No. 8—The Adjournment Proposal—a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote.

Recommendation of the STWO Board

The STWO Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of STWO and its shareholders and unanimously recommends that its shareholders vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

STWO shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 31,250,000 ordinary shares issued and outstanding, of which 25,000,000 were issued and outstanding public shares.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the STWO Board “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your ordinary shares in the capital of STWO are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way STWO can be sure that the broker, bank or nominee has not already voted your ordinary shares in the capital of STWO.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call                 , our proxy solicitor, by calling free                 , or banks and brokers can call collect at                 , or by emailing                 .

Quorum

A quorum of STWO shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders holding at least a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 15,625,001 ordinary shares would be required to achieve a quorum.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Existing Governing Documents, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Authorized Share Charter Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

The approval of each of the Governance Proposals each requires a special resolution, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to STWO but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Revocability of Proxies

If you are an STWO shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify STWO’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that STWO redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company, STWO’s transfer agent, in which you (a) request that STWO redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental Stock Transfer & Trust Company, STWO’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                , Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, STWO’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, STWO’s transfer agent, STWO will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New ESS Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New ESS Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental Stock Transfer & Trust Company, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental Stock Transfer & Trust Company, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental Stock Transfer & Trust Company, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The STWO Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus/information statement, the STWO Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Certain Agreements Related to the Business Combination Proposal—Sponsor Letter Agreement” in this proxy statement/prospectus/information statement for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of the Class A ordinary shares on March 31, 2021 was $9.81 per share. For illustrative purposes, as of March 31, 2021, funds in the trust account plus accrued interest thereon totaled approximately $250,008,147 or $8.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. STWO cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Solicitation of Proxies

STWO is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. STWO and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. STWO will bear the cost of the solicitation.

STWO has hired                  to assist in the proxy solicitation process. STWO will pay that firm a fee of $                 plus disbursements, and will reimburse                  for its reasonable out-of-pocket expenses and indemnify                  and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-trust account funds.

STWO will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. STWO will reimburse them for their reasonable expenses.

Share Ownership

As of the date of this proxy statement/prospectus/information statement, there are 31,250,000 ordinary shares issued and outstanding, which includes an aggregate of 6,250,000 Class B ordinary shares held by the STWO Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus/information statement, there is outstanding an aggregate of 13,000,000 warrants to acquire ordinary shares, comprised of 4,666,667 Private Placement Warrants held by the Sponsor and 8,333,333 public warrants.

As of the record date, the Sponsor beneficially owns an aggregate of approximately 20% of the outstanding STWO ordinary shares. The Sponsor has agreed to vote all of its Sponsor Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/information statement, the Sponsor has not acquired any Public Shares.

PROPOSALS TO BE CONSIDERED BY STWO’S SHAREHOLDERS

PROPOSAL NO. 1—THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus/information statement, STWO is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the STWO Board has unanimously approved, and STWO shareholders are being asked to consider and vote upon a proposal to approve (i) a change of STWO’s jurisdiction of incorporation by deregistering by way of continuation as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”). To effect the Domestication, STWO will file an application to deregister by way of continuation with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which STWO will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock; (ii) and issued and outstanding Class A ordinary share of STWO received by the STWO Initial Shareholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of STWO will automatically represent the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the warrant agreement, and (iv) each issued and outstanding unit of STWO that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New ESS Common Stock and one-third of one warrant of New ESS Common Stock, with a whole warrant representing the right to acquire one share of New ESS Common Stock.

The Domestication Proposal, if approved, will approve a change of STWO’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while STWO is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, STWO Delaware will be governed by the DGCL. We encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” in this proxy statement/prospectus/information statement. Additionally, we note that if the Domestication Proposal is approved, then STWO will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with the Proposed Governing Documents, which will be a new amended and restated certificate of incorporation and bylaws of New ESS under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of STWO, attached hereto as Annex J and the Proposed Governing Documents of New ESS, attached hereto as Annex B and Annex C.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of STWO and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New ESS, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New ESS’ shareholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New ESS’ incorporation in Delaware may make New ESS more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New ESS to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

Reasons for the Amendments

Perpetual Existence

Our board of directors believes that making STWO Delaware’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for STWO Delaware upon the Domestication and New ESS following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed

Certificate of Incorporation does not include the requirement to dissolve STWO Delaware and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for STWO Delaware following the Domestication and New ESS following the Business Combination. In addition, certain other provisions in our Existing Governing Documents require that proceeds from STWO’s initial public offering be held in the trust account until a business combination or liquidation of STWO has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of STWO as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of STWO immediately following the Domestication will be the same as those of STWO immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Existing Governing Documents, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that STWO be transferred by way of continuation to Delaware pursuant to Article 190 of the Articles of Association of STWO and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, STWO be continued and domesticated as a corporation under the laws of the State of Delaware and the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by STWO and ESS, desirable in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents be approved, including (i) STWO’s corporate existence be made perpetual, and (ii) certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be removed from the Existing Governing Documents.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT STWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2—THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of STWO and ESS. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

STWO is a blank check company incorporated on July 21, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, STWO utilized its global network, investing and industry expertise and experience of Sponsor, STWO’s management and the STWO Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among STWO, ESS, ESS’ shareholders and their respective representatives and advisors.

On July 27, 2020, prior to the closing of STWO’s IPO, Sponsor paid an aggregate of $25,000 in exchange for the issuance of 7,187,500 founder shares. The holders of the founder shares agreed to forfeit up to an aggregate of 937,500 founder shares, on a pro rata basis, to the extent that the option to purchase additional STWO Units was not exercised in full by the underwriters, so that the founder shares would represent 20% of STWO’s issued and outstanding shares after the IPO. In September 2020, Sponsor transferred 50,000 founder shares to each of Sarah Kirshbaum Levy, Ryan Shadrick Wilson and Janie Goddard as STWO’s independent directors. The underwriters’ option to purchase additional STWO Units expired unexercised on October 31, 2020, and Sponsor forfeited 937,500 founder shares, resulting in 6,250,000 founder shares outstanding.

On September 21, 2020, STWO completed its IPO of 25,000,000 STWO Units at a price of $10.00 per unit, generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Each STWO Unit consisted of one STWO Class A Ordinary Share and one-third of one Public warrant. Each whole Public Warrant entitles the holder thereof to purchase one STWO Class A Ordinary Share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its IPO, STWO completed the private placement of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrants to Sponsor. Of the proceeds received from the consummation of the IPO and the private placement purchases by the Sponsor, an aggregate of $250,000,000 was deposited in the Trust Account.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to STWO to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

STWO did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, STWO considered more than 200 potential targets, including both privately held companies and assets or divisions owned by publicly-traded companies. Of those potential targets, STWO entered into non-disclosure agreements with and engaged in varying degrees of due diligence with respect to more than 50 entities. STWO primarily focused its search on businesses that, in STWO’s view, employ a strategic approach to sustainability; that is, businesses whose pursuit of sustainability—environmental, social and/or economic—is core to driving their performance and success. STWO prioritized established companies with proven track records that were facing inflection points in their respective development and presented significant potential for revenue and earnings growth. STWO also focused on companies that had a strong competitive position with the potential to develop a leading, well-defined niche market position in their respective industries, in addition to well-established companies. STWO focused primarily on companies with an equity value between $500 million and $2 billion, but did evaluate companies outside of that range as well. Additional criteria that STWO considered for potential target companies are described in its prospectus relating to its IPO.

Throughout this process, STWO leveraged the investing, industry expertise and transaction experience of Sponsor, STWO’s management and the STWO Board to screen, prioritize and diligence potential acquisition candidates. The STWO Board initially conferenced on a weekly basis to review the most promising 20-30 potential targets in STWO’s pipeline, using the time to survey the business of each company, how each company aligned with or diverged from the STWO’s stated criteria and the next steps STWO would pursue with respect to each company, if any.

Of the more than 200 companies STWO evaluated, STWO determined to focus its resources and efforts in the near-term on a more select group of potential targets (including ESS), which STWO believed, based on its preliminary evaluation and the experience of its officers and directors, were most suitable for a business combination. STWO engaged in varying levels of additional discussions, negotiations and due diligence with these targets, exchanging draft term sheets with four different companies, including ESS, following its IPO. As STWO’s discussions with this more select group of potential acquisition targets became more serious, the STWO Board’s and management team’s weekly conference calls shifted to an every-other-week schedule and focused on a more in detailed strategic review of each potential acquisition target.

Negotiations with several of these target companies continued into the first quarter of 2021 and were ultimately abandoned when either STWO or the target company requested exclusivity from the other, as STWO was unwilling to agree to exclusivity in light of its ongoing negotiations with and interest in ESS. During the course of its negotiations with ESS, STWO continued to evaluate companies in its pipeline through the month of April 2021, only ceasing discussions with other potential targets when it became clear that STWO and ESS would reach agreement on the Merger Agreement and the PIPE would be fully subscribed.

Negotiations with ESS

The following is a brief description of the background of the negotiations between STWO and ESS and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives but, instead, is intended as a summary of material developments over the course of negotiations.

STWO was initially made aware of ESS on September 26, 2020 when a colleague of STWO director, John Roush, and Andrew Haughian, a partner with Pangea Ventures (a long-term shareholder of ESS), connected the two men by emailing Messrs. Roush and Haughian regarding the possibility of common interests. Mr. Roush did not (nor did any of the STWO directors) have any financial or other interest in ESS.

Mr. Roush emailed Mr. Haughian and they spoke by phone on September 28, 2020. Mr. Haughian provided some general information regarding ESS and its business, and commented on ESS’ potential alignment with STWO in a business combination, given STWO’s focus on sustainability. Following that conversation, Mr. Haughian introduced Mr. Roush to Craig Evans, who was then serving as ESS’ Chief Executive Officer, and Amir Moftakhar, ESS’ Chief Financial Officer, by email on September 29, 2020, whereby he provided an introductory presentation on STWO and requested an introductory call. Mr. Evans sent a follow-up note back to Mr. Roush with an introductory presentation on ESS and proposed times for a call. Messrs. Roush and Evans met by phone on October 2, 2020 and discussed introductory information about their respective companies and the possibility of pursuing a business combination.

Over the course of these early discussions, STWO focused on evaluating ESS’ technology and the practicality of ESS’ business plan and financial model in an effort to determine whether ESS was worth pursuing as a potential business combination partner. To assist in this analysis, Daniel Jinich and Adam Kriger, members of the STWO Board, sought the advice of Alan Greenshields, a mutual professional relation and clean energy expert with technical expertise in the design, reliability and performance of energy storage technology. Mr. Greenshields signed a non-disclosure agreement with STWO and investigated available information regarding ESS, probed his professional network of technical specialists and researched the foundational technology (including historic failures to develop iron-flow batteries). Messrs. Jinich, Kriger and Greenshields were in constant communication during the course of Mr. Greenshields’ preliminary evaluation.

On October 27, 2020, Mr. Roush and Mr. Jinich introduced Mr. Greenshields to Messrs. Moftakhar, Evans and Brian Lisiecki, ESS’ VP of Information and Business Systems, via telephone.

In November 2020, ESS established an internal management committee to review potential opportunities with a number of special purpose acquisition companies. Members of STWO management and the STWO Board discussed the benefits of such a merger transaction for a company positioned like ESS with members of the ESS Board and ESS management team throughout the fourth quarter of 2020, engaging in several telephonic and video conference calls and email correspondence. STWO also used these conversations to gather information and conduct preliminary diligence regarding ESS’ business and prospects, including ESS’ intent to expand the management team in the future in preparation for becoming a public company.

In November 2020, ESS formally launched a search for a new chief executive officer through Egon Zehnder, an executive recruitment firm, which after vetting a larger pool of potential candidates identified four applicants for ESS’ consideration. As part of the search process, the ESS Board reviewed the qualifications of the various candidates with regard to their overall skills and experience working at a publicly-traded company.

On November 30, 2020, Mr. Roush sent an email to Mr. Evans following up on the October 27, 2020 call with feedback and follow-up questions from the meeting. On December 3, 2020, Mr. Evans provided high level answers to Mr. Roush’s follow-up questions and mentioned that ESS had a data room but access to it would require execution of a non-disclosure agreement. Mr. Evans also mentioned that he had initiated discussions with an investment bank, but had not signed an engagement letter yet.

On December 9, 2020, Messrs. Roush, Jinich, Evans, Moftakhar and Hugh McDermott, ESS’ Senior Vice President of Business Development & Sales, held a call to discuss the competitive landscape ESS faced.

On December 16, 2020, Messrs. Evans, Moftakhar, McDermott, Lisiecki, Roush, Jinich, Kriger and Jonathan Ginns, a member of the STWO Board, had an in-depth call to discuss a potential transaction and the non-disclosure agreement process. That same day, Mr. Greenshields provided STWO with his high-level assessment of the potential of ESS’ technology, advising that ESS warranted further exploration as a potential target for a business combination. Subsequently, Mr. Roush emailed Mr. Moftakhar indicating STWO’s desire to enter into a non-disclosure agreement and continue negotiations.

In December 2020, the parties engaged in several conversations regarding the suitability of various banks and advisors for purposes of pursuing a business combination. On December 17, 2020, ESS began working with Nomura Greentech Capital Advisors through Nomura Securities International, Inc. (“Nomura”) as ESS’ financial advisor with respect to the Business Combination as well as a second financial advisor who subsequently withdrew as result of a potential conflict.

Additionally, in the last two weeks of December 2020 and the first week of January 2020, the parties continued to correspond regarding a potential transaction, access to information and the diligence process. On January 8, 2021, STWO and ESS entered into a mutual non-disclosure agreement to facilitate STWO’s review of ESS’ technology, customers and market.

On January 9, 2021, STWO received access to ESS’ virtual data room. Included in the data room was a preliminary financial model prepared by ESS and its financial advisors. Subsequently, ESS and its financial advisors began to share, and STWO began to evaluate, more detailed information regarding ESS’ business through the data room.

On January 13, 2021, STWO management, ESS management and Mr. Greenshields met to discuss ESS’ preliminary financial model. Over the course of the following week, additional support materials were exchanged among this group.

On January 23, 2021, ESS hosted an introductory call between STWO’s and ESS’ financial advisors.

On February 4, 2021, STWO, Mr. Greenshields and Dr. Julia Song, ESS’ Chief Technical Officer, met to review technical diligence matters.

On February 11, 2021, ESS formally engaged Nomura to act as its financial advisor with respect to the Business Combination.

As discussions among the parties progressed over the course of February 2021, they decided to negotiate a letter of intent. On February 24, 2021, STWO provided an initial draft letter of intent, describing their background as a company, their interest in ESS, the scope of due diligence that would need to be completed at specified milestones and the proposed structure for the transaction. Messrs. Jinich and Kriger engaged directly with ESS’ management team and their advisors, exchanging drafts and negotiating the terms of the letter of intent over the following several days. Some of the more extensively negotiated items included a requirement that STWO initiate outreach to PIPE Investors by March 15, 2021, as well as the inclusion, calculation and structuring of the earnout to be included as part of the consideration for current ESS shareholders.

On March 1, 2021, the parties executed the letter of intent in a form that was not substantially different from the initial draft letter of intent delivered by STWO on February 24, 2021. The letter of intent described the basic terms of the proposed transaction and included a mutual exclusivity period of 30 days with an automatic extension of 30 days if the parties were continuing to work towards a transaction in good faith, provided that outreach to the PIPE Investors commenced on or prior to March 15, 2021. STWO’s exclusivity was tailored such that it could continue discussions with other targets, but could not submit any bids, offers or proposals regarding a business combination without first withdrawing from discussions with ESS. The letter of intent established a pre-money, fully-diluted equity value ascribed to ESS of $1.1 billion (assuming the deemed exercise of the options to acquire additional shares of ESS’ Series C-2 Preferred Stock prior to the consummation of the business combination and the deemed exercise of warrants and vested, in-the-money equity awards), provided for the vesting of 75% of the private placement warrants held by Sponsor at the closing (with 12.5% vesting if the New ESS Common Stock trades above $12.50 per share for a period of time within five years of closing and the remaining 12.5% vesting if the New ESS Common Stock trades above $15.00 per share for a period of time within five years of closing) and afforded the existing ESS stockholders 16.5 million earnout shares that are triggered if the New ESS Common Stock trades or is otherwise valued above specified thresholds within five years of closing, among other key terms. The letter of intent also contemplated a minimum PIPE size of $200 million. The letter of intent also provided that the consummation of the transaction would be conditioned on minimum cash condition, shareholder approval, no ESS material adverse effect and other customary conditions. In addition, each of Breakthrough Energy Ventures, LLC and SB Energy Global Holdings One Ltd., existing stockholders of ESS, negotiated for the right to appoint one director to the New ESS Board in the letter of intent.

Following the signing of the letter of intent, the STWO team worked closely with the ESS team on more detailed technical due diligence as well as diligence on legal issues and ESS’ history and business. The focus of this second phase of due diligence was broad, including validating ESS’ projections and technology and exploring potential risks in ESS’ business, in addition to a focus on market applications, competition, differentiation, technology and intellectual property, product cost projections, margins, manufacturability, as well as customary legal and financial diligence. To support a deep and rapid diligence effort, STWO formally engaged substantial resources including its management, board, network, Mr. Greenshields and multiple experts and professional advisors.

STWO retained an attorney with more than 30 years of experience in patent litigation, procurement, management and enforcement, licensing, and freedom to operate, investigated the quality of ESS’ intellectual property portfolio. On March 5, 2021, Messrs. Greenshields and another professional advisor held a conference call with representatives of STWO, the ESS technical team and ESS’ patent attorney to conduct diligence, reviewed extensive documentation and briefed the STWO team and its advisors on their findings.

On March 18, 2021, STWO also engaged a consulting firm with expertise in economic modelling of power grids with specific emphasis on the impact of energy storage. The firm analyzed the potential impact of ESS’ technology compared to other storage technologies, assessed its application to the market and its potential impact on the network development and future plans of select utilities, and provided a written report for the STWO Board and management team to review.

In additional to technical diligence, STWO also conducted extensive commercial diligence through its global engagement of a leading consulting firm. STWO’s consultants evaluated ESS’ technology, cost structure, scalability of production, competitiveness compared to other storage technologies, financial model (including its proposed market and timeline) and public company readiness, ultimately providing a written analysis for review by the STWO Board and management team. As part of its commercial diligence process, on March 4, 5, 8 and 9, 2021, STWO and its consultants conducted customer interviews with four of ESS’ current customers, focusing on product experience and customer satisfaction. Additionally, STWO and its consultants were able to discuss previously conducted due diligence for ESS with Munich Reinsurance Company (“Munich Re”), ESS’ insurance provider for product warranties. In connection with its provision of reinsurance services to ESS, Munich Re vetted ESS’ technology and product offering extensively. Consequently, discussions with Munich Re and review of their diligence materials were helpful in providing confirmation of ESS’ value proposition.

STWO also instructed Kirkland & Ellis LLP (“K&E”), its legal counsel, to conduct an in-depth legal review of ESS’ governance documents, debt instruments, material contracts, employment practices and related exposure, real property rights, intellectual property entitlements and regulatory, environmental and litigation matters. K&E regularly corresponded with the STWO management team and counsel to ESS with respect to legal diligence inquiries. K&E provided a formal written report of its findings to the STWO Board and management team.

After several internal discussions, ESS decided to extend an offer of employment to Eric Dresselhuys to serve as ESS’ Chief Executive Officer. On March 24, 2021, the ESS Board approved the hiring of Mr. Dresselhuys as ESS’ Chief Executive Officer, and on March 26, 2021, Mr. Evans organized a meeting introducing Mr. Dresselhuys to Messrs. Jinich, Roush and Kriger. ESS entered into an employment agreement with Mr. Dresselhuys dated April 1, 2021. STWO saw this development as supportive of ESS’ goals to quickly increase scale and successfully transition to a public company.

Concurrently with its due diligence investigation, STWO collaborated with ESS, Deutsche Bank Securities Inc. (“Deutsche Bank”) and counsel throughout March 2021 to prepare marketing materials and conduct the PIPE offering. Between March 6 and April 1, 2021, STWO, ESS and their respective representatives exchanged numerous revised drafts of, and held various calls and meetings (including a weekly status update call with the entire working group) to discuss the investor management presentation to be provided to potential PIPE Investors. In March 2021, the focus of these conversations and comments was refining the product to effectively highlight the potential of an ESS investment opportunity. Towards the end of March 2021, focus shifted to strategy in approaching potential investors and filling the PIPE.

On March 15, 2021, the parties amended the letter of intent to extend the exclusivity period, given the progress made on the Business Combination to date and continuing generalized difficulty in the capital markets.

On March 18, 2021, K&E sent the initial draft of the Subscription Agreement to Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), counsel to ESS. Over the ensuing several weeks, K&E, WSGR and counsel to Deutsche Bank, agreed on a form subscription agreement, which was posted to a virtual data room for potential PIPE Investors to review on April 16, 2021. In the weeks leading up to signing, K&E and STWO negotiated the definitive terms of the Subscription Agreements with the PIPE Investors.

Between March 2, 2021 and March 4, 2021, Mr. Jinich and Mr. Kriger collaborated with ESS and Deutsche Bank on investor outreach. On April 5, 2021, representatives of STWO held initial conversations with potential PIPE Investors with respect to investment in the PIPE. PIPE marketing activities continued through March 6, 2021. Messrs. Evans, Dresselhuys, Moftakhar, Kriger, McDermott and Dr. Song met with various potential investors throughout that period of time.

On [March 31, 2021], STWO formally engaged Deutsche Bank and a second investment bank as placement agents (the “Placement Agents”). Between April 5, 2021 and May 6, 2021, more than 39 were “wall-crossed” and more than 13 potential PIPE Investors participated in discussions with representatives of STWO and ESS. On April 16, 2021, the form of Subscription Agreement was distributed to potential PIPE Investors with respect to the PIPE. Between March 18, 2021 and May 6, 2021, K&E, WSGR and counsel to the Placement Agents, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), collectively negotiated the terms of the Subscription Agreement, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein. During this time, the potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts. On May 2, 2021, ESS received notice that one of its financial advisors, who was also serving as a placement agent for the PIPE Investment, may have a conflict of interest. While the conflict was not with STWO or any of its affiliates, the financial advisor and placement agent nonetheless withdrew upon the mutual agreement of all parties agreed and to resign from its engagements. Consequently, Nomura continued as ESS’ sole financial advisor and Deutsche Bank continued as the sole placement agent for the PIPE Investment. On May 6, 2021, a final version of the form of PIPE Agreement was distributed to the potential PIPE Investors, which reflected the outcome of negotiations between STWO, ESS, and the potential PIPE Investors and their respective representatives and advisors. On May 6, 2021, the potential PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed PIPE Agreements to K&E to be held in escrow upon release of signatures to the Merger Agreement.

On April 21, 2021, K&E provided an initial draft of the Merger Agreement to WSGR, counsel to ESS, the proposed terms of which WSGR began to review with ESS, select shareholders and their counsel. WSGR provided initial comments on the draft Merger Agreement to K&E on April 27, 2021. After discussion regarding the nature of ESS’ and WSGR’s comments, K&E sent a further revised draft of the Merger Agreement back to WSGR on April 29, 2021. Following WSGR’s and ESS’ review of these comments, K&E and WSGR negotiated some of the remaining open issues in the Merger Agreement on a conference call the evening of April 30, 2021.

K&E provided initial drafts of the form Transaction Support Agreement and Sponsor Letter Agreement to WSGR on April 27, 2021. Several drafts of each agreement were exchanged among the parties in advance of signing, including comments from STWO, the STWO Board, ESS and select of ESS’ shareholders. Negotiations focused on the transaction support to be extended by ESS stockholders and the duration of Sponsor’s and members of the STWO Board’s post-Closing transfer restrictions. The parties ultimately agreed to rely on the voting covenants and the ESS Board’s obligations under the Merger Agreement for purposes of transaction support and continuing application of the post-Closing transfer restrictions set forth in the letter agreement between STWO and Sponsor dated September 16, 2020.

While the STWO Board met several times in in the preceding months regarding developments in STWO’s discussions with ESS, among other things, they invited K&E to join a meeting scheduled April 30, 2021 for the purpose of discussing the contemplated business combination between STWO and ESS in greater detail. On April 30, 2021, STWO’s management provided a presentation (summarizing the proposed structure of the transaction, economic terms, required voting thresholds, the terms and conditions of the draft Merger Agreement and various ancillary documents, mechanics related to closing certainty, the status of the PIPE and applicable fiduciary duties under Cayman Islands law) and a copy of the PIPE investor deck to the STWO Board in advance of the STWO Board’s scheduled meeting. The STWO Board met via videoconference with management and K&E on the afternoon of April 30, 2021 to discuss the status of negotiations with ESS, the status of the PIPE, the proposed terms of the transaction and anticipated timing. STWO’s management presented the strategic rationale, economic terms and structure for the proposed combination with ESS. K&E presented a summary of the currently proposed terms of the Merger Agreement and ancillary agreements and the STWO Board’s fiduciary duties with respect to evaluating the opportunity. The STWO Board asked questions of management and K&E, focusing on ESS’ proposed use of proceeds post-closing and open issues in STWO’s ongoing negotiations with ESS. The STWO Board’s discussion naturally led to the anticipated benefits and potential risks to STWO’s shareholders of consummating the proposed combination. By the close of the meeting, the STWO Board agreed that the proposed transactions were in STWO’s and its shareholders’ best interests and encouraged management to continue negotiating with ESS to finalize the transaction documents.

Merger Sub was incorporated under the laws of the State of Delaware on April 30, 2021.

On May 1, 2021, WSGR provided a further revised draft of the Merger Agreement to K&E. During the week of May 2, 2021, STWO, ESS and their respective counsel discussed open commercial and legal issues and exchanged comments on the Merger Agreement on a daily basis. As a result of these negotiations, STWO agreed to forfeit 12.5% of the Private Placement Warrants held by Sponsor, such that 6.25% of the Private Placement Warrants would vest if the New ESS Common Stock trades above $12.50 per share for 20 out of 30 consecutive trading days within five years of Closing and 6.25% would vest if the New ESS Common Stock trades above $15.00 per share for 20 out of 30 consecutive trading days within five years of Closing. Other revisions that came out of the week’s discussions included clarifying inclusions in and exclusions from ESS’ diluted share count for the purposes of calculating the per share consideration and mechanics for a possible pre-closing financing. The Merger Agreement was ultimately agreed among the parties the evening of May 6, 2021.

Breakthrough Energy Ventures, LLC, and SB Energy Global Holdings One Ltd. and their respective counsel commented on the Business Combination Agreement, Transaction Support Agreement and Sponsor Letter Agreement, among other documents, between May 1 and May 6, 2021. On May 3, 2021, representatives of the ESS stockholders, ESS and STWO discussed open issues in the draft document, including the nature of the shareholders responsibility to support the Business Combination, the length of the lock-up period and the extent of recourse against affiliates of the parties, by conference call. Following that call, the representatives continued exchanging drafts of the ancillary agreements. The agreed forms, which were attached as exhibits to the Merger Agreement, were exchanged on May 6, 2021.

The morning of May 6, 2021, the draft Merger Agreement was posted to the virtual data room for potential PIPE Investors to review in connection with the evaluation of their participation in the PIPE Financing.

The STWO Board received the draft resolutions approving the transactions, the draft current report on Form 8-K announcing the signing of the Merger Agreement (among other things), agreed forms of the Merger Agreement and various ancillary agreements, the PIPE investor presentation and a legal due diligence report from K&E mid-day on May 6, 2021 before meeting via videoconference that evening with management, K&E and Walkers Global, Cayman Islands counsel to STWO (“Walkers”). Representatives of Walkers reviewed the STWO Board’s fiduciary duties from a Cayman Islands law perspective, and representatives of K&E reviewed the terms of the proposed definitive transaction documentation. The STWO Board unanimously adopted resolutions (a) determining that it was in the best interests of STWO and its shareholders for STWO to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger, the PIPE and the Domestication), (b) authorizing management to negotiate, execute and deliver the transaction documents and (c) authorizing management to consummate the transactions contemplated by the Merger Agreement, among other things.

STWO’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Merger” above, the STWO Board, in evaluating the Business Combination, consulted with STWO’s management and technological, financial and legal advisors. In reaching its unanimous decision that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of STWO and its shareholders, and to recommend that the STWO shareholders adopt the Merger Agreement and approve the Business Combination and other transactions contemplated thereby, the STWO Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the STWO Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The STWO Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the STWO Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the STWO Board decided not to obtain a fairness opinion. The officers and directors of STWO have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, particularly in the social sustainability space, and with mergers and acquisitions, generally. Accordingly, the STWO Board concluded that the officers’ and directors’ experience and background, together with the experience and sector expertise of STWO’s technological and financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The STWO Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Sustainability. ESS offers long duration energy storage using easily sourced, recyclable components that are non-flammable, non-toxic and present no risk of explosion, and support the acceleration of renewable sources making up a larger component of our energy mix by providing stability to the grid.

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Technological Advantage. The performance of iron flow batteries presents compelling evidence that it is a superior technology relative to lithium-ion batteries, including its operational flexibility, longer asset life, ambient operating temperature, safety record and availability, cost and recyclability of its components. Further, ESS has a robust, defensible patent portfolio, which will make it more difficult for others to enter and compete directly in the industrial-scale iron flow battery space. Additionally, ESS’ technology has been deployed in the market in varying capacities since 2015.

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Alignment with STWO’s Key Target Criteria. ESS embodies several of STWO’s stated key criteria for a potential target company, including its accelerated growth opportunities, the anticipated benefit for it to becoming a public company (including access to the capital markets), the strength of its experienced and knowledgeable management team and the future potential for brand strength and high margins.

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Growth Prospects. Owing to its robust patent portfolio, ESS is an exclusive player in this category-defining technology and will catalyze change in the growing industry of long-duration energy storage. Proceeds raised in connection with the PIPE Financing will accelerate ESS’ ability to reach commercial scale and profitability associated therewith.

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Large Addressable Market. ESS competes in the utility-scale energy storage market, which is estimated to become a $56 billion market by 2027. As ESS grows to achieve scale and pursues commercial expansion of its product offerings, the potential addressable market will continue to grow.

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Experienced and Knowledgeable Management Team. The founders and inventors of ESS remain integral to the management team, business operations and research and development of ESS and are supported by an experienced team with public company leadership experience.

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Valuation Supported by Due Diligence. STWO and its advisors satisfactorily engaged in a rigorous due diligence examination of ESS, its business, its legal affairs and its technology. The results of technological and legal due diligence validated the merits of ESS’ business and the financial due diligence validated STWO’s valuation of ESS.

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Strong Commitment of Existing ESS Stockholders. SB Energy Global Holdings One Ltd. committed a substantial amount of capital in the PIPE Financing, and all existing ESS stockholders agreed to roll their ownership stakes.

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Negotiated Transaction. The financial and other terms of the Merger Agreement are the result of arm’s length negotiations between STWO and ESS, and have been validated by their respective advisors and the PIPE Investors as reasonable.

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Timeliness. Given recent events, including the Texas 2021 winter storms and 2019 California wildfires ignited by the local utility company, the prudence of a sustainable, long duration energy storage solution is especially compelling. Further, in light of the Biden Administration’s emphasis on de-carbonization, the STWO Board is persuaded that this is the right time for this kind of technology to enter the public sphere.

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Other Alternatives. STWO’s Board believes, after reviewing more than 200 companies and negotiating term sheets with four (4) of them, that the proposed Merger represents the best potential business combination opportunity for STWO, for the reasons provided above.

The STWO Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader, macro risks, including the following issues and risks:

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Anticipated Benefits May Not be Achieved. The potential benefits of the Business Combination, as described above, may not be fully achieved, or may not be achieved within the expected timeline. For example, the scaling of ESS’ business will require significant investment and, while ESS has deployed components of its energy center in the marketplace, it has yet to deploy a complete energy center; there is a risk that ESS’ primary product will not be commercially or technically viable and that ESS will not be able to scale its business as intended.

•	Macroeconomic Risks. The last 18 months have brought significant macroeconomic uncertainty, which could continue and have an effect on New ESS’ revenues, access to capital and business operations.

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STWO Shareholder Vote. ESS’ stockholders may fail to attend the meeting in requisite numbers to reach a quorum for the conduct of business, or may fail to provide the votes necessary to effect the Business Combination.

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Redemption Risk. Holders of STWO’s Class A Ordinary Shares have a right to redeem their shares prior to the consummation of the Business Combination, which, if exercised on a large scale, could make the Business Combination more difficult to complete.

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Limitations of Review. The STWO Board did not obtain a formal opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to STWO, ESS or their respective shareholders from a financial point of view. Accordingly, the STWO Board considered that STWO may not have properly valued ESS.

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Closing Conditions. The Business Combination is conditioned on the satisfaction of certain closing conditions that are not within STWO’s control, including approval by STWO shareholders and approval by the NYSE or Nasdaq of the initial listing application.

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Potential Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and expenses. The fees and expenses associated with completing the Business Combination, including with respect to the proxy solicitation, potential litigation, registration of the shares of New ESS, listing on the stock exchange and regulatory approvals, may exceed STWO’s and ESS’ available resources.

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Listing Risks. Preparing ESS, a private entity, for the applicable disclosure and listing requirements that New ESS will be subject to as a publicly traded company on the NYSE or Nasdaq will be a challenging process.

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ESS Stockholder Dynamics. There are complex dynamics at play in the relationships between ESS and its current stockholders, some of which participated (along with their legal counsel) in the negotiation of definitive transaction documents, that could complicate the process of obtaining favorable shareholder votes and consummating the Business Combination.

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Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits STWO from soliciting other business combination proposals, thereby restricting STWO’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

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Liquidation of STWO. If the Business Combination is not completed for any reason, after the STWO Board’s and management’s focus and resources have been directed exclusively to ESS and diverted from other business combination opportunities, there is a risk that STWO may be unable to effect a business combination in the requisite time frame and, consequently, may be forced to liquidate.

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Other Risk Factors. The STWO Board additionally considered the various other risk factors described in the section titled “Risk Factors” beginning on page 33 of this proxy statement/prospectus/information statement.

In addition to considering the factors described above, the STWO Board also considered that some officers and directors of STWO might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of STWO’s shareholders. STWO’s independent directors reviewed and considered these interests during the negotiation of the Merger Agreement and in evaluating and unanimously approving, as members of the STWO Board, the Merger Agreement and the transactions contemplated thereby.

The STWO Board concluded that the potential benefits that it expected STWO and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the STWO Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of STWO and its shareholders.

Certain ESS Projected Financial Information

ESS provided STWO with its unaudited financial results for the fiscal year ended December 31, 2020, and ESS and STWO prepared projections for the fiscal years ended December 31, 2021 through 2027. ESS does not as a matter of course make public projections as to future sales earnings, or other results. However, management of ESS has provided the internally prepared projections to STWO for total revenue, gross profit, adjusted EBITDA, debt and capital expenditures of ESS for 2021 through 2027. The projections provided by ESS management to STWO were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of projections, but in the view of ESS’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ESS. These projections were prepared solely for internal use, and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or shareholders. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/information statement are cautioned not to place undue reliance on the projections.

The projections reflect numerous estimates and assumptions, including estimates and assumptions with respect to general business, economic, industry, market, regulatory and financial conditions, trends and other future events, and various other factors, as well as factors specific to ESS’ business, all of which are difficult to predict and many of which are beyond ESS’ and STWO’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “ESS Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

The projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ESS’ control. Moreover, ESS’ limited operating history makes evaluating its business and analyses, upon which operating and financial results projections rely, difficult and uncertain. These risks and uncertainties include, but are not limited to, the failure of ESS’ technology or energy storage products to perform as expected, ESS’ ability to manufacture its energy storage products and to develop and increase its manufacturing capacity in a cost-effective manner, market adoption of ESS’ technology or energy storage products not developing as expected, or developing more slowly than expected, and general economic conditions. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus/information statement should not be regarded as an indication that ESS, STWO or their representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared.

The projections provided to STWO by ESS were used by STWO as a component in its overall evaluation of ESS and as part of the PIPE Financing process, and are included in this proxy statement/prospectus/information statement on that account. ESS has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to STWO. Neither ESS’ nor STWO’s management nor any of their representatives has made or makes any representation to any person regarding the ultimate performance of ESS compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. New ESS will not refer back to these projections in its future periodic reports filed under the Exchange Act.

The projections included in this proxy statement/prospectus/information statement have been prepared by, and are the responsibility of, ESS’ and STWO’s management. Neither Ernst & Young LLP nor Marcum LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying projections and, accordingly, neither Ernst & Young LLP nor Marcum LLP has expressed an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report regarding ESS included in this proxy statement/prospectus/information statement relate to ESS’ previously issued financial statements and the Marcum LLP report included in this proxy statement/prospectus/information statement relates to STWO’s previously issued financial statements. None of these reports extend to the projections and should not be read to do so.

These projections are unaudited and do not conform to Regulation S-X promulgated under the Securities Act. These projections include non-GAAP financial measures, including gross margin and adjusted EBITDA. ESS believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to ESS’ financial condition and results of operations. ESS’ management uses certain of these non-GAAP measures to compare ESS’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. Not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. Specifically, ESS does not provide such quantitative reconciliation due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

The projections are based in part on ESS’ estimates of manufacturing capacity, capital expenditures and targeted deployment of ESS’ energy storage products. See the section titled “Information about ESS—Our Growth Strategy”. The following table sets forth certain summarized prospective financial information regarding ESS for 2021, 2022, 2023, 2024, 2025, 2026 and 2027.

Values in 000s	2021	2022	2023	2024	2025	2026	2027
Revenue
Product—EW Purchase & Lease	$2,381	$22,679	$34,520	$47,203	$66,328	$94,808	$135,248
Product—EC Purchase	—	$14,224	$256,249	$696,998	$1,447,504	$2,222,420	$2,986,242
Product—EF Purchase	—	—	$4,177	$28,696	$41,797	$50,522	$61,113
Service Agreement	$15	$314	$5,535	$29,808	$88,884	$203,964	$379,833

Total Revenue	$2,396	$37,217	$300,481	$802,704	$1,644,513	$2,571,715	$3,562,436
Market Share (%)	0%	0%	1%	2%	4%	6%	6%
Cost of Goods Sold(1)	$4,560	$50,424	$253,087	$585,929	$1,136,469	$1,622,129	$2,229,953

Gross Profit	$(2,163)	$(13,207)	$47,393	$216,776	$508,044	$949,586	$1,332,483
Gross Margin (%)	NM	NM	16%	27%	31%	37%	37%

Total Operating Expense	$17,659	$29,854	$45,841	$86,264	$148,230	$210,718	$273,590

EBITDA	$(19,822)	$(43,062)	$1,552	$130,511	$359,813	$738,868	$1,058,894
Margin (%)	NM	NM	1%	16%	22%	29%	30%
Depreciation	$432	$4,712	$17,737	$32,842	$46,508	$63,580	$69,824
Interest Expense	—	$59	$287	$414	$530	$656	$817
Taxes (net of NOL)	—	—	—	—	$56,715	$141,673	$207,533

Net Income (Loss)	$(20,255)	$(47,833)	$(16,472)	$97,255	$256,059	$532,959	$780,720
Portion of Revenue (%)	NM	NM	NM	12%	16%	21%	22%

CapEx
Maintenance CapEx	$(3,259)	$(8,240)	$(8,487)	$(8,742)	$(9,004)	$(9,274)	$(9,552)
Leased Equipment	—	$(7,980)	$(6,680)	$(6,532)	$(8,100)	$(10,270)	$(13,875)
Manufacturing Capacity Growth CapEx	$(500)	$(21,200)	$(49,000)	$(93,500)	$(31,500)	$(87,000)	$(124,162)

Total CapEx	$(3,759)	$(37,420)	$(64,167)	$(108,774)	$(48,604)	$(106,544)	$(147,589)
Portion of Revenue (%)	157%	101%	21%	14%	3%	4%	4%

EBITDA	$(23,581)	$(80,482)	$(62,615)	$21,738	$311,209	$632,324	$911,305

Operating Cash Flows	$(21,145)	$(84,544)	$(97,759)	$(49,913)	$151,619	$409,416	$664,954

Cash on Balance Sheet	$470,816	$390,967	$296,708	$249,857	$405,087	$818,909	$1,489,775

Number of Units Sold	2021	2022	2023	2024	2025	2026	2027
Product—EW Purchase	27	179	200	252	376	552	824
Product—EW Lease	—	40	40	48	64	84	120
Product—EC Purchase	—	33	600	1,571	3,433	5,379	7,449

•	“EW” = Energy Warehouses
•	“EC” = Energy Centers
•	“EF” = Energy Franchise
(1)	Assumes that ESS exits the research and development phase in 2021.

Interests of STWO’s Directors and Officers in the Business Combination

When you consider the recommendation of the STWO Board in favor of approval of the Business Combination Proposal, you should keep in mind that the STWO Initial Shareholders, including STWO’s directors, have interests in such proposal that are different from, or in addition to, those of STWO shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the STWO Initial Shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for 7,187,500 Class B ordinary shares, 6,250,000 of which are currently owned by the STWO Initial Shareholders, the aggregate value of which is estimated to be approximately $        , assuming the per share value of the New ESS Common Stock is the same as the $         per share closing price of our Class A ordinary shares on Nasdaq as of                     , 2021;

•

the fact that Sponsor paid $7,000,000 for its Private Placement Warrants, the aggregate value of which is estimated to be approximately $        , assuming the per warrant value of the New ESS warrants is the same as the $         per warrant closing price of the STWO Warrants on Nasdaq as of                     , 2021, and the Private Placement Warrants would be worthless if a business combination is not consummated by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•	the fact that the affiliates of STWO have agreed to purchase shares of New ESS Common Stock at $10.00 per share in the PIPE Financing on the same terms and conditions as the other PIPE Investors;

•

the fact that the STWO Initial Shareholders and certain of STWO’s current officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if STWO fails to complete an initial business combination by September 21, 2022;

•	the fact that the Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of STWO;

•	the continued indemnification of STWO’s directors and officers and the continuation of STWO’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and STWO’s officers and directors will lose their entire investment in STWO and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by September 21, 2022;

•

the fact that if the trust account is liquidated, including in the event STWO is unable to complete an initial business combination by September 21, 2022, the Sponsor has agreed to indemnify STWO to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which STWO has entered into an acquisition agreement or claims of any third party for services rendered or products sold to STWO, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that STWO may be entitled to distribute or pay over funds held by STWO outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

The STWO Initial Shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus/information statement, the Initial Shareholders own 20.0% of the issued and outstanding ordinary shares. See “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement” in this proxy statement/prospectus/information statement for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the STWO Initial Shareholders, ESS and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem their public shares and (iv) New ESS’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of ESS’ Directors and Officers in the Business Combination

When you consider the recommendation of ESS’ Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of ESS’ directors and officers have interests in the Business Combination that are different from, or in addition to, those of ESS’ shareholders. The ESS Board was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that ESS shareholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

•

Certain of ESS’ directors and executive officers are expected to become directors and/or executive officers of New ESS upon the Closing. Specifically, the following individuals who are currently executive officers of ESS are expected to become executive officers of New ESS upon the Closing, serving in the offices set forth opposite their names below.

Name	Position

•	In addition, the following individuals who are currently directors of ESS are expected to become directors of New ESS upon the Closing:

•

Certain of ESS’ executive officers and non-employee directors hold options to purchase shares of ESS Common Stock, which will be assumed by STWO upon the Closing. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Merger Agreement—Conversion of Securities,” which description is incorporated by reference herein. The ownership of such awards by ESS’ executive officers and non-employee directors as of                     , 2021, is set forth in the table below.

Name	Vested Stock Options	Unvested Stock Options	Restricted Units
Named Executive Officers
All Other Executive Officers as a Group
Non-Employee Directors

•

Certain of ESS’ executive officers hold shares of ESS Capital Stock, the treatment of which is described in the section entitled “The Merger Agreement,” which description is incorporated herein by reference. The following executive officers of ESS have a direct or indirect ownership interest in ESS Capital Stock:

•	The following non-employee directors of ESS have a direct or indirect ownership interest in ESS Capital Stock:

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On May 20, 2021, STWO and ESS filed the required forms under the HSR Act with the Antitrust Division and the FTC.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New ESS’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. STWO cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, STWO cannot assure you as to its result.

None of STWO and ESS are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Accounting Treatment of the Business Combination

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, STWO will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of ESS issuing stock for the net assets of STWO, accompanied by a recapitalization. The net assets of STWO will be stated at historical cost, with no goodwill or other intangible assets recorded.

ESS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

ESS’ existing stockholders will have the greatest voting interest in the combined entity after giving effect to the Merger under the no redemption and maximum redemption scenarios with at least 63.1% or 75.5% voting interest, in each case;

•	After giving effect to the Merger, the largest individual minority stockholder of the combined entity will be an existing stockholder of ESS;

•	ESS’ existing directors and individuals designed by existing ESS Stockholders will represent the majority of the New ESS board of directors;

•	ESS’ senior management will be the senior management of New ESS; and

•	ESS is the larger entity based on historical revenue and has the larger employee base.

Other factors were considered, including the purpose and intent of the Merger, noting that the preponderance of evidence as described above is indicative that ESS is the accounting acquirer in the Merger.

THE MERGER AGREEMENT

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of STWO and ESS. This subsection of the proxy statement/prospectus/information statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus/information statement. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus/information statement. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus/information statement as characterizations of the actual state of facts about STWO, Merger Sub, ESS or any other matter.

On May 6, 2021, STWO, Merger Sub and ESS entered into the Merger Agreement, which provides for, among other things, the following transactions:

•

On the Closing Date, prior to the time at which the Effective Time occurs, STWO will change its jurisdiction of incorporation by deregistering by way of continuation as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; and

•

the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into ESS, with ESS as the surviving company in the Merger and, after giving effect to such Merger, ESS shall be a wholly-owned subsidiary of STWO. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (a) each share of ESS outstanding as of immediately prior to the Effective Time other than any Cancelled Shares and Dissenting Shares (each, as defined in the Merger Agreement) shall be converted into the right to receive a number of shares of New ESS Common Stock based on an adjusted equity value with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis and (b) each warrant and equity award of ESS outstanding as of immediately prior to the Effective Time will be exchanged for comparable warrants or equity awards that are exercisable for a fraction of a share of New ESS Common Stock as calculated in accordance with the Merger Agreement. For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Stockholders in the Business Combination.”

In connection with the foregoing and contemporaneously with the execution of the Merger Agreement, STWO entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and STWO has agreed to issue and sell to the PIPE Investors, an aggregate of 2,500,000 shares of New ESS Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $250,000,000, on the terms and subject to the conditions set forth in such Subscription Agreements and the Merger Agreement. The New ESS Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) thereof. STWO has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Subscription Agreements, the Restated Registration Rights Agreement, the Sponsor Letter Agreement and the Transaction Support Agreements (each as defined in the accompanying proxy statement/prospectus/information statement). See “Certain Agreements Related to the Business Combination Proposal” for more information.

Effect of the Domestication on Existing STWO Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding share of Class A ordinary share of STWO will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock;

•	each issued and outstanding Class B ordinary share of STWO will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of STWO will represent the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the STWO Warrant Agreement;

•	the governing documents of STWO will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus/information statement;

•

the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the STWO shareholders, other than the amendments to the STWO governing documents that are contemplated by the Governing Documents Proposals, which is a condition to the closing of the Business Combination; and

•

in connection with the first three (3) bullets above, each issued and outstanding unit of STWO that has not been previously separated into the underlying Class A ordinary share of STWO and one-third of one STWO warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New ESS Common Stock and one-third of one warrant representing the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the STWO warrant agreement.

Consideration to ESS Stockholders in the Business Combination

Under the terms of the Merger Agreement, immediately prior to the Effective Time, each share of ESS Preferred Stock issued and outstanding immediately prior to the Effective Time (other than cancelled or dissenting shares) will be converted into a number of shares of ESS Common Stock in accordance with the ESS charter (the “ESS Preferred Conversion”).

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, the shareholders of ESS will be entitled to receive, in exchange for their ESS Common Stock, (a) an aggregate number of shares of New ESS Common Stock equal to (i) the sum of $1.003 billion, the aggregate exercise price that would be paid to ESS if all ESS Options (whether vested or unvested) were exercised in full immediately prior to the Effective Time, the aggregate exercise price that would be paid to ESS if all ESS Warrants were exercised in full immediately prior to the effective time (excluding Assumed Warrants, as defined in the Merger Agreement) and any amount by which transaction expenses are less than $35 million but greater than $0, divided by (ii) $10.00; (b) the Earnout Stock (as defined in the Merger Agreement); and (c) the Exchanged Company RSUs (as defined in the Merger Agreement). The Earnout Stock and the Exchanged Company RSUs are subject to vesting in the event the closing sale price of New ESS Common Stock exceeds certain price thresholds for 20 trading days in any 30-trading day period beginning at least six (6) months after the Closing and ending on the fifth anniversary of the Closing.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the closing deliverables on the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as STWO and ESS may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the Business Combination and the other transactions contemplated therein are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•	the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement being in effect;

•	the Offer (as such term is defined in the Merger Agreement) shall have been completed in accordance with the terms of the Merger Agreement and this proxy statement;

•

this Registration Statement, of which this proxy statement/prospectus/information statement forms a part, becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this Registration Statement and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; and

•	the approval of the Proposals being obtained by the requisite number of shareholders of STWO in accordance with the Existing Governing Documents.

Other Conditions to the Obligations of STWO

The obligations of STWO to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by STWO of the following further conditions:

•

the representations and warranties of ESS regarding organization and qualification of ESS, ESS’ authority to, among other things, execute and deliver the Merger Agreement and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, capitalization, absence of certain changes or events and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of ESS being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the

Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in Material Adverse Effect;

•	ESS having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing;

•	delivery to STWO of a certificate signed by an officer of ESS confirming that the conditions set forth in the three (3) immediately preceding bullet points have been satisfied; and

•	since the date of the Merger Agreement, no Material Adverse Effect will have occurred that is continuing.

Other Conditions to the Obligations of ESS

The obligations of ESS to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by ESS of the following further conditions:

•

the representations and warranties of STWO and Merger Sub regarding organization and qualification, the authority to execute and deliver the Merger Agreement and each of the ancillary documents to which it is or will be a party and to consummate the transactions contemplated thereby, absence of certain changes or events, brokers fees and capitalization being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of STWO and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on STWO;

•	STWO having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement;

•	delivery to ESS of a certificate signed by an officer of STWO confirming that the conditions set forth in the three (3) immediately preceding bullet points have been satisfied;

•

the New ESS Common Stock to be issued in connection with the Business Combination shall have been approved for listing on NYSE or, to the extent NYSE is not available to New ESS, NASDAQ subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders;

•

the aggregate cash proceeds from STWO’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $200,000,000 (after deducting any amounts paid to STWO shareholders that exercise their redemption rights in connection with the Business Combination and net of unpaid transaction expenses incurred or subject to reimbursement by STWO) and STWO shall have made arrangements for such amounts held in the trust account to be released from the trust account at the Effective Time;

•

certain directors and all executive officers of STWO shall have been replaced in their respective positions by the persons selected by ESS pursuant to the Merger Agreement, in each case, effective as of the Effective Time; and

•	the completion of the Domestication.

Representations and Warranties

Under the Merger Agreement, ESS made customary representations and warranties to STWO and Merger Sub relating to, among other things: organization, standing and corporate power, corporate authority, approval and non-contravention, governmental approvals, capitalization, subsidiaries, financial statements, internal controls, compliance with laws, absence of certain changes or events, no undisclosed liabilities, information supplied, litigation, contracts, employment matters, taxes, intellectual property, data protection, information technology, real property, corrupt practices, sanctions, insurance, competition and trade regulation, environmental matters, brokers and affiliate agreements.

Under the Merger Agreement, STWO and Merger Sub made customary representations and warranties to ESS relating to, among other things: organization, standing and corporate power, corporate authority, approval and non-contravention, litigation, compliance with laws, employee benefit plans, financial ability, trust account, taxes, brokers, STWO SEC reports, financial statements, Sarbanes-Oxley Act, business activities, absence of changes, registration statement, no outside reliance, capitalization, Nasdaq stock market quotation, contracts, no defaults, title to property, Investment Company Act, affiliate agreements, corrupt practices, takeover statutes and charter provisions, Subscription Agreements and the Defense Production Act.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of ESS, STWO and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of ESS are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (a) the assets, business, results of operations or financial condition of ESS or (b) the ability of ESS to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (a) above: (i) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which ESS operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 8.02(a) of the Merger Agreement), (iv) any change generally affecting any of the industries or markets in which ESS operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, ESS operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of ESS to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on ESS, as compared to other industry participants.

Covenants of the Parties

Covenants of ESS

ESS made certain covenants under the Merger Agreement, including, among others, the following:

•

Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19) or as consented to in writing by STWO (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, ESS will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use commercially reasonable efforts to preserve intact ESS’ current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•

Subject to certain exceptions specified in the Merger Agreement, prior to the Closing, ESS will not do any of the following without STWO’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•	change or amend the certificate of incorporation, bylaws or other organizational documents of ESS;

•	declare, make or pay any dividend or other distribution to ESS stockholders;

•	create, allot, issue, redeem or repurchase any shares or other securities convertible into shares of ESS;

•

enter into, or amend or modify any material term of, terminate or waive or release any material right, claim or benefit under any related-party contract, other than in the ordinary course of business consistent with past practice;

•	sell, transfer or subject to any lien any assets, properties or businesses of ESS (including its intellectual property), subject to certain exceptions contemplated in the Merger Agreement;

•

adopt or materially amend any material benefit plan or any collective bargaining agreement, or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of ESS, subject to certain exceptions contemplated in the Merger Agreement;

•	fail to maintain its existence or acquire any material portion of assets or equity of any business or adopt any plan of liquidation, dissolution, merger or other reorganization;

•	make capital expenditures outside of ESS’ annual capital expenditure budget in excess of a specified threshold;

•

make any loans, advances or capital contributions to, or investments in, any other Person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business;

•	make, revoke or change any material tax election or change any material tax accounting method or period;

•	waive, release or settle any liability, other than in the ordinary course of business consistent with past practice, in excess of a specified threshold;

•	incur, issue, assume, guarantee or otherwise become liable for any indebtedness in excess of a specified threshold;

•	enter into any material new line of business;

•	make any material change in financial accounting methods, principles or practices;

•	fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to ESS and its assets; or

•	agree to take any of the above-listed actions.

•

As promptly as practicable after this Registration Statement of which this proxy statement/prospectus/information statement forms a part, is declared effective under the Securities Act, ESS will solicit a written consent of the ESS stockholders (holding (a) at least a majority of all outstanding shares of ESS Common Stock and ESS Preferred Stock, voting together as a single class on an as-converted basis, and (b) at least 85% of the then-outstanding shares of ESS Preferred Stock, voting together as a single class on an as-converted basis) approving and adopting the Merger Agreement and, through its board of directors, will recommend to the ESS stockholders, the approval and adoption of the Merger Agreement.

•

ESS acknowledged that STWO is a blank check company, has waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason.

•

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, ESS shall not, and shall cause its representatives not to: (a) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to an ESS Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ESS Acquisition Proposal; (c) enter into any contract or other arrangement or understanding regarding a ESS Acquisition Proposal; (d) make any filings with the SEC in connection with a public offering of any equity or other securities of ESS; or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than STWO) to do or seek to do any of the foregoing.

Covenants of STWO

STWO made certain covenants under the Merger Agreement, including, among others, the following:

•

Subject to certain exceptions, prior to the Closing, STWO will, and will cause Merger Sub to, not do any of the following without ESS’ written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•	change, modify or amend the Trust Agreement or the organizational documents of STWO or Merger Sub;

•	declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

•	make, revoke or change any material tax election or change any material tax accounting method or period;

•	enter into, renew or amend in any material respect any related-party contract, subject to certain exceptions contemplated in the Merger Agreement;

•

enter into, or amend or modify any material term of (in a manner adverse to itself), terminate or waive or release any material right, claim or benefit under any material contract, subject to certain exceptions contemplated in the Merger Agreement;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•

offer, issue, grant or sell any of its capital stock, other equity interests or securities convertible into any such capital stock or equity interests, other than in connection with the exercise of outstanding warrants, the Business Combination or the PIPE Financing;

•	fail to maintain its existence or acquire, merge or consolidate with or purchase a material portion of the assets or equity of another Person;

•	make any capital expenditures;

•	make any loans, advances or capital contributions to, or investments in, any other Person or make any change in its existing borrowing or lending arrangements;

•	enter into any new line of business;

•	make any change in financial accounting methods, principles or practices; or

•	agree to take any of the above-listed actions.

•

STWO will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this Registration Statement of which this proxy statement/prospectus/information statement forms a part, to duly convene and hold the special meeting in accordance with its Articles of Association.

•

Subject to certain exceptions, STWO shall use its reasonable best efforts to ensure STWO remains listed as a public company on Nasdaq and to cause the New ESS Common Stock to be issued in connection with the Business Combination to be approved for listing on NYSE.

•

Prior to the Closing, STWO will purchase a “tail” policy providing liability insurance coverage for ESS’ directors and officers with respect to matters existing or occurring at or prior to the Effective Time.

•

Prior to the Closing or termination of the Merger Agreement, STWO will not, and use its reasonable best efforts to cause its representatives not to, (a) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an STWO Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an STWO Acquisition Proposal; (c) enter into any Contract or other arrangement or understanding regarding an STWO Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

•	using commercially reasonable efforts to consummate the Business Combination;

•	making relevant public announcements and solicitation of Company Stockholder Approvals (as defined in the Merger Agreement);

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•

treating the Domestication and the Merger as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

•	cooperating in connection with certain tax matters and filings.

In addition, STWO and ESS agreed that STWO and ESS will prepare and mutually agree upon and STWO will file with the SEC, this Registration Statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, the New ESS Board of directors will consist of nine (9) directors, which will be divided into three (3) classes, which directors will include seven (7) directors designated by ESS and two directors designated by certain current shareholders of ESS. Additionally, the current ESS management team will move to New ESS in their current roles and titles.

Survival of Representations, Warranties and Covenants

The representations, warranties, covenants and obligations included in the Merger Agreement terminate at the Effective Time, except for those covenants and obligations that, by their terms, expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and those contained in Article X of the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including the following:

•	by the mutual written consent of STWO and ESS;

•

by STWO, subject to certain exceptions, if any of the representations or warranties made by ESS are not true and correct or if ESS fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of STWO, as described in the section entitled “—Conditions to Closing of the Business Combination” above, could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (a) 30 days after written notice thereof and (b) November 6, 2021 (the “Termination Date”);

•

by ESS, subject to certain exceptions, if any of the representations or warranties made by STWO are not true and correct or if STWO fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of ESS, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (a) 30 days after written notice thereof and (b) the Termination Date;

•	by either STWO or ESS if the Company Stockholder Approvals are not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and

•	by STWO, if the Company Stockholder Approvals have not been obtained within two Business Days following the date that the Registration Statement is declared effective.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of a Willful Breach or Fraud (each, as defined in the Merger Agreement) of the Merger Agreement.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, STWO shall pay or cause to be paid any Outstanding Acquiror Expenses (as defined in the Merger Agreement).

Additionally, STWO and ESS shall each bear half (50%) of all HSR filing fees, registration fees and all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that Cayman Islands law also applies to the Domestication and the Company Stockholder Approvals).

Amendments

The Merger Agreement may be amended or modified only by a written agreement executed and delivered by STWO, Merger Sub and ESS.

Resolution

“RESOLVED, as an ordinary resolution, that STWO’s entry into the Agreement and Plan of Merger, dated as of May 6, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among STWO, SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of STWO (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (“ESS”) pursuant to which, among other things, following the de-registration by way of continuation of STWO as an exempted company in the Cayman Islands and the continuation and domestication of STWO as a corporation in the State of Delaware, (a) Merger Sub will merge with and into ESS, with ESS as the surviving company in the Merger, (b) at the Effective Time, among other things, (i) each share of common stock of Merger Sub issued and outstanding as of immediately prior to the Effective Time will be converted into and exchanged for one share of common stock of ESS (the “New ESS Common Stock”), as the surviving corporation of the Merger, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof, and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time will receive a number of shares of New ESS Common Stock based on an adjusted equity value with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time will be converted into a warrant exercisable on the terms and conditions set forth therein for Merger Consideration that the holder of such warrant would have received if it had exercised such warrant immediately prior to the Effective Time (assuming such warrant was then fully vested) and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time and (c) certain related agreements (including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement, and the Amended and Restated Registration Rights Agreement, each in the form attached to the proxy statement/prospectus/information statement as Annex F, H, I and G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Proposed Transactions, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Transaction Support Agreements

Concurrently with the execution of the Merger Agreement, certain shareholders of ESS entered into the Transaction Support Agreement with STWO, pursuant to which the ESS Stockholders have agreed to, among other things, (i) support and vote in favor of the consummation of the Business Combination and related proposals at any meeting of the ESS Stockholders with respect to the Business Combination, (ii) irrevocably appoint STWO or any individual designated by STWO as such ESS Shareholder’s attorney-in-fact and proxy, with full power of substitution and re-substitution in favor of STWO, for and in the name, place and stead of the ESS Stockholder, to attend on behalf of the ESS Stockholder any meeting of stockholders of ESS with respect to the matters described above and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Letter Agreement

In connection with the Business Combination, STWO, ESS and STWO Initial Shareholders entered into the Sponsor Letter Agreement, a copy of which is attached to this proxy statement/prospectus/information statement as Annex I, pursuant to which the STWO Initial Shareholders have agreed, among other things, to (i) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Domestication and the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents of STWO, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) terminate certain lock-up provisions of that certain letter agreement, dated September 16, 2020, on the terms and conditions in the Sponsor Letter Agreement and (v) be bound by certain transfer restrictions during the lock-up period described therein with respect to his, her or its shares in STWO prior to the Closing Date, or the earlier termination of the Merger Agreement.

Stockholder Agreement

Concurrently with the execution of the Merger Agreement, ESS entered into a Stockholder Agreement with SBE and BEV, who will be the two largest stockholders of ESS immediately prior to Closing, pursuant to which the parties have agreed, among other things, (i) that each of SBE and BEV will have one designee on New ESS’ initial board of directors, and (ii) that each of SBE and BEV will continue to be entitled to designate a member of the New ESS Board until it beneficially owns less than five percent (5%) of the issued and outstanding voting stock of New ESS.

Registration Rights Agreement

At the Closing, New ESS, the Sponsor and other holders of New ESS Common Stock will enter into a Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between STWO and its initial shareholders, pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New ESS Common Stock.

PIPE Financing

STWO entered into separate subscription agreements with a number of investors, pursuant to which the PIPE Investors have agreed to subscribe to purchase, and STWO agreed to issue and sell to the PIPE Investors, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $250.0 million. The New ESS Common Stock has not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. STWO has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

Material U.S. Federal Income Tax Considerations of the Domestication and Redemption to the Holders of STWO Public Shares

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of STWO public shares (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of STWO Delaware public shares and public warrants after the Domestication. After the Closing, STWO Delaware will change its name to ESS Tech, Inc. and is referred to in this Registration Statement as “New ESS” and STWO Delaware public shares are referred to as “New ESS Common Stock” and STWO Delaware public warrants are referred to as “New ESS Warrants.” For purposes of this discussion, references to “STWO Delaware”, “STWO Delaware public shares” and “STWO Delaware public warrants” shall include “New ESS”, “New ESS Common Stock” or “New ESS Warrants”, as applicable. This section applies only to holders that hold their STWO public shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in STWO Delaware as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	foreign corporations with respect to which there are one or more U.S. shareholders within the meaning of Treasury Regulations Section 1.367-3(b)(1)(ii); or

•	passive foreign investment companies.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of redemption rights or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

For purposes of this discussion, because any unit of STWO consisting of one STWO Class A Ordinary Share and one-third of one warrant to acquire one STWO Class A Ordinary Share is separable at the option of the holder, STWO is treating any STWO Class A Ordinary Share and one-third of one warrant to acquire one STWO Class A Ordinary Share held by a U.S. holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of STWO in connection with the consummation of the Domestication or redemption generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. holders of units of STWO are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Domestication and any redemption.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds STWO public shares or warrants or STWO Delaware public shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any STWO public shares or warrants or STWO Delaware public shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of STWO public shares or public warrants or STWO Delaware public shares or public warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, STWO will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

It is intended that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as STWO, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this discussion assumes the Domestication so qualifies. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “—Effect of Section 367 to U.S. Holders” and “—PFIC Considerations”, and the Domestication will be treated for U.S. federal income tax purposes as if STWO (i) transferred all of its assets and liabilities to STWO Delaware in exchange for all of the outstanding common stock and warrants of STWO Delaware; and (ii) then distributed the common stock and warrants of STWO Delaware to the shareholders and warrant holders of STWO in liquidation of STWO. The taxable year of STWO will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a STWO Delaware public share or warrants received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the STWO public share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a STWO Delaware public share or warrant received by a U.S. holder will include such U.S. holder’s holding period for the STWO public share or warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its STWO public shares and warrants in an amount equal to the difference between the fair market value of STWO Delaware public shares and warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its STWO public shares and warrants surrendered in the Domestication. In such event, such U.S. holder’s basis in STWO Delaware public shares and warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for STWO Delaware public shares and warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of STWO public shares and warrants (generally, public shares and warrants of STWO purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. holders considering exercising redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of redemption rights to them.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code generally will apply to U.S. holders that exchange STWO public shares for STWO Delaware public shares as part of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. Holders That Own Less Than 10 Percent of STWO

A U.S. holder who, at the time of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of STWO Warrants) STWO public shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of STWO public shares entitled to vote and less than 10% of the total value of all classes of STWO public shares will generally recognize gain (but not loss) with respect to the STWO Delaware public shares received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to its STWO public shares exchanged for STWO Delaware public shares pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such STWO Delaware public shares received over the U.S. holder’s adjusted tax basis in the STWO public shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the STWO ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its STWO public shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

•

a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from STWO (or STWO Delaware) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s STWO public shares, and (B) a representation that the U.S. holder has notified STWO (or STWO Delaware) that the U.S. holder is making the election; and

•	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to STWO Delaware no later than the date such tax return is filed. In connection with this election, STWO intends to provide each U.S. holder eligible to make such an election with information regarding STWO’s earnings and profits upon request. STWO does not expect that STWO’s cumulative earnings and profits will be material at the time of the Domestication. However, as noted above, if it were determined that STWO had positive earnings and profits through the date of the Domestication, a U.S. holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own STWO Public Shares with a Fair Market Value of Less Than $50,000

A U.S. holder who, at the time of the Domestication, beneficially owns (actually and constructively) STWO public shares with a fair market value of less than $50,000 and that, on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock, should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to STWO prior to the Domestication, interest income earned by STWO would be considered passive income and cash held by STWO would be considered a passive asset.

Because STWO is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, STWO believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of public shares upon the Domestication if (i) STWO were classified as a PFIC at any time during such U.S. holder’s holding period for such public shares and (ii) the U.S. holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. holder owned such public shares or in which STWO was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s public shares;

•

the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which STWO was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year of such U.S. holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. holders of STWO public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of STWO, whether or not such amounts are actually distributed to such shareholders in any taxable year.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of public shares will depend on whether the U.S. holder makes a timely and effective election to treat STWO as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of public shares during which STWO qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. holder’s ability to make a QEF Election with respect to STWO is contingent upon, among other things, the provision by STWO of a “PFIC Annual Information Statement” to such U.S. holder. Upon written request, we will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. holder of public shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares.

A U.S. holder may not make a QEF election with respect to its STWO Warrants. As a result, if a U.S. holder of STWO Warrants sells or otherwise disposes of such warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if STWO was a PFIC at any time during the period the U.S. holder held the STWO Warrants.

Effect to U.S. Holders of STWO Public Shares Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. holder of STWO public shares (which will be exchanged for shares of STWO Delaware public shares in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of STWO Delaware public shares will depend on whether the redemption qualifies as a sale of the shares of STWO Delaware public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s shares of STWO Delaware public shares redeemed, such U.S. holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of STWO Delaware Public Shares and Public Warrants” below.

The redemption of shares of STWO Delaware public shares generally will qualify as a sale of the shares of STWO Delaware public shares redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. holder, (ii) results in a “complete termination” of such U.S. holder’s interest in STWO Delaware or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. holder. These tests are explained more fully below.

For purposes of such tests, a U.S. holder takes into account not only STWO Delaware public shares actually owned by such U.S. holder, but also STWO Delaware public shares that are constructively owned by such U.S. holder. A redeeming U.S. holder may constructively own, in addition to STWO Delaware public shares owned directly, STWO Delaware public shares owned by certain related individuals and entities in which such U.S. holder has an interest or that have an interest in such U.S. holder, as well as any STWO Delaware public shares such U.S. holder has a right to acquire by exercise of an option which would generally include STWO public shares which could be acquired pursuant to the exercise of the STWO Delaware public warrants.

The redemption of STWO Delaware public shares generally will be “substantially disproportionate” with respect to a redeeming U.S. holder if the percentage of STWO Delaware’s outstanding voting shares that such U.S. holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of STWO Delaware’s outstanding voting shares that such U.S. holder actually or constructively owned immediately before the redemption, and such U.S. holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of STWO Delaware public shares. There will be a complete termination of such U.S. holder’s interest if either (i) all of the STWO Delaware public shares actually or constructively owned by such U.S. holder are redeemed or (ii) all of the STWO Delaware public shares actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the STWO Delaware public shares owned by certain family members and such U.S. holder does not constructively own any other STWO Delaware public shares. The redemption of STWO Delaware public shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. holder’s proportionate interest in STWO Delaware. Whether the redemption will result in a “meaningful reduction” in such U.S. holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to STWO Delaware public shares, the U.S. federal income tax consequences of which are described above under “—Distributions on STWO Delaware Public Shares” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed STWO Delaware public shares will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its STWO Delaware public warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF STWO DELAWARE COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on STWO Delaware Public Shares

A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to STWO Delaware public shares, to the extent the distribution is paid out of STWO Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its STWO Delaware public shares. Any remaining excess will be treated as gain realized on the sale or other disposition of STWO Delaware public shares and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of STWO Delaware Public Shares and Public Warrants” below.

Dividends that STWO Delaware pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that STWO Delaware pays to a non-corporate U.S. holder may be taxed as “qualified dividend income” at the preferential tax rate currently accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to STWO Delaware public shares may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of STWO Delaware Public Shares and Public Warrants

Upon a sale or other taxable disposition of STWO Delaware public shares and public warrants which, in general, would include a redemption of STWO Delaware public shares and public warrants that is treated as a sale of such securities as described above and below, a U.S. holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for STWO Delaware public shares and public warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to STWO Delaware public shares may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its STWO Delaware public shares and public warrants so disposed of. See “—Consequences of the Domestication to U.S. Holders” above for discussion of a U.S. holder’s adjusted tax basis in its STWO Delaware public shares following the Domestication. See “—Exercise, Lapse or Redemption of STWO Public Warrants” below for a discussion regarding a U.S. holder’s tax basis in STWO Delaware public shares acquired pursuant to the exercise of a STWO Delaware public warrant.

Exercise, Lapse or Redemption of STWO Delaware Public Warrants

Except as discussed below with respect to the cashless exercise of a STWO Delaware public warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of STWO Delaware public shares upon exercise of a STWO Delaware public warrant for cash. The U.S. holder’s tax basis in the share of STWO Delaware public shares received upon exercise of the STWO Delaware public warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the STWO Delaware public warrant, and the exercise price of such STWO Delaware public warrant. It is unclear whether a U.S. holder’s holding period for the STWO Delaware public shares received upon exercise of the STWO Delaware public warrant will commence on the date of exercise of the STWO Delaware public warrant or the day following the date of exercise of the STWO Delaware public warrant; in either case, the holding period will not include the period during which the U.S. holder held the STWO Delaware public warrant. If an STWO Delaware public warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the STWO Delaware public warrant. See “—Consequences of the Domestication to U.S. Holders” above for a discussion of a U.S. holder’s adjusted tax basis in its STWO Delaware public warrants following the Domestication.

The tax consequences of a cashless exercise of a STWO Delaware public warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the STWO Delaware public shares received generally should equal the U.S. holder’s tax basis in the STWO Delaware public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the STWO Delaware public shares would be treated as commencing on the date of exercise of the STWO Delaware public warrant or the day following the date of exercise of the STWO Delaware public warrant. If the cashless exercise were treated as a recapitalization, the holding period of the STWO Delaware public shares received would include the holding period of the STWO Delaware public warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder may be deemed to have surrendered a number of STWO Delaware public warrants having a value equal to the exercise price for the total number of STWO Delaware public warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the STWO Delaware public warrants deemed surrendered and the U.S. holder’s tax basis in the STWO Delaware public warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the STWO Delaware public shares received would equal the sum of the U.S. holder’s tax basis in the STWO Delaware public warrants exercised, and the exercise price of such STWO Delaware public warrants. It is unclear whether a U.S. holder’s holding period for the STWO Delaware public shares would commence on the date of exercise of the STWO Delaware public warrant or the day following the date of exercise of the STWO Delaware public warrant; in either case, the holding period will not include the period during which the U.S. holder held the STWO Delaware public warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the STWO Delaware public shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a STWO Delaware public warrant occurring after STWO Delaware’s giving notice of an intention to redeem the STWO Delaware public warrants described in the section entitled “Description of STWO Securities—Warrants—Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if STWO Delaware redeemed such STWO Delaware public warrant for STWO Delaware public shares or as an exercise of the STWO Delaware public warrant. If the cashless exercise of STWO Delaware public warrants for STWO Delaware public shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. holder’s tax basis in the STWO Delaware public shares received should equal the U.S. holder’s tax basis in the STWO Delaware public warrants and the holding period of the STWO Delaware public shares should include the holding period of the STWO Delaware public warrants. Alternatively, if the cashless exercise of a STWO Delaware public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of STWO Delaware Public Warrants.” In the case of an exercise of a STWO Delaware public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of STWO Delaware Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of a STWO Delaware public warrant occurring after STWO Delaware’s giving notice of an intention to redeem the STWO Delaware public warrant as described above.

If STWO Delaware redeems STWO Delaware public warrants for cash or if STWO Delaware purchases STWO Delaware public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Sale, Exchange or Other Disposition of STWO Delaware Public Shares and Public Warrants.”

Possible Constructive Distributions

The terms of each STWO Delaware public warrant provide for an adjustment to the exercise price of the STWO Delaware public warrant or an increase in the STWO Delaware public shares issuable on exercise in certain circumstances discussed in “Description of STWO Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the STWO Delaware public warrants would, however, be treated as receiving a constructive distribution from STWO Delaware if, for example, the adjustment increases the U.S. holder’s proportionate interest in STWO Delaware’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of STWO Delaware public shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. holders of STWO Delaware public shares which is taxable to them as described under “—Distributions on STWO Delaware Public Shares” above. For example, U.S. holders of STWO Delaware public warrants would generally be treated as receiving a constructive distribution from STWO Delaware where the exercise price of the STWO Delaware public warrants is reduced in connection with the payment of certain dividends as described in “Description of STWO Securities—Warrants—Public Warrants.” Such constructive distribution received by a U.S. holder would be subject to U.S. federal income tax in the same manner as if the U.S. holders of the STWO Delaware public warrant received a cash distribution from STWO Delaware equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a STWO Delaware public warrants are complex, and U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a STWO Delaware public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of STWO public shares or public warrants or STWO Delaware public shares or public warrants that is not a U.S. holder.

The following describes U.S. federal income tax considerations relating to the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of STWO Delaware public shares and public warrants after the Domestication.

Consequences of the Domestication to Non-U.S. Holders

STWO does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. holders of public shares.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. holder of STWO Delaware public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its STWO Delaware public shares will depend on whether the redemption qualifies as a sale of the shares of STWO Delaware public shares redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of STWO Delaware public shares, the U.S. federal income tax consequences to the non-U.S. holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of STWO Public Shares and STWO Public Warrants.” If such a redemption does not qualify as a sale of STWO public shares, the non-U.S. holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on STWO Delaware Public Shares.”

Distributions STWO Delaware Public Shares

In general, any distributions made to a non-U.S. Holder with respect to STWO Delaware public shares, to the extent paid out of STWO Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its STWO Delaware public shares and then, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of such STWO Delaware public shares, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of STWO Delaware Public Shares and STWO Delaware Public Warrants.” Dividends paid by STWO Delaware to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders.

Sale, Exchange or Other Disposition of Shares of STWO Delaware Public Shares and Public Warrants

A non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of STWO Delaware public shares or public warrants unless:

(i)

such non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders, and, if the non-U.S. holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

STWO Delaware is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period and either (A) the STWO Delaware public shares has ceased to be regularly traded on an established securities market or (B) such non-U.S. holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period more than 5% of outstanding STWO Delaware public shares.

If paragraph (iii) above applies to a non-U.S. holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of STWO Delaware public shares or public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such STWO Delaware public shares or public warrants from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. STWO Delaware will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect STWO Delaware to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether STWO Delaware will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of STWO Public Warrants

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a STWO Delaware public warrant, or the lapse of a STWO Delaware public warrant held by a non-U.S. holder, generally will correspond to the U.S.

federal income tax treatment of the exercise or lapse of a warrant held by a U.S. holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of STWO Delaware Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of STWO Delaware Public Shares and Public Warrants.” If STWO Delaware redeems STWO Delaware public warrants for cash or if it purchases STWO Delaware public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of STWO Delaware Public Shares and Public Warrants.”

Possible Constructive Distributions

The terms of each STWO Delaware public warrant provide for an adjustment to the exercise price of the STWO Delaware public warrant or an increase in the STWO Delaware public shares issuable on exercise in certain circumstances discussed in “Description of STWO Securities—Warrants—Public Warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the STWO Delaware public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from STWO Delaware equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to STWO Delaware public warrants are complex, and non-U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a STWO Delaware public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of STWO Delaware public shares or public warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished by such non-U.S. holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including STWO public shares or public warrants and STWO Delaware public shares or public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which STWO public shares or public warrants and STWO Delaware public shares or public warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, STWO public shares or public warrants and STWO Delaware public shares or public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including STWO public shares or public warrants STWO Delaware public shares or public warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in STWO public shares or public warrants or STWO Delaware public shares or public warrants.

Material U.S. Federal Income Tax Considerations of the Business Combination for ESS Shareholders

The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of ESS Capital Stock.

The summary is based on current provisions of the Code, applicable Treasury regulations issued thereunder, judicial authority and IRS administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect, or a different interpretation. Any such change or different interpretation could alter the tax consequences to the holders of ESS Capital Stock, as described herein. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular holder of ESS Capital Stock.

The discussion applies only to U.S. holders of ESS Capital Stock that hold the ESS Capital Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. holders of ESS Capital Stock that are subject to special tax rules that apply to certain types of investors, such as:

•	insurance companies,

•	tax-exempt entities or organizations (including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code),

•	banks, broker-dealers, financial institutions,

•	traders in securities that elect to mark to market,

•	certain former citizens or long-term residents of the United States,

•	partnerships or other pass-through entities for U.S. federal income tax purposes,

•	holders who hold the ESS Capital Stock as part of a hedge, straddle, constructive sale or conversion transaction,

•	holders who may have acquired the ESS Capital Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code or as “qualified small business stock”,

•	holders who are subject to the alternative minimum tax or the Medicare tax on net investment income provisions of the Code,

•	holders whose functional currency is not the U.S. dollar, or

•

holders who acquired the ESS Capital Stock pursuant to the exercise of employee incentive stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

Further, the following discussion assumes that the entire merger consideration is being received in consideration for the ESS Capital Stock in the Merger and not as compensation or for some other reason, and with respect to holders of ESS Capital Stock whose shares were subject to vesting restrictions at the time such shares were acquired, the discussion assumes that a valid Code Section 83(b) election was made with respect to such shares. Finally, the following discussion does not address (i) the tax consequences under U.S. federal estate and gift tax laws, or state, local or non-U.S. tax laws, (ii) the tax consequences of transactions occurring prior to, concurrently with or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the conversion of convertible notes into ESS Capital Stock, and the conversion or exercise of warrants, options or rights to purchase ESS Capital Stock in anticipation of or in connection with the Merger, (iii) the tax consequences to holders of notes, convertible notes, options or warrants, convertible equity securities, or other rights to acquire an equity interest in ESS, (iv) the tax consequences regarding any compensatory payments made to the holders of ESS Capital Stock in connection with the Merger, (v) the tax consequences that may be relevant to the holders of ESS Capital Stock that receive New ESS Common Stock that is subject to vesting restrictions, or (vi) the tax consequences with respect to holders of ESS Capital Stock who exercise appraisal or dissenter rights.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of ESS Capital Stock who is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•

A trust, if (i) the substantial decisions of which are controlled by one or more United States Persons (within the meaning of the Code) and which is subject to the primary supervision of a United States court, or (ii) a trust that has validly elected under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	An estate that is subject to U.S. federal income tax on its income regardless of source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds ESS Capital Stock, the U.S. federal income tax consequences of the Merger to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner (or owner of such entity) and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds ESS Capital Stock, and any partners in such partnership, are urged to consult their tax advisors with respect to the tax consequences of the Merger in their specific circumstances.

The tax consequences of the Merger will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

The following discussion does not apply to holders of ESS Capital Stock that are not U.S. holders. Holders of ESS Capital Stock that are not U.S. holders will need to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

In General

The parties intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and each party agrees to report the Merger consistent with such intent, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Neither ESS nor STWO has requested a ruling from the IRS in connection with the Merger or related transactions. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. The obligation of the parties to consummate the Merger is not conditioned upon the receipt of an opinion of counsel as of the date of the Merger (or otherwise) regarding the qualification of the Merger as a “reorganization” under the provisions of Section 368(a) of the Code. Even if an opinion of counsel as of the date of the Merger were obtained by either party, an opinion of counsel is not binding on the IRS or any court. Furthermore, even if ESS and STWO report the Merger as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by ESS and STWO.

U.S. holders of ESS Capital Stock should consult with their tax advisors regarding the tax consequences of the Merger and the requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368(a) of the Code.

Pursuant to the Merger Agreement, the U.S. holders of ESS Capital Stock have the right to receive the Earnout Stock following the Closing. The Merger Agreement provides that any issuance of the Earnout Stock shall be treated as an adjustment to the merger consideration by the parties thereto for tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a change in applicable law. The tax treatment of the right to receive contingent merger consideration and the actual receipt of such contingent merger consideration is not entirely clear and the U.S. holders of ESS Capital Stock should consult with their tax advisors regarding the tax consequences with respect to the Earnout Stock. The following discussion assumes that the Earnout Stock will be treated as additional merger consideration and not taxable “other property.”

Tax Consequences if the Merger Qualifies as a Reorganization

Provided that the Merger qualifies as a reorganization, the following U.S. federal income tax consequences will result to a U.S. holder of ESS Capital Stock in the Merger:

•

No gain or loss will be recognized by a U.S. holder of ESS Capital Stock for U.S. federal income tax purposes on the exchange of its shares of ESS Capital Stock for New ESS Common Stock (including any Earnout Stock) in the Merger, except, in each case, with respect to cash received in lieu of fractional shares and imputed interest.

•

Other than with respect to Earnout Stock treated as imputed interest (as described below), the aggregate tax basis of the New ESS Common Stock, including any Earnout Stock, received in the Merger by a U.S. holder of ESS Capital Stock will be equal to the aggregate tax basis of the ESS Capital Stock it exchanged in the Merger, except that such U.S. holder’s aggregate tax basis in the New ESS Common Stock will be reduced by the tax basis allocable to any fractional share interest in the New ESS Common Stock for which cash was received.

•

Other than with respect to Earnout Stock treated as imputed interest (as described below), the tax holding period of the New ESS Common Stock, including any Earnout Stock, received in the Merger by a U.S. holder of ESS Capital Stock, including any fractional interest for which such holder receives cash, will include the holding period of the ESS Capital Stock that it surrendered in exchange therefor in the Merger.

A U.S. holder of ESS Capital Stock that receives cash instead of a fractional share of New ESS Common Stock generally will be treated as having received such fractional share in the Merger and then as having sold such fractional share for cash. Such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of New ESS Common Stock and the tax basis allocated to such fractional share of New ESS Common Stock.

The manner in which the U.S. holders of ESS Capital Stock calculate the tax basis of the New ESS Common Stock received in the Merger prior to the receipt of the Earnout Stock is not entirely clear. Such holders may be required to determine the tax basis of the New ESS Common Stock received in the Merger on an interim basis determined as though the maximum number of Earnout Stock shares were received by such holders in the Merger, with subsequent adjustments depending upon whether shares of Earnout Stock are received. A holder of ESS Capital Stock should consult with its tax advisors regarding the manner in which it calculates the tax basis of the New ESS Common Stock and the tax consequences of any subsequent tax basis adjustments.

In general, a portion of the Earnout Stock received after the Merger, if any, will be recharacterized, for U.S. federal income tax purposes as imputed interest, and each holder of ESS Capital Stock will be required to include such portion in income as ordinary income. Such U.S. holder’s tax basis resulting from any imputed interest on the Earnout Stock will equal the amount of such imputed interest and will generally be allocated only to the Earnout Stock received by such U.S. holder. Such U.S. holder will also generally have a split holding period in its Earnout Stock received. Such U.S. holder’s holding period for a portion of each share of Earnout Stock will include such U.S. holder’s holding period in the ESS Capital Stock surrendered in the Merger and the remaining portion of the share will have a holding period that begins after the shares of Earnout Stock are received. U.S. holders of ESS Capital Stock should consult with their tax advisors regarding their basis and holding period in the Earnout Stock.

Tax Consequences if the Merger fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization, U.S. holders of ESS Capital Stock would be treated as if they sold their ESS Capital Stock in a fully taxable transaction. In that case, each U.S. holder of ESS Capital Stock would recognize gain or loss with respect to the disposition of each of its shares of ESS Capital Stock equal to the difference between (i) the U.S. holder’s basis in each such share of ESS Capital Stock and (ii) the fair market value of the New ESS Common Stock, including any Earnout Stock, received in the Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the ESS Capital Stock has been held for more than one year as of the date of the Merger. A U.S. holder’s aggregate tax basis in the, including any Earnout Stock, so received would equal its fair market value as of the date such stock is received, and a U.S. holder’s holding period for such New ESS Common Stock, including any Earnout Stock, would begin the day after such stock is received. The Earnout Stock should generally be eligible for installment sale reporting, and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above.

Information Reporting and Backup Withholding

U.S. holders of ESS Capital Stock that hold 1% or more (by vote or value) of the outstanding ESS Capital Stock will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the fair market value of ESS Capital Stock surrendered by the holder in the Merger and the holder’s tax basis in such stock, in both cases determined immediately prior to the Merger.

U.S. holders who are subject to information reporting and who do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding at a rate of 24%. Any amount withheld with respect to a holder of ESS Capital Stock under such rules is not an additional tax and may be refunded or credited against such holder’s federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF ESS CAPITAL STOCK WILL DEPEND ON THE FACTS OF SUCH U.S. HOLDER’S OWN SITUATION. U.S. HOLDERS OF ESS CAPITAL STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDERS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, STWO will replace the Existing Governing Documents with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New ESS, in each case, under the DGCL.

STWO’s shareholders are asked to consider and vote upon and to approve five (5) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Charter Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals are not approved, the Charter Proposal will have no effect, even if approved by holders of ordinary shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New ESS. This summary is qualified by reference to the complete text of the Existing Governing Documents of STWO, attached to this proxy statement/prospectus/information statement as Annex J, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus/information statement as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out below.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposals)	The share capital under the Existing Governing Documents is $55,500 divided into 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.	The Proposed Governing Documents authorize 2,200,000,000 shares of which 2,000,000,000 are New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Governing Documents Proposals)	The Existing Governing Documents authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could	The Proposed Governing Documents authorize the board of directors to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such

	Existing Governing Documents	Proposed Governing Documents
	adversely affect the voting power or other rights of the holders of ordinary shares.	series, to increase or decrease the number of shares of any such series.

Corporate Name (Governing Documents Proposals)	The Existing Governing Documents provide the name of the company is “ACON S2 Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “ESS Tech, Inc.”

Exclusive Forum (Governing Documents Proposals)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain shareholder litigation and the federal courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

Perpetual Existence (Governing Documents Proposals)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by September 21, 2022 (twenty-four months after the closing of STWO’s initial public offering), STWO will cease all operations except for the purposes of winding up and will redeem the shares issued in STWO’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New ESS’ ongoing existence; the default rule under the DGCL will make New ESS’ existence perpetual.

This is the default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Governing Documents Proposals)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

PROPOSAL NO. 3—THE CHARTER PROPOSAL AND THE GOVERNANCE PROPOSALS

STWO shareholders are being asked to approve and adopt, assuming the Domestication Proposal and Business Combination Proposal are approved, the Proposed Certificate of Incorporation, which if approved would take effect upon the completion of the Domestication. A copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.

In addition to the approval of the Proposed Certificate of Incorporation, STWO shareholders are separately being presented the following Governance Proposals, for approval by special resolution under Cayman Islands law and on a non-binding advisory basis, in accordance with the SEC guidance to give shareholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Certificate of Incorporation:

•

Proposal No. 3(A):    A proposal to increase authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

•

Proposal No. 3(B):    A proposal to authorize the New ESS Board to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law.

•

Proposal No. 3(C):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum.

•

Proposal No. 3(D):    A proposal to remove provisions in STWO’s current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.

The Proposed Certificate of Incorporation differs in material respects from the Existing Governing Documents, and we urge shareholders to carefully consult the full text of the Existing Governing Documents. The Charter Proposal and the Governance Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals are not approved, the Charter Proposal and the Governance Proposals will have no effect, even if approved by STWO shareholders.

Reasons for Revisions

The Proposed Certificate of Incorporation was negotiated as part of the Business Combination Agreement. The Board’s reasons for proposing the Governance Proposals are set forth below.

Proposal No. 3(A): Change in Authorized Shares

This amendment would increase authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus/information statement, there are 31,250,000 ordinary shares issued and outstanding, which includes an aggregate of 6,250,000 Class B ordinary shares held by the

STWO Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus/information statement, there is outstanding an aggregate of 13,000,000 warrants to acquire ordinary shares, comprised of 4,666,667 Private Placement Warrants held by the Sponsor and 8,333,333 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock; (ii) each issued and outstanding Class A ordinary share of STWO received by the STWO Initial Shareholders in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization will convert automatically by operation of law, on a one-for-one basis, into shares of New ESS Common Stock, (iii) each issued and outstanding warrant to purchase Class A ordinary shares of STWO will automatically represent the right to purchase one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the warrant agreement; and (iv) each issued and outstanding unit of STWO that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New ESS Common Stock and one-third of one warrant of New ESS Common Stock, with such whole warrant representing the right to acquire one share of New ESS Common Stock at an exercise price of $11.50 per share of New ESS Common Stock on the terms and conditions set forth in the STWO Warrant Agreement. See “Proposal No. 1—The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among others, (i) each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding as of immediately prior to the Effective Time will be converted and exchanged for one share of New ESS Common Stock, (ii) all shares of ESS Common Stock and ESS Preferred Stock held in the treasury of ESS or owned by STWO or Merger Sub will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto, (iii) each share of ESS Common Stock and ESS Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than any cancelled shares and dissenting shares) will receive a number of shares of New ESS Common Stock based upon an adjusted equity value of ESS with the ESS Preferred Stock receiving the consideration calculated on an as-converted basis, as set forth in the allocation schedule, plus earnout stock pursuant to the terms and conditions of the Merger Agreement, (iv) each ESS option outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of shares of New ESS Common Stock as calculated in accordance with the Merger Agreement, (v) each warrant of ESS issued and outstanding as of immediately prior to the Effective Time shall have been “net” exercised in exchange for shares of ESS Capital Stock, or otherwise shall be assumed by STWO and will be automatically converted into a warrant to acquire a number of shares of STWO common stock at an adjusted exercise price per share, as determined under the Merger Agreement, and (vi) each restricted stock unit of ESS that is outstanding immediately prior to the Effective Time, will be converted into a restricted stock unit covering a number of shares of New ESS Common Stock equal to the number of shares of restricted stock unit of ESS subject to such restricted stock unit of ESS immediately prior to the Effective Time. For further details, see “Proposal No. 2—The Business Combination Proposal.”

In order to ensure that New ESS has sufficient authorized capital for future issuances, our board of directors has approved, subject to shareholder approval, that the Proposed Certificate of Incorporation of New ESS change the authorized share capital of STWO from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share. This amendment provides for the increase necessary to consummate the Business Combination Transaction and also provides flexibility for future issuances of Common Stock if determined by the New ESS Board to be in the best interests of New ESS without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation of New ESS, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B. All shareholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

Proposal No. 3(B): Authorization of the Board to Issue New ESS Preferred Stock

Our board of directors believes that these additional shares of preferred stock will provide us with needed flexibility to issue shares of preferred stock in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New ESS and thereby protect continuity of or entrench its management, which may adversely affect the market price of New ESS. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New ESS, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New ESS Board to issue the authorized preferred stock without further approvals will enable New ESS to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New ESS currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Proposal No. 3(C): Eliminate Provisions Specific to Status as a Blank Check Company

STWO’s current certification of incorporation contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, including the provisions requiring that STWO have net tangible assets of in excess of $5 million, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve STWO and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for New ESS following the Business Combination. In addition, certain other provisions in STWO’s current certification of incorporation require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.

Proposal No. 3(D): Exclusive Forum for Cause of Action Arising under the Securities Act

This amendment would provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist the New ESS in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Vote Required for Approval

The Charter Proposal

Approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter. The Charter Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Extraordinary General Meeting. If any of the Condition Precedent Proposals are not approved, the Charter Proposal will have no effect, even if approved by our shareholders.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Charter Proposal.

The full text of the resolution to be passed is as follows:

Resolution

“RESOLVED, as a special resolution, that the Proposed Certificate of Incorporation would take effect upon the Closing.”

The Governance Proposals

Approval of each Governance Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least a two-thirds (2/3) of the ordinary shares who, being present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, vote on such matter.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Governance Proposals.

A vote to approve the Governance Proposals is an advisory vote, and, therefore, is not binding on STWO or New ESS or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, we intend that the Proposed Certificate of Incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolutions to be passed are as follows:

“RESOLVED, as a special resolution, that the authorized share capital of STWO is increased from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 2,000,000,000 shares of New ESS Common Stock, par value $0.0001 per share, and 200,000,000 shares of New ESS Preferred Stock, par value $0.0001 per share.”

“RESOLVED, as a special resolution, that the New ESS Board is authorized to issue any or all shares of New ESS Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ESS Board and as may be permitted by the Delaware General Corporation Law.”

“RESOLVED, as a special resolution, that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New ESS consents in writing to the selection of an alternative forum.”

“RESOLVED, as a special resolution, the removal of provisions in STWO’s current Existing Governing Documents related to our status as a blank check company that will no longer apply upon the consummation of the Business Combination.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE CHARTER PROPOSAL AND “FOR” EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4—THE ELECTION OF DIRECTORS PROPOSAL

Overview

Upon the closing of the Business Combination, the New ESS Board will consist of nine (9) directors, who will be divided into three (3) classes (Class I, II and III) each consisting of three (3) directors. Pursuant to the Merger Agreement, the New ESS Board will consist of (i) seven (7) individuals designated by ESS, (ii) one (1) individual designated by Breakthrough Energy Ventures, LLC and (iii) one (1) individual designated by SB Energy Global Holdings One Ltd. Assuming the Business Combination Proposal is approved at the Special Meeting, holders of ESS Common Stock are being asked to elect seven (7) directors to the New ESS Board, effective upon the consummation of the Business Combination. The closing of the Business Combination is contingent upon the election of these directors.

Nominees

The ESS Board has nominated each of                ,                ,                 ,                ,                ,                  and                 to serve as New ESS directors upon the consummation of the Business Combination with                  and                to serve as Class I directors (to initially serve for a term expiring at the first annual meeting of shareholders following the closing of the Business Combination),                 and                 to serve as Class II directors (to initially serve for a term expiring at the second annual meeting of shareholders following the closing of the Business Combination) and                ,                and                 to serve as Class III directors (to initially serve for a term expiring at the third annual meeting of shareholders following the closing of the Business Combination).

Vote Required for Approval

The approval of the Election of Directors Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Election of Directors Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New ESS Board of Directors upon the consummation of the Business Combination.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 5—THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking shareholder approval for the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The 2021 Equity Incentive Plan is intended to replace the 2014 Equity Incentive Plan, which will expire as to future grants as of the effective date of the Merger. Approval of the 2021 Equity Incentive Plan will allow New ESS to provide equity awards as part of New ESS’ compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value. Non-approval of the 2021 Equity Incentive Plan will compel New ESS to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because New ESS would need to replace components of compensation ESS previously delivered in equity awards, which would therefore reduce New ESS’ operating cash flow.

The STWO Board believes that long-term incentive compensation programs align the interests of management, employees and shareholder to create long-term shareholder value. Equity plans such as the 2021 Equity Incentive Plan increase New ESS’ ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps New ESS to recruit, reward, motive, and retain talented personnel. The STWO Board believes that the approval of the 2021 Equity Incentive Plan is essential to New ESS’ continued success, and in particular, New ESS’ ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which New ESS will compete. Such awards are also crucial to New ESS’ ability to motivate employees to achieve its goals.

Key Plan Provisions

•	The 2021 Equity Incentive Plan will continue until terminated by the New ESS Board or New ESS’ compensation committee;

•

The 2021 Equity Incentive Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards;

•

            shares of New ESS Common Stock will be authorized for issuance pursuant to awards under the 2021 Equity Incentive Plan, plus up to                shares of New ESS Common Stock that may become available for issuance as a result of recycling of awards under the 2014 Equity Incentive Plan, as described below;

•

The 2021 Equity Incentive Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i)                shares, (ii) 5% of the total number of shares of all classes of New ESS Common Stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2031 fiscal year.

•	The 2021 Equity Incentive Plan will be administered by the New ESS Board or, if designated by the New ESS Board, New ESS’ compensation committee.

Summary of the 2021 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2021 Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Equity Incentive Plan and is qualified in its entirety by the specific language of the 2021 Equity Incentive Plan. A copy of the 2021 Equity Incentive Plan is attached to this proxy statement/prospectus/information statement as Annex D.

Purposes of the 2021 Equity Incentive Plan

The purposes of the 2021 Equity Incentive Plan are to attract and retain personnel for positions with New ESS, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with New ESS (such entities are referred to herein as, the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Equity Incentive Plan may determine.

Eligibility

The 2021 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to New ESS’ employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of New ESS and the company group. Following the Closing, we expect New ESS to have, collectively, eight (8) non-employee directors, approximately 237 full-time employees (including our employee directors) and eight (8) part-time employees.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Equity Incentive Plan and the evergreen provision described below, the maximum number of shares of New ESS Common Stock that may be issued pursuant to awards under the 2021 Equity Incentive Plan is (i)                shares of New ESS Common Stock, plus (ii) any shares of New ESS Common Stock subject to stock options, restricted stock units or other awards that were assumed in the Merger and terminate as a result of being unexercised or are forfeited to or repurchased by New ESS, with the maximum number of shares to be added to the 2021 Equity Incentive Plan pursuant to clause (ii) equal to                 shares of New ESS Common Stock. The 2021 Equity Incentive Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of New ESS Common Stock available for issuance under the 2021 Equity Incentive Plan on the first day of each fiscal year beginning with the 2021 fiscal year, equal to the least of:

•	shares of New ESS Common Stock;

•	5% of the total number of shares of all classes of New ESS Common Stock as of the last day of our immediately preceding fiscal year; or

•	Such lesser amount determined by the administrator.

The 2021 Equity Incentive Plan provides that the evergreen provision will terminate following the increase on the first day of the 2031 fiscal year.

Generally, if an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Equity Incentive Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the 2021 Equity Incentive Plan under any award will not be returned to the 2021 Equity Incentive Plan and will not become available for future distribution under the 2021 Equity Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by New ESS or are forfeited to New ESS, such shares will become available for future grant under the 2021 Equity Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance. If the New ESS Board, or a committee appointed by the New ESS Board, grants awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or that becomes a part of any member of the company group, the grant of those substitute awards will not decrease the number of shares available for issuance under the 2021 Equity Incentive Plan.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New ESS, issuance of warrants or other rights to acquire securities of New ESS, other change in the corporate structure of New ESS affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the 2021 Equity Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Equity Incentive Plan.

Plan Administration

The 2021 Equity Incentive Plan is expected to be administered by New ESS’ compensation committee or by the New ESS Board acting in place of the compensation committee and are referred to as the administrator. Different administrators may administer the 2021 Equity Incentive Plan with respect to different groups of service providers. The New ESS Board may retain the authority to concurrently administer the 2021 Equity Incentive Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Equity Incentive Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Equity Incentive Plan. The administrator will have the power to administer the 2021 Equity Incentive Plan, including but not limited to the power to construe and interpret the 2021 Equity Incentive Plan and awards granted under the 2021 Equity Incentive Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of New ESS Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Equity Incentive Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Equity Incentive Plan. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to New ESS or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2021 Equity Incentive Plan. Subject to the provisions of the 2021 Equity Incentive Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of New ESS or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, the fair market value of a share is the closing sales price of a share on the relevant date as quoted on the NYSE. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Equity Incentive Plan. Subject to the provisions of the 2021 Equity Incentive Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of New ESS Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Equity Incentive Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Equity Incentive Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Equity Incentive Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Equity Incentive Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Equity Incentive Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash compensation and equity awards under the 2021 Equity Incentive Plan with an aggregate value of more than $            , increased to $            in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with GAAP. Any cash compensation or equity awards granted under the 2021 Equity Incentive Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Equity Incentive Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of New ESS, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Equity Incentive Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Equity Incentive Plan) of New ESS, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Equity Incentive Plan.

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Equity Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events. If New

ESS is required to prepare an accounting restatement due to the material noncompliance of New ESS with any applicable securities laws as a result of a participant’s misconduct or if a participant is subject to forfeiture under applicable law, the participant must reimburse New ESS in the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Amendment or Termination

The 2021 Equity Incentive Plan will become effective upon the Closing and will continue in effect until terminated by the administrator, however no incentive stock options may be granted after the ten (10) year anniversary of the adoption of the 2021 Equity Incentive Plan by the STWO Board, and the evergreen feature of the 2021 Equity Incentive Plan will terminate following the increase on the first day of the 2030 fiscal year. In addition, the New ESS Board will have the authority to amend, suspend, or terminate the 2021 Equity Incentive Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of October 2020, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Equity Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for New ESS

New ESS generally will be entitled to a tax deduction in connection with an award under the 2021 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW ESS WITH RESPECT TO AWARDS UNDER THE 2021 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of New ESS Common Stock, which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

Vote Required for Approval

Approval of the 2021 Equity Incentive Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares entitled to vote at the special meeting. Failure to vote by proxy or to vote in person at the special meeting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESS 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus/information statement as Annex D, be adopted and approved.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE NASDAQ PROPOSAL

Overview

To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New ESS Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five (5) trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, STWO currently expects to issue an estimated 96,272,958 shares of New ESS Common Stock (assuming that none of STWO’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Proposal No. 2—The Business Combination Proposal—Consideration to ESS Holders in the Business Combination”.

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of STWO’s ordinary shares, Sponsor and Perceptive PIPE Investor are considered substantial shareholders of STWO under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, PIPE Investors are expected to be issued 25,000,000 shares of New ESS Common Stock.

In the event that this proposal is not approved by STWO shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by STWO shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New ESS Common Stock pursuant to the Merger Agreement, New ESS will not issue such shares of New ESS Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New ESS Common Stock be approved.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

We are seeking shareholder approval for the ESS Tech, Inc. 2021 Employee Stock Purchase Plan, or the “ESPP.” The ESPP is being adopted in connection with the Business Combination and will become effective upon the Closing, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP will provide eligible employees an opportunity to purchase New ESS Common Stock at a discount through accumulated contributions of their earned compensation. The STWO Board and its compensation committee have determined that offering an employee stock purchase plan is important to our ability to compete for talent. The ESPP will become a significant part of our overall equity compensation strategy (especially with respect to our nonexecutive employees) if it is approved by STWO’s shareholders. If STWO’s shareholders do not approve the ESPP, we may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent us from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve which we are asking the shareholders to approve is 7,600,000 shares of New ESS Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New ESS Board or its compensation committee.

The STWO Board and its compensation committee believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of New ESS Common Stock at a discount. The STWO Board has approved the ESPP, subject to the approval of STWO’s shareholders.

Summary of the 2020 Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex E attached to this proxy statement/prospectus/information statement.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the New ESS Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

If STWO’s shareholders approve the ESPP, and subject to adjustment upon certain changes in our capitalization as described in the ESPP, the maximum number of shares of New ESS Common Stock that will be available for issuance under the ESPP will be 7,600,000 shares. The shares may be authorized, but unissued, or reacquired New ESS Common Stock. The number of shares of New ESS Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year equal to the least of (i)                 shares of New ESS Common Stock, (ii) one percent (1%) of the outstanding shares of all classes of New ESS Common Stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of New ESS Common Stock.

If STWO’s shareholders do not approve the ESPP, then the ESPP will not become effective and no shares of New ESS Common Stock will be available for issuance thereunder.

Administration

The ESPP will be administered by the New ESS Board or a committee appointed by the New ESS Board that is constituted to comply with applicable laws (including the compensation committee). We expect the compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five (5) months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five (5) months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of New ESS Common Stock under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or of any parent or subsidiary of ours; or

•

holds rights to purchase shares of New ESS Common Stock under all employee stock purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds $25,000 worth of shares of New ESS Common Stock for each calendar year in which such rights are outstanding at any time.

Offering Periods

The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the

Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions

The ESPP will permit participants to purchase shares of New ESS Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, or such other limit established by the administrator from time to time in its discretion and on a uniform and nondiscretionary basis for all options to be granted on an enrollment date in an offering, which includes a measure to be determined by the Administrator. Unless otherwise determined by the administrator, during any offering period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of New ESS Common Stock at the end of each purchase period. A participant may purchase up to a maximum number shares of New ESS Common Stock to be determined by the Administrator during a purchase period. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of New ESS Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New ESS Common Stock. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of New ESS Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

In the event that any dividend or other distribution (whether in the form of cash, New ESS Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of New ESS

Common Stock or our other securities, or other change in our corporate structure affecting the New ESS Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of New ESS Common Stock that may be delivered under the ESPP, the purchase price per share, the number of shares of New ESS Common Stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of our proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of New ESS Common Stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2041, unless we terminate it sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after consummation of the purchase of shares of New ESS Common Stock under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares of New ESS Common Stock will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to New ESS, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of New ESS Common Stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of New ESS Common Stock.

If the participant sells or otherwise disposes of the purchased shares of New ESS Common Stock within two years after the start date of the offering period in which the shares of Common Stock were acquired or within one year after the actual purchase date of those shares of New ESS Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of New ESS Common Stock on the purchase date exceeded the purchase price paid for those shares of New ESS Common Stock, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of New ESS Common Stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of New ESS Common Stock have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares of New ESS Common Stock more than two years after the start date of the offering period in which the shares of New ESS Common Stock were acquired and more than one year after the actual purchase date of those shares of New ESS Common Stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares of New ESS Common Stock on the sale or disposition date exceeded the purchase price paid for those shares of New ESS Common Stock, or (b) 15% of the fair market value of the shares of New ESS Common Stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of New ESS Common Stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of New ESS Common Stock purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares of New ESS Common Stock at the time of death, the lesser of (i) the amount by which the fair market value of the shares of New ESS Common Stock on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares of New ESS Common Stock on the start date of the offering period in which those shares of New ESS Common Stock were acquired will constitute ordinary income in the year of death.

Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of New ESS Common Stock that may be purchased under the ESPP is determined, in part, by the price of our shares of New ESS Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of New ESS Common Stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares of New ESS Common Stock which would have been received by or allocated to our named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan requires a an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Failure to vote by proxy or to vote in person at the special meeting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESS Tech, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus/information statement as Annex E, be adopted and approved.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the STWO Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus/information statement is provided to STWO shareholders, (ii) in order to solicit additional proxies from STWO shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if STWO shareholders redeem an amount of public shares such that $200,000,000 would not be left in the Trust Account. See “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the STWO Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus/information statement is provided to STWO shareholders, (B) in order to solicit additional proxies from STWO shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if STWO shareholders redeem an amount of the public shares such that one of the conditions to consummate the Business Combination that the aggregate cash proceeds to be received by STWO from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 (net of unpaid transaction expenses incurred or subject to reimbursement by STWO) would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the STWO Board

THE STWO BOARD UNANIMOUSLY RECOMMENDS THAT STWO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of STWO’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of STWO and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, STWO’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 2—The Business Combination Proposal—Interests of STWO’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT ESS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to ESS prior to the Closing.

Overview

ESS is a long-duration energy storage company specializing in iron flow battery technology. We design and produce long-duration batteries predominantly using earth-abundant materials that can be cycled over 20,000 times without capacity fade. Because we designed our batteries to operate using an electrolyte of primarily salt, iron and water, they are non-toxic and largely recyclable. Our batteries provide flexibility to grid operators and energy assurance for commercial and industrial customers. Our technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Using our iron flow battery technology, we are developing two products, each of which is able to provide reliable, safe, long duration energy storage. We currently do not have any products deployed and expect to begin shipping our second generation of Energy Warehouses in the second half of 2021. With each additional battery deployed, we will further our mission to accelerate the transition to a zero-carbon energy future with increased grid reliability.

The U.S. Department of Energy has identified long duration battery storage as one of the key elements toward helping the United States achieve a net-zero carbon electricity system. This is because renewable energy’s intermittent power supply does not always match the grid’s power demand. Without storage, renewable energy generation may rapidly fluctuate between over-supply and under-supply based on resource availability. As the amount of energy provided by intermittent resources increases, these fluctuations will become increasingly extreme. Longer duration battery storage serves as a buffer for this phenomenon, shifting the surplus power produced so that it can be consumed during periods of under-supply. As non-dispatchable renewables, which cannot adjust power output according to demand, such as wind and solar power, enter the grid, storage of any duration helps shift supply to match demand. At current renewables penetration across the U.S. energy market, two to four-hour energy storage provides most of the storage. Researchers from the Sandia National Laboratory have found that once renewable proliferation exceeds 30% to 50%, the grid will require long duration energy storage beyond the four to six hour range to maintain its stability. Our batteries will fill this growing need. With four to 12 hours or more of energy storage capacity, our batteries can store significantly more power than existing lithium-ion systems and provide power that matches the reliability of dispatchable sources, which can adjust power output based on demand such as natural gas and hydroelectric power plants. We believe our energy storage products will enable renewable energy penetration beyond 30% of energy on the grid and be an important part of facilitating a zero-carbon energy future.

Our batteries are non-flammable, non-toxic, do not have explosion risk and can operate in temperatures ranging from -10°C to 60°C without requiring heating or cooling systems. This makes our batteries well-suited for wide variety of locations and applications, including places where lithium-ion batteries cannot be sited due to fire, chemical or explosion risks. In addition, our batteries are environmentally sustainable, predominantly utilizing easily sourced materials and recyclable components.

Our batteries and technology come with a 10-year performance guarantee which is backed by an investment-grade, 10-year warranty and project insurance policies from Munich Re, a leading provider of reinsurance, primary insurance and insurance-related risk solutions, which stands behind the performance of our energy storage products. To our knowledge, we are the first long duration energy storage company to receive this type of insurance, which provides a warranty backstop for our proprietary flow battery technology, supporting our performance guarantee regardless of project size or location and de-risking the technology for our customers. We have also collaborated with Munich Re to develop separate project finance coverage. This allows us to secure project finance when installing our energy storage products, reducing the cost of capital for deployment, and can be extended in order to provide long-term assurance of project performance to our customers, investors and lenders. Bonding and surety capital are provided through Aon and OneBeacon Insurance Group (“OneBeacon”) as well as qualification from the U.S. Export-Import Bank provide additional product assurance. Each of these allows us to increase our total addressable market, as customers are shielded from technology risk, financing risk and importing risk.

We believe our battery technology is priced competitively. When comparing products on a lifetime levelized cost of storage (“LCOS”), which is the total cost of the investment in an electricity storage technology divided by its cumulative delivered electricity, our batteries are less expensive on a LCOS basis than lithium-ion alternatives for storage durations greater than four (4) hours. Our cost advantage increases as the storage duration increases beyond four (4) hours.

Complete decarbonization will require storage solutions of various sizes and durations installed in various locations on the electric grid. Our energy storage products are intended to supply long-duration power across this expanding spectrum of use cases. As described below in the section entitled “—Our Technology and Products,” we believe our energy storage products will be capable of addressing customer needs across multiple use cases and markets. ESS is an early mover in long duration energy storage and will enable more rapid implementation of renewable energy while also improving grid stability. The flexibility and durability of our energy storage products make it possible for them to be used globally. Potential use cases range from localized energy storage at commercial and industrial sites to grid-scale use cases such as peaker plant replacement and grid stabilization.

Industry

The electric systems in the United States and around the world are in a transition, shifting away from fossil fuels and increasing the amount of energy generated from renewable sources. Driven by lower costs and decarbonization goals, we expect this trend to accelerate over the coming decade. One result of this transition is that a greater percentage of electricity will come from non-dispatchable resources, adding strain to the electric grid. Long duration energy storage is a key part of the solution that will allow for the continued shift towards renewable energy resources without sacrificing grid reliability. Long duration energy storage can help mitigate the issue of intermittency by effectively acting as a reserve in times when wind and solar generation is reduced or unavailable. It can also help stabilize the grid and allow the proliferation of microgrids to increase the penetration of renewable energy sources. As a result, as wind, solar and other renewable energy sources make up an increasing portion of the electricity generation mix, the demand for long duration energy storage solutions and related services is also expected to increase.

Total Addressable Market

Guidehouse Inc. (“Guidehouse”) expects the global total addressable market for energy storage to reach approximately $56.0 billion by 2027 in comparison to $8.0 billion in 2020. The cumulative requirement for global storage capacity is expected to become a 534,000 megawatt-hour (“MWh”) opportunity in 2027. Based on the data provided by Guidehouse, global energy storage capacity in terms of cumulative MWh is expected to grow at a compound annual growth rate (“CAGR”) of approximately 43% between 2020 and 2027. Guidehouse also estimates that the total addressable market for global energy storage is expected to grow at a CAGR of approximately 33% between 2020 and 2027.

Battery Cost Declines

Guidehouse estimates that battery costs will decline in the future. These cost decreases are expected to be driven by improvements in manufacturing, product quality and the availability of resources. While Guidehouse’s projections are for lithium-ion batteries, we believe that our batteries will undergo a similar cost reduction due to our own improvements in technology and efficiencies in manufacturing. Similar to the renewable energy industry, energy storage will become cost competitive in an increasing number of geographies and use cases over the coming decade due to the declining costs.

Renewables Growth

The key driver for battery installations will be increased reliance on renewable energy resources. As renewable penetration increases, the intermittency of these resources can put strain on the grid if the operator is unable to fully match supply with demand. This strain can lead to an inability to supply power when it is needed and increased costs to consumers.

Energy storage can help reduce this strain. However, beyond a threshold level of renewable penetration, short duration (less than four (4) hours) batteries are insufficient to ensure grid reliability. Research from the National Renewable Energy Laboratory, a national laboratory of the U.S. Department of Energy, implies that this threshold may be around 30% renewable penetration based on its Eastern Renewable Generation Integration Study; which found that the Eastern Interconnection, one of the largest power systems in the world, can accommodate upwards of 30% of wind and solar photovoltaic power. California is already at this level and we expect other specific geographies both in the United States and abroad will be there soon. Bloomberg New Energy Finance projects that the United States as a whole will exceed this target by 2029. In order to maintain system stability and achieve mandated decarbonization goals, longer duration energy storage options must be deployed. Iron flow batteries are among a small list of available technologies that can meet this requirement and stand to grow rapidly in order to ensure grid reliability.

Our Technology and Products

Our long duration iron flow batteries are the product of nearly fifty years of scientific advancement. In the 1970’s, researchers first developed the concept of iron flow batteries. Despite realizing the battery’s promising ability to store energy, these researchers found that the reaction between the positive and negative sides created hydroxide formations that clogged the electrodes and reduced the activity of the electrolytes. Hydroxide formation caused rapid degradation in early iron flow batteries after only a few cycles. Unable to prevent the hydroxide from forming, these scientists were forced to abandon their work.

After years of neglect, our founders, Craig Evans and Dr. Julia Song, began advancing this technology in 2011 and formed ESS. Building upon the promising concept from the 1970’s, our team has significantly enhanced the technology, improved round-trip efficiency and developed an innovative and patented solution to the hydroxide build-up problem. Our proprietary solution to eliminate the hydroxide formation is known as the Proton Pump, and it works by utilizing hydrogen generated by side reactions on the negative electrode. The Proton Pump converts the hydrogen back into protons in the positive electrolyte. This process eliminates the hydroxide and stabilizes the pH level of the system. The Proton Pump allows the electrolyte to be used for over 20,000 cycles without any capacity fade.

Our iron flow batteries store energy by converting electrical energy into chemical energy. Each battery module is made up of one or more cells and each of these cells are made up of a negative electrode, and a positive electrode and these two electrodes are separated by a porous separator. On the positive side (positive electrode) of the battery during charge, ferrous iron (Fe+2) is oxidized into ferric iron (Fe+3) and on the negative side (negative electrode) of the battery, ferrous iron is reduced to iron metal. The porous separator is used to minimize the positive and the negative electrolyte from mixing, which helps improve the coulombic efficiency of the battery. The positive and negative electrolytes are stored separately in tanks outside of the battery and this electrolyte is constantly pumped in and out of the battery while in operation. To convert the chemical energy back to electrical energy, the reaction is reversed; on the positive side of the battery, ferric iron is reduced to ferrous iron and on the negative side, metallic iron is oxidized into ferrous iron. During these charge and discharge cycles the pH of the positive and negative electrolyte can change dramatically. The Proton Pump ensures that the electrolyte pH remains stable and clear of any hydroxides. The duration of stored energy can be independently varied from the power. To add duration to our products all that is required is the addition of electrolytes to the tank. This electrolyte, consisting of iron, potassium or sodium chloride and water, is extremely inexpensive, allowing for very low marginal costs of energy and making our technology attractive for long duration energy storage.

Our iron flow batteries store energy by charging positive and negative electrolyte tanks that are separated by a membrane. In order to release energy, we generate a reaction between the tanks via the membrane. The Proton Pump ensures that the membrane remains clear of hydroxide build-up and balances the electrolyte’s pH level.

The duration of storage we can offer is a factor of the tank sizes, while the power generated is a factor of the membrane size. We can increase the size of the electrolyte tanks at a relatively low cost, enabling us to offer longer durations of storage at an attractive price.

Using our iron flow battery technology, we are developing two products, each of which is able to provide reliable, safe, long duration energy storage. Our first energy storage product, the Energy Warehouse, is our “behind-the-meter” solution (referring to solutions that are located on the customers’ premise, behind the service demarcation with the utility) that offers energy storage ranging from 50 kilowatt (“kW”) to 90 kW and four to 12-hour duration. A 50 kW system, when used for eight hours of storage, can power the equivalent of 20 homes with a total output of 400 kilowatt-hours (“kWh”). Energy Warehouses are deployed in shipping container units, allowing for a fully turnkey system that can be installed easily at nearly any customer’s site. Potential use cases for Energy Warehouses include microgrids, peaker plant replacement on a small-scale and commercial and industrial (“C&I”) demand. For customers who require additional energy storage capacity, multiple units can be added to the same system. The first generation of our Energy Warehouse was deployed in 2015. We currently do not have any products deployed and expect to begin shipping our second generation of Energy Warehouses in the second half of 2021.

Our second, larger scale energy storage product, the Energy Center, is designed for “front-of-the-meter” (referring to solutions that are located outside the customer’s premise, typically by the utility or by third-party providers who sell energy into the grid, often known as independent power producers (“IPPs”)) deployments specifically for utility and large C&I consumers. The Energy Center offers a fully customizable configuration range and is installed to meet our customers’ power, energy and duration needs. We anticipate energy storage capacities starting at 3 megawatt (“MW”) and six to 12-hour duration, but the Energy Center’s modular design allows the product to scale to meet IPP and utility-scale applications such as large renewable-plus-storage projects and standalone energy storage projects. The modular design of the Energy Center also allows for it to be flexibly configured to meet varying power and energy capacity needs and deployment in a variety of settings.

For both of our energy storage products, the intellectual property and points of differentiation are contained within the Proton Pump, power module and electrolyte. These components are protected by trade secrets, patents (both granted and in process) and years of research. The remainder of the Energy Warehouse and the Energy Center are intentionally designed to be easily produced. By using standard pumps and equipment and easily fabricated enclosures, our energy storage products can be assembled almost anywhere and produced at an efficient cost.

ESS’ Critical Technology

Benefits of Our Technology

Our long duration iron flow batteries are unlike any other batteries that are commercially available today. Like other flow batteries, our technology allows for unlimited cyclability with no capacity fade. But unlike other flow batteries that use rare or expensive metals like vanadium, our earth-abundant inputs of iron, water and salt, and simple manufacturing process, where we us only limited quantities of high cost materials such as platinum, will allow us to create batteries at substantially lower costs. We believe this combination is unique to the market. Our batteries are designed to be less expensive, more reliable and more sustainable than existing batteries on the market.

Lower Cost of Storage:

Using an LCOS comparison approach, our batteries will be considerably less expensive than lithium-ion competitors when used for both four (4) hours and 12 hours of energy storage. We believe this metric is most useful when comparing system costs because it considers the full lifetime cost of ownership (i.e., initial capital expenditure, installation, disposal and operating and management costs) of each technology divided by the annual usable kWh. Depending on the scenario considered, the cost savings of our batteries over lithium-ion varies. However, in both the four-hour and 12-hour scenarios, our batteries cost between approximately 37% and 71% less than lithium-ion on an LCOS basis.

For use cases using four (4) hours of energy storage or greater, our batteries benefit from their ability to be cycled multiple times per day with no capacity fade, resulting in lower lifetime LCOS. As duration increases, the LCOS savings are even greater because our batteries scale using inexpensive electrolyte as compared to lithium-ion, which can only scale through the addition of complete battery sets.

LCOS at 4 hours vs. 12 hours

Over time, our manufacturing and supply costs will be less expensive than lithium-ion and passing these savings on to customers contributes to lower LCOS. From a manufacturing perspective, our costs will be lower because our facility is simpler than comparable lithium-ion manufacturing facilities and our assembly processes are less intricate. Our facility does not require the type of cleanroom standards that lithium-ion facilities do; we use non-hazardous materials to create our power modules and electrolytes and our manufacturing facility requires less permitting, maintenance and operations costs. Additionally, our batteries predominantly use earth-abundant materials that are less expensive than the rare-earth metals used by other battery chemistries, although we do use limited quantities of high cost materials such as platinum in our manufacturing. The cumulative impact is a lower cost for our energy storage products, which we believe will allow us to compete favorably on price with incumbent technologies.

No Capacity Fade

Capacity fade refers to when a battery loses storage capacity over time through repeated use. Smartphone users will be familiar with this concept as they consider the battery life for a brand-new phone as compared to the battery for that same phone after one or two years of consistent use. This same phenomenon occurs for utility-scale lithium-ion batteries. The capacity fade in these batteries occurs because each cycle causes a small amount of the active lithium and battery electrode material to be lost. With successively smaller amounts of remaining electrode and active lithium, the batteries become less effective at storing energy over time. The only way to regain capacity is to replace both the electrode and the active lithium. Current best practices for industry technology for most consumer products suggests replacement after ~500 cycles when the battery becomes less than 80% as efficient than its first cycle.

Our iron flow batteries, in contrast, do not experience this type of capacity fade because the way they store energy is physically different. With positive and negative electrolyte tanks separated by a membrane, our batteries store power in liquid form by charging the external tanks and produce power by creating a reaction between the tanks via the membrane. By storing the energy in external tanks, it allows the system to passively maintain the electrolyte with our patented Proton Pump ensuring that the electrolytes and the membrane remain clear of hydroxide build-up, our batteries retain their efficiency at storing and generating energy. By having the electrolytes in liquid form, there is no concern of morphological changes of the active material reducing active area or migrating to places where it is no longer active or causing shorts. Finally, in the discharge state, both the positive side and negative side electrolytes are in the ferrous iron form, this allows us to completely mix the tanks, bringing all the constituents in the electrolyte back to nearly a beginning-of-life concentration. In short, our iron flow batteries can operate for tens of thousands of cycles without loss of capacity.

Cyclability

Because our batteries do not experience capacity fade, there are no limits to the number of cycles that our batteries can be used for, as is commonly the case for lithium-ion batteries, allowing our batteries to have no cyclability based warranty limits. In addition to having no warranty limits, our batteries can quickly pivot from storing to releasing energy, allowing them to be used in short cycles whenever there is demand. Because our batteries do not have cycle limits, they can be used to provide power in multiple shorter cycles or for a longer single cycle using the same energy and at the same cost. This flexibility allows for our batteries to be deployed in places with a variety of supply and demand constraints for power.

Unlocks Greater Renewables Penetration

Our batteries can store four to 12 hours of power, providing a considerably longer supply than lithium-ion. Providing clean, renewable power for 12 hours provides grid operations with more assurance that power will be available when it is required, removing one of the greatest obstacles to greater renewables penetration. In this way, our batteries can replicate the reliability of baseload thermal power with renewable energy. This level of reliability will allow the grid to decrease its reliance on thermal assets and meet decarbonization goals.

Sustainability

Our batteries are made predominantly with earth-abundant, non-toxic and non-explosive materials. With just iron, water and salt as our core chemical elements, we can source our inputs easily from multiple sources in any location. We do not create hazardous waste that must be treated before disposal. Our batteries enable a cleaner energy grid by promoting the transition to renewable energy and do not cause environmental degradation in the process. In addition, our batteries have approximately 67% lower carbon emissions on a life-cycle basis than lithium-ion batteries.

According to the Journal of Cleaner Production (2020), “Flow battery production: Materials selection and environmental impact”, a study conducted at the University of California-Irvine found that among flow batteries, iron flow technology presented the lowest overall environmental impact compared to batteries using vanadium and zinc. Our batteries are also significantly less harmful to the environment than lithium-ion batteries, thanks to earth-abundant iron, water and salt, far longer operating life and ease of end-of-life material recycling.

One benefit of this non-toxic and non-hazardous chemical makeup is that our batteries do not pose the same type of explosion and fire risk that other batteries do. Our batteries can operate in ambient temperatures ranging from -10°C to 60°C without requiring heating or cooling systems. In fire-prone environments like California, Australia or Spain, this point of differentiation will allow our batteries to be sited without risking environmental disasters.

Additionally, the benign chemistry of our electrolyte reduces major obstacles to siting our energy storage products in pristine environments due to no risk of toxic leakage. Our batteries also can be sited without the requirement for expensive secondary and tertiary permits that are often required with other energy storage technologies.

Our Competitive Strength

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Simple, Revolutionary Technology: We believe we will be the first commercial producer of iron flow batteries, a technology that is poised to fill a significant role in the long duration energy storage market. The chemical reactions that store energy in our batteries utilize iron, salt and water. These three (3) simple, earth-abundant inputs are combined in a way that can store large amounts of energy without the environmental and operational risks that other storage technologies carry. Our inputs are stable across a range of temperatures and environments and our batteries are too, making them perfect for use in any setting from pristine environments to densely populated neighborhoods.

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Compelling Value Proposition: We will offer energy storage that is longer-duration, lower-cost, safer and more sustainable than existing battery storage technologies. As the demand for long duration battery storage increases, we will be able to compete and win across a variety of performance metrics and use cases. We believe this will make our technology increasingly valuable. There are a limited number of technologies that can provide similar quality long duration energy storage to ours and we believe that our differentiated technology will provide a compelling option to consumers.

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Most Sustainable Solution: Iron flow batteries have been assessed by the University of California-Irvine to have the lowest overall environmental impact of any flow battery technology. Our batteries are also significantly less harmful to the environment than lithium-ion batteries, owing to our use of predominantly earth-abundant materials, a far longer operating life and easy end-of-life material recycling. Clean energy is only as clean as its most polluting element, and our batteries provide a dramatically cleaner solution compared to alternative energy storage options.

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Rapid Expansion Capability: We currently have a manufacturing facility in Wilsonville, Oregon that is ready to produce our energy storage products at commercial scale. Over time, we will increase the capacity at this facility as well as develop additional facilities globally to meet our demand. Adding manufacturing capacity requires a smaller capital investment relative to other energy storage technologies like lithium-ion, because our production facilities operate, where simple pick-and-place automation is sufficient to assemble battery modules as opposed to the dryroom, cleanroom, and high precision assembly operations of alternative batteries. Our low-cost manufacturing approach will allow us to scale more rapidly and with lower capital expenditures in the future as new opportunities arise.

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Significant and Proprietary Technology Head Start: We have patented the most valuable parts of our technology at each stage of development, which we believe will make it hard for a competitor to enter our market. Beyond the patents, our 10-year journey as a company has provided invaluable learnings and technical know-how that any potential competitor would need to discover for themselves. We continue to develop and maintain our knowledge base (both patented and not), which we believe provides us with a substantial strategic head start and competitive advantage against competition in the iron flow battery storage space.

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Innovative Leadership Team with Experience Commercializing New Products: Our leadership team has extensive experience in energy storage and in scaling new products to meet market demand. We have combined 190 years of experience in Gas Turbines, Fuel Cells, Utilities and Smart Grid sectors and are supported by world class engineering talent and manufacturing experts.

Our Growth Strategy

We intend to build an enduring business by leveraging our competitive advantages in manufacturing, cost, technology and research and development. We have many avenues through which we aim to achieve our growth objectives:

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Expanded Scale: We plan to use proceeds from the Merger to further expand our already-increasing manufacturing capabilities at our Wilsonville, Oregon facility. By increasing our capacity at this facility, we believe that we can reduce costs on each energy storage product that we produce. We also believe that we will reduce our scrap rate as we refine our operations and increase scale at this facility, making our manufacturing process more efficient.

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Technology Improvements: We believe our batteries will be the only commercially available long duration, iron flow batteries in the market upon deployment of our batteries. Our technology differentiates us from other battery chemistries and other flow battery technologies. As we grow, we anticipate additional technological improvements that will lead to new or more flexible products that can serve a greater variety of customer needs. These innovations will allow us to serve a broader range of customers with high-quality products. Technology improvements will also contribute to reduced cost per unit of our energy storage products as we scale.

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Energy Center Sales: We plan to use proceeds from the Merger to accelerate the deployment of our front-of-the-meter solution, the Energy Center. As our customizable, utility-scale battery storage solution, Energy Centers will allow us to compete in a wide variety of settings. Energy Centers are core to our growth thesis, given the opportunity to sell increased volumes of energy storage and generate repeat business from utility customers.

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International Growth: Our sales pipeline includes numerous international opportunities. We plan to leverage our existing partnerships to enter new markets. Markets with high renewables penetration will be most attractive, as will markets with where lithium-ion batteries are unable to compete due to their operational shortcomings. Australia and Spain are particularly promising markets that we intend to enter. Additionally, we plan to implement a franchising business model, or Energy Franchises, where we will ship various components of our energy storage products to third parties with whom we develop partnerships with, who will then assemble completed units for system integrators and end-use customers.

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Leasing: We are considering additional business models which could include different applications of our capital to support leasing or Energy as a Service (“EaaS”) models. Because our batteries do not experience capacity fade and can be cycled an unlimited number of times, there is reason to believe that leasing could allow us to extract more revenue out of the same Energy Warehouse than is possible in a one-time sale. Leasing will also provide us with a way to introduce new customers to our energy storage products without requiring large upfront investments.

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Service: As the number of our batteries in the market increases worldwide, there will be new opportunities for us to provide ongoing services, such as maintenance, remote monitoring and other software solutions. This opportunity is exciting to us because of the potential to generate recurring revenue. This opportunity will also allow us to gather valuable data about the performance of our batteries, identify opportunities for technology improvements and maintain relationships with our existing customers.

Customers

We will serve customers in both behind-the-meter and front-of-the-meter markets. In behind-the-meter applications, customers will use our energy storage products to reduce energy costs, integrate with renewable energy solutions to achieve corporate sustainability goals, and to enhance their energy resiliency. Behind-the-meter customers may include microgrids and small-scale C&I customers.

Front-of-the-meter customers, in contrast, are primarily utilities experiencing high rates of renewable energy penetration and requiring energy storage to help balance the grid, and independent power producers who can leverage energy storage to improve the economics of renewable energy projects. These customers use our energy storage products to store energy on a utility scale that they can then utilize or sell to their customers when needed. Over time, we expect our front-of-the-meter customer base to expand to include additional types of energy suppliers.

We have designed the Energy Warehouse and Energy Center to address the needs of these two distinct markets. The Energy Warehouse is intended for behind-the-meter use owing to its small size and convenient turnkey packaging. The Energy Center can be used by larger customers in both the behind-the-meter and front-of-the-meter markets.

Suppliers

Our batteries are made predominantly of earth-abundant, non-toxic materials. These readily available materials are considerably less expensive than rare earth metals that make up other batteries and as a result make up a low percentage of the total costs for our batteries. Because these components are widely available, there are multiple suppliers for each input. In addition, we use limited high cost materials such as platinum in our manufacturing. The mechanical elements and control systems of our batteries are comprised of commercially available equipment that can be supplied by many manufacturers.

Partnerships

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Munich Re: Our batteries and technology come with a 10-year performance guarantee which is backed by investment-grade, 10-year warranty and project insurance policies from Munich Re, a leading provider of reinsurance, primary insurance and insurance-related risk solutions, which stands behind the performance of our energy storage products. We are the first long duration energy storage company to receive this type of insurance, which provides a warranty backstop for our proprietary flow battery technology, supporting our performance guarantee regardless of project size or location and de-risking the technology for our customers. We have also collaborated with Munich Re to develop separate project finance coverage. This allows us to secure project finance when installing our energy storage products, reducing the cost of capital for deployment, and can be extended in order to provide long-term assurance of project performance to our customers, investors and lenders.

•	Aon and OneBeacon Insurance: Through Aon and OneBeacon Insurance, we will offer growing project surety capacity and corporate bonding options to our customers.

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Export-Import Bank of the United States: The Export-Import Bank of the United States (“EXIM”) is the official export credit agency of the United States. EXIM equips U.S. businesses with the financing tools necessary to compete for global sales when the private sector lenders are unable or unwilling to provide financing. Our energy storage products are qualified by EXIM and can provide financing for qualified overseas buyers.

Research & Development

We have made significant investments to make technological breakthroughs in iron flow battery technology, solving its main problem of rapidly degrading electrolytes. Our proprietary technology eliminates power fade and the limits on cycle life of iron flow batteries. Since inception, we have invested over $55.0 million to date on improving our technology and bringing our energy storage products to market. Our research and development efforts are conducted in Oregon and supported by our 36 employees in research and development.

To maintain our leadership position in the long duration energy storage market, it is essential to continue our ongoing research and development activities. We have a research and development roadmap for additional breakthroughs to extend our technology advantages further. Expanding our technological capabilities to alternate chemistries and technologies is also a long-term goal of our research and development team.

Intellectual Property

Intellectual property is an integral differentiator for our business, and we rely upon a combination of patents, copyrights and trade secrets to protect our proprietary technology. We believe that we have enforceable intellectual property protection over all critical design elements as well as the key enabling technologies for iron flow batteries. We have developed a significant patent portfolio. We have over 125 patents that are granted or in the pipeline and an undisclosed number of trade secrets and identified patents. With approximately 57% of our employees having an engineering background, we continually review our efforts to assess the existence and patentability of new intellectual, proprietary technology. We believe that we have the world-leading iron flow expertise and an identified roadmap to additional technological advancements.

Competition

The energy storage industry is highly competitive. The declining cost of renewable energy, the decrease in battery costs and improving battery technologies are shifting customer demands causing the industry to evolve and expand. The main competitive factors in the energy storage market include, but not limited to:

•	Safety and reliability;

•	Duration;

•	Performance and uptime;

•	Operational flexibility;

•	Asset life length and cyclability;

•	Ease of integration;

•	Operability in extreme temperatures;

•	Environmental sustainability;

•	Historical track record; and

•	Field-proven technology

With the rising demand for clean electric power solutions with lower greenhouse gas emissions, there has been a transition to renewable energy sources and increasing penetration of distributed energy infrastructure. This industry transformation has created an opportunity for an increased role for long duration energy storage solutions like ours. Climate change will also result in more unpredictable weather events including extreme temperatures, hurricanes and wildfires. Our technology can operate efficiently and effectively in these extreme weather conditions and still maintain grid stability. As a pioneer of iron flow battery technology solutions that are well-suited for long duration applications, we have a significant edge over our competition in this rapidly evolving environment. Our key competitors include different energy storage technologies such as lithium-ion batteries, lithium metal batteries, vanadium or zinc bromine batteries, sodium sulfur batteries, compressed air and pumped-storage hydropower. Key competitors in the traditional lithium-ion space include Samsung Electronics Co., Ltd., LG Chem, Ltd., Sungrow Power Supply Co., Ltd., Tesla and Contemporary Amperex Technology Co. Limited. Key competitors in the non-lithium-ion space include Eos Energy Enterprises, Inc. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Although we are small compared to our competitors, we believe we are well-positioned to compete successfully in the market supported by our innovative iron flow battery technology, strategic partnerships and premier leadership team with a proven track record of success.

New technologies may enter the market that may have additional or superior advantages to our offerings. A variety of newer and emerging companies have announced plans to develop energy storage products using a variety of technologies, including compressed air, thermal energy, and solid-state batteries among others. Although many of these companies are not in commercial production today, they may in the future offer solutions that become competitive with our offerings. We intend to continuously improve our product offerings and maintain robust research and development efforts in order to stay ahead of existing and emerging competitors.

Government Regulations and Compliance

We operate in the heavily regulated energy sector. As such, there are a variety of federal, state and local regulations and agencies that impact our operations. As a participant in the renewable energy sector specifically, there are additional regulations, tax incentives and support mechanisms in place to promote growth. Renewable energy is a priority for both the Biden administration as well as state and local governments across the country.

On the federal level, tax credits are currently in place that incentivize the deployment of renewable energy and battery storage. Battery storage projects storing energy from renewable energy sources are eligible for Investment Tax Credits that allow project developers to monetize and sell the tax losses they experience from the creation of their projects. Additionally, battery storage is eligible for accelerated depreciation via the federal government’s Modified Accelerated Cost Recovery System. Both policies provide tax and financing advantages for battery storage projects. They lower the capital requirements for renewables projects to be developed and open a new source of funding for these projects.

While much is still to be determined, the possibility of additional federal incentives and investment from the Biden administration and Congress has garnered enthusiasm among renewable energy developers. The administration has announced goals of decarbonizing the electricity sector entirely by 2035, a goal that would necessitate billions in additional investment. Some of this money would need to be invested in long duration battery storage, potentially a benefit for a company like ESS.

State incentives have also driven growth in the deployment of renewable battery and energy storage. States with high Renewable Portfolio Standards, for example, have seen greater deployment of renewables than states with similar renewable resources that lack such requirements.

In November 2020, PJM Interconnection L.L.C., a regional transmission organization that coordinates the movement of wholesale electricity in all or parts of 13 states and the District of Columbia, amended its manual for generation interconnection requests to allow all previously permitted wind and solar projects to add energy storage to their project application without forfeiting their spot in the queue. This type of regulation may expedite the deployment of energy storage across the region. Replicating this policy nationwide would have an even greater impact.

Finally, we are subject to federal, state and local requirements on health, safety and employment. We are subject to the requirements of the Occupational Safety and Health Act, local wage regulations and rigorous health and safety regulations in the State of Oregon.

Employees

We pride ourselves on our innovative technology and our employees are dedicated to our strategic mission. Approximately, 57% of our employees have an engineering background. More than half of our employees are involved in product manufacturing. We employ 114 full-time employees, based primarily in our headquarters in Wilsonville, Oregon.

Facilities

Our corporate headquarters is located in Wilsonville, Oregon. The approximately 150,000 square foot facility contains both our corporate and administrative functions as well as our automated battery manufacturing line. This facility has the capacity to manufacture about 250 MWh of batteries annually in its current configuration.

Over time, we plan to increase efficiency at the Wilsonville facility to scale manufacturing capacity up to 2,000 MWh. We also envision opening additional manufacturing facilities globally. We envision this global expansion of facilities will enable up to 16,000 MWh of manufacturing capacity by 2025.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. In the future, we may become involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, could individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

ESS’ EXECUTIVE COMPENSATION

To achieve ESS’ goals, ESS has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

ESS believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its shareholders. ESS’ current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As ESS’ needs evolve, ESS intends to continue to evaluate its philosophy and compensation programs as circumstances require.

This section provides an overview of ESS’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

The ESS Board, with input from its Chief Executive Officer, has historically determined the compensation for ESS’ named executive officers. For the year ended December 31, 2020, ESS’ named executive officers were:

•	Craig Evans, President, Co-Founder and director; former Chief Executive Officer

•	Dr. Julia Song, Chief Technology Officer and Co-Founder

•	Amir Moftakhar, Chief Financial Officer

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (2)	Nonequity Incentive Compensation ($) (1)	All Other Compensation ($) (3)	Total ($)
Craig Evans	2020	175,000	91,250	92,000	10,724	368,974
President, Co-Founder and Director; former Chief Executive Officer

Dr. Julia Song	2020	175,000	167,900	82,000	9,895	434,795
Chief Technology Officer & Co-Founder

Amir Moftakhar	2020	210,000	152,500	58,500	7,700	428,700
Chief Financial Officer

(1)

The amounts reported represent cash bonuses earned under our 2020 bonus plan based upon the achievement of company objectives for the year ended December 31, 2020, which were paid in 2021. The bonus plans are more fully described below under the section titled “—Bonus Plan.”

(2)

The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 12 to ESS’ audited financial statements included elsewhere in this proxy statement/prospectus/information statement for a discussion of the assumptions made by ESS in determining the grant-date fair value of ESS’ equity awards.

(3)	The amounts in this column represent matching 401(k) contributions.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for ESS’ named executive officers consisted of base salary, incentive compensation delivered in the form of bonuses and stock option awards, and 401(k) matching contributions.

Base Salary

Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

Cash bonuses are discretionary as determined by ESS’ board of directors, based on performance of ESS and the named executive officer.

Stock Option Awards

Stock options have been granted to ESS’s named executive officers under the ESS 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”).

2014 Equity Incentive Plan

The 2014 Equity Incentive Plan allows ESS to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, and consultants of ESS and any parent or subsidiary of ESS. It is expected that as of one business day prior to the Closing, the 2014 Equity Incentive Plan will be terminated and ESS will not grant any additional awards under the 2014 Equity Incentive Plan thereafter. However, the 2014 Equity Incentive Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2014 Equity Incentive Plan.

As of March 31, 2021, stock options covering 2,973,353 shares of ESS Common Stock were outstanding under the 2014 Equity Incentive Plan.

Plan Administration. The 2014 Equity Incentive Plan is administered by the ESS Board or one or more of its committees. The administrator has all authority and discretion necessary or appropriate to administer the 2014 Equity Incentive Plan and to control its operation, including the authority to construe and interpret the terms of the 2014 Equity Incentive Plan and the awards granted under the 2014 Equity Incentive Plan. The administrator’s determinations, interpretations and constructions are final, binding and conclusive on all persons.

Eligibility. Employees and consultants of ESS or an affiliate of ESS, including individuals serving as a member of the board of directors of an affiliate of ESS who is compensated for such services, and directors of ESS are eligible to receive awards. Only employees of ESS or its parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under the 2014 Plan. Subject to the provisions of the 2014 Plan, the administrator determines the term of an option, the number of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, unless expressly determined in writing by the administrator on the option’s grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary may have a term of no longer than five (5) years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date.

The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. The administrator has granted options that are exercisable prior to vesting, subject to the terms and conditions of an early exercise stock purchase agreement. Stock purchased prior to vesting generally are subject to a repurchase right in favor of ESS.

If a participant’s service with ESS or its affiliate terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three (3) months (or such longer or shorter period of time (but not less than thirty days) as set forth in the applicable award agreement) if a participant’s service terminates for a reason other than death, disability, or cause. If a participant’s service terminates due to death, vested options generally will remain exercisable for eighteen months from the date of termination (or such other longer or shorter period (but not less than six (6) months) as set forth in the applicable award agreement). If a participant’s service terminates for disability, vested options generally will remain exercisable for 12 months from the date of termination (or such other longer or shorter period (but not less than six (6) months) as set forth in the applicable award agreement). If a participant’s service terminates for cause, the entire option will generally terminate immediately. In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-Transferability of Awards. Unless determined otherwise by the administrator, options generally are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.

Certain Adjustments. If any change that is made in, or other events that occur with respect to, common stock subject to the 2014 Equity Incentive Plan or subject to any award without the receipt of consideration by ESS through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, the ESS Board will appropriately and proportionately adjust (i) the class(es) and maximum number of securities subject to the 2014 Equity Incentive Plan, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, and (iii) the class(es) and number of securities and price per share of stock subject to outstanding awards.

Dissolution or Liquidation. Unless otherwise determined by the administrator, in the event of a dissolution or liquidation of ESS, all outstanding awards will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of common stock subject to ESS’ repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by ESS notwithstanding the fact that the holder of such award is providing continuous service.

Corporate Transaction. Unless otherwise agreed to by ESS or provided by the administrator, in the event of a “corporate transaction” (as defined in the 2014 Equity Incentive Plan), the ESS Board will take one or more of the following actions with respect to awards: (i) arrange for the Surviving Corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar stock award for the award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by ESS in respect of common stock issued pursuant to the award to the Surviving Corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company); (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such corporate transaction as the ESS Board shall determine (or, if the ESS Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the corporate transaction), with such award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; (iv) arrange for the lapse of any reacquisition or repurchase rights held by ESS with respect to the award; (v) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the corporation transaction, in exchange for such cash consideration, if any, as the ESS Board, in its sole discretion, may consider appropriate; and (vi) make a payment, in such form as may be determined by the ESS Board equal to the excess, if any, of (A) the value of the property the holder of the award would have received upon the exercise of the award, over (B) any exercise price payable by such holder in connection with such exercise. The ESS Board need not take the same action with respect to all awards or with respect to all participants.

Amendment; Termination. The administrator may amend the 2014 Equity Incentive Plan in any respect the ESS Board deems necessary or advisable. Except as provided in the 2014, rights under any award granted before an amendment of the 2014 Equity Incentive Plan will not be impaired by any amendment of the 2014 Equity Incentive Plan, unless the holder of such award consents in writing. The ESS Board may suspend or terminate the 2014 Equity Incentive Plan at any time. As noted above, it is expected that as of one business day prior to the Closing, the 2014 Equity Incentive Plan will be terminated and ESS will not grant any additional awards under the 2014 Equity Incentive Plan thereafter.

ESS 2021 Equity Incentive Plan

For more information about the 2021 Equity Incentive Plan, see the section entitled “Proposal No. 5 — The Equity Incentive Plan Proposal.”

ESS 2021 Employee Stock Purchase Plan

For more information about the Employee Stock Purchase Plan, see the section entitled “Proposal No. 7 — The Employee Stock Purchase Plan Proposal.”

Bonus Plan

Each of ESS’ executive officers is eligible for an annual bonus under our bonus plan. For 2020, each of ESS’ named executive officers had a bonus target express as a percentage of his or her salary, 50% in the case of Mr. Evans and Dr. Song and 30% in the case of Mr. Moftakhar, and the ESS Board determined actual bonuses based upon an assessment of achievement of corporate goals, which included specified technology, engineering, product development, operations and manufacturing, business development and sales, human capital, and finance goals.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by ESS’ named executive officers as of December 31, 2020.

Name	Option Awards (1)
	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Craig Evans	1/22/2016	(2)	30,000	—	0.15	1/22/2026
	4/20/2018	(3)	216,459	—	0.4503	4/20/2028
	7/24/2020	(4)	—	125,000	0.4862	7/24/2030

Dr. Julia Song	1/22/2016	(2)	64,500	—	0.15	1/22/2026
	4/20/2018	(3)	236,459	—	0.4503	4/20/2028
	7/24/2020	(5)	23,958	206,042	0.4862	7/24/2030

Amir Moftakhar	1/11/2020	(6)	177,099	209,299	0.4862	1/10/2030
	12/18/2020	(7)	5,208	119,792	0.49	12/18/2030

(1)	All stock options were granted pursuant to the 2014 Equity Incentive Plan.
(2)	The option was fully vested at grant.
(3)	1/36th of the total shares vested each month beginning on February 1, 2017.
(4)	1/48th of the total shares vested or will vest each month beginning on February 22, 2021, subject to the holder’s continuous service through each vesting date.
(5)	1/48th of the total shares vested or will vest each month beginning on August 24, 2020, subject to the holder’s continuous service through each vesting date.
(6)	1/4th of the total shares vested on February 18, 2020, and 1/48th vested or will vest each month thereafter, subject to the holder’s continuous service through each vesting date.
(7)	1/48th of the total shares vested or will vest each month beginning on November 23, 2020, subject to the holder’s continuous service through each vesting date.

Benefits and Perquisites

ESS provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan. ESS matches 100% of the first 3% of employee-deferred amounts, and 50% of employee-deferred amounts between 3% and 5%. ESS does not maintain any executive-specific benefit or perquisite programs.

Executive Officer Employment Agreements

Craig Evans

ESS entered into an employment agreement with Craig Evans, our President, Co-Founder and director (and former Chief Executive Officer), on May 23, 2021. Mr. Evans’s base salary is $275,000, and he is eligible for an annual cash incentive bonus of up to 90% of his base salary.

Mr. Evans is an at-will employee. ESS or Mr. Evans may terminate his employment at any time for any reason. Mr. Evans’s employment agreement provides for an initial term through May 23, 2024, with additional one-year terms thereafter, unless either ESS or Mr. Evans provides notice of the decision to not renew the term at least 60 days before the end of a term. Non-renewal by ESS will constitute a termination without “cause” (as defined in Mr. Evans’s employment agreement). During the period commencing on May 23, 2021, and continuing for the eighteen months following the date that his employment is terminated for any reason, Mr. Evans is prohibited from soliciting certain current and former ESS service providers and customers.

If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for “good reason” (as defined in Mr. Evans’s employment agreement) other than in connection with a “change in control” (as defined in Mr. Evans’s employment agreement), then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional six (6) months following such termination. If we terminate Mr. Evans’s employment without cause or Mr. Evans terminates his employment for good reason in connection with a change in control, then Mr. Evans will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for eighteen months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement. Receipt of any such termination benefits are subject to Mr. Evans signing and not revoking a separation agreement and release of claims in a form acceptable to ESS, which must become effective no later than the 60th day following the termination, and his compliance with the restrictive covenants described above.

Dr. Julia Song

ESS entered into an employment agreement with Dr. Julia Song, our Chief Technology Officer, on March 3, 2015. Dr. Song’s base salary is $175,000, and she is eligible for an annual cash incentive bonus.

Dr. Song’s employment agreement provides for no specific term and Dr. Song is an at-will employee. ESS or Dr. Song may terminate her employment at any time for any reason.

If we terminate Dr. Song’s employment without “cause” or Dr. Song terminates her employment for “good reason” other than in connection with a “change in control” (as such terms are defined in Dr. Song’s employment agreement), then Dr. Song will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for six (6) months, plus an additional month for each year ESS has positive cash flow, following such termination, and any earned but unpaid bonus. If we terminate Dr. Song’s employment without cause or Dr. Song terminates her employment for good reason in connection with a change in control, then Dr. Song will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination and a lump sum payment equal to her target bonus then in effect. Receipt of any such termination benefits are subject to Dr. Song signing and not revoking a separation agreement and release of claims in a form acceptable to ESS.

Amir Moftakhar

ESS entered into an employment letter with Amir Moftakhar, our Chief Financial Officer, on July 31, 2019. Mr. Moftakhar’s base salary is $210,000, and he is eligible for an annual cash incentive bonus.

Mr. Moftakhar’s employment agreement provides for no specific term and Mr. Moftakhar is an at-will employee. ESS or Mr. Moftakhar may terminate his employment at any time for any reason.

Eric Dresselhuys

ESS entered into an employment agreement with Eric Dresselhuys, our Chief Executive Officer, on April 1, 2021. Mr. Dresselhuys’s base salary is $300,000, and he is eligible for an annual cash incentive bonus of up to 90% of his base salary.

Mr. Dresselhuys’s employment agreement provides for the following equity awards:

•

An initial option grant covering a number of shares equal to 0.2% of the anticipated fully-diluted shares of New ESS as of the Closing, with an exercise price per share equal to the fair market value of a share on the date of grant (the “initial option”). The initial option will vest as to 1/4th of the shares subject to the initial option on the one-year anniversary of Mr. Dresselhuys’s start date, and 1/48th monthly thereafter, subject to Mr. Dresselhuys’s continued service through each vesting date.

•

An award of restricted stock units equal to 0.64% of the anticipated fully-diluted shares of New ESS as of the Closing (the “time-based RSU award”). The time-based RSU award will vest as to 1/4th of the shares subject to the time-based RSU award on the one-year anniversary of Mr. Dresselhuys’s start date, and 1/16th monthly thereafter, subject to Mr. Dresselhuys’s continued service through each vesting date.

•

An award of restricted stock units equal to 0.2% of the anticipated fully-diluted shares of New ESS as of the Closing (the “stock-based RSU award”). The stock-based RSU award will vest as to 50% of the shares subject to the performance-based RSU award upon a “stock price target” (as defined in and determined under Mr. Dresselhuys’s employment agreement) of $12.50, and 50% upon a stock price target of $15.00, in case, subject to Mr. Dresselhuys’s continued service through each vesting date.

•	An award of restricted stock units equal to 0.4% of the anticipated fully-diluted shares of New ESS as of the Closing (the “revenue-based RSU award”). The revenue-based RSU award will vest against achievement with respect to an annual revenue target, with no portion vesting if annual revenue is below $600 million, 100% vesting if annual revenue is $800 million, and 200% vesting if annual revenue is $1.6 billion, subject to Mr. Dresselhuys’s continued service through each vesting date. Linear interpolation will apply for achievement between annual revenue targets. Annual revenue will be determined based on the previous quarters preceding the end of any quarter, with the revenue-based RSU award terminating to the extent not vested on December 31, 2016.

Mr. Dresselhuys is an at-will employee. ESS or Mr. Dresselhuys may terminate his employment at any time for any reason. Mr. Dresselhuys’s employment agreement provides for an initial term from March 25, 2021 through March 25, 2025, with additional one-year terms thereafter, unless either ESS or Mr. Dresselhuys provides notice of the decision to not renew the term at least 60 days before the end of a term. Non-renewal by ESS will constitute a termination without “cause” (as defined in Mr. Dresselhuys’s employment agreement). During the period commencing on May 23, 2021 and continuing for the 18 months following the date that his employment is terminated for any reason, Mr. Dresselhuys is prohibited from soliciting certain current and former ESS service provides and customers.

If we terminate Mr. Dresselhuys’s employment without cause or Mr. Dresselhuys terminates his employment for “good reason” (as defined in Mr. Dresselhuys’s employment agreement) other than in connection with a “change in control” (as defined in Mr. Dresselhuys’s employment agreement), then Mr. Dresselhuys will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for 12 months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and acceleration of his unvested and outstanding time-based equity awards to the extent that such awards would have vested had his employment continued for an additional six (6) months following such termination (except that, if the termination occurs between six (6) months and 12 months after Mr. Dresselhuys’s start date, the number of months of additional vesting will be equal to the number of months of Mr. Dresselhuys’s service). If we terminate Mr. Dresselhuys’s employment without cause or Mr. Dresselhuys terminates his employment for good reason in connection with a change in control, then Mr. Dresselhuys will be entitled to continuing payments of base salary and ESS-paid COBRA coverage for eighteen months following such termination, a pro-rated bonus payment for the fiscal year in which such termination occurs based on actual achievement, any earned but unpaid bonus from the year prior to such termination, and 100% acceleration of his unvested and outstanding equity awards, with performance-based awards accelerating at target achievement. Receipt of any such termination benefits are subject to Mr. Dresselhuys signing and not revoking a separation agreement and release of claims in a form acceptable to ESS, which must become effective no later than the sixtieth day following the termination, and his compliance with the restrictive covenants described above.

Director Compensation

ESS currently has no formal agreement under which its directors receive compensation for their service on the ESS Board or its committees. ESS’ policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and occasionally grants stock options to ESS’ non-employee directors.

The table below summarizes the compensation of each person serving as an ESS non-employee director for the year ended December 31, 2020. Craig Evans did not receive any additional compensation for his service as a director in 2020 and Eric Dresselhuys was not a director in 2020. The compensation of Mr. Evans as a named executive officer is set forth above under “ESS’ Executive Compensation—Summary Compensation Table.”

Name	All Other Compensation ($)		Total ($)
Michael R. Niggli	—		—
Raffi Garabedian	—		—
Rich Hossfeld	—		—
Shirley Speakman	—		—
Kyle Teamey	—		—
Daryl Wilson	$24,000	(1)	$24,000
Ken Schultz (2)	$19,436	(1)	$19,463

(1)	Represents fees for advisor services.
(2)	Ken Shultz resigned from the ESS Board on October 23, 2020.

Post-Business Combination Executive Compensation

Following the Closing, New ESS intends to develop an executive compensation program that is designed to align compensation with New ESS business objectives and the creation of shareholder value, while enabling New ESS to attract, retain, incentivize and reward individuals who contribute to the long-term success of New ESS. Decisions on the executive compensation program will be made by the New ESS compensation committee.

ESS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Summary Historical Financial Data”, “Unaudited Pro Forma Condensed Financial Statements” and its audited financial statements and related notes thereto included elsewhere in this proxy statement/prospectus/information statement. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to ESS Tech, Inc.

Overview

ESS is a long-duration energy storage company specializing in iron flow battery technology. We design and produce long duration batteries predominantly using earth-abundant materials that can be cycled over 20,000 times without capacity fade. Because we designed our batteries to operate using an electrolyte of primarily salt, iron and water, they are non-toxic and recyclable. Our batteries provide flexibility to grid operators and energy assurance for commercial and industrial customers. Our technology addresses energy delivery, duration and cycle-life in a single battery platform that compares favorably to lithium-ion batteries, the most widely deployed alternative technology. Using our iron flow battery technology, we are developing two products, each of which is able to provide reliable, safe, long duration energy storage. We currently do not have any products deployed and expect to begin shipping our second generation of Energy Warehouses in the second half of 2021. With each additional battery deployed, we will further our mission to accelerate the transition to a zero-carbon energy future with increased grid reliability.

The U.S. Department of Energy has identified long duration battery storage as one of the key elements toward helping the United States achieve a net-zero carbon electricity system. Guidehouse Inc. expects the global total addressable market for energy storage to reach approximately $56.0 billion by 2027 in comparison to $8.0 billion in 2020.

The key driver for battery installations will be increased reliance on renewable energy resources. As renewable penetration increases, the intermittency of these resources can put strain on the grid if the operator is unable to fully match supply with demand. This strain can lead to an inability to supply power when it is needed and increased costs to consumers.

Energy storage can help reduce this strain. However, beyond a threshold level of renewable penetration, short duration (less than four hour) batteries are insufficient to ensure grid reliability. In order to maintain system stability and achieve mandated decarbonization goals, longer duration energy storage options must be deployed. Iron flow batteries are among a small list of available technologies that can meet this requirement and stand to grow rapidly in order to ensure grid reliability.

Our long duration iron flow batteries are the product of nearly fifty years of scientific advancement. Our founders, Craig Evans and Dr. Julia Song, began advancing this technology in 2011 and formed ESS. Our team has significantly enhanced the technology, improved the round-trip efficiency and developed an innovative and patented solution to the hydroxide build-up problem that plagued previous researchers developing iron flow batteries. Our proprietary solution to eliminate the hydroxide formation is known as the Proton Pump, and it works by utilizing hydrogen generated by side reactions on the negative electrode. The Proton Pump converts the hydrogen back into protons in the positive electrolyte. This process eliminates the hydroxide and stabilizes the electrolytes’ pH levels. The Proton Pump allows the electrolyte to be used for over 20,000 cycles without any capacity fade.

Our first energy storage product, the Energy Warehouse, is our “behind-the-meter” solution (referring to solutions that are located on the customers’ premise, behind the service demarcation with the utility) that offers energy storage ranging from four to 12-hour duration. Our second, larger scale energy storage product, the Energy Center, is designed for “front-of-the-meter” (referring to solutions that are located outside the customer’s premise, typically by the utility or by third-party providers who sell energy into the grid, often known as independent power producers) deployments specifically for utility and large commercial and industrial consumers.

The Business Combination

ESS entered into the Merger Agreement on May 6, 2021. If the business combination is approved by STWO’s shareholders, and those conditions outlined in the Merger Agreement and other customary closing conditions are satisfied, ESS will merge with Merger Sub, with ESS surviving as a wholly-owned subsidiary of STWO, which will change its name to “ESS Tech, Inc.” The increase in cash resulting from the business combination under the Merger Agreement will be used to fund its corporate growth strategy related to the commercial sale of its second generation energy storage solution and the scaling of its manufacturing operations to meet customer demand. The cash raised from the Business Combination will also be used to fund investments in personnel and research and development as well as provide liquidity for the funding of its ongoing operating expenses. See the section entitled “Information about ESS—Our Growth Strategy” for additional details.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. ESS will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that its financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, STWO will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to its consolidated balance sheet at March 31, 2021) of between approximately $243.4 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $468.3 million, assuming minimum shareholder redemptions, and in both instances, includes $250.0 million in gross proceeds from the private investment in public equity (“PIPE Financing”) by STWO. Total transaction costs are estimated at approximately $39.5 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the business combination, ESS will become the successor to an SEC-registered and publicly traded company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Factors and Trends Affecting our Business

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/information statement titled “Risk Factors.”

We believe we have the opportunity to establish high margin unit economics when operating at scale. Our future performance will depend on our ability to deliver on these economies of scale with lower product costs to enable profitable growth. We believe our business model is positioned for scalability due to the ability to leverage the same product platform across our customer base, reduced labor, raw materials and other costs from manufacturing. Further, the manufacturing model is a capital light model and does not require significant capital expenditures when compared to alternative technologies. Significant improvements in manufacturing scale are expected to decrease the core bill of materials. Assuming achievement of the reduction of bill of materials, we anticipate having positive gross margins by 2023. Achievement of margin targets and cash flow generation is dependent on finalizing development and manufacturing of Energy Centers.

Our 2021 revenue is expected to be generated from our second generation S200 Energy Warehouses and we expect to begin generating revenues from Energy Centers in 2022. While we expect to achieve gross margin on revenue by 2023, continued focus on bill of material reductions will be important. We believe our unique technology provides a compelling value proposition for favorable margins and unit economics in the energy storage industry.

COVID-19

The rapid global spread of the COVID-19 coronavirus since December 2019 has disrupted supply chains and affected production and sales across a range of industries, and continues to impact the United States and other countries through the world. While COVID-19 cases have declined in many parts of the United States, some states are seeing increases in the infection rates as they began to allow businesses to reopen. COVID-19 cases have also continued to surge in certain countries outside the United States, and certain countries that were initially successful at containing the virus have experienced renewed outbreaks in recent months. The evolution of the disease, the extent of its economic impact and the results of steps taken and yet to be taken by governments and financial institutions are still unknown. The significance and the duration of the pandemic’s financial impact are indeterminable. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the virus, and the impact on our customers, employees and vendors. The ultimate outcome of these matters is uncertain and, accordingly, the impact on our financial condition or results of operations is also uncertain.

To support the health and well-being of our employees, customers, partners and communities, in March 2020, we temporarily suspended operations at our Wilsonville, Oregon manufacturing facility, and also required all of our non-essential employees to work remotely. This represented approximately 20% of our workforce. While we resumed operations in the manufacturing facility within several weeks, we instituted a split schedule shift, staggered workdays, and significant limitations on various areas of our physical building. Currently, we continue to evaluate our ability to operate in light of recent resurgences of COVID-19, including the emergence of new variant strains of COVID-19, which have and may in the future necessitate renewed government restrictions, and the advisability of continuing operations, based on federal, state and local guidance, evolving data concerning the pandemic and the best interests of our employees, customers and stockholders. We have issued several force majeure notices to customers as a result of delays caused by COVID-19 and the impact of COVID-19 on such agreements, or the applicable agreements’ termination provisions, is uncertain and could result in the termination of such agreements.

Components of Results of Operations

Revenue

We expect to earn revenue from the sale of our energy storage products and from service contracts. We have not recognized any revenue for the years ended December 31, 2020 and 2019 or for the three months ended March 31, 2021.

Operating expenses

Research and development expenses

Costs related to research and development consists of direct product development material costs and product development personnel related expenses and to a lesser extent, overhead related costs, consulting services and other direct expenses. Personnel related expenses consist of salaries, benefits and stock-based compensation. We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our product roadmap.

Sales and marketing expenses

Sales and marketing expenses consist primarily of salaries, benefits and stock-based compensation for marketing and sales personnel and related support teams. To a lesser extent sales and marketing expenses also includes professional services costs and trade show sponsorships. We expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business.

General and administrative expenses

General and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, as well as expenses for outside professional services. Personnel related expenses consist of salaries, benefits, and stock-based compensation. To a lesser extent, general and administrative expense includes depreciation, insurance costs, and other allocated costs, such as facility-related expenses, and supplies. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Other income (expense)

Interest expense, net

Interest expense consists primarily of interest on our notes payable. Interest income consists primarily of earned income on our cash equivalents and restricted cash. These amounts will vary based on our cash, cash equivalents and restricted cash balances, and with market rates.

Loss on revaluation of warrant liabilities

The loss on revaluation of warrant liabilities consists of periodic fair value adjustments related to our Series B and C warrants outstanding.

Loss on revaluation of derivative liabilities

The loss on revaluation of derivative liability consists of periodic fair value adjustments associated with our derivative liability for the Series C-2 Convertible Preferred Stock issuance right liability.

Other income (expense)

Other income and expense consists of various other income and expense items but primarily consists of loss on extinguishment of debt and issuance costs allocated to the Series C-2 Convertible Preferred Stock issuance right.

Results of Operations

Comparison of Three Months Ended March 31, 2021 to Three Months Ended March 31, 2020

The following table sets forth ESS’s operating results for the periods indicated:

	Three Months Ended March 31,		$ Change	% Change
($ in thousands)	2021	2020
Operating expenses:
Research and development	$5,652	$2,530	$3,122	123.3%
Sales and marketing	512	325	187	57.5
General and administrative	2,120	699	1,421	203.3

Total operating expenses	8,284	3,554	4,730	133.1

Loss from operations	(8,284)	(3,554)	4,730	133.1
Other income (expenses):
Interest expense, net	(57)	(18)	39	216.7
Gain (loss) on revaluation of warrant liabilities	(8,426)	44	8,470	N/M
Gain (loss) on revaluation of derivative liabilities	(138,141)	2,355	140,496	N/M
Other expense, net	(10)	(62)	(52)	83.9

Total other income (expense)	(146,634)	(2,319)	148,953	N/M

Net loss	$(154,918)	$(1,235)	$153,683	N/M

N/M = Not meaningful

Operating expenses

Research and development expenses

Research and development expenses increased by $3.1 million or 123.3% from $2.5 million for the three months ended March 31, 2020 to $5.7 million for the three months ended March 31, 2021. The increase resulted primarily from an increase in material purchase costs and payroll and related costs due to significant effort on the development of our second generation Energy Warehouses as well as efforts to create an efficient manufacturing process for our products.

Sales and marketing expenses

Sales and marketing expenses increased by $187 thousand or 57.5% from $325 thousand for the three months ended March 31, 2020 to $512 thousand for the three months ended March 31, 2021. The increase resulted primarily from a continued focus on business development, increasing payroll costs and marketing related spending.

General and administrative expenses

General and administrative expenses increased by $1.4 million or 203.3% from $699 thousand for the three months ended March 31, 2020 to $2.1 million for the three months ended March 31, 2021. The increase resulted primarily from increased external costs such as accounting, auditing and legal costs associated with becoming a public reporting entity and to a lesser extent an increase in payroll and related costs.

Other income (expense)

Interest expense, net

Interest expense, net increased by $39 thousand or 216.7% from $18 thousand for the three months ended March 31, 2020 to $57 thousand for the three months ended March 31, 2021. The increase resulted primarily from an increase in borrowings for 2021 compared to 2020.

Gain (loss) on revaluation of warrant liabilities

The revaluation of warrant liabilities was a gain of $44 thousand for the three months ended March 31, 2020 compared to a loss of $8.4 million for the three months ended March 31, 2021. The significant change in the revaluation of warrant liabilities for the three months ended March 31, 2021 is the result of ESS’ increased equity value.

Gain (loss) on revaluation of derivative liabilities

The revaluation of derivative liabilities resulted in a $2.3 million gain for the three months ended March 31, 2020 as compared to a significant loss of $138.1 million for the three months ended March 31, 2021. The significant loss recognized in the first quarter of 2021 is due to ESS’ increased equity value.

Other income (expense)

Other income expense decreased by $52 thousand or 85.4% from $62 thousand for the three months ended March 31, 2020 to $9 thousand for the three months ended March 31, 2021. The decrease resulted primarily from a loss on extinguishment on borrowings recorded for the three months ended March 31, 2020. There was no similar loss for the three months ended March 31, 2021.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019

The following table sets forth ESS’s operating results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
($ in thousands)	2020	2019
Operating expenses:
Research and development	$12,896	$6,660	$6,236	93.6
Sales and marketing	1,158	908	250	27.5
General and administrative	3,338	2,321	1,017	43.8

Total operating expenses	17,392	9,889	7,503	75.9

Loss from operations	(17,392)	(9,889)	7,503	75.9
Other income (expense):
Interest expense, net	(132)	(1,019)	(887)	(87.0)
Loss on revaluation of warrant liabilities	(1,296)	(341)	955	N/M
Loss on revaluation of derivative liabilities	(11,532)	(19)	11,513	N/M
Other income (expense), net	(67)	(199)	(132)	(66.3)

Total other income (expense)	(13,027)	(1,578)	11,449	N/M

Net loss	$(30,419)	$(11,467)	$18,952	163.5

N/M = Not meaningful

Operating expenses

Research and development expenses

Research and development expenses increased by $6.2 million or 93.6% from $6.7 million for the year ended December 31, 2019 to $12.9 million for the year ended December 31, 2020. The increase resulted primarily from an increase in material purchase costs and payroll and related costs due to significant effort on the development of the next generation energy warehouse as well as efforts to create an efficient manufacturing process for our products.

Sales and marketing expenses

Sales and marketing expenses increased by $250 thousand or 27.5% from $908 thousand for the year ended December 31, 2019 to $1.2 million for the year ended December 31, 2020. The increase is primarily due to payroll and related costs as well as costs incurred with marketing related activities to build awareness of our product’s capabilities.

General and administrative expenses

General and administrative expenses increased by $1.0 million or 43.8% from $2.3 million for the year ended December 31, 2019 to $3.3 million for the year ended December 31, 2020. The increase is primarily due to payroll and related costs including recruiting expenses as we expanded headcount. General and administrative expenses also increased due an increase in legal fees covering a variety of corporate matters.

Other income (expense)

Interest expense, net

Interest expense, net decreased by $887 thousand or 87% from $1.0 million for the year ended December 31, 2019 to $132 thousand for the year ended December 31, 2020. The net decrease in interest expense resulted primarily from a reduction in interest charges of $890 thousand related to our convertible note payable partially offset by interest earned on cash equivalents during 2020.

Gain (loss) on revaluation of warrant liabilities

The loss on revaluation of warrant liabilities increased $955 thousand from $341 thousand for the year ended December 31, 2019 to $1.3 million for the year ended December 31, 2020. The loss on revaluation of warrant liabilities increased as a result of a change in the fair value of the warrant liabilities due to ESS’ increased equity value.

Gain (loss) on revaluation of derivative liabilities

The loss on revaluation of derivative liabilities increased $11.5 million from $19 thousand for the year ended December 31, 2019 to $11.5 million for the year ended December 31, 2020. The loss on revaluation of the Series C-2 Convertible Preferred Stock Issuance Right was $11.5 million for the year ended December 31, 2020 which was a result of ESS’s increased equity value.

Other income (expense)

Other expense decreased by $132 million or 66.3% from $199 thousand for the year ended December 31, 2019 to $67 thousand for the year ended December 31, 2020. The decrease in other expense is primarily due to an absence of issuance costs. During 2019 issuance costs of $80 thousand were recognized as other expense. These issuance costs were incurred in connection with the issuance of the Series C-2 warrants. The decrease was further attributed to a reduction in loss on extinguishment of debt which decreased from $116 thousand for the year ended December 31, 2019 to $62 thousand for the year ended December 31, 2020.

Liquidity and Capital Resources

As of March 31, 2021, we had $10.2 million of cash and cash equivalents. As reflected in our financial statements included elsewhere in this proxy statement/prospectus/information statement, we had an accumulated deficit as of March 31, 2021, and a net loss and net cash used in operating activities for the reporting period then ended. Based on these factors and our current operating plan, management believes that there is substantial doubt about our ability to continue as a going concern within one year after the date the financial statements included elsewhere in this proxy statement/prospectus/information statement were issued. Our financial statements do not reflect the transactions contemplated by the Business Combination.

We may continue to incur additional losses for the next several years, and we intend to seek additional capital through equity and/or debt financings. Should we seek additional financing from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when required or on acceptable terms, or unable to continue as a going concern, then we may be required to scale back or discontinue the advancement of products, reduce headcount, file for bankruptcy, reorganize, merge with another entity or cease operations.

Since inception, we have financed our operations primarily through the issuance of and sale of equity and debt securities and loan agreements.

Our Series C redeemable convertible preferred stock financing agreement provides additional committed funding of up to $80.0 million, through the purchase of up to 27,137 thousand shares of ESS Series C-2 Preferred Stock based on the completion of certain operation milestones at a predetermined price of $2.94797, to certain Series C-1 investors, and collectively referred to as the Series C-2 Purchase Right. In March 2021, we issued 3,900,988 shares of ESS Series C-2 Preferred Stock for $2.94797 per share, totaling $11.5 million. The purchase of ESS Series C-2 Preferred Stock reduced the Series C-2 Purchase Right to 23,236,327 shares.

On May 6, 2021, we entered into a definitive business combination agreement with STWO. The Business Combination is projected to provide $465 million in net cash and is expected to close in the third quarter of 2021. In conjunction with the Business Combination, we entered into an agreement with the two holders of the remaining Series C-2 Purchase Right to purchase 5,427,464 shares of ESS Series C Preferred Stock. These Series C-2 Purchase Rights have an exercise price of $2.95 per share and the net shares will be issued upon consummation of the Business Combination. The two investors will receive warrants to purchase up to 14,364,207 shares of ESS Series C-2 Preferred Stock. If the Business Combination is not completed, the Series C-2 Purchase Right for the two investors remains as per the original agreement.

During 2020, we entered into an unsecured promissory note with a bank under the PPP administered by the United States Small Business Administration and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The principal amount of the PPP loan is $936 thousand and bears interest of 1.0% per annum. Principal payments are deferred until August 2021. We intend to seek forgiveness for this PPP loan.

We have a note payable with Silicon Valley Bank that is secured by significantly all of our property, except for our intellectual property. The note principal is due in monthly installments of $28 thousand beginning in March 2019 with an original maturity date of July 1, 2021 but the maturity date was modified and extended to January 1, 2022. In March 2020, we amended the note payable and borrowed an additional $4.0 million. The $4.0 million note payable’s original maturity date was on January 1, 2023, but the maturity date was modified and extended to July 1, 2023. The notes payable bear interest at 0.50% below the bank’s prime rate (4.25% rate at December 31, 2019). As management believes there is substantial doubt about our ability to continue as a going concern, this is an event of default under the note payable agreement. As such, the notes payable have been classified as a current liability as of March 31, 2021 and December 31, 2020.

During 2019, we issued convertible notes payable with a face value of $2.7 million. In 2018, we issued convertible notes payable with a face value of $6.5 million. Both notes bore interest at 8% per annum and automatically converted upon issuance of the ESS Series C-1 Preferred Stock in 2019.

Also, during 2019, we issued ESS Series C-1 Preferred Stock at an issuance price of $1.84248 resulting in net proceeds of $20.0 million. The ESS Series C-1 Preferred Stock is not redeemable by the holder except in the event of acquisition, merger, consolidation, or the sale, lease, transfer, exclusive license, or other disposition by us or any subsidiary of all or substantially all of our assets.

The following table summarizes its cash flows from operating, investing and financing activities for the periods presented.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(6,483)	$(3,460)	$(16,645)	$(6,675)
Net cash used in investing activities	(133)	(73)	(502)	(851)
Net cash provided by financing activities	11,878	3,912	4,722	22,254

Cash flows from operating activities:

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, manufacturing of our initial energy storage products, building awareness of our product’s capabilities and other general and administrative activities. We expect our expenses related to personnel, manufacturing, research and development, sales and marketing, and general and administrative activities to increase.

Net cash used in operating activities was $6.5 million for the three months ended March 31, 2021, which is comprised of a net loss of $154.9 million, offset by noncash changes in derivative liabilities of $138.1 million and changes to warrant liabilities of $8.4 million. Net changes in operating assets and liabilities provided a $1.6 million of cash primarily due to an increase in accrued and other current liabilities.

Net cash used in operating activities was $3.5 million for the three months ended March 31, 2020, which is principally comprised of a net loss of $1.2 million that was net of a $2.3 million noncash gain from a change in derivatives liabilities.

Net cash used in operating activities was $16.6 million for the year ended December 31, 2020, which is comprised of net loss of $30.4 million, offset by noncash changes in derivative liabilities of $11.5 million, warrant liabilities of $1.3 million, depreciation of $436 thousand and stock-based compensation of $310 thousand. Net changes in operating assets and liabilities provided a $47 thousand of cash driven by a decrease in accrued and other current liabilities and customer deposits partially offset by an increase in accounts payable and increase in prepaid expenses.

Net cash used in operating activities was $6.7 million for the year ended December 31, 2019, which is comprised of $11.5 million of net loss, offset by noncash interest expense of $976 thousand, changes in the fair value of warrant liabilities of $341 thousand, depreciation of $260 thousand and share-based compensation of $175 thousand. Net changes in operating assets and liabilities was $2.9 million driven by customer deposits, an increase in accrued and other current liabilities as well as increase in accounts payable. Operating assets and liabilities were further impacted by a reduction in grant receivable partially offset by an increase in prepaid expenses.

Cash flows from investing activities:

Our cash flows from investing activities have been comprised primarily of purchases of property and equipment.

Net cash used in investing activities was $133 thousand for the three months ended March 31, 2021, which is comprised of equipment purchases.

Net cash used in investing activities was $73 thousand for the three months ended March 31, 2020, which is comprised of equipment purchases.

Net cash used in investing activities was $502 thousand and $851 thousand for the years ended December 31, 2020 and 2019, respectively, which relates to purchases of property and equipment.

Cash flows from financing activities:

We have financed our operations primarily through the issuance of debt and equity securities and loan agreements.

Net cash provided by financing activities was $11.9 million for the three months ended March 31, 2021, which is primarily comprised of $11.5 million of proceeds from issuance of ESS Series C-2 Preferred Stock, net of issuance costs as well as proceeds from stock option exercises.

Net cash provided by financing activities was $3.9 million for the three months ended March 31, 2020, which is primarily comprised of borrowings on notes payable of $4.0 million.

Net cash provided by financing activities was $4.7 million for the year ended December 31, 2020 and included proceeds from the issuance of notes payable and the PPP loan reduced by principal payments on borrowings.

Net cash provided by financing activities was $22.2 million for the year ended December 31, 2019 and included proceeds from the issuance of preferred stock and borrowing on convertible notes. These proceeds were partially offset by principal payments on borrowings.

Contractual Obligations and Commitments

Our contractual obligations and other commitments as of December 31, 2020 consist of operating lease commitments, notes payable and preferred stock. We also have a standby letter of credit that serves as security for certain operating leases for office and manufacturing space. The letter of credit is fully secured by restricted certificate of deposit accounts. There was no draw against the letter of credit during the year ended December 31, 2020. Additionally, we are committed to non-cancellable purchase commitments of $3.7 million as of March 31, 2021.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our financial statements.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of financial condition and results of operations are based upon our financial statements included elsewhere in this proxy statement/prospectus/information statement. Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). In preparing our financial statements, we make assumptions, judgments, and estimates based on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments, and estimates.

Our significant accounting policies are described in Note 1 to the audited financial statements included elsewhere in this proxy statement/prospectus/information statement. Our most significant accounting policies, which reflect significant management estimates and judgment in determining amounts reported in our audited financial statements were as follows:

Stock-based compensation and common stock warrants

We recognize the cost of stock-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. For awards that vest solely based on a service condition, the cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. For awards that vest based on service, performance and market conditions, we recognize stock-based compensation expense when the performance conditions are probable of being achieved. The compensation cost related to awards with market conditions is recognized regardless of whether the market condition is satisfied, if the requisite service is provided. We recognize stock-based compensation costs and reverse previously recognized costs for unvested options in the period forfeitures occur.

We determine the fair value of stock options that vest solely based on a service condition using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•

Expected term — We determine the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•

Expected volatility — The expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group as there has been no public market for our shares to date.

•	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

•	Expected dividend yield — We have not paid and does not expect to pay dividends. Consequently, we use an expected dividend yield of zero.

Common Stock Valuation

Through the third quarter of 2020 the grant date fair value of ESS Common Stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of ESS Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. Based on our early stage of development and other relevant factors, it was determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating its enterprise value to determine the estimated fair value of ESS Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding its expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis to estimate the fair value of ESS Common Stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of ESS Preferred Stock in this instance.

Beginning December 31, 2020 in performing a valuation analysis of our equity value, we used the probability weighted expected return method (“PWERM”) framework. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for

ESS, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication for value for the common shares.

We considered two scenarios in the PWERM framework: the company remains private and the company completes a SPAC transaction. Under “the company remains private” scenario, we assumed the company will not complete a SPAC transaction or be acquired. Within this scenario, we have relied on the market approach and allocated value using an option-pricing model based on ESS’ capitalization at each valuation date. Further, we considered the probability the company will remain private and a time to liquidity of two years was used. We used the OPM back solve analysis to estimate the fair value of ESS Common Stock in the remain private scenario, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of ESS Preferred Stock in this instance.

Under “the company completes a SPAC transaction” scenario, we assumed the company will complete a SPAC transaction on September 30, 2021. We have allocated value based on the expected capitalization that all shares will be equivalent to common stock and that certain options will be exercised, prior to the date of the transaction. Under this scenario, we considered the probability that a SPAC transaction will be completed in nine months. The equity value within the SPAC transaction scenario was determined based on ongoing negotiations with the Sponsor.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgements and assumptions that are complex and subjective, such as those regarding our market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it will not be necessary to determine the fair value of ESS Common Stock as the shares will be traded in a public market.

Fair Value of ESS Series C-2 Preferred Stock Issuance Right

The ESS Series C Preferred Stock financing agreement provides additional committed funding of up to approximately $80.0 million, through the purchase of up to 27,137,000 shares of ESS Series C-2 Preferred Stock based on the completion of certain operational milestones at a predetermined price of $2.94797, to certain Series C-1 Investors. We determined that our obligation to issue, and our investors’ obligation to purchase, shares of ESS Series C-2 Preferred Stock at a fixed price represents a freestanding derivative financial instrument and was initially recorded at fair value. Subsequent changes in fair value at each reporting date are recorded as a component of other income and expense. The value of the ESS Series C-2 Preferred Stock Issuance Right is determined based on significant inputs not observed in the market.

Through the third quarter of 2020, the fair value of the ESS Series C-2 Preferred Stock Issuance Right was determined using a Black-Scholes option pricing model. Beginning December 31, 2020 and thereafter the fair value of the ESS Series C-2 Preferred Stock Issuance Right was determined using a Black-Scholes option pricing model with consideration for a remain private scenario and a SPAC transaction scenario as described above. We utilized key assumptions, such as the fair value of the ESS Series C-2 Preferred Stock, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on the shorter of remaining term to a significant event or expiration date of the purchase right).

Convertible Preferred Stock Warrant Liabilities

We account for warrants to purchase shares of ESS Series B Preferred Stock and ESS Series C Preferred Stock as liabilities at their estimated fair values because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized in the statements of operations and comprehensive loss. We will continue to adjust the warrant liabilities for changes in fair value until the earlier of the exercise or expiration of the convertible preferred share warrants, occurrence of a deemed liquidation event, or conversion of convertible preferred shares into common shares. At that time, the warrant liabilities will be reclassified to ESS Series B Preferred Stock and ESS Series C Preferred Stock or additional paid-in capital, as applicable.

Through the third quarter of 2020, ESS measured the fair value of its warrant liabilities using unobservable inputs within the Black-Scholes option-pricing model. Beginning December 31, 2020 and thereafter, the fair value of the warrant liabilities was determined using a Black-Scholes option pricing model with consideration for a remain private scenario and a SPAC transaction scenario as described above. We utilized various key assumptions, such as the fair value of the ESS Series B Preferred Stock and ESS Series C Preferred Stock, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on remaining term to a significant event).

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 1 to our audited financial statements included elsewhere in this proxy statement/prospectus/information statement for more information.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes. We maintain cash in bank deposits, which at times may exceed federally insured limits. We have not experienced any losses in such accounts.

Interest Rate Risk

Our exposure to changes in interest rates relates primarily to our cash equivalents and restricted cash as well as outstanding notes payable.

As of December 31, 2020, we had cash, cash equivalents and restricted cash of $6.0 million. Cash equivalents and restricted cash are primarily comprised of money market funds and certificates of deposit. Our investment strategy is focused on the preservation of capital and supporting our liquidity requirements. We do not enter into investments for trading or speculative purposes.

As of December 31, 2020 and 2019, we had outstanding variable rate notes payable with an aggregate carrying amount of $4.8 million and $828 thousand, respectively. The notes bear interest at 0.50% below the bank’s prime rate (2.75% at December 31, 2020). A hypothetical 100 basis point change in interest rates would not have a material impact on the interest expense on our note payables as of December 31, 2020 and 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STWO Related Party Transactions

Founder Shares

On July 27, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 Class B ordinary shares, par value $0.0001. In September 2020, the Sponsor transferred 50,000 Class B ordinary shares to each of our independent directors.

The Sponsor agreed to forfeit up to 937,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters of our initial public offering, so that the founder shares would represent 20.0% of our issued and outstanding ordinary shares (excluding the private placement shares) after our initial public offering. The underwriters’ over-allotment option expired and the 937,500 founder shares were no longer subject to forfeiture.

Sponsor Letter Agreement

In connection with the Business Combination, STWO, ESS and the STWO Initial Shareholders entered into the Sponsor Letter Agreement, a copy of which is attached to this proxy statement/prospectus/information statement as Annex I, pursuant to which the STWO Initial Shareholders have agreed, among other things, to (i) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Domestication and the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Existing Governing Documents of STWO, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) terminate certain lock-up provisions of that certain letter agreement, dated September 16, 2020, on the terms and conditions in the Sponsor Letter Agreement and (v) be bound by certain transfer restrictions during the lock-up period described therein with respect to his, her or its shares in STWO prior to the Closing Date, or the earlier termination of the Merger Agreement.

Registration Rights Agreement

At the Closing, New ESS, the Sponsor and other holders of New ESS Common Stock will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), which will supersede the registration and shareholder rights agreement between STWO and its initial shareholders, pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of New ESS Common Stock.

ESS Related Party Transactions

In addition to the compensation arrangements, including employment and termination of employment, discussed in the sections titled “Management After the Business Combination” and “ESS’ Executive Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

•	ESS has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of ESS’ directors, executive officers, or beneficial holders of more than 5% of any class of ESS Capital Stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financings

Series C Bridge Loan

In multiple closings in June 2018, July 2018, and August 2018, ESS issued and sold subordinated secured convertible promissory notes (the “First Tranche 2018 Convertible Notes”) payable to various investors with aggregate gross proceeds of $6.0 million. The First Tranche 2018 Convertible Notes accrued interest at a rate of 8% per annum. In connection with the issuance of the 2018 Convertible Notes, ESS issued warrants to purchase shares of ESS’ Series B preferred stock to purchasers of the 2018 Convertible Notes. In June 2019, ESS issued and sold an additional tranche of subordinated secured convertible promissory notes (the “Second Tranche 2018 Convertible Notes” and together with the First Tranche 2018 Convertible Notes, the “2018 Convertible Notes”) payable to various investors with aggregate gross proceeds of approximately $2.7 million. The Second Tranche 2018 Convertible Notes accrued interest at a rate of 5% per annum. In August 2019, the aggregate principal amount and accrued interest on the then-outstanding 2018 Convertible Notes were converted into shares of ESS Series C-1 Preferred Stock pursuant to the terms of such convertible promissory note purchase agreements. The table below summarizes the sale and the conversion of the 2018 Convertible Notes and related issuance of warrants to related parties.

Investor	Shares of ESS Series C-1 Preferred Stock upon Conversion	Aggregate Principal Amount and Accrued Interest ($)	Warrant to Purchase Shares of ESS Series B Preferred Stock upon Issuance
Pangaea Ventures Fund III, LP	334,167	572,542	97,517
Entities affiliated with Michael Niggli (1)	578,170	520,493	88,652
Cycle Capital Fund III, L.P.	1,207,425	2,070,575	354,609
BASF Venture Capital GmbH	1,388,538	2,381,162	407,801
Presidio-IPM j.s.a	1,030,601	828,907	144,709

(1)	Michael Niggli is a member of the ESS board of directors.

ESS Series C-1 Preferred Stock Financing

In multiple closings in August 2019 and October 2019, ESS sold an aggregate of 16,275,688 shares of ESS Series C-1 Preferred Stock at a purchase price of $1.84248 per share, for an aggregate purchase price of approximately $30.0 million (inclusive of shares issued upon conversion of the 2018 Convertible Notes). The following table summarizes purchases of ESS Series C-1 Preferred Stock by related parties:

Stockholder	Shares of ESS Series C-1 Preferred Stock	Total Purchase Price Commitment
BASF Venture Capital GmbH*	1,388,538	$2,506,685
Breakthrough Energy Ventures, LLC	5,427,467	$9,999,999
Cycle Capital Fund III, L.P.*	2,455,742	$4,479,725
Entities affiliated with Michael Niggli*	578,170	$1,053,328
Pangaea Ventures Fund III, LP*	334,167	$602,559
Presidio-IPM j.s.a*	1,790,446	$3,284,545
SB Energy Global Holdings One Ltd. (1)	814,120	$1,500,000

*	Includes shares issued upon conversion of the 2018 Convertible Notes.
(1)	Rich Hossfeld is a member of the ESS board of directors and an affiliate of SB Energy Global Holdings One Ltd.

ESS Series C-2 Preferred Stock Financing

In March 2021, ESS sold an aggregate of 3,900,988 shares of ESS Series C-2 Preferred Stock at a purchase price of $2.94797 per share and issued warrants to purchase 597,866 shares of ESS Series C-2 Preferred Stock, for an aggregate purchase price of approximately $12.5 million. The following table summarizes purchases of ESS Series C-2 Preferred Stock by related parties:

Stockholder	Shares of ESS Series C-2 Preferred Stock	Warrant Shares	Total Purchase Price Commitment
Breakthrough Energy Ventures, LLC	2,544,124	381,618	$7,500,001
Cycle Capital Fund III, L.P.	254,412	38,161	$749,999
Pangaea Ventures Fund III, LP	169,608	25,441	$499,999
Presidio-IPM j.s.a.	339,216	50,882	$999,999

In addition, ESS has agreed to issue and sell up to 5,427,464 additional shares of ESS Series C-2 Preferred Stock at a purchase price of $2.94797 per share and warrants to purchase 14,364,222 shares of ESS Series C-2 Preferred Stock to BEV and SBE for an aggregate purchase price of up to $16.0 million, subject to certain conditions.

Commercial Agreements

SBE Framework Agreement

In April 2021, ESS entered into a non-binding framework agreement, dated as of March 31, 2021, (the “Framework Agreement”) with an affiliate of SBE, which established a framework for the ongoing relationship between ESS and SBE with respect to identifying opportunities to deploy energy storage products to be supplied by ESS. Rich Hossfeld, a member of ESS’ board of directors, is affiliated with SBE. The Framework Agreement included terms providing for the deployment of 2 GWhs of energy storage starting in 2022 through 2026. At current forecasted prices and volumes, the Framework Agreement totals more than $300M in revenue opportunities for ESS. As ESS and SBE finalize projects and deliveries into a rolling forecast, ESS will reserve production capacity to deliver these projects. To date, no orders have been placed under the Framework Agreement. For additional details, see “Risk Factors—Our relationship with SB Energy Global Holdings One Limited (“SBE”), an affiliate of Softbank Group Corp., is subject to various risks which could adversely affect our business and future prospects. There are no assurances that we will be able to commercialize iron flow batteries from our joint development relationship with SBE. In addition, SBE has no obligation to order any energy storage products from us under the framework agreement, including at any price point.”

Employment Agreements

ESS has entered into employment agreements and offer letter agreements with its executive officers. See the section entitled “ESS’ Executive Compensation—Executive Officer Employment Agreements.”

Indemnification Agreements

New ESS intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Proposed Bylaws. These agreements, among other things, will require New ESS to indemnify New ESS’ directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New ESS’ directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New ESS’ request. For more information regarding these indemnification arrangements, see “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers.” STWO believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New ESS and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Related Person Transactions Policy Following the Business Combination

Upon the Closing, it is anticipated that the New ESS Board will adopt a written Related Person Transactions Policy that sets forth New ESS’ policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New ESS’ policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New ESS or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to New ESS as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New ESS’ voting securities (including New ESS Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New ESS’ voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New ESS’ audit committee (or, where review by New ESS’ audit committee would be inappropriate, to another independent body of the New ESS Board) for review. To identify related person transactions in advance, New ESS will rely on information supplied by New ESS’ executive officers, directors and certain significant stockholders. In considering related person transactions, New ESS’ audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to New ESS;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

New ESS’ audit committee will approve only those transactions that it determines are fair to us and in New ESS’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT STWO

We are a blank check company incorporated on July 21, 2020, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on May 6, 2021. We intend to finance the Business Combination through the issuance of New ESS Common Stock plus $250,008,147 in cash from the trust and $250,000,000 in proceeds from the PIPE Financing.

Our Sponsor is ACON S2 Sponsor, L.L.C., an affiliate of ACON Investments, an international private equity investment firm headquartered in Washington, DC. ACON Investments is a middle-market private equity investment firm led by a cohesive team that has been investing together for over 23 years. Founded in 1996, ACON Investments is responsible for managing approximately $5.6 billion of assets with a diverse portfolio of companies spanning over 70 investments since inception and 29 current portfolio companies, which currently employ over 39,000 people in 32 countries. ACON Investments manages private equity funds and special purpose partnerships that make investments in the United States, Latin America and Europe.

On September 21, 2020, STWO completed its initial public offering of 25,000,000 units, at a price of $10.00 per unit generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, STWO completed the private placement of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrants to the Sponsor. The Private Placement Warrants sold in the private placement are substantially identical to the Public Warrants forming a part of the warrants sold in the initial public offering, except that if held by the Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination. Prior to the consummation of STWO’s initial public offering, neither STWO, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving STWO.

Following the closing of our initial public offering, an amount equal to $250,000,000 of the net proceeds from its initial public offering and the sale of the Private Placement Warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the trust account totaled approximately $250,008,147, all of which were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay income taxes, if any, until the earliest of (i) the completion of STWO’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if STWO does not complete a business combination by September 21, 2022, or (iii) the redemption of all of the public shares if STWO is unable to complete a business combination by September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

STWO’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “STWOU,” “STWO” and “STWOW,” respectively.

Financial Position

As of March 31, 2021, in the trust account, we had approximately $250,008,147 held in marketable securities, not taking into account payment of $8,800,000 of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using STWO’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination and cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of March 31, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our initial public offering (or up to 24 months from the closing of our initial public offering at the Sponsor Parent’s option to extend the period of time to consummate a business combination up to one time, by an additional six (6) months) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until September 21, 2022 (unless such date is extended in accordance with the Existing Governing Documents), to complete a business combination. If we are unable to consummate an initial business combination by September 21, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by September 21, 2020. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by September 21, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by September 21, 2022).

The Sponsor, and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by September 21, 2022, or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At March 31, 2021, we had access to up to $250.0 million from the proceeds of the initial public offering and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or insolvency or an involuntary bankruptcy or insolvency is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and STWO—In the event we distribute the proceeds in the trust account to our public shareholders and subsequently file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

STWO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “STWO,” “we,” “us” or “our” refer to STWO prior to the consummation of the Business Combination. The following discussion and analysis of STWO’s financial condition and results of operations should be read in conjunction with STWO’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus/information statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus/information statement.

Overview

We are a blank check company incorporated on July 21, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, or a business combination, which we have not yet identified. We will not be limited to a particular industry or geographic region in our identification and acquisition of a target company. Our Sponsor is ACON S2 Sponsor, L.L.C., a Delaware limited liability company.

Our registration statement for our initial public offering was declared effective on September 16, 2020. On September 21, 2020, we consummated the Initial Public Offering of 25,000,000 units, or the Units and, with respect to the Class A ordinary shares included in the Units being offered, the Public Shares, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. The Underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option expired unexercised on October 31, 2020.

Simultaneously with the closing of the Initial Public Offering, we consummated a private placement of 4,666,667 warrants Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of $7.0 million.

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account, or the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (i.e., by September 21, 2022) or if we have not executed either a letter of intent, an agreement in principle, or a definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering (i.e., by September 21, 2022), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

On April 12, 2021, the SEC Staff issued the SEC Staff Statement expressing the SEC Staff’s view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet instead of equity. Since their issuance, our warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent auditors, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, our outstanding warrants were reflected as a component of equity instead of liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the warrants, based on our application of ASC 815-40. The views expressed in the SEC Staff Statement were not consistent with our historical interpretation of the specific provisions within the warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement.

In consultation with our audit committee, we concluded that our previously issued financial statements of affected periods should be restated and that the warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statement of operations each reporting period.

Our accounting for the warrants as derivative liabilities instead of as equity did not have any effect on our previously reported revenue, operating expenses, operating income, cash flows or cash.

In connection with the restatement, our management reassessed the effectiveness of its disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, we determined that its disclosure controls and procedures for such periods were not effective with respect to the misclassification of the Company’s warrants as components of equity instead of as derivative liabilities.

The restatement is more fully described in Note 2 “Restatement of Previously Issued Financial Statements” to the financial statements included elsewhere in this proxy statement/prospectus/information statement.

Results of Operations

Our entire activity since inception through March 31, 2021, related to our formation and organization, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We have not generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We have generated non-operating income in the form of interest income on cash and cash equivalents following the Initial Public Offering. We have incurred and expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.

For the three (3) months ended March 31, 2021, we had net income of $9,238,963, which consisted of a change in fair value of warrant liabilities of $9,480,870, operating costs of $245,600, and an unrealized gain on marketable securities held in the Trust Account of $3,693.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $322,000 in our operating bank account, and working capital of approximately $349,000.

Our liquidity needs to date have been satisfied through a payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares (as defined below), the loan to us under a note agreement from our Sponsor of approximately $112,000 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the STWO Initial Shareholders, including our directors and officers, may, but are not obligated to, provide us working capital loans. To date, there are no amounts outstanding under any working capital loans.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to us.

Underwriting Agreement

We granted the Underwriters a 45-day option from the date of our final prospectus in connection with our initial public offering to purchase up to 3,750,000 additional Units at our initial public offering price less the underwriting discounts and commissions. The over-allotment option expired unexercised on October 31, 2020.

The Underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of our initial public offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate, will be payable to the Underwriters for deferred underwriting commissions. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued an aggregate of 8,333,333 common stock warrants associated with Units to investors in our Initial Public Offering and we issued 4,666,667 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants has been estimated using a Black-Scholes-Merton model at inception and subsequently at each measurement date.

Class A Ordinary Shares Subject to Possible Redemption

We account for Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 22,482,294 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the condensed balance sheet.

Net Loss Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 13,000,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for redeemable Class A ordinary shares in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for redeemable Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable Class A and Class B ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to redeemable Class A ordinary shares, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable Class A and Class B ordinary shares includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable Class A and Class B ordinary shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares’ proportionate interest.

Recent Accounting Standards

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), (iv) hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five (5) years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the Closing, the business and affairs of New ESS will be managed by or under the direction of the New ESS Board. We are currently evaluating potential director nominees and executive officer appointments, but expect that the directors and executive officers of New ESS upon the Closing will include the following:

Name	Age	Position
Executive Officers
Eric P. Dresselhuys	56	Chief Executive Officer and Director
Craig Evans	45	President, Co-Founder and Director
Julia Song	43	Chief Technology Officer and Co-Founder
Amir Moftakhar	44	Chief Financial Officer

Eric P. Dresselhuys Mr. Dresselhuys has served as our Chief Executive Officer since March 2021 and a member of our board of directors since May 2021. From March 2017 to March 2021, Mr. Dresselhuys served as Chief Executive Officer of Juncion, Inc., a private energy company he founded. Also, from January 2018 to July 2020, Mr. Dresselhuys served as President – Development of Smart Energy Water, a software-as-a-platform for the energy, water and utility sector. From July 2002 to March 2017, he served in various management roles at Silver Spring Networks, Inc., a smart grid products company he co-founded which is now subsidiary of Itron Inc. (Nasdaq: ITRI), most recently as Executive Vice President, Global Development. Mr. Dresselhuys has served on the boards of directors of various private companies, including Enian, LTD a provider of project management software for renewable energy professionals and AutoGrid Solutions, a provider of distributed resource management analytics and software. Mr. Dresselhuys holds a B.S. in Economics from the University of Wisconsin and earned an Executive Certificate from the Sloan School at the Massachusetts Institute of Technology. We believe Mr. Dresselhuys is qualified to serve on our board of directors because of his extensive experience and commitment to the renewable energy sector as well as his prior executive, leadership and advisory roles at various other companies within the energy industry.

Craig Evans Mr. Evans is one of our co-founders and has served as our President since March 2021 and as Chief Executive Officer from January 2011 to March 2021. He has also served as a member of our board of directors since January 2012. He previously served as Director of Design and Product Development at ClearEdge Power, Inc.(“ClearEdge”), a fuel cell producer, from September 2006 to March 2011. Prior to ClearEdge, Mr. Evans held numerous Engineering and Manufacturing positions at Untied Technologies from July 1999 to September 2011 Mr. Evans holds a B.S. in Aerospace Engineering and an M.S. in Mechanical Engineering from Clarkson University, an M.S. in Finance from The Lally School of Management at Rensselaer Polytechnic Institute and an M.B.A. from The Tepper School of Business at Carnegie Mellon University. As one of our co-founders, we believe Mr. Evan’s is uniquely qualified to serve on our board of directors due to his deep knowledge of our Company and his significant technical experience and background.

Julia Song Dr. Song is one of our co-founders and has served as our Chief Technology Officer since April 2012. She previously served in various management roles at ClearEdge from March 2005 to April 2012, most recently as Vice President, Research and Development. Dr. Song holds a B.S. in Chemistry from Peking University and a Ph.D. in Analytical Chemistry from the University of North Carolina at Chapel Hill.

Amir Moftakhar Mr. Moftakhar has served as our Chief Financial Officer since February 2019. He has also served as Chief Underdog at Underdog Capital, a provider of chief financial officer and strategy services for growing companies since May 2018. From August 2009 to April 2018, he served in various management, financial, and strategic roles at Sempra Energy and San Diego Gas & Electric Company, a regulated utility company owned by Sempra Energy (NYSE: SRE), an energy services holding company. Mr. Moftakhar holds a B.S. in Managerial Economics from the University of California, Davis, an M.B.A. from the Graziadio School of Business at Pepperdine University, and an Executive Master of Leadership from the Price School of Public Policy at the University of Southern California.

Family Relationships

There are no family relationships among any of our directors or executive officers, except Mr. Evans and Dr. Song are married.

Board Composition

New ESS’ business and affairs will be organized under the direction of the New ESS Board. We anticipate that the New ESS Board will consist of                members upon the Closing.                 will serve as Chairman of the New ESS Board. The primary responsibilities of the New ESS Board will be to provide oversight, strategic guidance, counseling and direction to New ESS’ management. The New ESS Board will meet on a regular basis and additionally as required.

In accordance with the terms of our Proposed Bylaws, which will be effective upon the Closing, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by the stockholders of New ESS as provided in Section 141(k) of the DGCL.

Director Independence

Upon the Closing, the New ESS Board is expected to determine that each of the directors on the New ESS Board other than                  will qualify as independent directors, as defined under the rules of the NYSE, and the New ESS Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE relating to director independence requirements. In addition, New ESS will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.                 will be the New ESS lead independent director under the NYSE rules.

Role of the New ESS Board in Risk Oversight/Risk Committee

Upon the Closing, one of the key functions of the New ESS Board will be informed oversight of New ESS’ risk management process. The New ESS Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New ESS Board as a whole, as well as through various standing committees of the New ESS Board that address risks inherent in their respective areas of oversight. In particular, the New ESS Board will be responsible for monitoring and assessing strategic risk exposure and New ESS’ audit committee will have the responsibility to consider and discuss New ESS’ major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee will also monitor compliance with legal and regulatory requirements. New ESS’ compensation committee will also assess and monitor whether New ESS’ compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the Closing, the New ESS Board will have three (3) standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing, copies of the charters for each committee will be available on New ESS’ website.

Audit Committee

New ESS’ audit committee will consist of                ,                , and                . The New ESS Board will determine that each of the members of the audit committee will satisfy the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the NYSE audit committee requirements. In arriving at this determination, the New ESS Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

                will serve as the chair of the audit committee. The New ESS Board will determine that                qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, the New ESS Board will consider formal education and previous experience in financial roles. New ESS’ independent registered public accounting firm and management will periodically meet privately with New ESS’ audit committee.

The functions of this committee are expected to include, among other things:

•

evaluating the performance, independence and qualifications of New ESS’ independent auditors and determining whether to retain New ESS’ existing independent auditors or engage new independent auditors;

•	reviewing New ESS’ financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of New ESS’ independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of New ESS’ internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New ESS’ internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New ESS;

•

obtaining and reviewing at least annually a report by New ESS’ independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of partners of New ESS’ independent auditors on New ESS’ engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New ESS’ independent auditor;

•

reviewing New ESS’ annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New ESS’ independent auditors and management;

•

reviewing with New ESS’ independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New ESS’ financial controls and critical accounting policies;

•	reviewing with management and New ESS’ auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by New ESS regarding financial controls, accounting, auditing or other matters;

•	preparing the report that the SEC requires in New ESS’ annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with New ESS’ related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New ESS’ code of ethics;

•	reviewing New ESS’ major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New ESS will comply with future requirements to the extent they become applicable to New ESS.

Compensation Committee

New ESS’ compensation committee will consist of                ,                and                 .                will serve as the chair of the compensation committee. The New ESS Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the NYSE. The functions of the committee are expected to include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of New ESS’ executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of New ESS’ executive officers and assessing their performance against these goals and objectives;

•	making recommendations to the New ESS Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New ESS Board;

•	reviewing and making recommendations to the New ESS Board regarding the type and amount of compensation to be paid or awarded to New ESS’ non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering New ESS’ equity incentive plans, to the extent such authority is delegated by the New ESS Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New ESS’ executive officers;

•

reviewing with management New ESS’ disclosures under the caption “Compensation Discussion and Analysis” in New ESS’ periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in New ESS’ annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New ESS Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. New ESS will comply with future requirements to the extent they become applicable to New ESS.

Nominating and Corporate Governance Committee

New ESS’ nominating and corporate governance committee will consist of                ,                  and                 . The New ESS Board will determine that each of the members of New ESS’ nominating and corporate governance committee will satisfy the independence requirements of the NYSE.

                will serve as the chair of New ESS’ nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the New ESS Board;

•	evaluating the performance of the New ESS Board, committees of the New ESS Board and individual directors and determining whether continued service on the New ESS Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the New ESS Board;

•	evaluating the current size, composition and organization of the New ESS Board and its committees and making recommendations to the New ESS Board for approvals;

•	developing a set of corporate governance policies and principles and recommending to the New ESS Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New ESS Board current and emerging corporate governance trends; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New ESS Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and the NYSE rules and regulations. New ESS will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New ESS’ compensation committee has ever been an executive officer or employee of New ESS. None of New ESS’ intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New ESS Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation which will be effective upon the Closing limits New ESS’ directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New ESS’ directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Proposed Bylaws provide that New ESS will, in certain situations, indemnify New ESS’ directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New ESS will enter into separate indemnification agreements with New ESS’ directors and officers. These agreements, among other things, require New ESS to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New ESS’ directors or officers or any other company or enterprise to which the person provides services at New ESS’ request.

New ESS plans to maintain a directors’ and officers’ insurance policy pursuant to which New ESS’ directors and officers are insured against liability for actions taken in their capacities as directors and officers. STWO believes these provisions in our Proposed Certificate of Incorporation and Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The New ESS Board will adopt a code of business conduct and ethics (the “Code of Conduct”), applicable to all of New ESS’ employees, executive officers and directors. The Code of Conduct will be available on New ESS’ website. Information contained on or accessible through New ESS’ website is not a part of this proxy statement/prospectus/information statement, and the inclusion of New ESS’ website address in this proxy statement/prospectus/information statement is an inactive textual reference only. The nominating and corporate governance committee of the New ESS Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New ESS expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New ESS Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New ESS is able to recruit and retain qualified directors. Following the Closing, New ESS intends to develop a non-employee director compensation program that is designed to align compensation with New ESS’ business objectives and the creation of stockholder value, while enabling New ESS to attract, retain, incentivize and reward directors who contribute to the long-term success of New ESS.

DESCRIPTION OF STWO’S SECURITIES

General

The following summary of the material terms of STWO’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of STWO’s securities following the Business Combination. The full text of the Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus/information statement. The Proposed Bylaws will be adopted by the New ESS Board immediately prior to the Closing. The full text of the Proposed Bylaws is attached as Annex C to this proxy statement/prospectus/information statement.

Immediately following the completion of the Business Combination, New ESS’ authorized capital stock will consist of 2,200,000,000 shares of capital stock, of which:

•	2,000,000,000 shares are designated as common stock, par value $0.0001 per share (“New ESS Common Stock”); and

•	200,000,000 shares are designated as preferred stock, par value $0.0001 per share (“New ESS Preferred Stock”).

The New ESS Board is authorized, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of capital stock.

As of                , 2021, there were                 shares of ESS Common Stock outstanding, held by                stockholders of record, and no shares of ESS Preferred Stock outstanding, assuming the automatic conversion of all outstanding shares of the ESS Preferred Stock into shares of ESS Common Stock effective immediately prior to the consummation of the Business Combination.

New ESS Common Stock

The holders of New ESS Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, subject to the rights of holders of any New ESS Preferred Stock outstanding at the time, where a quorum is present at a meeting of stockholders, directors are elected by plurality vote. Subject to preferences that may be applicable to any New ESS Preferred Stock outstanding at the time, the holders of outstanding shares of New ESS Common Stock are entitled to receive ratably any dividends declared by the New ESS Board out of assets legally available. Upon the liquidation, dissolution or winding up, holders of the New ESS Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of New ESS Preferred Stock. Holders of New ESS Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the New ESS Common Stock.

New ESS Preferred Stock

The New ESS Board will be authorized, subject to limitations prescribed by the DGCL, to issue New ESS Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The New ESS Board will be empowered to increase, but not above the total number of authorized shares of New ESS Preferred Stock, or decrease the number of shares of any series of New ESS Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The New ESS Board will be able to authorize the issuance of New ESS Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the New ESS Common Stock. The issuance of New ESS Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of New ESS and might adversely affect the market price of the New ESS Common Stock and the voting and other rights of the holders of the New ESS Common Stock. There are currently no plans to issue any shares of New ESS Preferred Stock.

Warrants

As of the date of this proxy statement/prospectus/information statement, there were 13,000,000 STWO Warrants to purchase STWO Class A Ordinary Shares outstanding, consisting of 8,333,333 Public Warrants and 4,666,667 Private Placement Warrants held by the Sponsor. Each outstanding warrant enables the holder to purchase one STWO Class A Ordinary Share at a price of $11.50 per share.

Public Warrants

Each whole warrant of STWO entitles the registered holder to purchase one STWO Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of IPO and 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of STWO Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants trade. Accordingly, only holders of least three (3) public units, will be able to receive or trade a whole warrant. The warrants expire five (5) years after the completion of the IPO, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of STWO Warrants when price per STWO Class A Ordinary Share equals or exceeds $18.00. Once the Public Warrants become exercisable, STWO may redeem the outstanding warrants (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the STWO Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three (3) trading days before STWO sends the notice of redemption to the warrant holders.

STWO will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the STWO Class A Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those STWO Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable, STWO may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

STWO has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and STWO issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the STWO Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per STWO Class A Ordinary Shares equals or exceeds $10.00. Once the warrants become exercisable, STWO may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of STWO Class A Ordinary Shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of STWO Class A Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three (3) trading days before STWO sends the notice of redemption to the warrant holders; and

•

if the closing price of the STWO Class A Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which STWO sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of STWO Class A Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by STWO pursuant to this redemption feature, based on the “fair market value” of STWO Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of STWO Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. STWO will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to STWO Class A Ordinary Shares shall include New ESS Common Stock following the consummation of the Business Combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the

Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of STWO Class A Ordinary Shares
(period to expiration of warrants)	≤	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥	18.00
60 months		0.261	0.281	0.297	0.311	00.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of STWO Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 STWO Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of STWO Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 STWO Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 STWO Class A Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by STWO pursuant to this redemption feature, since they will not be exercisable for any STWO Class A Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the STWO Class A Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the STWO Class A Ordinary Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of STWO Class A Ordinary Shares is below the exercise price of the warrants. STWO has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per STWO Class A Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides STWO with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. STWO will be required to pay the applicable redemption price to warrant holders if STWO chooses to exercise this redemption right and it will allow STWO to quickly proceed with a redemption of the warrants if STWO determines it is in its best interest to do so. As such, STWO would redeem the warrants in this manner when STWO believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, STWO can redeem the warrants when STWO Class A Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to STWO’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If STWO chooses to redeem the warrants when the STWO Class A Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer STWO Class A Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for STWO Class A Ordinary Shares if and when such STWO Class A Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional STWO Class A Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, STWO will round down to the nearest whole number of the number of STWO Class A Ordinary Shares to be issued to the holder.

Redemption procedures. A holder of a warrant may notify STWO in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the STWO Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding STWO Class A Ordinary Shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of STWO Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase STWO Class A Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of STWO Class A Ordinary Shares equal to the product of (i) the number of STWO Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for STWO Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per STWO Class A Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for STWO Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of STWO Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the STWO Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if STWO, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of STWO Class A Ordinary Shares on account of such STWO Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the STWO Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of STWO Class A Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of STWO Class A Ordinary Shares in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of STWO Class A Ordinary Shares in connection with a shareholder vote to amend STWO’s amended and restated memorandum and articles of association (A) to modify the substance or timing of STWO’s obligation to provide holders of STWO Class A Ordinary Shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of Public Shares if STWO does not complete the Business Combination within 24 months from the closing of its IPO or (B) with respect to any other provision relating to the rights of holders of STWO Class A Ordinary Shares, or (e) in connection with the redemption of Public Shares upon STWO’s failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding STWO Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of STWO Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of STWO Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding STWO Class A Ordinary Shares.

Whenever the number of STWO Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of STWO Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of STWO Class A Ordinary Shares so purchasable immediately thereafter.

In addition, if (x) STWO issues additional STWO Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by STWO’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of STWO Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the Closing (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per STWO Class A Ordinary Share equals or exceeds $18.00” and “—Redemption of warrants when the price per STWO Class A Ordinary Shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per STWO Class A Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding STWO Class A Ordinary Shares (other than those described above or that solely affects the par value of such STWO Class A Ordinary Shares), or in the case of any merger or consolidation of STWO with or into another corporation (other than a consolidation or merger in which STWO is the continuing corporation and that does not result in any reclassification or reorganization of outstanding STWO Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of STWO as an entirety or substantially as an entirety in connection with which STWO is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the STWO Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of STWO Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by STWO in connection with redemption rights held by STWO shareholders as provided for in STWO’s amended and restated memorandum and articles of association or as a result of the redemption of STWO Class A Ordinary Shares by the company when the Business Combination is presented to STWO shareholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding STWO Class A Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the STWO Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of STWO Class A Ordinary Shares in such a transaction is payable in the form STWO Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive STWO Class A Ordinary Shares. After the issuance of STWO Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, STWO will, upon exercise, round down to the nearest whole number the number of STWO Class A Ordinary Shares to be issued to the warrant holder.

STWO has agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and STWO irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the STWO Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except pursuant to limited exceptions to officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by STWO (except as described under “—Public Warrants—Redemption of warrants when the price per STWO Class A Ordinary Shares equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by STWO in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

Except as described above under “—Public Warrants—Redemption of warrants when the price per STWO Class A Ordinary Shares equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of STWO Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the STWO Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

Upon the completion of the Business Combination, under the Registration Rights Agreement, the holders of                 shares of New ESS Common Stock or their permitted transferees will have the right to require New ESS to register the offer and sale of their shares, or to include their shares in any registration statement New ESS files, in each case as described below.

Shelf Registration Rights

After the completion of the Business Combination, New ESS shall file a registration statement for an offering to be made on a delayed or continuous basis no later than 30 days following the Closing on a Form S-3, or, if New ESS is ineligible to use a Form S-3, on a Form S-1. The holders of at least $30.0 million of shares having registration rights then outstanding can request that New ESS effect an underwritten public offering pursuant to such resale shelf registration statement. New ESS is only obligated to effect no more than four (4) such registrations within any 12-month period. These shelf registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Piggyback Registration Rights

After the completion of this Business Combination, if New ESS proposes to register the offer and sale of its common stock under the Securities Act, all holders of these shares then outstanding can request that New ESS include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever New ESS proposes to file a registration statement under the Securities Act, other than with respect to a registration (i) relating to any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) relating to an offering of debt that is convertible into equity securities of New ESS, or (iv) for a dividend reinvestment plan.

Termination

The registration rights terminate upon the date as of which all of the registrable securities have been sold pursuant to a registration statement or are permitted to be sold under Rule 144 or any similar provision under the Securities Act.

Registration Rights for PIPE Shares

In connection with the Business Combination, STWO entered into the Subscription Agreements, pursuant to which STWO has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from STWO, 25,000,000 shares of New ESS Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $250,000,000. The PIPE Financing is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger.

Pursuant to the Subscription Agreements, STWO agreed that, within thirty (30) calendar days after the consummation of the Business Combination, STWO will file with the SEC (at STWO’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and STWO shall use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies STWO that it will review such registration statement) following the Closing and (ii) five (5) business days after STWO is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review. See “Certain Agreements Related to the Business Combination—PIPE Financing.”

Limitation of Liability and Indemnification

See “Management After the Business Combination—Limitation of Liability and Indemnification of Officers and Directors.”

Description of Certain Terms in the Charter Documents and Delaware Law

The Proposed Certificate of Incorporation and Proposed Bylaws to be effective immediately prior to the Closing will contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of New ESS. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of New ESS to negotiate first with the New ESS Board. STWO believes that the benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company.

Issuance of Undesignated Preferred Stock. As discussed above under “—New ESS Preferred Stock,” the New ESS Board will have the ability to designate and issue New ESS Preferred Stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. The Proposed Certificate of Incorporation will provide that the stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of New ESS capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws.

In addition, the Proposed Bylaws will provide that special meetings of the stockholders may be called only by the chairperson of the New ESS Board, the chief executive officer, the president, or a majority of the New ESS Board (measured based on the total authorized directorships, including any vacancies or unfilled seats). A stockholder may not call a special meeting, which may delay the ability of the stockholders to force consideration of a proposal or for holders controlling a majority of New ESS capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New ESS Board or a committee of the New ESS Board. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of New ESS.

Board Classification. The Proposed Certificate of Incorporation will provide that the New ESS Board will be divided into three (3) classes, one class of which is elected each year by the stockholders. The directors in each class will serve for a three-year term. For more information on the classified New ESS Board, see “The Business Combination—Board Composition.” The classified New ESS Board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of STWO because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors. The Proposed Certificate of Incorporation will contain provisions that establish specific procedures for appointing and removing members of the New ESS Board. Under the Proposed Certificate of Incorporation and Proposed Bylaws, vacancies and newly created directorships on the New ESS Board may be filled only by a majority of the directors then serving on the New ESS Board. Under the Proposed Certificate of Incorporation, directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the company entitled to vote in the election of directors.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation and Proposed Bylaws will not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the board of directors to, among other things, influence the board of directors’ decision regarding a takeover.

Amendment of Charter Provision. Any amendment of the above provisions in the Proposed Certificate of Incorporation or Proposed Bylaws would require approval by holders of at least 66 2/3% of the then outstanding capital stock entitled to vote, voting together as a single class.

Delaware Anti-Takeover Statute. New ESS will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three (3) years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors approved either the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of di-rectors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally defined under Section 203 to be a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. New ESS expects the existence of this provision to have an anti-takeover effect with respect to transactions the New ESS Board does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Proposed Certificate of Incorporation and Proposed Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of New ESS Common Stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Choice of Forum. The Proposed Bylaws provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on New ESS’ behalf; (ii) actions asserting a breach of fiduciary duty; (iii) any action arising under the Delaware General Corporation Law, the Proposed Certificate of Incorporation or Proposed Bylaws; and (iv) any action asserting a claim against New ESS that is governed by the internal-affairs doctrine. The Proposed Bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New ESS for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New ESS for at least six (6) months but who are an affiliate at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New ESS Common Stock then outstanding; or

•	the average weekly reported trading volume of New ESS Common Stock during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about STWO.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Domestication and immediately prior to Closing, STWO will have 25,000,000 shares of STWO Class A Ordinary Shares outstanding, 25,000,000 Public Units outstanding and 6,250,000 shares of STWO Class B Ordinary Shares outstanding. All of the 6,100,000 Founder Shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the New ESS Common Stock issued to the investors in connection with the PIPE Financing will be restricted securities for purposes of Rule 144 and the New ESS Common Stock that stockholders of ESS receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for any shares issued to affiliates within the meaning of Rule 144.

Following the Domestication and immediately prior to Closing, STWO will have 13,000,000 warrants of STWO outstanding, consisting of 8,333,333 public warrants originally sold as part of the units issued in the IPO, and 4,666,667 Private Placement Warrants that were sold in a private sale to the Sponsor in connection with the IPO. Each warrant entitles the registered holder to purchase one STWO Class A Ordinary Share at a price of $11.50 per share, in accordance with the terms of the warrant agreement governing the warrants. 8,333,333 of these warrants are public warrants and are freely tradable. In addition, STWO will be obligated to file no later than 30 days after the Closing a registration statement under the Securities Act covering the 8,333,333 shares of New ESS Common Stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the public warrants.

STWO anticipates that following the Closing, New ESS will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent for the New ESS Common Stock and Warrants upon the consummation of the Business Combination will be Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004-1561, and its telephone number is (212) 509-4000.

Exchange Listing

New ESS intends to apply to list the New ESS Common Stock on NYSE under the symbol “GWH”. As a result, STWO’s Public Units will separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

STWO will issue up to 96,272,958 shares of New ESS Common Stock to ESS stockholders in connection with the Business Combination. All of the shares of New ESS Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by STWO’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.

Lock-up Provisions

The Sponsor will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in New ESS’ Common Stock or warrants for a period of 180 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events. Additional details of these transfer restrictions can be found under the section entitled “Certain Agreements Related to the Business Combination—Sponsor Letter Agreement.”

ESS officers and certain employees of ESS will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in the New ESS Common Stock or warrants for a period of 180 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events, as set forth in the Proposed Bylaws attached as Annex C to this proxy statement/prospectus/information statement.

ESS directors and certain shareholders of ESS will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in New ESS Common Stock or warrants for a period of 12 months after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events, as set forth in the Proposed Bylaws attached as Annex C to this proxy statement/prospectus/information statement.

Registration Rights

STWO has agreed to give holders of certain restricted securities, including shares of Common Stock, the Private Placement Warrants and the shares purchased in the PIPE Financing, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the sections entitled “Description of STWO’s Securities—Registration Rights” and “Description of STWO’s Securities—Registration Rights for PIPE Share.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or restricted warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or restricted warrants for at least six (6) months but who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total shares of the Combined Entity’s common stock then outstanding; or

•	the average weekly reported trading volume of the New ESS’ Common Stock during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of STWO under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about STWO.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/information statement, there are 31,250,000 shares of ordinary shares outstanding. Of these shares, the 25,000,000 shares sold in the initial public offering of STWO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,250,000 shares owned collectively by the Sponsor, officers and directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/information statement, there are a total of 13,000,000 warrants outstanding, consisting of 8,333,333 Public Warrants and 4,666,667 Private Placement Warrants. Each warrant is exercisable for one share of Common Stock, in accordance with the terms of the Warrant Agreement. The Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 4,666,667 shares of the New ESS’ common stock that may be issued upon the exercise of remaining warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of STWO Ordinary Shares as of March 31, 2021 and (ii) the expected beneficial ownership of New ESS Common Stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that all Public Shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of STWO Ordinary Shares or of New ESS Common Stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of New ESS; and

•	all executive officers and directors of STWO as a group pre-Business Combination and all executive officers and directors of New ESS.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of STWO Ordinary Shares pre-Business Combination is based on 25,000,000 shares of STWO Class A Ordinary Shares and 6,250,000 shares of STWO Class B Ordinary Shares outstanding as of March 31, 2021.

The expected beneficial ownership of shares of New ESS Common Stock immediately following the Closing, assuming none of the Public Shares is redeemed, is based on an aggregate of 152,404,158 shares of New ESS Common Stock to be issued and outstanding immediately following the Closing, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of STWO Ordinary Shares (pre-Business Combination) or New ESS Common Stock (post-Business Combination), (B) 25,000,000 shares of New ESS common stock are issued to the PIPE Investors, (C) 96,154,158 shares of New ESS Common Stock are issued to the holders of ESS Common Stock and ESS Preferred Stock based on an estimated exchange ratio of 1.4213099872, (D) ESS does not issue any additional equity securities prior to the Business Combination, and that no other event occurs that would change the estimated exchange ratio from what it would have been as of the date of the Business Combination Agreement, and (E) there are no future exercises of the STWO Warrants.

The expected beneficial ownership of shares of New ESS Common Stock immediately following the Closing, assuming the maximum of the Public Shares are redeemed, is based on an aggregate of 127,404,158 shares of New ESS Common Stock to be issued and outstanding immediately following the Closing, which assumes the following: (A) none of the investors set forth in the table below has purchased or purchases shares of STWO Ordinary Shares (pre-Business Combination) or New ESS Common Stock (post-Business Combination), (B) 25,000,000 shares of New ESS Common Stock are issued to the PIPE Investors, (C) 96,154,158 shares of New ESS Common Stock are issued to the holders of ESS Common Stock and ESS Preferred Stock based on an estimated exchange ratio of 1.4213099872, (D) ESS does not issue any additional equity securities prior to the Merger and that no other event occurs that would change the estimated exchange ratio from what it would have been as of the date of the Business Combination Agreement, and (E) there are no future exercises of the STWO Warrants.

				After the Business Combination
	Before the Business Combination			Assuming No Redemption			Assuming Maximum Redemption
Name of Beneficial Owner	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of Class	Number of Shares of New ESS Common Stock	% of Class	% of Total Voting Power	Number of shares of New ESS Common Stock	% of Class	% of Total Voting Power
Five Percent Holders
BASF Venture Capital GmbH (1)	—	—	—%	7,558,500	5.0%	5.0%	7,558,500	5.9%	5.9%
Breakthrough Energy Ventures, LLC (2)	—	—	—%	15,350,148	10.1%	10.1%	15,350,148	12.0%	12.0%
Cycle Capital Fund III, L.P. (3)	—	—	—%	9,415,562	6.2%	6.2%	9,415,562	7.4%	7.4%
Pangaea Ventures Fund III, LP (4)	—	—	—%	10,462,145	6.9%	6.9%	10,462,145	8.2%	8.2%
SB Energy Global Holdings One Ltd. (5)	—	—	—%	25,810,989	16.9%	16.9%	25,810,989	20.3%	20.3%
Weiss Asset Management LP	2,000,000	—	8.0%	2,000,000	1.3%	1.3%	2,000,000	1.6%	1.6%
Glazer Asset Management LP	2,113,988	—	8.5%	2,113,988	1.4%	1.4%	2,113,988	1.7%	1.7%
ACON S2 Sponsor, L.L.C.	—	6,100,000	97.9%	6,100,000	4.0%	4.0%	6,100,000	4.8%	4.8%
Directors and Executive Officers of STWO
Adam Kriger (10)	—	—	—%	—	—%	—%	—	—	—
John Roush (10)	—	—	—%	—	—%	—%	—	—	—
Jonathan Ginns (10)	—	—	—%	—	—%	—%	—	—	—
Daniel Jinich (10)	—	—	—%	—	—%	—%	—	—	—
Sarah Kirshbaum Levy (10)	—	50,000	* %	50,000	* %	* %	50,000	* %	* %
Ryan Shadrick Wilson (10)	—	50,000	* %	50,000	* %	* %	50,000	* %	* %
Janie Goddard (10)	—	50,000	* %	50,000	* %	* %	50,000	* %	* %
STWO Sponsor, officers and directors as a group	—	6,250,000	100%	6,250,000	4.1%	4.1%	6,250,000	4.9%	4.9%
Directors and Executive Officers of New ESS After the Closing (9)
Eric Dresselhuys	—	—	—%	—	—%	—%	—	—%	—%
Craig E. Evans (6)	—	—	—%	4,451,889	2.9%	2.9%	4,451,889	3.5%	3.5%
Amir Moftakhar (7)	—	—	—%	380,991	*	*	380,991	*	*
Julia Song (8)	—	—	—%	1,912,322	1.3%	1.3%	1,912,322	1.5%	1.5%
All Directors and Executive Officers of New ESS as a Group (4 Individuals)	—	—	—%	6,745,202	4.4%	4.4%	6,745,202	5.3%	5.3%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of shares to be held directly by BASF Ventures Capital GmbH upon Closing. The address for BASF Ventures Capital GmbH is BE 01, Benckiserplatz 1, Ludwigshagen/Rhine, Germany 67059.
(2)

Consists of shares to be held directly by Breakthrough Energy Ventures, LLC upon Closing. Breakthrough Energy Ventures, LLC is managed by Breakthrough Energy Investments, LLC, its manager, which may be deemed to have beneficial ownership over the shares and exercises voting and investment control through its investment committee. The address for each of Breakthrough Energy Ventures, LLC and Breakthrough Energy Investments, LLC is 250 Summer Street, 4th Floor, Boston, MA 02210.

(3)

Consists of shares to be held directly by Cycle Capital Fund III, L.P. (“Cycle Capital Fund III”) upon Closing. Cycle Capital Management II Inc., is the general manager of Cycle Capital III, L.P., which is the general partner of Cycle Capital Fund III. Andrée-Lise Methot and Claude Vachet, as managing partners of Cycle Capital III, L.P., can be deemed to share beneficial ownership over the shares held by Cycle Capital Fund III. The address for each of the Cycle Capital entities, Andrée-Lise Methot and Claude Vachet is 100 Sherbrooke West, Suite 1610, Montreal, Québec, Canada H3A 3G4.

(4)

Consists of shares to be held directly by Pangaea Venture Funds III, LP upon Closing.Pangaea Venture Funds III, LP is managed by its general partner, Pangaea Ventures III LLC (“Pangaea GP”). Pangaea GP is managed and controlled by Vicap Ltd., PSee Ventures LLC and Monoc Capital Ltd., which are owned and controlled by Chris Erickson, Purnesh Seegopaul and Andrew Haughian, respectively. The address for each of these entities and individuals is c/o Pangaea Ventures III LLC, 5080 North 40th Street, Unit 105, Phoenix, AZ 85018.

(5)

Consists of shares to be held directly by SB Energy Global Holdings One Ltd., an affiliate of Softbank Group Corp., upon Closing. The address for SB Energy Global Holdings One Ltd. is 69 Grosvenor Street, London, United Kingdom, W1K 3JP. The address of SoftBank Group Corporation is 1-9-1, Higashi-Shimbashi Minato-ku, Tokyo 105-7303 Japan.

(6)	Consists of (i) 4,446,681 shares held by Mr. Evans and (ii) options to purchase 5,208 shares exercisable within 60 days of March 31, 2021.
(7)	Consists of (i) 263,154 shares held by Mr. Moftakhar and (ii) options to purchase 117,837 shares exercisable within 60 days of March 31, 2021.
(8)	Consists of (i) 1,852,322 shares held by Dr. Song and (ii) options to purchase 60,000 shares exercisable within 60 days of March 31, 2021.
(9)	Unless otherwise indicated, the address of each of New ESS’ directors and executive officers is c/o ESS Tech, Inc. 26440 SW Parkway Ave., Bldg. 83, Wilsonville, OR 97070.
(10)	Does not include any shares indirectly owned by this individual as a result of their membership interest in our sponsor.

EXPERTS

The financial statements of ACON S2 Acquisition Corp. as of December 31, 2020 and 2019 appearing in this proxy statement/prospectus/information statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/ prospectus/information statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ESS Tech, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus/information statement of ACON S2 Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement on Form S-4, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about ESS’ ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of New ESS Common Stock offered by this proxy statement/prospectus/information statement will be passed upon for STWO by Kirkland & Ellis LLP. Certain Cayman Islands matters will be passed upon for STWO by Walkers, Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

STWO has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement is a part of that registration statement.

STWO files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on STWO at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, STWO’s corporate website at https://www.sv-ac.com. STWO’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus/information statement.

Information and statements contained in this proxy statement/prospectus/information statement or any Annex to this proxy statement/prospectus/information statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus/information statement forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus/information statement relating to STWO has been supplied by STWO, and all information relating to ESS has been supplied by ESS. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus/information statement or if you have questions about the Business Combination, you should contact via phone or in writing:

ACON S2 Acquisition Corp.

1133 Connecticut Avenue, NW, Suite 700, Washington, DC 20036

Individuals call toll-free: [    ]

Banks and brokers call: [    ]

Email: [    ]

To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the meeting, or no later than                , 2021.

INDEX TO FINANCIAL STATEMENTS

ESS FINANCIAL STATEMENTS

ESS Tech, Inc. Audited Financial Statements

ESS Tech, Inc. Unaudited Condensed Financial Statements

Condensed Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-33
Condensed Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021 and 2020 (unaudited)	F-34
Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2021 and 2020 (unaudited)	F-35
Condensed Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)	F-36
Notes to Condensed Financial Statements	F-37

STWO FINANCIAL STATEMENTS

STWO Audited Financial Statements

STWO Unaudited Condensed Financial Statements

Unaudited Condensed Balance Sheet as of March 31, 2021	F-76
Unaudited Condensed Statement of Operation for the Three Months Ended March 31, 2021	F-77
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the Three Months Ended March 31, 2021	F-78
Unaudited Condensed Statement of Cash Flows March 31, 2021	F-79
Notes to Unaudited Condensed Financial Statements	F-80

ACON S2 ACQUISITION CORP.

ESS Tech, Inc.

Financial Statements as of and for

the Years Ended December 31, 2020 and 2019,

and Report of Independent Registered Public Accounting Firm

ESS TECH, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of ESS Tech, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ESS Tech, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, statements of redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Portland, Oregon

June 16, 2021

ESS Tech, Inc.

Balance Sheets

As of December 31, 2020 and 2019

(in thousands, except share data)

	2020	2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,901	$18,290
Restricted cash	1,167	—
Prepaid expenses and other current assets	793	658

Total current assets	6,861	18,948
Property and equipment, net	1,836	1,663
Restricted cash	326	529

TOTAL ASSETS	$9,023	$21,140

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$522	$697
Accrued and other current liabilities	2,194	1,826
Notes payable	5,678	365

Total current liabilities	8,394	2,888
Notes payable	19	463
Customer deposits	2,258	2,207
Derivative liabilities	22,911	11,379
Warrant liabilities	3,329	1,989

TOTAL LIABILITIES	36,911	18,926

COMMITMENTS AND CONTINGENCIES (NOTE 9)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Redeemable preferred stock, $0.0001 par value, 61,436,037 shares authorized, 32,865,949 shares issued and outstanding as of December 31, 2020 and 2019, liquidation preferences of $46,391 as of December 31, 2020 and 2019	34,372	34,372

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value; 79,000,000 shares authorized as of December 31, 2020 and 2019, 7,134,668 and 7,060,668 shares issued and outstanding as of December 31, 2020 and 2019, respectively)	1	1
Common stock warrants	153	153
Additional paid-in capital	1,079	762
Accumulated deficit	(63,493)	(33,074)

Total stockholders’ deficit	(62,260)	(32,158)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$9,023	$21,140

See accompanying notes to financial statement

ESS Tech, Inc.

Statements of Operations and Comprehensive Loss

Years Ended December 31, 2020 and 2019

(in thousands, except share and per share data)

	2020	2019
Operating expenses
Research and development	$12,896	$6,660
Sales and marketing	1,158	908
General and administrative	3,338	2,321

Total operating expenses	17,392	9,889

Loss from operations	(17,392)	(9,889)

Other income (expenses)
Interest expense, net	(132)	(1,019)
(Loss) on revaluation of warrant liabilities	(1,296)	(341)
(Loss) on revaluation of derivative liabilities	(11,532)	(19)
Other expense, net	(67)	(199)

Total other income (expenses)	(13,027)	(1,578)

Net loss and comprehensive loss	(30,419)	(11,467)

Series B Redeemable Preferred Stock accretion	—	(79)

Net loss and comprehensive loss to Common Stockholders	$(30,419)	$(11,546)

Net loss per share - basic and diluted	$(4.28)	$(1.64)

Weighted average shares used in per share calculation - basic and diluted	7,108,389	7,043,575

See accompanying notes to financial statements

ESS Tech, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2020 and 2019

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Common Stock Warrants	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	16,590,261	$15,897	7,030,668	$1	$153	$660	$(21,607)	$(20,793)
Stock options exercised	—	—	30,000	—	—	6	—	6
Issuance of Series C Redeemable Convertible Preferred Stock	16,275,688	18,396	—	—	—	—	—	—
Series B Redeemble Convertible Preferred Stock accretion	—	79	—	—	—	(79)	—	(79)
Stock-based compensation expense	—	—	—	—	—	175	—	175
Net loss	—	—	—	—	—		(11,467)	(11,467)

Balance as of December 31, 2019	32,865,949	34,372	7,060,668	1	153	762	(33,074)	(32,158)
Stock options exercised	—	—	74,000	—	—	7	—	7
Stock-based compensation expense	—	—	—	—	—	310	—	310
Net loss	—	—	—	—	—	—	(30,419)	(30,419)

Balance as of December 31, 2020	32,865,949	$34,372	7,134,668	$1	$153	$1,079	$(63,493)	$(62,260)

See accompanying notes to financial statements

ESS Tech, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30,419)	$(11,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	436	260
Non-cash interest expense	91	976
Stock-based compensation expense	310	175
Loss on extinguishment of debt	62	116
Change in fair value of warrant liabilities	1,296	341
Change in fair value of derivative liabilities	11,532	19

Changes in operating assets and liabilities:
Grant receivable	—	423
Prepaid expenses and other current assets	(135)	(499)
Accounts payable	(221)	521
Accrued and other current liabilities	352	1,122
Customer deposits	51	1,338

Net cash used in operating activities	(16,645)	(6,675)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(502)	(851)

Net cash used in investing activities	(502)	(851)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	4,936	—
Principal payments on notes payable	(221)	(262)
Borrowing on convertible notes payable, net of debt issuance cost	—	2,722
Proceeds from stock options exercised	7	6
Proceeds from sale of redeemable convertible preferred stock, net of issuance costs	—	19,788

Net cash provided by financing activities	4,722	22,254

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12,425)	14,728

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	18,819	4,091

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$6,394	$18,819

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
Interest	$111	$38
Non-cash investing and financing transactions:
Property and equipment purchases financed with term loan	$52	$79

Conversion of convertible notes payable and accrued interest to Series B Redeemable Convertible Preferred Stock	$—	$9,845
Purchase of property and equipment included in accounts payable and accrued and other current liabilities	$55	$87
Cash and cash equivalents	$4,901	$18,290
Restricted cash, current	1,167	—
Restricted cash, non-current	326	529

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$6,394	$18,819

See accompanying notes to financial statements

ESS TECH, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—ESS Tech, Inc. (the “Company”) was founded as Energy Storage Systems, LLC in Portland, Oregon in 2011. The Company converted to a Delaware corporation and changed its name to ESS Tech, Inc. in 2014. The Company does not have any subsidiaries.

The Company develops long-duration iron flow batteries for commercial and utility-scale energy storage applications requiring four or more hours of flexible energy capacity.

The Company’s products are designed for a 25-year operating life without performance degradation, with minimal annual operations and maintenance requirements.

The Company is in the research and development phase. Its product is still being developed and has not met standard specifications to be sold (“Commercially Available”).

Basis of Presentation—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company did not have any comprehensive income (loss) during fiscal years 2020 and 2019, therefore the Company has not included a statement of comprehensive income (loss) in its financial statements.

Emerging	Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company is keeping its election to be able to defer the adoption of a new or revised standard at the time private companies are required to adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity	and Going concern

In connection with preparing financial statements for each annual reporting period, the Company evaluates whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date on which the financial statements are issued in accordance with FASB Accounting Standards Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As of December 31, 2020, the Company had $4,901 thousand of cash and cash equivalents. As reflected also in the financial statements, the Company had an accumulated deficit on December 31, 2020, and has had recurring net losses and net cash used in operating activities for the reporting period then ended. These factors coupled with the available cash on hand compared to management’s operating plan raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern, other than the reclassification of notes payable, non-current and the related debt issuance costs to current liabilities. The principal payments and accrued interest due under the notes payable agreements have been classified as current liabilities as of December 31, 2020 due to the considerations discussed above and the assessment that the material adverse change clause under the notes payable agreements is not within the Company’s control. The Company has not been notified of an event of default by the Lenders as of the date of issuance of these financial statements.

The Company’s plan is to seek additional funding through the completion of a business combination with ACON S2 Acquisition Corp. (“ACON”) (see Note 17). At this time, the Company is focused on completing the business combination with ACON, which is subject to the approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission and other customary closing conditions, and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the business combination with ACON, then the Company would have to pursue a secondary course of action to seek additional capital through other debt and equity financings.

If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, then the Company will not have sufficient cash flows and liquidity to fund its planned business operations for the year following the date the audited financial statements were available to be issued, as of June 16, 2021. There can be no assurances that the Company will be able to complete the business combination, or that in the event that the business combination does not take place, the Company will be able to secure alternate forms of financing at terms that are acceptable to management, if at all. If the Company is unable to raise additional capital when required or on acceptable terms, or unable to continue as a going concern, then the Company may be required to scale back or discontinue the development of its product, reduce headcount, file for bankruptcy, reorganize, merge with another entity, cease operations, and/or stockholders may lose all or part of their investment in the Company’s stock.

Risks and Uncertainties—The Company is subject to a number of risks associated with companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital and financing to fund the operations, competition from substitute products and services from larger companies, legal protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

In March 2020, the World Health Organization declared the outbreak of a novel corona virus as a pandemic. The pandemic has reached every region of the world and has resulted in widespread adverse impacts on the global economy. In response, the Company has modified certain business and workforce practices (including discontinuing all non-essential business travel, implementing a temporary work-from-home policy for employees who can execute their work remotely and encouraging employees to adhere to local and regional social distancing, more stringent hygiene and cleaning protocols across the Company’s facilities and operations and self-quarantining recommendations) to conform to government restrictions and best practices encouraged by governmental and regulatory authorities. However, the quarantine of personnel or the inability to access the Company’s facilities or customer sites could adversely affect the Company’s operations. As of the date of this report, the Company’s efforts to respond to the challenges presented by the conditions described above have allowed the Company to minimize the impacts to its business.

Segment information—The Company has determined that its Chief Executive Officer (“CEO”) is its chief operating decision maker (“CODM”). The CEO reviews financial information presented for purposes of assessing performance and making decisions on how to allocate resources. The Company has determined that it operates in a single reportable segment.

All the Company’s operations and long-lived assets were attributable to operations in the United States as of December 31, 2020 and 2019.

Use of Estimates—The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting periods. Such estimates relate to, among others, the useful lives and assessment of recoverability of property and equipment, deferred tax assets valuation, determination of the fair value of the Company’s redeemable convertible preferred stock, warrant liabilities, Series C-2 Convertible Preferred Stock Issuance Right (see note 10), 2018 Convertible Note Automatic Conversion Rights (see note 10), as well as other accruals These estimates are based on historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the financial statements.

Concentration of Supply Chain Risk—The Company uses various raw materials and components that are critical to the future manufacturing of its energy storage solutions. There is a limited number of suppliers for some of the key components of the Company’s products. The Company does not know whether it will be able to maintain long-term supply relationships with its critical suppliers, or secure new long-term supply relationships on terms that will allow it to achieve its objectives, if at all. A supplier’s failure to develop and supply components in a timely manner or to supply components that meet the Company’s quality, quantity, cost requirements or technical specifications, or the Company’s inability to source these components from alternative providers on a timely basis or on terms acceptable to the Company could each harm the Company’s ability to manufacture its energy storage solutions at the time when its products are commercially ready. In addition, to the extent the processes that the Company’s suppliers use to manufacture components are proprietary, the Company may be unable to obtain comparable components from alternative suppliers, all of which could harm the Company’s business prospects, results of operations and financial condition.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and restricted cash. The Company’s cash and cash equivalents include cash in bank accounts and a money market account. The Company’s restricted cash includes a certificate of deposit and performance and payment bond. Deposits held with banks may exceed the amount of insurance provided on such deposits.

Significant Accounting Policies

Net loss per share— The Company follows the two-class method when computing net income (loss) per common share when shares are issued that meet the definition of participating securities. Under this method, net earnings are reduced by the amount of dividends declared in the current period for common shareholders and participating security holders. The remaining earnings or “undistributed earnings” are allocated between common stock and participating securities to the extent that each security may share in earnings as if all the earnings for the period had been distributed. Once calculated, the earnings per common share is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during each year presented. Diluted income (loss) attributable to common shareholders per common share has been computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding plus the dilutive effect of options, warrants and redeemable convertible preferred stock outstanding during the applicable periods computed using the treasury method. In cases where the Company has a net loss, no dilutive effect is shown as options, warrants and redeemable convertible preferred stock become anti-dilutive.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are recorded at carrying value, which approximates fair value. Cash and cash equivalents include cash in bank accounts and money market funds.

Restricted Cash—Restricted cash is required as collateral for certain of the Company’s lease agreements and contractual supply and service arrangements. Restricted cash includes a certificate of deposit for the Company’s lease agreements and a performance and payment bond for the Company’s supply and service arrangements. The certificate of deposit and bond are recorded at carrying value, which approximates fair value. Restricted cash amounts are reported in the balance sheets as current or non-current depending on when the cash will be contractually released.

Grants Receivable—The Company receives funding from federal agencies for research and development activities related to its products. Under certain circumstances, up to the entire amount of funding may need to be repaid to the grantor in the form of a success fee in future periods if the Company monetizes the results of the activities funded by the grantor.

The portion of such funding that the Company may be required to repay in certain circumstances is recorded in accrued and other liabilities and was $186 thousand and $0 for the years ended December 31, 2020 and 2019, respectively. The portion of such funding that the Company is not required to repay is recorded as a reduction of research and development costs and was $40 thousand and $20 thousand for the years ended December 31, 2020 and 2019, respectively. Grants receivable balance was $0 as of December 31, 2020 and 2019.

Property and Equipment—Property and equipment are stated at cost, net of depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining lease term. Expenditures for maintenance and repairs are charged to the Statements of Operations. Expenditures which materially increase values, change capacities, or extend useful lives are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are recognized in other expense, net.

The Company evaluates the recoverability of property and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The Company assesses the alternative use of an asset, the condition of the asset and the current market demand to determine if an asset is impaired. No impairment was recognized during the years ended December 31, 2020 and 2019.

Debt Issuance Costs—Costs incurred in connection with the issuance of the Company’s long-term debt have been recorded as a direct reduction of the debt amount and are amortized over the life of the associated debt as a component of interest expense using the effective interest method.

Revenue Recognition—The Company is in the research and development phase and has not recognized any revenue in fiscal years 2020 and 2019. The Company will recognize revenue in compliance with the requirements of, and the guidance provided by Accounting Standards Codification (ASC”) 606 - Revenue from Contracts with Customers (Topic 606).

Sales and Marketing—Sales and marketing costs consist of compensation and employee benefits of marketing and sales personnel and related support teams, stock-based compensation, depreciation as well as travel, trade show sponsorships and events, conferences, and internet advertising costs. Advertising costs are expensed as incurred. The Company incurred advertising costs of $8 thousand and $9 thousand for the years ended December 31, 2020 and 2019, respectively.

Research and Development—Research and development costs consist primarily of product development material costs, consumables, maintenance spare parts, raw materials, components, scrap, freight costs, compensation and employee benefits, stock-based compensation, depreciation charges, consulting services, and other direct expenses, net of government grants.

General and Administrative—General and administrative costs include executive and administrative compensation and employee benefits, depreciation charges, professional services fees, insurance costs, bad debt, other allocated costs, such as facility-related expenses, supplies, and other fixed costs and stock-based compensation.

Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”).

The Company measures compensation expense for all stock-based payment awards for stock options granted to employees and non-employees based on the estimated fair values on the date of the grant. The fair value of each stock option granted is estimated using the Black-Scholes Merton option-pricing model using the single-option award approach. The following assumptions are used in the Black-Scholes Merton option-pricing model:

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield available on the date of grant on U.S. Treasury zero-coupon issued with a term that is equal to the option’s expected term at the grant date.

Expected Volatility—The Company estimates the volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the option’s expected term.

Expected Term— The expected term for employees represents the period over which options granted are expected to be outstanding using the simplified method, as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The simplified method deems the term to be the average of the time-to-vesting and contractual life of the stock-based awards. For non-employee options, the expected term is the full term of the option.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. A such, the dividend yield has been estimated to be zero.

In accordance with ASU 2016-09, the Company may account for forfeitures as they occur or use estimated forfeitures. The Company elected to use actual forfeitures. The share-based compensation expense is recognized using a straight-line basis over the requisite service periods of the awards. The requisite service period is generally the vesting period of such options, and the stock-based compensation expense is presented as a component of operating expenses within the statements of operations.

The Company recognizes all excess tax benefits and deficiencies for share-based awards as an income tax expense or benefit in the statements of operations. Excess tax benefits are classified with other income tax in the cash flows as an operating activity.

The Company accounts for stock-based compensation for nonemployees in accordance with ASC 505 “Equity Based Payments to Nonemployees” (“ASC 505”). The Company records the expense of such services based on the estimated fair value of the equity instrument using the Black-Scholes Merton option-pricing model. The value of the equity instrument is charged to earnings as service is rendered.

Income Taxes—The Company accounts for income taxes under the asset and liability method. Under this method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the statement of operations in the period that includes the enactment date. The Company provides for a valuation allowance when it is more likely than not that some portion of, or all of the Company’s deferred tax assets will not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. As of December 31, 2020 and 2019, the Company has recorded a full valuation allowance against its deferred tax assets.

ASC 740, Accounting for Income Taxes, requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely and, accordingly, has provided a valuation allowance for fiscal years 2020 and 2019.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020 and 2019 as the Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

Fair Value—The Company follows ASC 820, Fair Value Measurements, which establishes a common definition of fair value to be applied when U.S. GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements.

ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities to which the Company has access at a measurement date.

Level 2: Observable inputs other than level 1 quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs for which little or no market data exists and for which the Company must develop its own assumptions regarding the assumptions that market participants would use in pricing the asset or liability, including assumptions regarding risk.

Because of the uncertainties inherent in the valuation of assets or liabilities for which there are no observable inputs, those estimated fair values may differ significantly from the values that may have been used had a ready market for the assets or liabilities existed.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued No. ASU 2016-02, Leases (Topic 842) which superseded previous guidance related to accounting for leases. This new guidance requires lessees to recognize most leases on their balance sheets as lease right-of-use assets with corresponding lease liabilities and eliminates certain real estate-specific provisions. In July 2019, the FASB issued ASU No. 2019-11, Leases (Topic 842). The ASU provides an optional transition method that entities can use when adopting the new standard and a practical expedient that permits lessors to not separate non-lease components from the associated lease component if certain conditions are met. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures and expects the impact will be material to the Balance Sheet.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with a forward-looking expected credit loss model, which will result in earlier recognition of credit losses. ASU 2016-13 is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and redeemable convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other companies, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

2.	CUSTOMER DEPOSITS

The Company is in the research and development phase. Its product is still being developed and does not yet meet standard specifications. As such and while the Company has entered into sales contracts for pilot units, no revenue was recognized in fiscal years 2020 and 2019 and revenue recognition will be deferred until the Company’s product meets such specifications and control of the goods has been transferred to the customer. The following table is a rollforward of contract balances as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Customer deposits - beginning balance	$2,207	$869
Additions	506	1,983
Cancellations	(455)	(645)

Customer deposits - ending balance	$2,258	$2,207

3.	LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2020 and 2019 (in thousands, except per share data):

	2020	2019
Net loss	$(30,419)	$(11,467)
Series B Redeemable Convertible Preferred Stock accretion	—	(79)

Net Loss to Common Stockholders	$(30,419)	$(11,546)

Weighted-average shares outstanding – Basic and Diluted	7,108,389	7,043,575

Net loss per share – Basic and Diluted	$(4.28)	$(1.64)

There was no common stock, warrants and redeemable convertible preferred stock that were dilutive for the years ended December 31, 2020 and 2019. Due to net losses for the years ended December 31, 2020 and 2019, basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	2020	2019
Stock options	3,891,768	2,104,223
Preferred stock	32,865,949	32,865,949
Warrants	1,738,382	1,668,382

	38,496,099	36,638,554

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Vendor advances	$473	$507
IT services and other office expenses	157	50
Insurance	107	41
Other	56	60

Total prepaids and other current assets	$793	$658

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Machinery and equipment	$2,217	$1,430
Furniture and fixtures	90	60
Leasehold improvements	677	496
Construction in process	—	389

Total property and equipment	2,984	2,375
Less accumulated depreciation	(1,148)	(712)

Total property and equipment, net	$1,836	$1,663

Depreciation expense was $436 thousand and $260 thousand for the years ended December 31, 2020 and 2019, respectively.

6.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Payroll and related benefits	$777	$351
Materials and related purchases	464	474
Deferred rent	462	524
Professional & consulting fees	248	103
Customer refund	—	352
Other	243	22

Total accrued and other current liabilities	$2,194	$1,826

7.	LEASES

The Company leases office and manufacturing space in Wilsonville, Oregon under an operating lease that expires February 28, 2025.

The future minimum lease payments under non-cancelable operating lease agreements for the year ending December 31, are as follows (in thousands):

2021	$840
2022	865
2023	891
2024	917
2025	157

Future Operating Lease Payments	$3,670

Rent expense related to operating leases aggregated $837 thousand and $1,048 thousand in 2020 and 2019, respectively.

The Company has an option to renew the lease for the office and manufacturing space in Wilsonville for an additional term of 60 months. The Company must provide the landlord with a twelve-month notice of its intention to renew the existing lease prior to its expiry on February 28, 2025. As of the date of issuance of these financial statements, the Company has not provided such notice.

8.	BORROWINGS

Long term debt consists of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Notes payable	$4,761	$828
PPP loan	936	—

Total notes payable	5,697	828
Less current portion of notes payable	5,678	365

Long-term notes payable, net of current portion	$19	$463

Term Loan for Equipment

In September 2019, the Company financed a scanner purchase for $79 thousand. The loan term was 24 months, and the interest rate is 6.9%. In March 2020, the Company financed a machine tool purchase for $50 thousand. The loan term was 36 months, and the interest rate was 8.1%. Both loans’ principal and interest are payable on a monthly basis. The term loans’ balance as of December 31, 2020 and 2019 were $67 thousand and $70 thousand, respectively.

As of December 31, 2020, principal payments on the Company’s term loan for equipment, are scheduled as follows for the fiscal year ending December 31 (in thousands):

2021	$48
2022	18
2023	1

Total principal payments on notes payable	$67

Payroll Protection Program Loan

On April 19, 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“the PPP Loan”), with a bank under the PPP administered by the United States Small Business Administration (“SBA”) and authorized by the Keeping American Workers Employed and Paid Act, which is part of the CARES Act, enacted on March 27, 2020. The principal amount of the PPP Loan is $936 thousand. The PPP Loan bears interest of 1.0% per annum and was disbursed to the Company on April 20, 2020. The PPP Loan has a maturity date of April 20, 2022. The PPP Loan may be prepaid, in full or in part, at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined based on the use of the loan proceed for eligible purposes within the first twenty-four weeks from the loan date. If at least 60% of the loan proceed is used for payroll costs, then the entire loan will be forgiven. The remaining 40% of the loan proceed can be used for mortgage interest, rent, utility costs and the maintenance of employee and compensation levels.

The Company can apply for loan forgiveness during the two-year loan period from April 19, 2020 to April 18, 2022. However, if the Company does not receive forgiveness by August 4, 2021, then the Company will have to start making loan payments. The Company intends to file for forgiveness prior to the completion of the Merger (see Subsequent Events Note 17).

The Company’s event of default on its notes payable (see “Notes Payable” section below) results in a cross-default on the PPP Loan. The PPP Loan may be called by the Lender and be due and payable immediately.

Notes Payable

In 2018, the Company entered into a $1,000 thousand note payable with a bank that is secured by all property of the Company, except for its intellectual property. The note payable’s original maturity date was July 1, 2021 but was modified and extended to January 1, 2022 under a Deferral Agreement (“Deferral Agreement”) entered into in April 2020.

In March 2020, the Company amended the note payable and borrowed an additional $4,000 thousand. The additional $4,000 thousand borrowing changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a $62 thousand loss on extinguishment of debt for the year ended December 31, 2020. The Company’s notes payable to the bank were recorded at fair value as part of the extinguishment. The $4,000 thousand note payable’s original maturity date was on January 1, 2023 but was modified and extended to July 1, 2023 under the Deferral Agreement.

The Company accounted for the Deferral Agreement, extending the maturity of the notes, as a debt modification based on an analysis of cash flows before and after the debt modification.

The notes payable bear interest at 0.50% below the bank’s prime rate (2.75% notes payable rate on December 31, 2020). The Company makes monthly interest and principal payments on the note payable based on the schedule defined in the agreement.

In conjunction with the notes payable, the Company issued warrants to purchase 68,000 shares of Series B redeemable convertible preferred stock and 70,000 shares of Series C redeemable convertible preferred stock in July 2018 and March 2020, respectively. The Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants have exercise prices of $1.42 and $1.84 per share, respectively and expire 10 years after issuance. The fair value of Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants were $55 thousand and $44 thousand, respectively, at the time of issuance. The fair value of the Series B redeemable convertible preferred stock warrants was initially recorded as a reduction of the value of the notes payable and were amortized over the term of the loan as interest expense using the effective interest rate method. Unamortized Series B redeemable convertible preferred stock warrants were treated as a component of loss on extinguishment of debt. The Series C redeemable convertible preferred stock warrants were issued in conjunction with the additional $4,000 thousand borrowing and were a component of the loss on extinguishment of debt. Interest expense of $4 thousand and $21 thousand were recognized related to the amortization of warrants issued in conjunction with the notes payable for the years ended December 31, 2020 and December 31, 2019, respectively.

The audit opinion as of and for the year ended December 31, 2020 financial statements contains a going concern explanatory paragraph. Under the notes payable loan agreement, a going concern opinion with respect to the Company’s audited financial statements is a material adverse change resulting in an event of default. In accordance with a subjective acceleration clause, the Lender may elect to accelerate $4,583 thousand of the Company’s existing indebtedness as of December 31, 2020 to be immediately due and payable. The event of default would also accelerate the $943 thousand in principal and accrued interest due on the PPP loan because of the cross-default provisions. The Company does not currently have sufficient liquidity to repay all its outstanding debt in full if such debt is accelerated. The Company has classified the notes payable and PPP Loan as current in the financial statements as of December 31, 2020 due to the considerations discussed above and the assessment that the material adverse change clause under the notes payable and PPP Loan agreement is not within the Company’s control. The Company has not been notified of an event of default by the Lender as of the date of issuance of these financial statements.

Convertible Notes Payable

The Company issued convertible notes payable with face values of $6,518 thousand and $2,722 thousand in 2018 and 2019, respectively. Both notes bore interest at 8% and they were automatically converted upon issuance of the Series C-1 redeemable convertible preferred stock in August 2019. The face value of the convertible notes payable of $9,240 thousand plus $606 thousand in accrued interest were converted into Series C-1 redeemable convertible preferred stock in 2019.

The 2018 convertible notes payable were issued with detachable Series B redeemable convertible preferred stock warrants, which contained automatic conversion features upon a change in control, bridge financing or qualified financing in excess of $10,000 thousand (the “2018 Convertible Note Automatic Conversion Rights”).

The 2018 Convertible Note Automatic Conversion Rights qualified as an embedded derivative as the 2018 convertible notes were issued at a substantial discount when considering the value of warrants issued. The 2018 Convertible Note Automatic Conversion Rights were recorded at their initial fair value as liabilities at issuance and were adjusted to fair value at each reporting date, with the change in fair value recorded as a component of other income and expense in the statements of operations. In August 2019, the 2018 Convertible Note Automatic Conversion Rights were exercised, and the fair value of these rights was reduced to zero.

The Series B redeemable convertible preferred stock warrants also qualified as liabilities as the underlying preferred shares were contingently redeemable upon occurrence of a change in control, which is outside the control of the Company. The warrants and 2018 Convertible Note Automatic Conversion Rights were recorded at their fair values upon issuance of $1,421 thousand and $9 thousand, respectively, with the convertible note valued at the residual value of the proceeds. The value of the warrants and 2018 Convertible Note Automatic Conversion Rights totaled $1,430 thousand. That discount was amortized over the expected period of the notes through interest expense using the effective interest method. For the year ended December 31, 2019, $543 thousand of interest expense was recognized for amortization of this discount.

The convertible notes payable was presented net of debt issuance costs totaling $72 thousand. These costs were amortized over the expected period of the notes through interest expense using the effective interest method. For the year ended December 31, 2019, $27 thousand of interest expense was recognized for amortization of these costs.

9.	COMMITMENTS AND CONTINGENCIES

The Company, from time to time, is a party to various claims, legal actions, and complaints arising in the ordinary course of business. The Company is not aware of any legal proceedings or other claims, legal actions, or complaints through the date of issuance of these financial statements.

As of December 31, 2020, and 2019, the Company had a standby letter of credit with First Republic Bank totaling $725 thousand for security of their operating lease of office and manufacturing space in Wilsonville, Oregon. The letter of credit is fully secured by restricted certificate of deposit accounts. There were no draws against the letter of credit during the years ended December 31, 2020 and 2019.

The Company purchases materials from several suppliers and has entered into agreements with various contract manufacturers, which include cancelable and noncancelable purchase commitments.

As of December 31, 2020, and 2019, total unfulfilled noncancelable purchase commitments were $3,410 thousand and $2,125 thousand, respectively. In addition, total unfulfilled cancellable purchase commitments amounted to $787 thousand and $225 thousand as of December 31, 2020, and 2019, respectively. These purchase commitments were not recorded in the financial statements.

10.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company amended and restated its certificate of incorporation effective August 27, 2019 (the “Third Restatement”). This Third Amended and Restated Certificate of Incorporation replaced the Second Amended and Restated Certificate of Incorporation that was in effect in 2018 and 2019 prior to August 27, 2019 (the “Second Restatement”). The Third Restatement authorized the Company to issue Series C redeemable convertible preferred stock. The authorization and addition of Series C redeemable convertible preferred stock was the only significant change to the Amended and Restated Certificate of Incorporation.

Redeemable Convertible Preferred Stock and Warrants

The Company’s Redeemable Convertible Preferred Stock as of December 31, 2020 consisted of (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Issuance Price	Net Carrying Value	Aggregate Liquidation Preference
Series A	5,941,109	5,941,109	$0.56	$3,228	$3,321
Series B	12,011,923	10,649,152	1.22848	12,746	13,082
Series C- 1	16,345,688	16,275,688	1.84248	18,398	29,988
Series C- 2	27,137,317	—	—	—	—

	61,436,037	32,865,949		$34,372	$46,391

Under the Third Restatement, dividends accrue, if and when declared by the Board, on the preferred stock at a rate of $0.044725 per share of Series A, $0.09828 per share of Series B, $0.14740 per share of Series C-1 and $0.23584 per share of Series C-2. All dividends are non-cumulative and are payable only upon declaration by the Board of Directors. No dividends can be declared on any other class of stock unless the holders of first Series C, then Series B and then Series A receive all dividends accrued or declared but unpaid. The Company has not declared any dividends.

Liquidation Preferences

In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock shall be entitled to receive ratably, prior and in preference to any distribution of the asset or funds of the Company to the holders of the common stock, an amount equal to the issuance price per share for Series C, Series B, and Series A as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar transactions, plus any accrued and unpaid dividends (the “Liquidation Preference”). If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of the Series C redeemable convertible preferred stock. If any assets remain after distribution to the holders of the Series C redeemable convertible preferred stock, then the assets would be distributed ratably to the holders of the Series B redeemable convertible preferred stock. If any assets remain after distribution to the holders of the Series C and Series B redeemable convertible preferred stock, then the assets would be distributed ratably to the holders of the Series A redeemable convertible preferred stock. A change in control, sale or merger would qualify as a liquidation event.

After payment of the Liquidation Preference to the holders of preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.

Voting Rights

Each holder of each outstanding share of Preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred stock could be converted as of the date of the vote.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder, into the number of shares of Common stock determined by dividing the original issue price for the relevant series by the conversion price for such series.

Redemption Rights

Series B redeemable convertible preferred stock were redeemable at any time, at the option of the holder, after the fifth anniversary from the August 25, 2017 original issuance date, but within ninety days after the receipt of a written request from not less than two thirds of the Series B stockholders. These redemption rights were eliminated with the Third Restatement.

All classes of preferred stock and warrants are not redeemable by the holder except in the event of acquisition, merger, consolidation, or the sale, lease, transfer, exclusive license, or other disposition by the Company or any subsidiary of all or substantially all of the assets of the Company. These events are outside the control of the Company, and therefore the preferred stock have been classified in the mezzanine section of balance sheets.

Future Rights to Purchase Series C-2 Convertible Preferred Stock

The Company’s Series C redeemable convertible preferred stock financing agreement provides additional committed funding of up to $79,999 thousand, through the purchase of up to 27,137,000 shares of Series C-2 redeemable convertible preferred stock based on the completion of certain operational milestones at a predetermined price of $2.94797 per share, to certain Series C-1 Investors.

The Company determined that its obligation to issue, and the Company’s investors’ obligation to purchase shares of Series C-2 redeemable convertible preferred stock at a fixed price represents a freestanding derivative financial instrument (the “Series C-2 Redeemable Convertible Preferred Stock Issuance Right”). The Series C-2 Redeemable Convertible Preferred Stock Issuance Right was initially recorded at fair value and is adjusted to fair value at each reporting date, with the change in fair value recorded as a component of other income and expense in the statement of operations. The Series C-2 Redeemable Convertible Preferred Stock Issuance Right expires in August 2021 and was classified as a noncurrent derivative liability as of December 31, 2020 and 2019.

The Series C-2 Redeemable Convertible Preferred Stock Issuance Right was initially valued at a fair value of $11,379 thousand. The Company recorded a net increase in the liability of $11,532 thousand and $0 for the years ended December 31, 2020 and 2019, respectively, for changes in the estimated fair value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right.

Warrants

The Company periodically issues warrants in conjunction with the issuance of preferred stock or debt. As of December 31, the following warrants were outstanding:

	2020	2019
Common Stock Warrants	305,611	305,611
Series B Preferred Warrants	1,362,771	1,362,771
Series C Preferred Warrants	70,000	—

Total Warrants	1,738,382	1,668,382

The outstanding warrants include Series B redeemable convertible preferred stock warrants issued in the Series B redeemable convertible preferred issuance as well as in conjunction with the Company’s long-term debt, and Series C redeemable convertible preferred stock warrants issued in conjunction with the Company’s long-term debt discussed within Note 8.

The Company’s Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants are liability awards. Refer to Note 13.

The Company’s Series B redeemable convertible preferred stock warrants were issued at exercise prices ranging from $0.001 per share to $1.22 per share. 68,000 shares of Series B redeemable convertible preferred stock warrants have a ten-year exercise period and the remainder do not expire until a significant transaction has occurred, as defined by the warrant purchase agreement. The warrants were fully vested at the issuance date.

The Company’s Series C redeemable convertible preferred stock warrants were issued with a price of $1.84 per share, a life of 10 years and were fully vested at issuance.

The common stock warrants, all issued at a price of $0.001 per share, are recorded at fair value within equity when they were issued in conjunction with the Series B preferred stock issuance. The common stock warrants are fully vested at issuance and do not expire until a significant transaction has occurred, as defined by the warrant purchase agreement.

The warrants were valued using the following assumptions:

	At issuance date
	Common Warrants	Preferred B warrants	Preferred C-1 warrants
Expected volatility	80%	80%	80%
Expected term (in years)	5.00	5.00	3.75
Risk-free interest rate	2.20%	2.20 - 2.73%	0.29%
Dividend yield	0%	0%	0%

	As of December 31, 2020
	Common Warrants	Preferred B warrants	Preferred C-1 warrants
Expected volatility	N/A	80%	80%
Expected term (in years)	N/A	2.00	2.00
Risk-free interest rate	N/A	0.13%	0.13%
Dividend yield	N/A	0%	0%

	As of December 31, 2019
	Common Warrants	Preferred B warrants	Preferred C-1 warrants
Expected volatility	N/A	80%	80%
Expected term (in years)	N/A	4.00	4.00
Risk-free interest rate	N/A	1.66%	1.66%
Dividend yield	N/A	0%	0%

11.	COMMON STOCK

Under the Third Restatement, the Company is authorized to issue 79,000,000 shares of common stock with $0.0001 par value. The holders of common stock are entitled to one vote for each share held.

12.	STOCK-BASED COMPENSATION PLAN

The Company has a 2014 Equity Incentive Plan (the “Plan”) under which it has authorized 10,524,556 shares of common stock to be reserved for grants or sale. The stock awards may be issued as Incentive Stock Options (ISO), Non-statutory Stock Options (NSO), Stock Appreciation Rights, Restricted Stock Awards, or Restricted Stock Unit Awards. Only employees are eligible to receive ISO awards. Employees, directors, and consultants who are providing continuous service to the Company are eligible to receive stock awards other than ISOs.

No Stock Appreciation Rights, Restricted Stock Awards, or Restricted Stock Unit Awards are outstanding as of December 31, 2020 and 2019.

Option prices for incentive stock options are normally set at not less than the fair market value of the Company’s common stock at the date of grant. Employee options generally cliff vest at the end of the first year and then 1/48th over the remaining three years; however, some vesting dates granted under the Plan began prior to the grant date, which accelerated the vesting period for the related options. The Board has the power to accelerate the vesting of options granted. There were no accelerations during fiscal years 2019 and 2020. Options are contingent on continued employment with the Company. Grants expire 10 years from the date of grant.

Shares Available for Future Grant—Shares available for future grant under the Company’s 2014 Plan as of December 31, 2020 and 2019, consist of the following:

	2020	2019
Shares Available for future grant	5,993,465	7,855,010

The Company issues new shares upon a share option exercise or release.

A summary of option activity under the Plan as of December 31, 2020 and 2019 and changes during the years ended December 31, 2020 and 2019 is presented below:

	Options Outstanding
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($‘000s)
Balances as of December 31, 2018	2,238,598	$0.37	8.83	$332
Granted	17,500	$0.45
Exercised	(30,000)	$0.22
Forfeited	(121,875)	$0.45

Balances as of December 31, 2019	2,104,223	$0.37	7.82	$821
Granted	2,221,278	$0.49
Exercised	(74,000)	$0.09
Forfeited	(359,733)	$0.43

Balances as of December 31, 2020	3,891,768	$0.44	8.23	$4,333

Options vested and exercisable - December 31, 2019	1,424,380	$0.34	7.48	$604

Options vested and exercisable - December 31, 2020	1,918,067	$0.39	7.21	$2,215

The aggregate intrinsic value is the fair market value on the reporting date less the exercise price for each option.

The aggregate intrinsic value of the options exercised was $48 thousand and $9 thousand during the years ended December 31, 2020 and 2019, respectively.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes Merton option-pricing model. For options granted during the years ended December 31, 2020, and 2019, respectively, the weighted average estimated fair value using the Black-Scholes Merton option pricing model was $0.65 and $0.36 per option, respectively.

In accordance with ASC 718, the fair value of each option grant has been estimated as of the date of grant using the following weighted average assumptions:

	2020	2019
Risk-free rate	0.93%	2.63%
Expected dividends	—	—
Expected term	6 years	6 years
Expected volatility	71.06%	76.77%

The compensation expense is allocated on a departmental basis, based on the classification of the award holder. The following table presents the amount of stock-based compensation related to stock-based awards to employees on the Company’s statements of loss during the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Research and development	$79	$59
Sales and marketing	47	38
General and administrative	184	78

Total stock-based compensation	$310	$175

As of December 31, 2020, there was approximately $1,193 thousand of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 2.5 years.

13.	FAIR VALUE MEASUREMENTS

The Company follows ASC 820, Fair Value Measurements, which establishes a common definition of fair value to be applied when U.S. GAAP requires the use of fair value, establishes a framework for measuring fair value, and requires certain disclosure about such fair value measurements. The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents and restricted cash:
Money market funds	$3,046	$—	$—	$3,046
Certificate of deposit	—	326	—	326

Total Assets	$3,046	$326	$—	$3,372

Liabilities:
Derivative liabilities	$—	$—	$22,911	$22,911
Warrant liabilities	—	—	3,329	3,329

Total Liabilities	$—	$—	$26,240	$26,240

December 31, 2019
Assets:
Restricted cash:
Certificate of deposit	$—	$529	$—	$529

Total Assets	$—	$529	$—	$529

December 31, 2020	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liabilities	$—	$—	$11,379	$11,379
Warrant liabilities	—	—	1,989	1,989

Total Liabilities	$—	$—	$13,368	$13,368

For fiscal years 2020 and 2019, there were no transfers among Level 1, Level 2, or Level 3 categories. The carrying amounts of the Company’s notes payable, grant receivable and accounts payable approximate their fair values due to their short maturities.

Level 1 Assets:

The Company invests in money market funds that have maturities of 90 days or less. Money market funds are classified as cash equivalents and are recorded at their carrying value, which approximates fair value.

Level 2 Assets:

The Company invests in a certificate of deposit with a maturity of one year from purchase date. The certificate of deposit is classified as restricted cash and is recorded at its carrying value, which approximates fair value.

Level 3 Liabilities:

Warrants

Freestanding warrants to purchase redeemable convertible preferred stock are accounted for as liability awards and recorded at fair value on their initial issuance date and adjusted to fair value at each reporting date, with the change in fair value being recorded in the Statement of Operations and Other Comprehensive Income. The warrants are accounted for as liabilities as the underlying preferred shares are contingently redeemable upon occurrence of a change in control, which is outside the control of the Company.

The Company measures its warrant liabilities using Level 3 unobservable inputs within the Black-Scholes Merton option-pricing model. The Company uses various key assumptions, such as the fair value of redeemable convertible preferred stock Series B and Series C, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on remaining term to a significant event). The Company measures the fair value of the redeemable convertible preferred stock warrants at each reporting date, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded through other expense, net in the statements of operations.

Future Rights to Purchase Series C-2 Redeemable Convertible Preferred Stock

The Company’s Series C Preferred Stock Purchase Agreement provides additional committed funding of up to $79,999 thousand, through the purchase of up to 27,137,000 shares of Series C-2 redeemable convertible preferred stock based on the completion of certain operational milestones at a predetermined price of $2.94797 per share, to certain Series C-1 Investors. This commitment is called the Series C-2 Redeemable Convertible Preferred Stock Issuance Right.

The value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right is determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The fair value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right was determined using a Black-Scholes Merton option-pricing model. The Company utilized key assumptions, such as the fair value of Series C-2 redeemable convertible preferred stock, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. treasury yield, and the expected term (based on the shorter of remaining term to a significant event or expiration date of the purchase right)

The Company measures the fair value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right at each reporting date, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded in the Statements of Operations and Other Comprehensive Income.

2018 Convertible Note Automatic Conversion Rights

In 2018 the Company issued a convertible note payable with a face value of $6,518 thousand with detachable Series B redeemable preferred stock warrants, which contained automatic conversion features upon a change in control, bridge financing or qualified financing in excess of $10,000 thousand. The automatic conversion is called the 2018 Redeemable Note Automatic Conversion Rights.

The value of the 2018 Redeemable Note Automatic Conversion Rights is determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The value of the 2018 Redeemable Note Automatic Conversion Rights were determined using a discounted cash flow model, which takes into account the estimated value of Series C redeemable convertible stock, estimated time to conversion, probability of conversion and the risk-free interest rate based on the U.S. treasury yield. The Company measures the fair value of the 2018 Redeemable Note Automatic Conversion Rights at each reporting date, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded through other expense, net in the Statements of Operations.

The following table sets forth a summary of changes in the fair value of the Company’s level 3 liabilities at fair value on a recurring basis for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Warrant liabilities:
Beginning balance January 1	$1,989	$1,648
Change in fair value	1,296	341
Fair value of warrants issued	44	—

Ending balance December 31	3,329	1,989

2018 Convertible Note Automatic Conversion Rights liability:
Beginning balance January 1	—	9
Change in fair value	—	19
Fair value of derivatives extinguished upon note conversion	—	(28)

Ending balance December 31	—	—

Series C-2 Convertible Preferred Stock Issuance Right liability:
Beginning balance January 1	11,379	—
Change in fair value	11,532	—
Fair value of derivatives issued	—	11,379

Ending balance December 31	22,911	11,379

Total	$26,240	$13,368

14.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2020	2019
Deferred Tax Assets:
Net operating losses	$11,566	$7,365
Tax credit carryforward	47	12
Other	837	513

Deferred tax assets	12,450	7,890
Valuation allowance	(12,450)	(7,890)

Deferred tax assets, net of valuation allowance	$—	$—

ASC Topic 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely and, accordingly, has provided a valuation allowance for fiscal years 2020 and 2019. The valuation allowance increased by $4,560 thousand during the year ended December 31, 2020.

As of December 31, 2020, the Company has federal and state net operating loss carryforwards (“NOL”) of $44,121 thousand and $44,121 thousand, respectively. Of the federal NOL carryforwards, $33,666 thousand do not expire. The remaining federal and state carryforwards will begin to expire in 2032 and 2027, respectively. The Company also has $94 thousand of federal research and development credits that will begin to expire in 2039.

Under Sections 382 and 383 of the Internal Revenue Code (“IRC”) of 1986, as amended, the Company’s NOL and research and development credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceed 50% within any rolling three-year period. The Company has not completed the IRC Sections 382 and 383 analyses regarding the limitation of NOL and credit carryforwards. If a change in ownership was to occur, then the annual limitation may result in the expiration of NOL and credit carryforwards before utilization. If eliminated, the related assets would be removed from the deferred tax assets schedule with a corresponding reduction in the valuation allowance.

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate as follows:

	Years Ended December 31,
	2020	2019
Tax computed at federal statutory rate	21.0%	21.0%
State tax, net of federal tax benefit	3.0	4.4
Stock compensation	(0.2)	(0.2)
Permanent differences	(8.9)	(2.3)
163(I) Interest	—	(0.9)
R&D tax credits	0.1	0.1
Other	—	(0.1)
Valuation allowance	(15.0)	(22.0)

Income tax expense (benefit)	0.0%	0.0%

The changes in the Company’s uncertain tax positions are summarized as follows (in thousands):

Balance as of December 31, 2018	$—
Additions in 2019	12

Balance as of December 31, 2019	12
Additions in 2020	35

Balance as of December 31, 2020	$47

During the years ended December 31, 2020 and 2019, the Company recognized uncertain tax positions of $35 thousand and $12 thousand, respectively, related to a reduction of the research and development credit deferred tax asset. Unrecognized tax benefits may change during the next twelve months for items that arise in the ordinary course of business. The Company does not expect a material change to its unrecognized tax benefits over the next twelve months that would have an adverse effect on its operating results.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company had no accrued interest or penalties related to uncertain tax positions as of December 31, 2019 and 2020.

The Company files federal and certain state income tax returns, which provide varying statutes of limitations on assessments. However, because of NOL carryforwards, substantially all tax years since inception remain open to federal and state tax examination.

15.	DEFINED CONTRIBUTION PLAN

The Company has a 401(k) plan to provide defined contribution retirement benefits for all employees who have completed six months of service. Employees may elect to contribute a portion of their pretax compensation to the 401(k) plan, subject to annual limitations. The Company may make profit-sharing contributions at the discretion of the Board of Directors. Employee contributions are fully always vested. For the years ended December 31, 2020 and 2019, the Company contributed $173 thousand and $35 thousand, respectively.

16.	RELATED PARTY TRANSACTIONS

The Company defines related parties as directors, executive officers, nominees for director, stockholders that have significant influence over the Company, or are a greater than 5% beneficial owner of the Company’s capital and their affiliates or immediate family members.

During the year ended December 31, 2020, the Company hired consultants through one of its Board members to review its technology. The Company paid $31 thousand to the consultants.

In 2018 and 2019, the Company issued convertible notes payable to investors who are also Board members of the Company. During the year ended December 31, 2019, the Company incurred interest expense related to the convertible notes payable in the amount of $499 thousand. Accrued interest on convertible notes payable totaling $615 thousand was converted to equity in August 2019.

17.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 16, 2021, the date the financial statements were available to be issued.

New Lease Facility

The Company entered into a new building lease, which commenced on January 1, 2021, has an initial five-year term plus an option to extend for an additional five years. Following an initial rent abatement period, monthly base rent of $42 thousand per month, plus expenses, begins July 1, 2021. Base rent increases 3% annually beginning on July 1, 2022.

Fourth Restatement of Certificate of Incorporation

On February 26, 2021, the Company amended and restated its certificate of incorporation (the “Fourth Restatement”). This Fourth Amended and Restated Certificate of Incorporation replaces all previous Certificates of Incorporation. See note 10 for details of previous Certificates of Incorporation.

Under the Fourth Restatement, the Company is authorized to issue 79,000,000 shares of common stock with $0.0001 par value.

The Fourth Restatement increased the number of shares of redeemable convertible preferred stock authorized for issuance from 61,436,037 to 62,072,064 with $0.0001 par value, of which 5,941,109 shares are designated as Series A, 12,011,923 shares are designated as Series B, 16,345,688 shares are designated as Series C-1, and the remaining 27,773,344 shares are designated as Series C-2.

Under the Fourth Restatement, dividends, original issue price and liquidation preference remain the same as the Third Restatement.

Sale of Series C-2 Redeemable Convertible Preferred Stock

In March 2021, the Company issued 3,900,988 shares of Series C-2 redeemable convertible preferred stock for $2.94797 per share, totaling $11,500 thousand. In connection with the sale of the Series C-2 redeemable convertible preferred stock, the Company issued warrants to purchase 585,145 shares of Series C-2 redeemable convertible preferred stock. The warrants are exercisable at a price of $0.0001 per share. The purchases of Series C-2 redeemable convertible preferred stock replaced the Series C-2 Redeemable Convertible Purchase Right to 23,236,327 shares.

Merger with ACON S2 Acquisition Corp.

On May 6, 2021, the Company entered into a definitive business combination agreement with ACON, a special purpose acquisition company (“SPAC”). The merger is valued at $1.07 billion and is projected to provide $465,000 thousand net cash. The transaction is expected to close in the latter half of 2021.

Amendment to Series C-2 Redeemable Convertible Preferred Stock Purchase Right

On May 7, 2021, the Company amended its Series C-2 Preferred Stock Purchase Agreement And Amendment To Series C Preferred Stock Purchase Agreement. Under the terms of the amended agreement, in conjunction with a successful SPAC merger with ACON, two existing investors will purchase 5,427,464 additional shares of Series C-2 redeemable convertible preferred stock and will receive warrants to purchase 14,364,207 shares of Series C-2 redeemable convertible preferred stock with an exercise price of $.0001 per share in exchange for $16,000 thousand. The Series C-2 Redeemable Convertible Purchase Right will be eliminated in the event of the successful SPAC merger. If the SPAC merger is unsuccessful, then the two investors’ rights under the Series C-2 Redeemable Convertible Purchase Right from the Series C Preferred Stock Purchase Agreement dated August 28, 2019 will be restored.

ESS Tech, Inc.

Unaudited Condensed Financial Statements as of and for

the Three Months Ended March 31, 2021 and 2020

ESS TECH, INC.

ESS Tech, Inc.

Condensed Balance Sheets

(In thousands, except share data)

	As of
	March 31, 2021	December 31,
	(Unaudited)	2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,163	$4,901
Restricted cash	1,167	1,167
Prepaid expenses and other current assets	1,087	793

Total current assets	12,417	6,861
Property and equipment, net	1,861	1,836
Restricted cash	326	326

TOTAL ASSETS	$14,604	$9,023

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$758	$522
Accrued and other current liabilities	3,759	2,194
Notes payable	5,601	5,678

Total current liabilities	10,118	8,394

Notes payable	14	19
Customer deposits	2,364	2,258
Derivative liabilities	137,900	22,911
Warrant liabilities	16,495	3,329

Total liabilities	166,891	36,911

COMMITMENTS AND CONTINGENCIES (NOTE 5)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Redeemable convertible preferred stock ($0.0001 par value, 62,072,064 and 61,436,037 shares authorized, 36,807,955 and 32,865,949 shares issued and outstanding, liquidation preferences of $58,007 and $46,391 as of March 31, 2021 and December 31, 2020, respectively)	64,244	34,372

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value; 79,000,000 shares authorized as of March 31, 2021 and December 31, 2020 8,749,959 and 7,134,668 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively)	1	1
Common stock warrants	153	153
Additional paid-in capital	1,726	1,079
Accumulated deficit	(218,411)	(63,493)

Total stockholders’ deficit	(216,531)	(62,260)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$14,604	$9,023

See accompanying notes to unaudited, interim financial statements

ESS Tech, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Operating expenses
Research and development	$5,652	$2,530
Sales and marketing	512	325
General and administrative	2,120	699

Total operating expenses	8,284	3,554

Loss from operations	(8,284)	(3,554)

Other income (expense):
Interest expense, net	(57)	(18)
Gain (loss) on revaluation of warrant liabilities	(8,426)	44
Gain (loss) on revaluation of derivative liabilities	(138,141)	2,355
Other expense, net	(10)	(62)

Total other income (expense)	(146,634)	2,319

Net loss and comprehensive loss	$(154,918)	$(1,235)

Net loss per share—basic and diluted	$(19.93)	$(0.17)

Shares used in per share calculation—basic and diluted	7,774,968	7,095,335

See accompanying notes to unaudited, interim financial statements

ESS Tech, Inc.

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited, in thousands, except share data)

	Three Months Ended March 31, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Common Stock Warrants	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	32,865,949	$34,372	7,060,668	$1	$153	$762	$(33,074)	$(32,158)
Stock options exercised	—	—	40,000	—	—	6	—	6
Stock-based compensation expense	—	—	—	—	—	110	—	110
Net loss	—	—	—	—	—	—	(1,235)	(1,235)

Balance as of March 31, 2020	32,865,949	$34,372	7,100,668	$1	$153	$878	$(34,309)	$(33,277)

	Three Months Ended March 31, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Common Stock Warrants	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	32,865,949	$34,372	7,134,668	$1	$153	$1,079	$(63,493)	$(62,260)
Issuance of Series C-2 Redeemable Convertible Preferred Stock	3,900,988	29,516	—	—	—	—	—	—
Stock options exercised	—	—	1,615,291	—	—	518	—	518
Warrants exercised	41,018	356	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	129	—	129
Net loss	—	—	—	—	—	—	(154,918)	(154,918)

Balance as of March 31, 2021	36,807,955	$64,244	8,749,959	$1	$153	$1,726	$(218,411)	$(216,531)

See accompanying notes to unaudited, interim financial statements

ESS Tech, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	For three months ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(154,918)	$(1,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	130	94
Non-cash interest expense	21	21
Stock-based compensation expense	129	110
Loss on extinguishment of debt	—	62
Change in fair value of warrant liabilities	8,426	(44)
Change in fair value of derivative liabilities	138,141	(2,355)

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(294)	143
Accounts payable	236	(63)
Accrued and other current liabilities	1,540	(193)
Customer deposits	106	—

Net cash used in operating activities	(6,483)	(3,460)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(133)	(73)

Net cash used in investing activities	(133)	(73)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(101)	(94)
Proceeds from sale of redeemable convertible preferred stock, net of issuance costs	11,461	—
Borrowing on notes payable, net of debt issuance cost	—	4,000
Proceeds from stock options exercised	518	6

Net cash provided by financing activities	11,878	3,912

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,262	379
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	6,394	18,819

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$11,656	$19,198

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION:
Cash paid during the year for:
Interest	$32	$10
Non-cash investing and financing transactions:
Property and equipment purchases financed with term loan	$—	$52
Non-cash extinguishment of derivative liabilities upon sale of Series C-2 redeemable convertible preferred stock, net of amount allocated to warrants	$18,055	$—
Non-cash extinguishment of warrant liabilities upon exercise of Series B and Series C-2 redeemable convertible preferred stock warrants	$356	$—
Purchase of property and equipment included in accounts payable and accrued and other current liabilities	$22	$76

Cash and cash equivalents	$10,163	$18,668
Restricted cash, current	1,167	—
Restricted cash, non-current	326	530

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$11,656	$19,198

See accompanying notes to unaudited, interim financial statements

ESS TECH, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

ESS Tech, Inc. (the “Company”) was founded as Energy Storage Systems, LLC in Portland, Oregon in 2011. The Company converted to a Delaware corporation and changed its name to ESS Tech, Inc. in 2014. The Company does not have any subsidiaries.

The Company develops long-duration iron flow batteries for commercial and utility-scale energy storage applications requiring four or more hours of flexible energy capacity. The Company’s products are designed for a 25-year operating life without performance degradation, with minimal annual operations and maintenance requirements.

The Company is in the research and development phase. Its product is still being developed and does not yet meet standard specifications to be sold (“Commercially Available”).

Basis of presentation

The accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2020. The condensed balance sheet as of December 31, 2020, included herein, was derived from the audited financial statements of the Company as of that date.

The unaudited condensed financial statements, in the opinion of management, reflect all adjustments necessary to present fairly the Company’s financial position as of March 31, 2021 and the Company’s results of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit activities, and the cash flows for the three months ended March 31, 2021 and 2020. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any interim period or for any other future year.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company is keeping its election to be able to defer the adoption of a new or revised standard at the time private companies are required to adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Going concern

In connection with preparing financial statements for each interim and annual reporting period, the Company evaluates whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date on which the financial statements are issued in accordance with FASB Accounting Standards Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As of March 31, 2021, the Company had approximately $10,163 thousand in cash and cash equivalents, which included $11,461 thousand of net proceeds received from the sale of Series C-2 redeemable convertible preferred stock in March 2021 (see Note 6). As of December 31, 2020, the Company had approximately $4,901 thousand of cash. As also reflected in the financial statements, the Company had an accumulated deficit on March 31, 2021 and December 31, 2020 and has had recurring net losses and net cash used in operating activities for the reporting periods then ended. These factors coupled with the available cash on hand compared to management’s operating plan raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern, other than the reclassification of notes payable, non-current and the related debt issuance costs to current liabilities. The principal payments and accrued interest due under the notes payable agreements have been classified as current liabilities as of March 31, 2021 and December 31, 2020 due to the considerations discussed above and the assessment that the material adverse change clause under the notes payable agreements is not within the Company’s control. The Company has not been notified of an event of default by the Lenders as of the date of issuance of these financial statements.

The Company’s plan is to seek additional funding through the completion of a business combination with ACON S2 Acquisition Corp. (“ACON”) (see Note 10). At this time, the Company is focused on completing the business combination with ACON, which is subject to the approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission and other customary closing conditions, and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the business combination with ACON, then the Company would have to pursue a secondary course of action to seek additional capital through other debt and equity financings.

If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, then the Company will not have sufficient cash flows and liquidity to fund its planned business operations for the year following the date the unaudited condensed financial statements were available to be issued, as of June 21, 2021. There can be no assurances that the Company will be able to complete the business combination, or that in the event that the business combination does not take place, the Company will be able to secure alternate forms of financing at terms that are acceptable to management, if at all. If the Company is unable to raise additional capital when required or on acceptable terms, or unable to continue as a going concern, then the Company may be required to scale back or discontinue development of its product, reduce headcount, file for bankruptcy, reorganize, merge with another entity, cease operations, and/or stockholders may lose all or part of their investment in the Company’s stock.

Segment information

The Company has determined that its Chief Executive Officer (“CEO”) is its chief operating decision maker (“CODM”). The CEO reviews financial information presented for purposes of assessing performance and making decisions on how to allocate resources. The Company has determined that it operates in a single reportable segment.

All the Company’s operations and long-lived assets were attributable to operations in the United States as of March 31, 2021 and December 31, 2020.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting periods. Such estimates relate to, among others, the useful lives and assessment of recoverability of property and equipment, deferred tax assets valuation, determination of the fair value of the Company’s common and preferred stock, warrant liabilities, Series C-2 Redeemable Convertible Preferred Stock Issuance Right, as well as other accruals. These estimates are based on historical trends, market pricing, current events and other relevant assumptions and data points. Actual results could differ from those estimates and such differences may be material to the financial statements.

Significant Risks and Uncertainties

The Company is subject to those risks common in the technology industry and also those risks common to early-stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products, technological obsolescence, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.

COVID-19 presents material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results.

Concentration of Supply Chain Risk

The Company uses various raw materials and components that are critical to the future manufacturing of its energy storage solutions. Suppliers must undergo a qualification process, which typically requires four to twelve months to complete. The Company does not know whether it will be able to maintain long-term supply relationships with its critical suppliers, or secure new long-term supply relationships on terms that will allow it to achieve its objectives, if at all. A supplier’s failure to develop and supply components in a timely manner or to supply components that meet the Company’s quality, quantity, cost requirements or technical specifications, or the Company’s inability to source these components from alternative providers on a timely basis or on terms acceptable to the Company could each harm the Company’s ability to manufacture its energy storage solutions at the time when its products are commercially ready. In addition, to the extent the processes that the Company’s suppliers use to manufacture components are proprietary, the Company may be unable to obtain comparable components from alternative suppliers, all of which could harm the Company’s business prospects, results of operations and financial condition.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and restricted cash. The Company’s cash and cash equivalents include cash in bank accounts and a money market account. The Company’s restricted cash includes a certificate of deposit and performance and payment bond. Deposits held with banks may exceed the amount of insurance provided on such deposits.

Significant Accounting Policies

There have been no material changes in the significant accounting policies described in our Audited Financial Statements as of and for the year ended December 31, 2020.

Accounting Standards Pending Adoption

In February 2016, the Financial Accounting Standards Board (“FASB”) issued No. ASU 2016-02, Leases (Topic 842), which superseded previous guidance related to accounting for leases. This new guidance requires lessees to recognize most leases on their balance sheets as lease right-of-use assets with corresponding lease liabilities and eliminates certain real estate-specific provisions. In July 2020, the FASB issued ASU No. 2020-11, Leases (Topic 842). The ASU provides an optional transition method that entities can use when adopting the new standard and a practical expedient that permits lessors to not separate non-lease components from the associated lease component if certain conditions are met. The new standard is effective for fiscal quarter beginning after December 15, 2021, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures and expects the impact will be material to the Balance Sheet.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with a forward-looking expected credit loss model which will result in earlier recognition of credit losses. ASU 2016-13 is effective for nonpublic entities for fiscal quarters beginning after December 15, 2022, and interim periods within those fiscal quarter. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

In December 2020, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes. ASU 2019-12 is effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other companies, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard will have on its financial statements and related disclosures.

2.	CUSTOMER DEPOSITS

The Company is in the research and development phase. Its product is still being developed and does not yet meet standard specifications. As such and while the Company has entered into contracts with customers for shipment of pilot units, no revenue was recognized for the three months ended March 31, 2021 and 2020 and revenue recognition will be deferred until the Company’s product meets such specifications and control of the goods has been transferred to the customer. The following table is a rollforward of customer deposits balances as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Customer deposits, beginning balance	$2,258	$2,207
Additions	106	506
Cancellations	—	(455)

Customer deposits, ending balance	$2,364	$2,258

3.	LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common shareholders (in thousands, except per share data):

	Three Months Ended March 31,
	2021	2020
Net loss	$(154,918)	$(1,235)

Weighted-average shares outstanding – Basic and Diluted	7,774,968	7,095,335

Net loss per share – Basic and Diluted	$(19.93)	$(0.17)

There is no common stock, warrants and preferred stock that were dilutive for the three months ended March 31, 2021 and 2020. Due to net losses for the three months ended March 31, 2021 and 2020, basic and diluted net loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive. The following outstanding balances of common share equivalent securities have been excluded from the calculation of diluted weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

	Three Months Ended March 31,
	2021	2020
Stock options	2,973,353	3,055,375
Redeemable convertible preferred stock	36,807,955	32,865,949
Warrants	2,282,509	1,738,382

	42,063,817	37,659,706

4.	BORROWINGS

Long term debt consists of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Notes payable	$4,679	$4,761
PPP loan	936	936

Total notes payable	5,615	5,697
Less current portion of notes payable	5,601	5,678

Long-term notes payable, net of current portion	$14	$19

Term Loan for Equipment

In September 2019, the Company financed a scanner purchase for $79 thousand. The loan term was 24 months and the interest rate was 6.9%. In March 2020, the Company financed a machine tool purchased for $50 thousand. The loan term was 36 months and the interest rate was 8.1%. Both loans’ principal and interest are payable on a monthly basis. The term loans’ balance as of March 31, 2021 and December 31, 2020 were $48 thousand and $67 thousand, respectively.

Payroll Protection Program Loan

On April 19, 2020, the Company entered into an unsecured promissory note under the Payroll Protection Program (“the PPP Loan”) with a bank under the PPP administered by the United States Small Business Administration (“SBA”). The principal amount of the PPP Loan is $936 thousand. The PPP Loan bears interest of 1.0% per annum and was disbursed to the Company on April 20, 2020. The PPP Loan has a maturity date of April 20, 2022. Under the terms of the PPP, the Company can apply for, and be granted, forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined based on the use of the loan proceeds for eligible purposes within the first twenty-four weeks from the loan date. If at least 60% of the loan proceeds is used for payroll costs, then the entire loan will be forgiven. The remaining 40% of the loan proceed can be used for mortgage interest, rent, utility costs and the maintenance of employee and compensation levels.

The Company can apply for loan forgiveness during the two-year loan period from April 19, 2020 to April 18, 2022. However, if the Company does not receive forgiveness by August 4, 2021, then the Company will have to start making loan payments. The Company intends to file for forgiveness prior to the completion of the Merger (see Note 10).

The Company’s event of default on its notes payable (see “Notes Payable” section below) resulted in a cross-default on the PPP Loan. The PPP Loan may be called by the Lender and be due and payable immediately.

Notes Payable

In 2018, the Company entered into a $1,000 thousand note payable with a bank that is secured by all property of the Company, except for its intellectual property. The original maturity date of the note was July 1, 2021 but was modified and extended to January 1, 2022 under a Deferral Agreement (“Deferral Agreement”) entered into in April 2020.

In March 2020, the Company amended the note payable and borrowed an additional $4,000 thousand. The additional $4,000 thousand borrowing changed the present value of cash flows by more than 10% and, as such, was treated as a debt extinguishment. The Company recognized a $62 thousand loss on extinguishment of debt for the year ended December 31, 2020. The Company’s notes payable was recorded at fair value as part of the extinguishment. The $4,000 thousand note payable’s original maturity date was January 1, 2023 but was modified and extended to July 1, 2023 under the Deferral Agreement.

The Company accounted for the Deferral Agreement, extending the maturity of the notes payable, as a debt modification based on an analysis of cash flows before and after the debt modification.

The notes payable bear interest at 0.50% below the bank’s prime rate as of March 31, 2021 and December 31, 2020 (2.75% interest rate on March 31, 2021 and December 31, 2020). The Company makes monthly interest and principal payments on the notes payable based on the schedule defined in the agreement.

In conjunction with the notes payable, the Company issued 68,000 shares of Series B redeemable convertible preferred stock warrants and 70,000 shares of Series C redeemable convertible preferred stock warrants in July 2018 and March 2020, respectively. The Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants have exercise prices of $1.42 per share and $1.84 per share, respectively, and expire 10 years after issuance. The fair values of the Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants were $55 thousand and $44 thousand, respectively, at the time of issuance. The fair value of the Series B redeemable convertible preferred stock warrants was initially recorded as a reduction of the value of the notes payable and was amortized over the term of the loan as interest expense using the effective interest method. Unamortized Series B redeemable convertible preferred stock warrants were treated as a component of loss on extinguishment of debt. The Series C redeemable convertible preferred stock warrants were issued in conjunction with the additional $4,000 thousand borrowing and were a component of the loss on extinguishment of debt. Interest expense of $0 and $4 thousand were recognized related to the amortization of warrants issued in conjunction with the notes payable for the three months ended March 31, 2021 and 2020, respectively.

The audit opinion as of and for the year ended December 31, 2020 financial statements contained a going concern explanatory paragraph. Under the notes payable loan agreement, a going concern opinion with respect to the Company’s audited financial statements is a material adverse change resulting in an event of default. In accordance with a subjective acceleration clause, the Lender may elect to accelerate $4,500 thousand of the Company’s existing indebtedness as of March 31, 2021 to be immediately due and payable. The event of default would also accelerate the $945 thousand in principal and interest due on the PPP Loan because of the cross-default provisions. The Company does not currently have sufficient liquidity to repay all its outstanding debt in full if such debt is accelerated. The Company has classified the notes payable and PPP Loan as current liabilities in the financial statements as of March 31, 2021 and December 31, 2020 due to the considerations discussed above and the assessment that the material adverse change clause under the notes payable and PPP Loan agreements is not within the Company’s control. The Company has not been notified of an event of default by the Lenders as of the date of issuance of these financial statements.

5.	COMMITMENTS AND CONTINGENCIES

The Company, from time to time, is made a party to various claims, legal actions, and complaints arising in the ordinary course of business. The Company is not aware of any legal proceedings or other claims, legal actions, or complaints through the date of issuance of these financial statements.

As of March 31, 2021, and December 31, 2020, the Company had a standby letter of credit with First Republic Bank totaling $725 thousand for security of its operating lease of office and manufacturing space in Wilsonville, Oregon. The letter of credit is fully secured by restricted certificate of deposit accounts. There were no draws against the letter of credit during the three months ended March 31, 2021 and 2020.

The Company purchases materials from several suppliers and has entered into agreements with various contract manufacturers, which include cancelable and noncancelable purchase commitments.

As of March 31, 2021 and December 31, 2020, total unfulfilled noncancelable purchase commitments were $3,743 thousand and $3,410 thousand, respectively. In addition, total unfulfilled cancellable purchase commitments amounted to $1,126 thousand and $787 thousand as of March 31, 2021 and December 31, 2020, respectively. These purchase commitments were not recorded in the financial statements.

6.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

On February 26, 2021, the Company amended and restated its Certificate of Incorporation (the “Fourth Restatement”). The Fourth Restatement replaces all previous Certificates of Incorporation.

Under the Fourth Restatement, the Company is authorized to issue 79,000,000 shares of common stock with $0.0001 par value. The holders of common stock are entitled to one vote for each share held.

The Fourth Restatement increased the number of shares of preferred stock authorized for issuance from 61,436,037 to 62,072,064 with $0.0001 par value.

The Company’s Redeemable Convertible Preferred Stock as of March 31, 2021 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Issuance Price	Net Carrying Value	Aggregate Liquidation Preference
Series A	5,941,109	5,941,109	$0.56	$3,228	$3,321
Series B	12,011,923	10,652,009	1.23	12,770	13,086
Series C-1	16,345,688	16,275,688	1.84	18,398	29,988
Series C-2	27,773,344	3,939,149	2.95	29,848	11,612

	62,072,064	36,807,955		$64,244	$58,007

Sale of Series C-2 Redeemable Convertible Preferred Stock

In March 2021, the Company issued 3,900,988 shares of Series C-2 redeemable convertible preferred stock for $2.94797 per share, totaling $11,500 thousand. The Company incurred $39 thousand in costs associated with the issuance. In connection with the sale of the Series C-2 redeemable convertible preferred stock, the Company issued warrants to purchase 585,145 shares of Series C-2 redeemable convertible preferred stock and extinguished a portion of the C-2 Purchase Right for 3,900,988 shares. The warrants are exercisable at a price of $0.0001 per share. The extinguishment of a portion of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right reduced the Company’s derivative liabilities and increased the amount attributable to the issuance by $23,152 thousand. Total transaction value of $34,613 thousand were allocated to the Series C-2 redeemable convertible preferred stock and warrants in the amounts of $29,516 thousand and $5,097 thousand, respectively.

Warrants

The Company periodically issues warrants in conjunction with the issuance of preferred stock or debt. As of March 31, 2021 and December 31, 2020, the following warrants were outstanding:

	March 31, 2021	December 31, 2020
Common Stock Warrants	305,611	305,611
Series B Preferred Warrants	1,359,914	1,362,771
Series C Preferred Warrants	616,984	70,000

Total Warrants	2,282,509	1,738,382

The outstanding warrants include Series C redeemable convertible preferred stock warrants and Series B redeemable convertible preferred stock warrants issued in conjunction with the Company’s long-term debt discussed within Note 4.

The Company’s Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants are liability classified awards.

The Company’s Series B redeemable convertible preferred stock warrants were issued at exercise prices ranging from $0.001 per share to $1.42 per share. 68,000 shares of Series B redeemable convertible preferred stock warrants have a ten-year exercise period and the remainder do not expire until a significant transaction has occurred, as defined by the Warrant Purchase Agreement. The warrants were fully vested at the issuance date.

The Company’s Series C redeemable convertible preferred stock warrants were issued with prices ranging from $0.0001 to $1.84 per share, a life of 10 years and were fully vested at issuance.

The common stock warrants, all issued at a price of $.001 per share, are recorded at fair value within equity. The common stock warrants are fully vested at issuance and do not expire until a significant transaction has occurred, as defined by the Warrant Purchase Agreement.

The warrants were valued using the following assumptions:

	As of March 31, 2021
	Common Stock Warrants	Series B Preferred warrants	Series C-1 Preferred warrants	Series C-2 Preferred warrants
Expected volatility	N/A	80%	80%	80%
Expected term (in years)	N/A	2	2	2
Risk-free interest rate	N/A	0.16%	0.16%	0.16%
Dividend yield	N/A	0%	0%	0%

	As of December 31, 2020
	Common Stock Warrants	Series B Preferred warrants	Series C-1 Preferred warrants	Series C-2 Preferred warrants
Expected volatility	N/A	80%	80%	N/A
Expected term (in years)	N/A	2	2	N/A
Risk-free interest rate	N/A	0.13%	0.13%	N/A
Dividend yield	N/A	0%	0%	N/A

7.	STOCK-BASED COMPENSATION PLAN

The Company has a 2014 Equity Incentive Plan (the “Plan”) under which it has authorized 10,524,556 shares of common stock to be reserved for grants or sale. The stock awards may be issued as Incentive Stock Options (“ISO”), Non-statutory Stock Options (“NSO”), Stock Appreciation Rights, Restricted Stock Awards, or Restricted Stock Unit Awards. Only employees are eligible to receive ISO awards. Employees, directors, and consultants who are providing continuous service to the Company are eligible to receive stock awards other than ISOs.

No Stock Appreciation Rights, Restricted Stock Awards, or Restricted Stock Unit Awards are outstanding as of March 31, 2021 and December 31, 2020.

Option prices for ISOs are normally set at not less than the fair market value of the Company’s common stock at the date of grant. Employee options generally cliff vest at the end of the first year and then 1/48th over the remaining three years; however, some vesting dates granted under the Plan began prior to the grant date, which accelerated the vesting period for the related options. The Board has the power to accelerate the vesting of options granted. There were no accelerations during the three months ended March 31, 2021 and 2020. Options are contingent on continued employment with the Company. Grants expire 10 years from the date of grant.

A summary of option activity under the Plan as of March 31, 2021 and changes during the three months ended March 31, 2021 is presented below:

	Options Outstanding
	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic values ($’000s)
Balances as of December 31, 2020	3,891,768	$0.44	8.23	$4,333
Granted	740,000	$0.79
Exercised	(1,615,291)	$0.40
Forfeited	(43,124)	$0.46

Balances as of March 31, 2021	2,973,353	$0.55	8.99	$19,874

Options vested and exercisable-March 31, 2021	473,445	$0.41	7.44	$3,231

In accordance with Accounting Standards Codification (ASC) 718, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes Merton option-pricing model based on the following weighted average assumptions:

	Three Months Ended March 31,
	2021	2020
Risk-free rate	0.75%	1.67%
Expected dividends	—	—
Expected term	6 years	6 years
Expected volatility	74.80%	67.85%

The compensation expense is allocated on a departmental basis, based on the classification of the award holder. The following table presents the amount of stock-based compensation related to stock-based awards to employees on the Company’s Statements of Operations and Other Comprehensive Income (in thousands):

	Three Months Ended March 31,
	2021	2020
Research and development	$64	$14
Sales and marketing	16	10
General and administrative	49	86

Total stock-based compensation	$129	$110

8.	FAIR VALUE MEASUREMENTS

The Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Level 1	Level 2	Level 3	Total
March 31, 2021
Assets:
Cash equivalents and restricted cash:
Money market funds	$9,172	$—	$—	$9,172
Certificate of deposit	—	326	—	326

Total Assets	$9,172	$326	$—	$9,498

Liabilities:
Derivative liabilities	$—	$—	$137,900	$137,900
Warrant liabilities	—	—	16,495	16,495

Total Liabilities	$—	$—	$154,395	$154,395

December 31, 2020
Assets:
Cash equivalents and restricted cash:
Money market funds	$3,046	$—	$—	$3,046
Certificate of deposit	—	326	—	326

Total Assets	$3,046	$326	$—	$3,372

Liabilities:
Derivative liabilities	$—	$—	$22,911	$22,911
Warrant liabilities	—	—	$3,329	3,329

Total Liabilities	$—	$—	$26,240	$26,240

For the three months ended March 31, 2021 and 2020, there were no transfers between levels in the fair value hierarchy. The carrying amounts of the Company’s notes payable and accounts payable approximate their fair values due to their short maturities.

Level 1 Assets:

The Company invests in money market funds that have maturities of 90 days or less. The money market funds are classified as cash equivalents and are recorded at their carrying value, which approximates fair value.

Level 2 Assets:

The Company invests in a certificate of deposit with a maturity of one year from purchase date. The certificate of deposit is classified as restricted cash and recorded at its carrying value, which approximates fair value.

Level 3 Liabilities:

Warrants

Freestanding warrants to purchase Redeemable Convertible Preferred Stock are accounted for as liability awards and recorded at fair value on their issuance date and adjusted to fair value at each reporting date, with the change in fair value being recorded as a component of other income (expense). The warrants are accounted for as liabilities as the underlying shares of Preferred Stock are contingently redeemable upon occurrence of a change in control, which is outside the control of the Company.

The Company measures its warrant liabilities using Level 3 unobservable inputs within the Black-Scholes Merton option-pricing model. The Company uses various key assumptions, such as the fair value of Series B redeemable convertible preferred stock warrants and Series C redeemable convertible preferred stock warrants, the volatility of peer companies’ stock prices, the risk-free interest rate based on the U.S. Treasury yield, and the expected term (based on remaining term to a significant event for Series B redeemable convertible preferred stock warrants and remaining contractual term for Series C redeemable convertible preferred stock warrants). The Company measures the fair value of the redeemable convertible Preferred Stock warrants at each reporting date, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded through other expense, net in the Statements of Operations and Comprehensive Loss.

Future Rights to Purchase Series C-2 Redeemable Convertible Preferred Stock

The Company’s Series C Redeemable Convertible Preferred Stock financing agreement provides additional committed funding of up to $68,500 thousand, through the purchase of up to 23,236,327 shares of Series C-2 Redeemable Convertible Preferred Stock based on the completion of certain operational milestones at a predetermined price of $2.94797 per share as of March 31, 2021, from certain Series C-1 Investors (“Series C-2 Redeemable Convertible Preferred Stock Issuance Right”). See discussion within Note 6 of the portion of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right extinguished during the quarter ending March 31, 2021.

The value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right is determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The fair value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right was determined using a discounted cash flow model, which takes into account the estimated value of Series C-2 stock, estimated time to purchase, probability of purchase and the risk-free interest rate based on the U.S. treasury yield. The Company measures the fair value of the Series C-2 Redeemable Convertible Preferred Stock Issuance Right at each reporting date, with subsequent gains and losses from remeasurement of Level 3 financial liabilities recorded through other expense, net in the Statements of Operations and Comprehensive Loss.

The following table sets forth a summary of changes in the fair value of the Company’s level 3 liabilities at fair value on a recurring basis (in thousands):

	Three Months Ended March 31,
	2021	2020
Warrant liabilities:
Beginning balance December 31	$3,329	$1,989
Change in fair value	8,426	(44)
Fair value of warrants issued	5,096	44
Fair value of warrants exercised	(356)	—

Ending balance March 31	16,495	1,989

Series C-2 Convertible Preferred Stock Issuance Right liability:
Beginning balance December 31	22,911	11,379
Change in fair value	138,141	(2,355)
Fair value of derivatives extinguished	(23,152)	—

Ending balance March 31	137,900	9,024

Total	$154,395	$11,013

9.	INCOME TAXES

The Company did not record a tax provision for the three months ended March 31, 2021 and 2020, respectively, due to the losses, and accordingly, has recorded a valuation allowance against substantially all of the Company’s net deferred tax assets. The Company provides for a valuation allowance when it is more likely than not that some portion of, or all of the Company’s deferred tax assets will not be realized. Due to the Company’s history of losses, the Company determined that it is not more likely than not to realize its deferred tax assets.

10.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 21, 2021, the date the financial statements were available to be issued.

Merger with ACON S2 Acquisition Corp.

On May 6, 2021, the Company entered into a definitive business combination agreement with ACON, a special purpose acquisition company (“SPAC”). The merger is valued at $1.07 billion and is projected to provide $465,000 thousand net cash. The transaction is expected to close in the latter half of 2021.

Amendment to Series C-2 Redeemable Convertible Preferred Stock Purchase Right

On May 7, 2021, the Company amended its Series C-2 Preferred Stock Purchase Agreement and Amendment to Series C Preferred Stock Purchase Agreement. Under the terms of the amended agreement, in conjunction with a successful SPAC merger with ACON, two existing investors will purchase 5,427,464 additional shares of Series C-2 redeemable convertible preferred stock and will receive warrants to purchase 14,364,207 shares of Series C-2 redeemable convertible preferred stock with an exercise price of $.0001 per share in exchange for $16,000 thousand. The Series C-2 Redeemable Convertible Purchase Right will be eliminated in the event of the successful SPAC merger. If the SPAC merger is unsuccessful, then the two investors’ rights under the Series C-2 Redeemable Convertible Purchase Right from the Series C Preferred Stock Purchase Agreement dated August 28, 2019 will be restored.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

ACON S2 Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of ACON S2 Acquisition Corp (the “Company”) as of December 31, 2020, the related statements of operations, shareholders’ equity and cash flows for the period from July 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020 have been restated.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, New York

March 31, 2021, except for the effects of the restatement discussed in Notes 2, as to which date is May 24, 2021

ACON S2 ACQUISITION CORP.

BALANCE SHEET

December 31, 2020

(As Restated)

Assets
Current assets:
Cash	$470,073
Prepaid expenses	215,972

Total current assets	686,045

Other assets	136,991
Investments held in Trust Account	250,004,454

Total Assets	$250,827,490

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$99,107
Accrued expenses—related party	40,000

Total current Liabilities	139,107
Deferred underwriting commissions	8,750,000

Derivative warrant liabilities	21,354,400

Total Liabilities	30,243,507
Commitments and Contingencies
Class A ordinary shares; 21,558,398 shares subject to possible redemption at $10.00 per share	215,583,980
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,441,602 shares issued and outstanding (excluding 21,558,398 shares subject to possible redemption)	344
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	8,293,299
Accumulated deficit	(3,294,265)

Total Shareholders’ Equity	5,000,003

Total Liabilities and Shareholders’ Equity	$250,827,490

The accompanying notes are an integral part of these financial statements.

ACON S2 ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 21, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

General and administrative expenses	$708,829

Loss from operations	(708,829)

Other income

Change in fair value of derivative warrant liabilities	(1,854,400)

Financing costs – derivative warrant liabilities	(735,490)
Gain on marketable securities (net) and dividends held in Trust Account	4,454

Total other income	(2,585,436)

Net income	$(3,294,265)

Weighted average ordinary shares outstanding of Redeemable Class A, basic and diluted	21,719,426

Basic and diluted net income per share, Redeemable Class A ordinary shares	$—

Weighted average ordinary shares outstanding of Non-Redeemable Class A and Class B, basic and diluted	8,310,766

Basic and diluted net loss per share, Non-Redeemable Class A and Class B ordinary shares	$(0.40)

The accompanying notes are an integral part of these financial statements.

ACON S2 ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 21, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—July 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of units in initial public offering, gross	25,000,000	2,500	—	—	237,497,500	—	237,500,000
Offering costs	—	—	—	—	(13,646,752)	—	(13,646,752)
Forfeiture of Class B ordinary shares	—	—	(937,500)	(94)	94	—	—
Shares subject to possible redemption	(21,558,398)	(2,156)	—	—	(215,581,824)	—	(215,583,980)
Net loss	—	—	—	—	—	(3,294,265)	(3,294,265)

Balance—December 31, 2020	3,441,602	$344	$6,250,000	$625	$8,293,299	$(3,294,265)	$5,000,003

The accompanying notes are an integral part of these financial statements.

ACON S2 ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 21, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(3,294,265)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	16,000
Gain on marketable securities,(net) and dividends held in Trust Account	(4,454)
Change in fair value of derivative warrant liabilities	1,854,400
Financing costs—derivative warrant liabilities	735,490
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(352,963)
Accrued expenses	29,107
Accrued expenses—related party	40,000

Net cash used in operating activities	(976,685)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(250,000,000)

Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	25,000
Repayment of note payable to related party	(111,542)
Proceeds received from initial public offering, gross	250,000,000
Proceeds received from private placement	7,000,000
Offering costs paid	(5,466,700)

Net cash provided by financing activities	251,446,758

Net increase in cash	470,073
Cash—beginning of the period	—

Cash—ending of the period	$470,073

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$9,000
Offering costs included in accrued expenses	$70,000
Offering costs included in note payable—related party	$86,542
Deferred underwriting commissions	$8,750,000
Initial value of Class A ordinary shares subject to possible redemption	$218,124,750
Change in value of Class A ordinary shares subject to possible redemption	$(2,540,770)
Forfeiture of Class B ordinary shares	$94

The accompanying notes are an integral part of these financial statements.

ACON S2 ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

ACON S2 Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 21, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). While the Company may pursue a Business Combination opportunity in any business, industry, sector or geographical location, management intends to initially focus the search on identifying a prospective target business that employs a strategic approach to sustainability; that is, a business whose pursuit of sustainability—environmental, social and/or economic—is core to driving its performance and success. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from July 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below , and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ACON S2 Sponsor, L.L.C., a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 7). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option expired unexercised on October 31, 2020.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of $7.0 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transactions. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of our Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period from July 21, 2020 (inception) through December 31, 2020 and for the period from July 21, 2020 (inception) through September 30, 2020 (the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern

As of December 31, 2020, the Company had approximately $470,000 in our operating bank account, and working capital of approximately $547,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain of the Company’s expenses on our behalf in exchange for the issuance of the Founder Shares, the loan proceeds of $112,000 from the Sponsor pursuant to the Note (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company a working capital loan. As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 22, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Restatement of Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in September 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 21, 2020 the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 21, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the periods beginning with the period from July 3, 2020 through December 31, 2020 and the period from July 3, 2020 through September 30, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares (the “Warrants”) and should no longer be relied upon. The Warrants were issued in connection with the Company’s Initial Public Offering of 25,000,000 Units and the sale of Private Placement warrants completed on September 21, 2020. Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value, and one-quarter of one redeemable warrant. Each whole Warrant entitles the holder to purchase one of Class A ordinary share at a price of $11.50 per share. The Warrants will expire worthless five years from the date of completion of our initial business combination. The material terms of the warrants are more fully described in Note 8—Derivative Warrant Liabilities. See revised Note 9 – Fair Value Measurements.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

The tables below present the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported financial statements as of and for the period from July 21, 2020 (inception) through December 31, 2020:

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$250,827,490	$—	$250,827,490

Liabilities and shareholders’ equity
Total current liabilities	$139,107	$—	$139,107
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	21,354,400	21,354,400

Total liabilities	8,889,107	21,354,400	30,243,507
Class A ordinary share, $0.0001 par value; shares subject to possible redemption	236,938,380	(21,354,400)	215,583,980
Shareholders’ equity
Preference shares—$0.0001 par value	—	—	—
Class A ordinary shares—$0.0001 par value	131	213	344
Class B ordinary shares—$0.0001 par value	625	—	625
Additional paid-in-capital	5,703,622	2,589,677	8,293,299
Accumulated deficit	(704,375)	(2,589,890)	(3,294,265)

Total shareholders’ equity	5,000,003	—	5,000,003

Total liabilities and shareholders’ equity	$250,827,490	$—	$250,827,490

	Period From July 21, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(708,829)	$—	$(708,829)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(1,854,400)	(1,854,400)
Financing costs—derivative warrant liabilities	—	(735,490)	(735,490)
Gain on marketable securities (net), and dividends held in Trust Account	4,454	—	4,454

Total other (expense) income	4,454	(2,589,890)	(2,585,436)

Net loss	$(704,375)	$(2,589,890)	$(3,294,265)

Basic and Diluted weighted-average Class A ordinary share outstanding	23,734,800		21,719,426

Basic and Diluted net income per Class A ordinary shares	$0.00		$—

Basic and Diluted weighted-average Class B ordinary share outstanding	7,052,256		8,310,766

Basic and Diluted net loss per Class B ordinary shares	$(0.10)		$(0.40)

	Period From July 21, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(704,375)	$(2,589,890)	$(3,294,265)
Adjustments to reconcile net loss to net cash used in operating activities	11,546	2,589,890	2,601,436
Net cash used in operating activities	(976,685)	—	(976,685)
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,446,758	—	251,446,758

Net change in cash	$470,073	$—	$470,073

In addition, the impact to the balance sheet dated September 21, 2020, filed on Form 8-K on September 25, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $19.5 million increase to the derivative warrant liabilities line item at September 21, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

Quarterly Financial Information (Unaudited)

The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$252,167,049	$—	$252,167,049

Liabilities and shareholders’ equity
Total current liabilities	$816,145	$—	$816,145
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	19,500,000	19,500,000

Total liabilities	9,566,145	19,500,000	29,066,145
Class A ordinary share, $0.0001 par value; shares subject to possible redemption	237,600,900	(19,500,000)	218,100,900
Shareholders’ equity
Preference shares—$0.0001 par value	—	—	—
Class A ordinary shares—$0.0001 par value	124	195	319
Class B ordinary shares—$0.0001 par value	719	—	719
Additional paid-in-capital	5,041,015	735,295	5,776,310
Accumulated deficit	(41,854)	(735,490)	(777,344)

Total shareholders’ equity	5,000,004	—	5,000,004

Total liabilities and shareholders’ equity	$252,167,049	$—	$252,167,049

	Period From July 21, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(41,854)	$—	$(41,854)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	—	—
Financing costs—derivative warrant liabilities	—	(735,490)	(735,490)

Total other (expense) income	—	(735,490)	(735,490)

Net loss	$(41,854)	$(735,490)	$(777,344)

Basic and Diluted weighted-average Class A ordinary share outstanding	—		21,810,415

Basic and Diluted net income per Class A ordinary shares	$—		$—

Basic and Diluted weighted-average Class B ordinary share outstanding	6,437,865		6,732,994

Basic and Diluted net loss per Class B ordinary shares	$(0.01)		$(0.12)

	Period From July 21, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(41,854)	$(735,490)	$(777,344)
Adjustment to reconcile net loss to net cash used in operating activities	16,000	735,490	751,490
Net cash used in operating activities	(26,800)	—	(26,800)
Net cash used in investing activities	(250,000,000)	—	(250,000,000)
Net cash provided by financing activities	251,773,258	—	251,773,258

Net change in cash	$1,746,458	$—	$1,746,458

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020, the Company did not have any cash equivalents.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 8,333,333 ordinary shares warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option and we issued 4,666,667 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The fair value of the Private Placement warrants have been estimated using a modified Black-Scholes-Merton model at inception and subsequently at each measurement date.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering . Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 21,558,398 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 13,000,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A ordinary shares in a manner similar to the two-class method of income (loss) per share. Net income per ordinary shares, basic and diluted, for Redeemable Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B ordinary share is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-Redeemable Class A and Class B ordinary shares includes Founder Shares and non-redeemable shares of ordinary shares as these shares do not have any redemption features. Non-Redeemable Class A and Class B ordinary shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares’ proportionate interest.

The basic and diluted loss per ordinary share is calculated as follows:

For The Period From July 21, 2020 (inception) through December 31, 2020
Class A Ordinary shares subject to possible redemption
Numerator: Earnings allocable to ordinary shares subject to possible redemption
Income from investments held in Trust Account	$3,841
Less: Company’s portion available to be withdrawn to pay taxes	—

Net income attributable	$3,841

Denominator: Weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	21,719,426

Basic and diluted net income per share	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(3,294,265)
Less: Net income allocable to Class A ordinary shares subject to possible redemption	3,841

Non-redeemable net loss	$(3,298,105)

Denominator: weighted average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	8,310,766

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.40)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

Each Unit consisted of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

Note 5—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of $7.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 6—Related Party Transactions

Founder Shares

On July 27, 2020, our Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 937,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option expired unexercised on October 31, 2020, thus the 937,500 of Class B ordinary shares were forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On July 27, 2020, our Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $112,000 under the Note and repaid this in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement providing that, commencing on September 16, 2020 through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, our Sponsor, executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to our Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. As of December 31, 2020, the Company had $40,000 in accrued expenses for related party in connection with such services as reflected in the accompanying balance sheet.

Note 7—Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of our initial public offering to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment option expired unexercised on October 31, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Legal fees

The Company obtained legal advisory services, pursuant to which the legal counsel agreed to defer fees until the closing of a Business Combination. As of December 31, 2020, the Company has incurred approximately $490,000 in legal fees.

Note 8—Shareholders’ Equity

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 25,000,000 Class A ordinary shares issued and outstanding, including 21,588,398 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, 6,250,000 ordinary shares were issued and outstanding, which excludes 937,500 Class B ordinary shares that were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option expired unexercised on October 31, 2020, thus the 937,500 of Class B ordinary shares were forfeited.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial business combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to our Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.

Note 9—Derivative Warrant Liabilities

As of December 31, 2020, the Company has 8,333,333 and 4,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of our Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 10—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,004,454	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants	$13,625,000	$—	$—
Derivative warrant liabilities—Private Warrants	$—	$—	$7,729,400

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded.

The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and the fair value of the Private Placement Warrants have been estimated using the Black-Scholes-Merton model at inception and each subsequent measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $2.0 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and modified Black_Scholes_Merton models are assumptions related to expected stock-price volatility, expected life, risk-free interest rate, dividend yield and probability of a successful acquisition. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of September 21, 2020	As of September 30, 2020	As of December 31, 2020
Stock price	$9.42 - $9.64	$9.42 - $9.64	$10.08
Volatility	10.00%	10.00%	10.00%
Expected life of the options to convert	6.0	6.0	5.9
Risk-free rate	0.37%	0.37%	0.48%
Dividend yield	0.0%	0.0%	0.0%
Probability of merger	100.0%	100.0%	100.0%

The change in the level 3 fair value of the derivative warrant liabilities for the period from July 22, 2020 (inception) through December 31, 2020 is summarized as follows:

	Public Warrants	Private Warrants	Total
Derivative warrant liabilities at July 3, 2020 (inception)	$—	$—	$—
Issuance of Warrants	12,500,000	7,000,000	19,500,000
Change in fair value of derivative warrant liabilities	1,125,000	729,400	1,854,400
Transfer of Public Warrants to level 1	(13,625,000)	—	(13,625,000)

Derivative warrant liabilities at December 31, 2020	$—	$7,729,400	$7,729,400

Note 11—Subsequent Events

Management has evaluated subsequent events or transactions that occurred up to the date the financial statements were issued. Based on this review, Management determined that all events or transactions that require potential adjustment to or disclosure in the financial statements have been recognized or disclosed herein, aside from what is disclosed below.

Proposed Business Combination

On May 6, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SCharge Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (“ESS”). The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and ESS.

The Merger Agreement provides for, among other things, the following transactions at the closing: (i) the Company will become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Merger Sub will merge with and into ESS, with ESS as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”) and, in connection with the Merger, (iii) the Company’s name will be changed to ESS Tech, Inc. The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination”.

The Business Combination is expected to close in the third quarter of 2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Merger Agreement, each share of common stock of ESS, par value $0.0001 per share (“ESS Common Stock”), other than any Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement) shall be converted into the right to receive a fraction of a share of duly authorized, validly issued, fully paid and nonassessable common stock, par value $0.0001 per share, of the Company (“Common Stock”) based on adjusted equity value of ESS as described in the Merger Agreement. Additionally, in the event that the closing sale price of Common Stock exceeds certain price thresholds for sustained periods of time or there is a change of control where the per share consideration paid in the transaction exceeds certain thresholds, additional Common Stock may be issued to the parties that were holders of ESS Common Stock immediately prior to the closing of the Business Combination.

Governance

The Company has agreed to take all action within its power as may be necessary or appropriate such that, effective immediately after the closing of the Business Combination, the Company’s board of directors shall consist of nine directors, which shall be divided into three classes, which directors shall include seven directors designated by ESS and two directors designated by certain current shareholders of ESS. Additionally, the current ESS management team will move to the Company in their current roles and titles.

Representations and Warranties; Covenants

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of the Company and ESS and that each of the parties have undertaken to procure approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In addition, the Company has agreed to adopt an equity incentive plan and employee stock purchase plan, as described in the Merger Agreement.

Conditions to Each Party’s Obligations

The obligation of the Company and ESS to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the approval of the Company’s shareholders, (iii) the approval of ESS’s shareholders and (iv) the Registration Statement (as defined below) becoming effective.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each, as defined in the Merger Agreement).

PIPE Financing (Private Placement)

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, immediately following the Closing (as defined in the Merger Agreement), an aggregate of 25,000,000 shares of the Company’s Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $250,000,000 (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights.

Transaction Support Agreements

Concurrently with the execution of the Merger Agreement, certain shareholders of ESS (collectively, the “ESS Shareholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the ESS Shareholders have agreed to, among other things, (i) support and vote in favor of the consummation of the Business Combination and related proposals at any meeting of the ESS shareholders with respect to the Business Combination, (ii) irrevocably appoint the Company or any individual designated by the Company as such ESS Shareholder’s attorney-in-fact, with full power of substitution in favor of the Company, to take all such actions and execute and deliver such documents, instruments or agreements as are necessary to consummate the transaction contemplated by the Merger Agreement, including acting as a proxy, to attend on behalf of such ESS Shareholder, at any meeting of the ESS Shareholders with respect to the Business Combination and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and executive officers and directors of the Company entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”) with the Company and ESS, pursuant to which the parties thereto agreed to, among other things, (i) vote in favor of the transaction and related proposals at any meeting of the Company’s shareholders with respect to the Business Combination, (ii) waive certain anti-dilution protections with respect to the Company’s Common Stock and (iii) be bound by certain transfer restrictions with respect to the Company’s Common Stock prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor and certain stockholders of ESS will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted certain customary registrant rights with respect to shares of ESS Common Stock.

A copy of the Merger Agreement, PIPE Financing Agreement, Transaction Support Agreement, Sponsor Letter Agreement and Amended and Restated Registration Rights Agreement is filed with the Current Report on Form 8-K filed on May 7, 2021.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

ACON S2 ACQUISITION CORP.

CONDENSED BALANCE SHEET

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$321,774	$470,073
Prepaid expenses	244,592	215,972

Total current assets	566,366	686,045

Other assets	88,866	136,991
Cash equivalents held in Trust Account	250,008,147	250,004,454

Total Assets	$250,663,379	$250,827,490

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$43,728	$—
Accrued expenses	103,175	99,107
Accrued expenses—related party	70,000	40,000

Total current liabilities	216,903	139,107
Deferred underwriting commissions	8,750,000	8,750,000
Derivative warrant liabilities	11,873,530	21,354,400

Total liabilities	20,840,433	30,243,507

Commitments and Contingencies
Class A ordinary shares; 22,482,294 and 21,558,398 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	224,822,940	215,583,980
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,517,706 and 3,441,602 shares issued and outstanding (excluding 22,482,294 and 21,558,398 shares subject to possible redemption) at March 31, 2021 and December 30, 2020, respectively	252	344
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	625	625
Additional paid-in capital	—	8,293,299
Retained earnings (accumulated deficit)	4,999,129	(3,294,265)

Total shareholders’ equity	5,000,006	5,000,003

Total Liabilities and Shareholders’ Equity	$250,663,379	$250,827,490

The accompanying notes are an integral part of these unaudited condensed financial statements.

ACON S2 ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$245,600

Loss from operations	(245,600)
Other income (expense)
Change in fair value of derivative warrant liabilities	9,480,870
Gain on marketable securities (net), and dividends held in Trust Account	3,693

Total other income (expense)	9,484,563

Net loss	$9,238,963

Weighted average ordinary shares outstanding subject to redemption, basic and diluted	21,568,664

Basic and diluted net income per share, ordinary shares subject to redemption	$—

Weighted average ordinary shares outstanding, basic and diluted	9,681,336

Basic and diluted net loss per share, ordinary shares	$0.95

The accompanying notes are an integral part of these unaudited condensed financial statements.

ACON S2 ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31,2020	3,441,602	$344	6,250,000	$625	$8,293,299	$(3,294,265)	$5,000,003
Shares subject to possible redemption	(923,896)	(92)	—	—	(8,293,299)	(945,569)	(9,238,960)
Net income	—	—	—	—	—	9,238,963	9,238,963

Balance—March 31, 2021 (unaudited)	2,517,706	$252	6,250,000	$625	$0	$4,999,129	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

ACON S2 ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$9,238,963
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities (net), and dividends held in Trust Account	(3,693)
Change in fair value of derivative warrant liabilities	(9,480,870)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	19,505
Accounts payable	43,728
Accrued expenses	4,068
Accrued expenses—related party	30,000

Net cash used in operating activities	(148,299)

Net increase in cash	(148,299)

Cash—beginning of the period	470,073

Cash—ending of the period	$321,774

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(9,238,960)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

ACON S2 Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 21, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). While the Company may pursue a Business Combination opportunity in any business, industry, sector or geographical location, management intends to initially focus the search on identifying a prospective target business that employs a strategic approach to sustainability; that is, a business whose pursuit of sustainability—environmental, social and/or economic—is core to driving its performance and success. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2021, the Company had not yet commenced operations. All activity for the period from July 21, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ACON S2 Sponsor, L.L.C., a Delaware limited liability company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option expired unexercised on October 31, 2020.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of $7.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any

In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of our Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021. These unaudited condensed financial statements should be read in conjunction with our financial statements and notes thereto and for period from July 21, 2020 (inception) through December 31, 2020, which are included in the Amended Annual Report on Form 10-K/A filed with the SEC on May 24, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going concern

As of March 31, 2021, the Company had approximately $322,000 in our operating bank account and working capital of approximately $349,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover certain of the Company’s expenses on our behalf in exchange for the issuance of the Founder Shares, the loan proceeds of $112,000 from the Sponsor pursuant to the Note (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company a working capital loan. As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 22, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2021, the Company did not have any cash equivalents.

Cash Equivalents Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At March 31, 2021, the Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 8,333,333 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,666,667 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. The fair value of the Private Placement warrants have been estimated using a modified Black-Scholes-Merton model at inception and subsequently at each measurement date.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 22,482,294 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of March 31, 2021.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 13,000,000 shares of the Company’s ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per ordinary share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per ordinary share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Founder Shares and non-redeemable shares of Class A ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

For The Three Months Ended March 31, 2021
Class A Ordinary share subject to possible redemption
Numerator: Earnings allocable to Ordinary share subject to possible redemption
Income from investments held in Trust Account	$3,321
Less: Company’s portion available to be withdrawn to pay taxes	—

Net income attributable	$3,321

Denominator: Weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	21,568,664

Basic and diluted net income per share	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Income minus Net Earnings
Net income	$9,238,963
Less: Net income allocable to Class A ordinary shares subject to possible redemption	3,321

Non-redeemable net income	$9,235,642

Denominator: weighted average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	9,681,336

Basic and diluted net income per share, Non-redeemable ordinary shares	$0.95

Recent Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions.

Each Unit consisted of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with our Sponsor, generating gross proceeds of $7.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to our Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On July 27, 2020, our Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 937,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option expired unexercised on October 31, 2020, thus the 937,500 of Class B ordinary shares were forfeited.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On July 27, 2020, our Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $112,000 under the Note and repaid this in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement providing that, commencing on September 16, 2020 through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.

In addition, our Sponsor, executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to our Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account. As of March 31, 2021, the Company had $70,000 in accrued expenses for related party in connection with such services as reflected in the accompanying balance sheet.

Note 6—Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of our initial public offering to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The over-allotment option expired unexercised on October 31, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 25,000,000 Class A ordinary shares issued and outstanding, including 22,482,294 and 21,558,398, respectively, of Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, 6,250,000 ordinary shares were issued and outstanding, which excludes 937,500 Class B ordinary shares that were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option expired unexercised on October 31, 2020, thus the 937,500 of Class B ordinary shares were forfeited.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial business combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to our Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 8—Derivative Warrant Liabilities

As of March 31, 2021, there were 21,118,750 total warrants outstanding, of which the Company has 8,333,333 and 4,666,667 Public Warrants and Private Placement Warrants, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of our Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9— Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
U.S. Treasury securities	$250,008,147	$—	$—
Liabilities:
Warrant liabilities—Public warrants	$7,590,000	$—	$—
Warrant liabilities—Private warrants	$—	$—	$4,283,530

December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
U.S. Treasury securities	$250,004,454	$—	$—
Liabilities:
Warrant liabilities—Public warrants	$13,625,000	$—	$—
Warrant liabilities—Private warrants	$—	$—	$7,729,400

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers from a Level 3 measurement to a Level 1 fair value measurement for the three months ended March 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants, a Level 1 measurement, since March 2021. The fair value of the Private Placement warrants have been estimated using a modified Black-Scholes-Merton model at inception and subsequently at each measurement date. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an decrease in the fair value of liabilities of $9.5 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and modified Black_Scholes_Merton models are assumptions related to expected stock-price volatility, expected life, risk-free interest rate, dividend yield and probability of a successful acquisition. The Company estimates the volatility of its ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be

ACON S2 ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of March 31, 2021	As of December 31 2020
Stock price	$9.81	$10.08
Volatility	10.0%	10.0%
Expected life of the options to convert	5.7	5.9
Risk-free rate	1.10%	0.48%
Dividend yield	—	—

The change in the fair value of the derivative warrant liabilities for the period for the three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$21,354,400
Change in fair value of derivative warrant liabilities	(9,480,870)

Derivative warrant liabilities at March 31, 2021	$11,873,530

Note 10—Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the balance sheet was available for issuance. Based upon this review, except as noted above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

May 6, 2021

by and among

ACON S2 ACQUISITION CORP.,

SCHARGE MERGER SUB, INC.,

and

ESS TECH, INC.

i

3.13	Employment Matters	41

3.14	Taxes	44

3.15	Intellectual Property	45

3.16	Data Protection	46

3.17	Information Technology	47

3.18	Real Property	47

3.19	Corrupt Practices; Sanctions	48

3.20	Insurance	49

3.21	Competition and Trade Regulation	49

3.22	Environmental Matters	50

3.23	Brokers	50

3.24	Affiliate Agreements	50

3.25	No Other Representations or Warranties	51

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		51

4.01	Organization, Standing and Corporate Power	51

4.02	Corporate Authority; Approval; Non-Contravention	52

4.03	Litigation	53

4.04	Compliance with Laws	53

4.05	Employee Benefit Plans	53

4.06	Financial Ability; Trust Account	54

4.07	Taxes	55

4.08	Brokers	56

4.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	56

4.10	Business Activities; Absence of Changes	57

4.11	Registration Statement	58

4.12	No Outside Reliance	59

4.13	Capitalization	59

4.14	NASDAQ Stock Market Quotation	60

4.15	Contracts; No Defaults	61

4.16	Title to Property	61

4.17	Investment Company Act	61

4.18	Affiliate Agreements	61

4.19	Corrupt Practices	62

4.20	Takeover Statutes and Charter Provisions	62

ii

4.21	Subscription Agreements	62

4.22	Defense Production Act	63

4.23	No Other Representations or Warranties	64

ARTICLE V COVENANTS OF THE COMPANY		64

5.01	Conduct of Business	64

5.02	Inspection	67

5.03	HSR Act and Regulatory Approvals	68

5.04	No Claim Against the Trust Account	69

5.05	Proxy Solicitation; Other Actions	69

5.06	Cooperation under the Credit Documents; Investor Rights Agreement	70

5.07	Incentive Company RSU Grants	70

ARTICLE VI COVENANTS OF ACQUIROR		71

6.01	HSR Act and Regulatory Approvals	71

6.02	Indemnification and Insurance	72

6.03	Conduct of Acquiror During the Interim Period	73

6.04	Trust Account	75

6.05	Inspection	75

6.06	Acquiror Stock Exchange Listing	76

6.07	Acquiror Public Filings	76

6.08	Financing	76

6.09	Additional Insurance Matters	76

6.10	Section 16 Matters	77

6.11	Director and Officer Appointments	77

6.12	Domestication	77

6.13	Equity Incentive Plan; Employee Stock Purchase Plan	78

6.14	Bylaws.	78

ARTICLE VII JOINT COVENANTS		78

7.01	Support of Transaction	78

7.02	Exclusivity	79

7.03	Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals	80

7.04	Tax Matters	82

7.05	Confidentiality; Publicity	84

7.06	Post-Closing Cooperation; Further Assurances	85

7.07	Transaction Litigation	85

iii

ARTICLE VIII CONDITIONS TO OBLIGATIONS		85

8.01	Conditions to Obligations of All Parties	85

8.02	Additional Conditions to Obligations of Acquiror	86

8.03	Additional Conditions to the Obligations of the Company	87

ARTICLE IX TERMINATION/EFFECTIVENESS		88

9.01	Termination	88

9.02	Effect of Termination	89

ARTICLE X MISCELLANEOUS		89

10.01	Waiver	89

10.02	Notices	90

10.03	Assignment	90

10.04	Rights of Third Parties	91

10.05	Expenses	91

10.06	Governing Law	91

10.07	Captions; Counterparts	91

10.08	Schedules and Exhibits	91

10.09	Entire Agreement	91

10.10	Amendments	92

10.11	Severability	92

10.12	Jurisdiction; WAIVER OF TRIAL BY JURY	92

10.13	Enforcement	93

10.14	Non-Recourse	93

10.15	Non-survival of Representations, Warranties and Covenants	93

10.16	Acknowledgements	93

Exhibits
Exhibit A – Form of Subscription Agreement
Exhibit B – Form of Company Support Agreement
Exhibit C – Form of Sponsor Letter Agreement
Exhibit D – Form of Certificate of Incorporation of Acquiror
Exhibit E – Form of Bylaws of Acquiror

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 6, 2021, is entered into by and among ACON S2 Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), SCharge Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and ESS Tech, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Company;

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the investors listed on Schedule 0 (collectively, the “Subscribers”) have entered into certain Subscription Agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), each in substantially the same form as set forth on Exhibit A (Form of Subscription Agreement), for a private placement of Acquiror Common Stock, such private placement to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Company Support Agreements”), with Acquiror and the Company, in the form set forth on Exhibit B (Form of Company Support Agreement), pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution, approval and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror, the Company and certain directors and officers of Acquiror have entered into a letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement” and, together with the Company Support Agreements, the “Support Agreements”), in the form set forth on Exhibit C (Form of Sponsor Letter Agreement), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Transactions), (b) be bound by certain transfer restrictions with respect to its Acquiror Common Stock prior to Closing, (c) terminate certain lock-up provisions of that certain Letter Agreement, dated as of September 16, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, and (d) be bound by certain lock-up provisions during the lock-up period described therein with respect to its Acquiror Common Stock issued pursuant to this Agreement or the Subscription Agreements;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approvals, (a) migrate and domesticate as a corporation in the State of Delaware in accordance with the DGCL and the CLCI (the “Domestication”) and (b) adopt the certificate of incorporation (the “Acquiror Charter”) substantially in the form set forth on Exhibit D with such modifications as may be mutually agreed between the Company and Acquiror (Form of Certificate of Incorporation of Acquiror), which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL; Acquiror intends to treat the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Class A ordinary share, par value $0.0001 per share (“Pre-Domestication Acquiror Common Stock”), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (ii) each then issued and outstanding Class B ordinary share, par value $0.0001 per share (“Pre-Domestication Acquiror Class B Stock”), shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); and (iii) each then issued and outstanding whole warrant of Acquiror exercisable for one share of Pre-Domestication Acquiror Common Stock (“Pre-Domestication Acquiror Warrant”) shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (“Acquiror Warrant”), pursuant to the Warrant Agreement;

WHEREAS, prior to the consummation of the Transactions, and contemporaneously with the Domestication, Acquiror shall adopt the bylaws substantially in the form set forth on Exhibit E with such modifications as may be mutually agreed between the Company and Acquiror (Form of Bylaws of Acquiror), which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL (“Acquiror Bylaws”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Stockholder Approval, adopt an equity incentive plan and an employee stock purchase plan;

WHEREAS, Acquiror shall be renamed “ESS Tech, Inc.” and shall trade publicly under a new ticker symbol selected by the Company; and

2

WHEREAS, each of the parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means (a) any transaction or series of related transactions under which Acquiror, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity or convertible debt securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Acquiror. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall constitute an Acquiror Acquisition Proposal.

“Acquiror Affiliate Agreement” has the meaning specified in Section 4.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 7.03(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock Consideration” means the aggregate number of shares of Acquiror Common Stock equal to (a) the Adjusted Equity Value divided by (b) $10.00.

“Acquiror Cure Period” has the meaning specified in Section 9.01(c).

3

“Acquiror Employee Stock Purchase Plan” has the meaning specified in Section 6.13.

“Acquiror Equity Incentive Plan” has the meaning specified in Section 6.13.

“Acquiror Equity Plans Proposal” has the meaning specified in Section 7.03(c).

“Acquiror Material Contracts” has the meaning specified in Section 4.15(a).

“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 4.09(a).

“Acquiror Stockholder” means a holder of Pre-Domestication Acquiror Common Stock or Pre-Domestication Acquiror Class B Stock.

“Acquiror Stockholder Approvals” means the Majority Acquiror Stockholder Approval and the Supermajority Acquiror Stockholder Approval.

“Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Action” means any claim, action, suit, charge, assessment, complaint, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 7.03(c).

“Adjusted Equity Value” means the sum of (a) the Equity Value plus (b) the Aggregate Company Option Exercise Price plus (c) Aggregate Company Warrant Exercise Price plus (d) any Expense Shortfall.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, no Company Securityholder shall be considered an Affiliate as a result of their ownership of Company securities.

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether vested or unvested) if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Company Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept), excluding any Assumed Warrants.

4

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 2.06(a).

“Ancillary Agreements” means the Subscription Agreements, the Support Agreements, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Third Amended and Restated Memorandum of Association of Acquiror, adopted on September 11, 2020.

“Assumed Warrants” has the meaning set forth in Section 2.07(c)(ii).

“Audited Financial Statements” has the meaning specified in Section 3.06(a).

“Balance Sheet Date” means December 31, 2020.

“Benefit Plan” means any benefit or compensatory plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, service, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, equity ownership, equity purchase, equity option, phantom equity, employee loan, insurance, medical, welfare, vacation, paid time off, fringe or other benefits or similar plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

5

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” has the meaning set forth in Section 2.04(b)

“CARES Act” means The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder and any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“CBA” has the meaning set forth in Section 3.12(a)

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Control” means any transaction, or series of transactions, resulting in any one Person (other than the Sponsor or its Affiliates), or more than one Person that are Affiliates or that are acting as a group, acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror.

“Charter Proposal” has the meaning specified in Section 7.03(c).

“CLCI” means the Companies Act (as amended) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.03.

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Acquiror; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Pre-Domestication Acquiror Common Stock pursuant to the Offer (to the extent not already paid); plus (d) any cash actually received by Acquiror under the Subscription Agreements prior to or concurrently with the Closing; minus (e) any unpaid Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

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“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, equity or convertible debt securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any transaction specified on Section 5.01(g) of the Company Disclosure Schedule) shall constitute a Company Acquisition Proposal.

“Company Benefit Plan” means any Benefit Plan for the benefit of any current or former employee, independent contractor, officer, director or other individual service provider of the Company or any of its Affiliates, which is sponsored or maintained by, contributed to or required to be contributed to by, or with respect to which any current, contingent, or potential liability is borne by the Company or any of its Affiliates.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.03(e).

“Company Certificates” has the meaning specified in Section 2.08(a).

“Company Common Stock” means the common stock, par value $0.0001 per share, in the share capital of the Company.

“Company Cure Period” has the meaning specified in Section 9.01(b).

“Company Fully Diluted Stock” means the sum of (without duplication) (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time determined on an as-converted to Company Common Stock basis (including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock, in each case, based on the then applicable conversion ratio or conversion price thereof) plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all vested Company Options plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise or settlement of all Company Warrants outstanding as of immediately prior to the Effective Time (assuming for the purposes of this definition that all such Company Warrants are exercised on a net exercise basis based on the value of the Per Share Consideration); provided, that the Company Fully Diluted Stock shall exclude any unvested Company Options, any shares of Company Common Stock issued in any Pre-Closing Financing (including shares of Company Common Stock issuable upon the exercise or conversion of other equity securities issued in any Pre-Closing Financing), any Company RSUs and any shares of Company Restricted Stock.

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“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company or any of its Affiliates, as currently conducted.

“Company Option” has the meaning specified in Section 2.07(a).

“Company Organizational Documents” means the certificate of incorporation (including any certificate of corrections) and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 3.07(d).

“Company Preferred Stock” means each and all of the (a) Series A Preferred Stock, par value $0.0001 per share, (b) Series B Preferred Stock, par value $0.0001 per share, (c) Series C-1 Preferred Stock, par value $0.0001 per share, and (d) Series C-2 Preferred Stock, par value $0.0001 per share.

“Company Property” has the meaning specified in Section 3.18(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules.

“Company Restricted Stock” means Company Common Stock that, immediately prior to the Effective Time, is subject to a Company repurchase right at equal to or less than the fair market value of a share of Company Common Stock, a risk of forfeiture or such other vesting condition.

“Company RSU” means a restricted stock unit covering Company Stock granted by the Company to a Continuing Employee subsequent to the date hereof but prior to the Closing Date.

“Company Securityholder” means the holder, immediately prior to the Effective Time, of any share of Company Common Stock (taking into effect the Preferred Stock Conversion) and Assumed Warrant.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2014 Equity Incentive Plan and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Company of rights of any kind to receive equity securities of the Company or benefits measured in whole or in part by reference to securities of the Company.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

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“Company Stockholder Approvals” has the meaning specified in Section 7.03(e).

“Company Support Agreements” has the meaning specified in the Recitals.

“Company Warrants” means warrants to purchase shares of Company Common Stock and/or Company Preferred Stock.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement in effect between Acquiror and the Company as of the date hereof.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the CARES Act.

“Credit Documents” means the “Loan Documents” (as defined in the SVB Credit Agreement) and the PPP Loan.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or data breach notification requirements, including with respect to the processing of Personal Information and applicable to the Company or any of its Affiliates: (i) all applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679 and the California Consumer Privacy Act of 2018); (ii) the Company’s external-facing privacy policies; (iii) if applicable to the Company or any of its Affiliates, the Payment Card Industry Data Security Standard (PCI DSS), and any other industry or self-regulatory standard to which the Company or any of its Affiliates are bound or hold themselves out to the public as being in compliance with; and (iv) applicable provisions of Contracts with which the Company or any of its Affiliates are a party or bound.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 2.14.

“Domestication” has the meaning specified in the Recitals hereto.

“Domestication Proposal” has the meaning specified in Section 7.03(c).

“Earnout Period” has the meaning specified in Section 2.09(a).

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“Earnout Stock” means 16,500,000 shares of Acquiror Common Stock, minus the aggregate number of Company RSUs granted pursuant to Section 5.07 from the Incentive RSU Pool that are outstanding as of immediately prior to Closing.

“Effective Time” has the meaning specified in Section 2.01.

“Enforceability Exceptions” has the meaning specified in Section 3.02(a).

“Equity Value” means $1,003,000,000.

“Environmental Laws” means any and all Laws and recognized and generally accepted good engineering practices and industry standards relating to pollution or protection of the environment (including natural resources), public or worker health and safety (to the extent relating to exposure to Hazardous Materials or fire protection and safety), or the use, generation, storage, emission, transportation, disposal, handling or release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with such Person, is, or within the past six (6) years was, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchanged Company Option” has the meaning set forth in Section 2.07(a).

“Exchanged Company RSU” has the meaning set forth in Section 2.07(a).

“Expense Shortfall” means the amount by which the Transaction Expenses are less than $35,000,000, provided that the Expense Shortfall shall not be less than zero.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 3.06(b).

“Fraud” means an act or omission by a party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another party, to induce it to enter into this Agreement, (d) another party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such party to enter into this Agreement and (e) causing such party to suffer damage by reason of such reliance.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator (public or private), court or tribunal.

“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which standards of conduct or liability may be imposed pursuant to, applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, flammable or explosive substances, toxic mold, lead, noise, odor or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby

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have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) all obligations for cash incentive, severance, deferred compensation or similar obligations arising prior to the Closing Date and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, determined as though all amounts were payable as of the Closing Date (without regard to any deferral pursuant to the CARES Act), (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Insider Director Designees” has the meaning specified in Section 2.11(c).

“Insurance Policies” has the meaning specified in Section 3.20(a).

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (iii) copyrights, mask works and designs; (iv) internet domain names and social media accounts and identifiers; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”); and (vi) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 5.01.

“Investor Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement of the Company, dated August 28, 2019.

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment, and related documentation, in each case, owned or controlled by, or otherwise provided under contract to, the Company or any of its Affiliates and used in the operation of their businesses.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, its Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, President and Senior Vice President of Business Development & Sales, and (b) in the case of Acquiror, its Chief Executive Officer and Chief Financial Officer.

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“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation, statute or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 3.18(b).

“Letter of Credit” means that certain Irrevocable Standby Letter of Credit No. 77-596327-7, dated as of August 31, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), issued by First Republic Bank with an initial draw amount of $725,000.

“Letter of Transmittal” has the meaning specified in Section 2.08(b)(i).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, license, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Majority Acquiror Stockholder Approval” means, with respect to any Proposal other than the Domestication Proposal, the affirmative vote of holders of a majority of the outstanding shares of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock cast at the Special Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (a) the assets, business, results of operations or financial condition of the Company or (b) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (a) above: (i) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.02(b) and, to the extent related thereto, the condition in Section 8.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (vi) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration

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of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (vii) any failure of the Company to meet any projections, forecasts or budgets; provided, that clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (i), (ii), (iv), (v) and (vi) to the extent that such change has a disproportionate impact on the Company, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means, collectively, the Acquiror Common Stock Consideration, the Earnout Stock and the Exchanged Company RSUs.

“Merger Sub” has the meaning specified in the preamble hereto.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange

“NYSE/NASDAQ Proposal” has the meaning specified in Section 7.03(c).

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 2.15(b).

“Owned Company Software” means all Software owned, or purported to be owned, by the Company or any of its Affiliates.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Affiliates.

“Per Share Consideration” means the number of shares of Acquiror Common Stock equal to the Acquiror Common Stock Consideration divided by the number of shares of Company Fully Diluted Stock.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising

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under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and for which appropriate reserves have been established in accordance with GAAP on the Financial Statements, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Unaudited Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is defined as “personal information,” “personal data” or similar terms under applicable Laws, including, as applicable, any such information that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household or device, (b) is subject to a Data Privacy and Security Requirement, or (c) are names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

“PPP Loan” means that certain unsecured note, dated as of April 19, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and between Company and City National Bank evidencing a loan in an original principal amount of $936,400.00, which was issued under the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Pre-Closing Financing” means a transaction or series of bona fide financing transactions for fundraising purposes in which the Company issues shares of Company Stock (or securities convertible into or exercisable for Company Common Stock), which shall, in each case, be subject to receipt of Acquiror’s prior written consent (such consent to be withheld, conditioned or delayed in its sole discretion).

“Pre-Domestication Acquiror Class B Stock” has the meaning specified in the Recitals hereto.

“Pre-Domestication Acquiror Common Stock” has the meaning specified in the Recitals hereto.

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“Pre-Domestication Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Preferred Stock Conversion” has the meaning specified in Section 7.03(f).

“Proposals” has the meaning specified in Section 7.03(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Pre-Domestication Acquiror Common Stock in conjunction with a shareholder vote on the Business Combination).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Pre-Domestication Acquiror Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered IP” has the meaning specified in Section 3.15(a).

“Registration Statement” has the meaning specified in Section 7.03(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and data, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means an extraordinary general meeting of the holders of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock to be held for the purpose of approving the Proposals.

“Sponsor” means ACON S2 Sponsor, L.L.C., a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning specified in the Recitals hereto.

“Subscribers” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Stockholder Approval” means, with respect to the Domestication Proposal only, the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of Pre-Domestication Acquiror Common Stock and Pre-Domestication Acquiror Class B Stock cast at the Special Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 9.02.

“SVB Credit Agreement” means that certain Loan and Security Agreement, dated as of July 6, 2018 (as the same form may from time to time be amended, modified, supplemented or restated), including by that certain First Amendment to Loan and Security Agreement, dated March 12, 2020, by and between Silicon Valley Bank and the Company.

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“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, governmental fee or other assessment in the nature of tax, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 9.01(c).

“Terminating Company Breach” has the meaning specified in Section 9.01(b).

“Termination Date” has the meaning specified in Section 9.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Acquiror and its Subsidiary, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without duplication, (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses (including any amounts due to the underwriters of Acquiror’s initial public offering as a deferred underwriting commission), (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers (c) any Working Capital Loans (as such term is defined in Schedule 4.18), and (d) any fees, costs and expenses or payments of any of Acquiror and its Subsidiary related to any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made to any employee of Acquiror or its Subsidiary as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Transaction Litigation” has the meaning set forth in Section 7.07

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“Transaction Proposal” has the meaning specified in Section 7.03(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger and the Preferred Stock Conversion.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 4.06(a).

“Trust Agreement” has the meaning specified in Section 4.06(a).

“Trustee” has the meaning specified in Section 4.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.06(b).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 16, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

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(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II

THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

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2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. Acquiror shall be renamed “ESS Tech, Inc.” and shall trade publicly on the NYSE or, in the event the NYSE is not available to Acquiror, NASDAQ under a new ticker symbol selected by the Company.

2.04 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, par value $0.0001 per share.

(b) Cancellation of Certain Company Stock. All Company Stock issued and outstanding immediately prior to the Effective Time held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically canceled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c) Conversion of All Other Company Stock. Each share of Company Common Stock (including in respect of shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion and Company Restricted Stock) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the Per Share Consideration, as set forth in the Allocation Schedule, plus each holder thereof shall be entitled to Earnout Stock pursuant to and subject to the terms of Section 209. The Per Share Consideration payable with respect to Company Restricted Stock will continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the Effective Time.

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2.05 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Pre-Domestication Acquiror Common Stock shall have been changed into a different number of shares or a different class or series, by reason or any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Pre-Domestication Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock and the holders of Pre-Domestication Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

2.06 Allocation Schedule.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror (and Acquiror shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Allocation Schedule”), setting forth (i) the number of shares of Company Stock held by each Company Stockholder after giving effect to the Preferred Stock Conversion and the number of shares of Company Common Stock subject to each Company Option held by each holder thereof and the exercise price thereof, (ii) (A) the number of shares of Acquiror Common Stock that will be subject to each Exchanged Company Option, which shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock, and (B) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of shares of Company Common Stock subject to the corresponding Company Option in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent,, (iii) (A) the number of shares of Acquiror Common Stock that will be subject to each Assumed Warrant, which shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Assumed Warrant immediately prior to the Effective Time by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock, and (B) the exercise price thereof at the Effective Time, which shall be determined by dividing the per share exercise price for the number of shares of Company Common Stock subject to the corresponding Assumed Warrant in effect immediately prior to the Effective Time by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent, (iv) the portion of the Acquiror Common Stock Consideration allocated to each Company Stockholder, determined by multiplying the number of shares of Company Stock held by such Company Stockholder immediately prior to the Effective Time by the Per Share Consideration, (v) the portion of the Earnout Stock to be allocated to each Company Stockholder pursuant to and in accordance with Section 2.09, which shall be allocated on a pro rata basis which shall be determined by dividing the aggregate number of shares of Company Stock held by such Company Stockholder by the number of shares of Company Fully Diluted Stock, (vi) the portion of the Earnout Stock to be allocated to each holder of Assumed Warrants, which shall be allocated on a pro rata basis determined by dividing the aggregate number of shares of Company Stock held by such holder of Assumed Warrants on an as-converted basis by the number of shares of Company Fully Diluted Stock, (vii) the portion of the Company RSUs to be

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allocated pursuant to the terms of this Agreement and (viii) a certification, duly executed by an authorized officer of the Company, in his or her capacity as an officer of the Company and not in his or her individual capacity, that the information delivered in the Allocation Schedule is and, as of immediately prior to the Effective Time, will be true and correct in all respects. The Company will review any comments to the Allocation Schedule provided by Acquiror or any of its Representatives and consider in good faith any reasonable comments proposed by Acquiror or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein (x) the aggregate number of shares of Acquiror Common Stock that each Company Stockholder will have a right to receive pursuant to the Allocation Schedule as of the Effective Time will be rounded down to the nearest whole share. For the avoidance of doubt, in no event shall the aggregate number of shares of Acquiror Common Stock set forth on the Allocation Schedule exceed the Acquiror Common Stock Consideration and, if issued pursuant to Section 2.09, the Earnout Stock. In connection with the preparation of the Allocation Statement and the calculation of Adjusted Equity Value, Acquiror shall provide the Company with a good faith estimate, duly certified by an authorized officer of Acquiror, in his or her capacity as an officer of Acquiror and not in his or her individual capacity, of the aggregate amount Transaction Expenses, and any corresponding Expense Shortfall, no later than four (4) Business Days prior to the Closing Date, which figure the Company shall be entitled to rely on for all purposes in preparation of the Allocation Statement.

(b) Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts and other information set forth in the Allocation Schedule. None of Acquiror, the Exchange Agent nor their respective Affiliates or Representatives shall have any liability to any Company Stockholder or any of its Affiliates for relying on the Allocation Schedule, other than in the case of gross negligence or willful misconduct. Except with Acquiror’s written consent, the Allocation Schedule shall not be deemed formally modified for purposes of this Agreement after its initial delivery to Acquiror except pursuant to a written instruction from the Company, with certification from an authorized representative of the Company that such modification is true and correct. Acquiror, the Exchange Agent and their respective Affiliates and Representatives shall then be entitled to rely, without any independent investigation or inquiry, on such modified Allocation Schedule.

2.07 Treatment of Company Options, Company RSUs and Company Warrants.

(a) Treatment of Company Options. At the Effective Time, without any action of any party or any other Person (but subject to (c) below), Acquiror shall adopt and assume the Company Stock Plan. Each Company Option (as defined below) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Stock (a “Company Option”) under the Company Stock Plan and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Per Share Consideration (rounded down to the nearest whole share), at an exercise price per share equal to (i) the exercise price per share of Company Stock of such Company Option immediately prior to the Effective Time divided by (ii) the Per Share Consideration (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

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(b) Treatment of Company RSUs. Each Company RSU (as defined below) that is outstanding immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, cease to represent a Company RSU under the Company Stock Plan and shall be converted into a restricted stock unit covering a number of shares of Acquiror Common Stock (such restricted stock unit, an “Exchanged Company RSU”) equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time. Subject to Section 5.07, following the Effective Time, each Exchanged Company RSU shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time.

(c) Treatment of Company Warrants.

(i) Immediately prior to the Effective Time, it is anticipated that all outstanding Company Warrants shall, pursuant to the terms for the Company Warrants, either (i) have been “net” exercised in exchange for shares of Company Stock in accordance with their terms and shall no longer be outstanding (but shall instead be cancelled, extinguished, retired or shall otherwise cease to exist and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Stock into which Company Warrants are exchanged,) or (ii) shall be assumed by Acquiror pursuant to the terms of such Company Warrants.

(ii) Effective as of the Effective Time, each outstanding Company Warrant that is not exercised and exchanged prior to the Effective Time as described in Section 2.07(c)(i), shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Acquiror Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 2.07(c)(ii) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (A) each such Assumed Warrant shall be exercisable solely for shares of Acquiror Common Stock; (B) the number of shares of Acquiror Common Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock; (C) the per share exercise price for the Acquiror Common Stock issuable upon exercise of such Assumed Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the predecessor Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (D) such holder of the each Assumed Warrant shall be entitled to Earnout Stock pursuant to and subject to the terms of Section 2.09.

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(d) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 2.07(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(e) Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options and Company Warrants pursuant to this Section 2.07 including the reservation, issuance and listing of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 2.07. If registration of the Exchanged Company Options or Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the Acquiror Common Stock issuable thereunder continues to be required.

2.08 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, the Company and Acquiror shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Section 2.08. At or immediately following the Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent the number of shares of Acquiror Common Stock comprising the aggregate Acquiror Common Stock Consideration to be issued at Closing in respect of (i) certificates that immediately prior to the Effective Time represented Company Stock, including, for the avoidance of doubt, certificates representing Company Common Stock as a result of the conversion of Company Preferred Stock (“Company Certificates”) and (ii) non-certificated outstanding Company Stock represented by book entry (“Company Book-Entry Shares”), in each case, in accordance with the Allocation Schedule and other than Cancelled Shares and Dissenting Shares, for exchange in accordance with this Section 2.08 through the Exchange Agent (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the aggregate Acquiror Common Stock Consideration contemplated to be issued pursuant to the Allocation Schedule out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

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(b) Exchange Procedures.

(i) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of a Company Certificate, whose shares were converted into the right to receive the Acquiror Common Stock Consideration in respect thereof at the Effective Time pursuant to this Agreement: (A) a letter of transmittal in the form to be agreed upon by the Parties and the Exchange Agent (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as the Company, Acquiror and the Exchange Agent may reasonably specify and (B) instructions for effecting the surrender of the Company Certificates (or affidavits in lieu thereof in accordance with Section 2.08(e)) in exchange for the aggregate Acquiror Common Stock Consideration in respect thereof. Upon surrender of Company Certificates (or affidavits in lieu thereof in accordance with Section 2.08(e)) for cancellation to the Exchange Agent and upon delivery of a Letter of Transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Company Certificates, the holder of such Company Certificates shall be entitled to receive the Acquiror Common Stock Consideration as set forth in the Allocation Schedule. Any Company Certificates so surrendered shall forthwith be cancelled. If payment of any Acquiror Common Stock Consideration is to be made to a Person other than the Person in whose name any surrendered Company Certificate is registered, it shall be a condition precedent to payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the aggregate Acquiror Common Stock Consideration in respect thereof, as applicable, to a Person other than the registered holder of the Company Certificate so surrendered and shall have established to the satisfaction of Acquiror that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(ii) Promptly following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, each holder of Company Book-Entry Shares the Acquiror Common Stock Consideration, as set forth in the Allocation Schedule, for such Company Common Stock formerly represented by such Company Book-Entry Shares. Any Company Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the aggregate Acquiror Common Stock Consideration, as applicable, with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Consideration in respect thereof.

(c) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Company Certificates and Company Book-Entry Shares representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates representing Company Stock are presented to Acquiror for any reason, they shall be cancelled and exchanged for the Per Share Consideration in respect thereof as provided in this Agreement.

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(d) Termination of Exchange Fund; Abandoned Property. At any time following one (1) year after the Closing Date, Acquiror shall be entitled to require the Exchange Agent to deliver to it any shares of Acquiror Common Stock remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to Acquiror (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Per Share Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures in this Section 2.08. Notwithstanding the foregoing, neither Acquiror, the Surviving Company nor the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Consideration payable in respect thereof pursuant to the Allocation Schedule; provided, however, that Acquiror or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Consideration, require the owners of such lost, stolen or destroyed Company Certificates to deliver a customary indemnity against any claim that may be made against Acquiror, the Surviving Company or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Acquiror Common Stock issuable in respect thereof unless and until the holder of such Company Certificate or Company Book-Entry Share shall surrender such Company Certificate or Company Book-Entry Share. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share, there shall be paid by Acquiror to the holder of whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

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2.09 Earnout.

(a) From and after the Closing until fifty-four (54) months after Closing (the “Earnout Period”), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in clauses (i) and (ii) below (each a “Milestone Event”), Acquiror shall issue up to the full amount of Earnout Stock in accordance with clauses (i) and (ii) below to the Persons that were Company Securityholders (other than holders of Dissenting Shares) immediately prior to the Closing, in accordance with the Allocation Schedule, as additional consideration for the Merger (and without the need for additional consideration from any Company Securityholder), fully paid and free and clear of all Liens other than applicable federal and state Securities Law restrictions:

(i) 50% of the Earnout Stock if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Acquiror Common Stock is greater than or equal to $12.50 per share (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing); and

(ii) in addition to the issuance of Earnout Stock contemplated by the immediately preceding clause (i), an additional 50% of the Earnout Stock if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the shares of Acquiror Common Stock is greater than or equal to $15.00 per share (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock occurring on or after the Closing).

(b) If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, and the corresponding valuation of the Acquiror Common Stock is (i) greater than or equal to the amount set forth in Section 2.09(a)(i), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 2.09(a)(i) shall be deemed to have occurred; and (ii) greater than or equal to the amount set forth in Section 2.09(a)(ii), then, immediately prior to the consummation of such Change in Control the Milestone Event set forth in Section 2.09(a)(ii) shall be deemed to have occurred; provided that, in each case of clauses (i) and (ii), Acquiror shall issue the applicable Earnout Stock to the Company Securityholders (in accordance with their respective pro rata share), and the recipients of such issued Earnout Stock shall be eligible to participate in such Change in Control transaction with respect to such Earnout Stock.

(c) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of unissued shares of Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 2.09 and shall take all actions required to increase the authorized number of shares of Acquiror Common Stock if at any time there shall be insufficient unissued shares of Acquiror Common Stock to permit such reservation.

(d) Acquiror shall take such actions as are reasonably requested by Company Securityholders to evidence the issuances pursuant to this Section 2.09, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger or the applicable registrar or transfer agent of Acquiror).

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(e) In the event a one-time aggregate issuance of Earnout Stock with respect to a Company Securityholder is subject to the notification and waiting period requirements of the HSR Act (an “HSR Issuance”), solely with respect to the applicable Company Securityholder(s), the Company’s obligation to make such HSR Issuance shall be delayed until, and contingent upon the occurrence of the time that, any applicable Company Securityholder has filed notification under the HSR Act and the applicable waiting period under the HSR Act (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.

(f) In the event Acquiror shall at any time during the Earnout Period pay any dividend on Acquiror Common Stock by the issuance of additional shares of Acquiror Common Stock, or effect a subdivision or combination or consolidation of the outstanding Acquiror Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Common Stock, then in each such case, (i) the number of Earnout Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Common Stock (including any other shares so reclassified as Acquiror Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2.09(a)(i) -(ii) above shall be appropriately adjusted to provide to such Company Securityholders the same economic effect as contemplated by this Agreement prior to such event.

(g) During the Earnout Period, Acquiror shall take all reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the Acquiror Common Stock (including, when issued, the Earnout Stock) to be tradable over, the NYSE or NASDAQ, as applicable, and (ii) the Earnout Stock, when issued, to be approved for listing on the NYSE or NASDAQ, as applicable; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.09(a) above, Acquiror shall have no further obligations pursuant to this Section 2.09(g).

(h) For the avoidance of doubt, the parties agree and acknowledge that each holder of a Company Option, in the holder’s capacity as such, shall not be entitled to receive any Earnout Stock pursuant to this Section 2.09.

(i) Except with respect to any amounts treated as imputed interest under Section 483 of the Code, any issuance of shares of Earnout Stock and Exchanged Company RSUs pursuant to this Section 2.09 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by a change in applicable Tax Law. Any Earnout Stock that is issued pursuant to this Section 2.09 will be treated as eligible for non-recognition treatment under Section 354 of the Code (and will not be treated as “other property” within the meaning of Section 356 of the Code).

2.10 Organizational Documents of the Company and Acquiror.

(a) Immediately following the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

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(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms, the Surviving Company’s certificate of incorporation and the DGCL.

2.11 Directors and Officers of the Companies.

(a) The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.11(a) shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(b) Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(c) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) seven (7) individuals designated by the Company (the “Company Director Designees”), a sufficient number of whom shall qualify as “independent directors” under the applicable listing and corporate governance rules and regulations of NYSE and NASDAQ shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, (iii) one (1) individual designated by Breakthrough Energy Ventures, LLC and one (1) individual designated by SB Energy Global Holdings One Ltd. (together, the “Insider Director Designees”) shall be appointed to the Acquiror Board, effective as of immediately following the Effective Time, and (iv) as of immediately following the Effective Time, the Company Director Designees and the Insider Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created

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directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.11(c) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request. The Company shall determine the appropriate class each person appointed as a director of Acquiror pursuant to this Section 2.11(c) shall serve in prior to the filing of the Registration Statement.

(d) Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) unless otherwise determined by the Company and approved by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed) prior to Closing, the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

2.12 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

2.13 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion to Company Stock or Assumed Warrants pursuant to this Article II, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, including such fractional shares that are rounded down to the nearest whole share on the Allocation Schedule pursuant to Section 2.06, Acquiror shall pay to each former Company Securityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Common Stock to which such holder otherwise would have been entitled (but for this Section 2.13) multiplied by (b) an amount equal to the VWAP of shares of Acquiror Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing.

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2.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article II. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.15 Payment of Expenses.

(a) As soon as practicable following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions.

(b) As soon as practicable following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

3.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

3.02 Corporate Authority; Approval; Non-Contravention.

(a) The Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Affiliates pursuant

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to, any Material Contract or Lease Document to which the Company or any of its Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements executed and delivered contemporaneously with the execution and delivery of this Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). As of the date of this Agreement, the Company Stockholders party to the Company Support Agreements hold Company Stock representing the voting power sufficient to obtain the Company Stockholder Approvals.

3.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 79,000,000 shares of Company Common Stock, of which 8,750,359 Company Common Stock were outstanding as of the close of business on the date of this Agreement, and (ii) 62,072,064 shares of Company Preferred Stock, of which (A) 5,941,109 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, of which 5,491,109 shares were outstanding as of the close of business on the date of this Agreement, (B) 12,011,923 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share, of which 10,652,009 shares were outstanding as of the close of business on the date of this Agreement, (C) 16,345,688 shares of the Company’s Series C-1 Preferred Stock, par value $0.0001 per share, of which 16,275,688 shares were outstanding as of the close of business on the date of this Agreement, and (D) 27,773,344 shares of the Company’s Series C-2 Preferred Stock, par value $0.0001 per share, of which 3,900,988 shares were outstanding as of the close of business on the date of this Agreement. Each issued and outstanding share of Company Stock (w) has been duly authorized and is validly issued, fully paid and nonassessable, (x) was issued in compliance in all material respects with applicable Laws, (y) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (z) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company). 4,983,464 shares of Company Common Stock were reserved and available for issuance under Company Stock Plan as of the date of this Agreement.

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(b) Set forth on Schedule 3.04(a) is a true, correct and complete statement as of the date hereof of (i) the number and class or series (as applicable) of all equity securities of the Company issued and outstanding (including warrants, notes, Company Options and other securities convertible into equity securities), (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an incentive stock option.

(c) With respect to the Company Options, (i) all Company Options were granted with a per share exercise at least equal to the fair market value of the underlying share of Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder), (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an incentive stock option so qualifies and (iv) all Company Options have been issued in compliance with the Company Stock Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

(d) Schedule 3.04(d) sets forth as of the date hereof a schedule of all holders of Company Options on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option, the vesting schedule of each Company Option, whether the Company Option is a nonqualified stock option or an incentive stock option and whether such Company Options are currently vested or unvested. Except as set forth in Schedule 3.04(d), there are no preemptive or other outstanding rights, options, warrants, phantom interests, conversion rights, equity appreciation rights, other equity or equity-based rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or to sell any shares of its capital stock or other equity securities of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any equity securities of the Company or to vote with the stockholders of the Company on any matter, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Schedule 3.04(d) and such registration rights agreement that contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article II, will enter into to be effective upon the Closing, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(e) The Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

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(f) Each Company Option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan to which it was issued, (ii) has a grant date identical to the date on which the Company Board (or compensation committee thereof) actually awarded such Company Option, (iii) was granted with an exercise price no less than the fair market value of the underlying shares of Company Common Stock as of the grant date and (iv) was granted pursuant to terms of the relevant option agreement, as set forth in Schedule 3.04(d) and which the Company has made available true and complete copies to Acquiror.

3.05 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement.

3.06 Financial Statements; Internal Controls.

(a) The audited statements of financial position, statements of comprehensive income, statements of changes in shareholders’ equity and statements of cash flows of the Company for each of the years ended December 31, 2019 and December 31, 2018 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements, and the accompanying independent auditors’ reports, as applicable, have been made available to Acquiror.

(b) Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of September 30, 2020 and (ii) the profits and losses and cash flow of the Company for the nine (9)-month period ended as of September 30, 2020.

(c) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company in the last three (3) years. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

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(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Within the last three (3) years, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Audited Financial Statements and the Unaudited Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

3.07 Compliance with Laws.

(a) The Company is conducting and, since December 31, 2017, has conducted its business in material compliance with all Laws applicable to it and the Company’s business, properties and other assets.

(b) There is, and since December 31, 2017 there has been no Action by or against the Company, or any Person for who acts or defaults the Company may be vicariously liable, pending or, to the Knowledge of the Company, threatened in writing, nor has any Governmental Authority indicated in writing to the Company an intention to initiate an Action.

(c) Since December 31, 2017, the Company has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company possesses all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and the operation of the Company’s business (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

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3.08 Absence of Certain Changes or Events. Since the Balance Sheet Date and except as expressly required by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) the Company has not entered into any material transactions outside the ordinary course of business, (c) no action has been taken by the Company that would require consent under Section 5.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 5.01) and (d) there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Audited Financial Statements or the Unaudited Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or violation of Law), (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 3.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, the Company does not have any material liabilities (including any Indebtedness for borrowed money or any other third party financing (other than Indebtedness incurred under the Credit Documents)) of any nature, whether accrued, contingent or otherwise.

3.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Stockholders and at the time of any meeting of the Acquiror Stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (a) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (b) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

3.11 Litigation.

(a) Neither the Company nor any of its officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a Governmental Authority, whether as claimant, defendant or otherwise, and to the Knowledge of the Company, after reasonable inquiry, no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, the Company is not, nor is any of its officers, directors, agents or employees, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or negotiating a settlement or arrangement, regarding any material Actions.

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(b) The Company is not a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company being named therein).

3.12 Contracts.

(a) Schedule 3.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company is a party or is bound (all such Contracts set forth on Schedule 3.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company exceeds $500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company is a party, other than bona fide customer-supplier relationships or a trade association;

(vii) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses)) (other than Contracts with any employee or contractor on a standard form of equity award agreement entered into in the ordinary course of business under the Company Stock Plan);

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(viii) all such Contracts that obligate the Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(x) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xi) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xii) any Contract or agreement (A) governing the terms of, or otherwise related to, the employment, engagement or services of any employee, officer, director or other individual service provider whose annual base salary in excess of $200,000, with the exception of (1) offer letters or employment agreements providing for at-will employment and which may be terminated without any liability on the part of the Company, (2) proprietary information agreements on the Company’s standard form and (3) agreements with any employee or contractor on a standard form of equity award agreement entered into in the ordinary course of business under the Company Stock Plan, (B) providing for the payment and/or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of the Company or any of its Affiliates to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability;

(xiii) all such Contracts for the development of (A) material Owned Intellectual Property that is embodied in or distributed with any products or services or is otherwise material Owned Intellectual Property (other than Contracts with any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Affiliates), and (B) any Intellectual Property for any Person by the Company or any of its Affiliates under which Contract the Company or its applicable Affiliate has any material unperformed obligations other than Contracts with (1) any employee or contractor on a standard form of agreement entered into in the ordinary course of business under which such employee or contractor presently assigns all right, title and interest in and to any developed Intellectual Property to the Company or any of its Affiliates or (2) the Company’s customers entered into in the ordinary course of business whereby the Company or one of its Affiliates retains ownership of such developed Intellectual Property;

(xiv) all such Contracts entered into to resolve any actual or threatened Intellectual Property-related dispute or litigation, including settlement agreements, consent agreements, cross-license agreements, and coexistence agreements; and

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(xv) all such Contracts pursuant to which the Company or any of its Affiliates grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual amount or payment of less than $100,000, (B) open source licenses, (C) non-exclusive licenses granted to customers/clients in the ordinary course of business, (D) licenses to use background Intellectual Property of any employee or consultant and (E) incidental non-exclusive, trademark licenses granted to or by the Company in the ordinary course of business.

(b) To the Knowledge of the Company, the Company (i) is not, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has not waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company, and, to the Knowledge of the Company, each other party thereto, except as has not had or would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company. There is no default under any such Material Contracts by the Company, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the Knowledge of the Company, any other party thereto, in each case, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13 Employment Matters.

(a) Schedule 3.13(a) sets forth an accurate and complete list of each material Company Benefit Plan (other than offer letters or agreements that are terminable without notice or cost and are substantially in the form provided to Acquiror). With respect to each material Company Benefit Plan, the Company has made available, to the extent applicable, accurate and complete copies of (i) the plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if it is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter and (vi) the most recent IRS Form 5500 annual report (and all schedules thereto).

(b) Each Company Benefit Plan has been established, maintained, funded and administered in accordance with its terms and is in compliance with applicable Laws, except for any failures to so administer or be in compliance that would not be material and adverse to the Company. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Company Benefit Plans. All material contributions, premiums and other payments that the Company is required to make with respect to any Company Benefit Plan have been fully and timely paid when due, and any such amounts not yet due have been paid or properly accrued. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

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(c) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Company Benefit Plan provides, and the Company has not promised to provide, any post-termination, post-ownership or retiree health or welfare benefits to any Person, other than as required under Section 4980B of the Code or similar applicable Law for which the covered Person pays the full cost of coverage. The Company does not have any current or contingent liability by reason of at any time within the past six (6) years being treated as a single employer with any other Person under Section 414 of the Code.

(d) Except as set forth on Schedule 3.13(d), (i) the Company is not a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company has satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Affiliates, (ii) an increase in the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Affiliates, (iii) result in the acceleration of the timing of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits, including severance payment, to any current or former employee, officer, director or other individual service provider of the Company; or (iv) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

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(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or any of its Affiliates under any Company Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) The Company and its Affiliates have no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(h) Except as would not result in material liability for the Company: the Company has fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(i) The Company is and for the last three (3) years has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(j) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, or other restrictive covenant, or any fiduciary duty: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(k) The Company has conducted an appropriate investigation of, or reasonably determined that no such investigation was warranted for, complaints of sexual harassment, discrimination, or retaliation raised by Company employees or independent contractors in connection with their employment or contractor relationship with the Company.

(l) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company has not otherwise incurred any material employment-related liability as a result of COVID-19.

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3.14 Taxes.

(a) The Company has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) The Company has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) The Company is not subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Audited Financial Statements in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company.

(e) The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) The Company does not have any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

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(h) The Company has not taken any action, nor, as of the date hereof, to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

3.15 Intellectual Property.

(a) Schedule 3.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Affiliates (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. The Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable. The Company or one of its Affiliates (A) exclusively owns and possesses all right, title and interest in and to all material Owned Intellectual Property, and (B) has a valid and enforceable written license to, all other Company Intellectual Property that is necessary for the operation of the business of the Company or any of its Affiliates, in each case, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property includes patents and pending patent applications that are intended to prevent third parties from offering products and services that are the same or substantially similar to the products and services of the Company and its Affiliates.

(b) The Company Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Company or one of its Affiliates on terms and conditions that are the same in all material respects to those immediately prior to the Closing. Neither the Company nor any of its Affiliates has granted any exclusive license with respect to any Owned Intellectual Property to any other Person.

(c) (i) The operation of the business of the Company or any of its Affiliates as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the past six (6) years, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) to the Knowledge of the Company no third party is infringing, misappropriating, diluting or otherwise violating on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated in the three (3) years prior to the date of this Agreement, any Owned Intellectual Property.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company or any of its Affiliates, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Affiliates (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Affiliates has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property in the six (6) years prior to the date of this Agreement.

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(e) Neither the Company nor any of its Affiliates have disclosed, delivered, licensed or otherwise made available, and neither the Company nor any of its Affiliates have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any material source code for any Owned Company Software or any material source code otherwise included in the Owned Intellectual Property to any Person other than third parties engaged by the Company or any of its Affiliates to provide development, support or maintenance services to the Company or any of its Affiliates (each of which is subject to agreements with reasonable Intellectual Property assignment and confidentiality provisions), and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee, contractor or service provider of the Company or any of its Affiliates subject to confidentiality obligations with respect thereto.

(f) All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company or any of its Affiliates, who have contributed to or participated in the authorship, invention, creation, conception, improvement, modification or development of any Intellectual Property in the course of their employment or engagement by the Company that is material to the business of the Company of any of its Affiliates have entered into and delivered to the Company or the applicable Affiliate a valid, enforceable and binding proprietary rights agreements vesting ownership of such material Intellectual Property in the Company or one of its Affiliates (by way of a present grant of assignment). The Company and each of its Affiliates has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by the Company or any of its Affiliates, including ensuring that third parties who have had access to such Trade Secrets are subject to legally binding confidentiality obligations with respect to such Trade Secrets. To the Company’s knowledge, there has been (i) no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of the Company of any of its Affiliates, or (ii) no material breach of any written contract containing non-disclosure obligations with respect to such Trade Secrets.

3.16 Data Protection.

(a) In the three (3) years prior to the date of this Agreement, the Company and each of its Affiliates, to the Knowledge of the Company, (i) has been in material compliance with all Data Privacy and Security Requirements and (ii) has not been subject to any regulatory audits or investigations by any Governmental Authority relating to Data Privacy and Security Requirements. In the three (3) years prior to the date of this Agreement, (i) the Company and each of its Affiliates has taken commercially reasonable steps designed to ensure that all Personal Information in its possession and control is protected against unauthorized loss, access, use, modification, disclosure or other use or misuse, and (ii) there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case of (i) and (ii), except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

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(b) In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Affiliates has received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or any other third party (including data subjects), except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. No individual has been awarded compensation from the Company or any of its Affiliates under any Data Privacy and Security Requirements, and no written claim for such compensation is outstanding.

(c) Neither the Company nor any of its Affiliates “sells” any Personal Information as such term is defined under applicable Data Privacy and Security Requirements, except in a manner that complies with the applicable Data Privacy and Security Requirements, except as has not or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Data Privacy and Security Requirements and other applicable contractual commitments related to the privacy and security of Personal Information to which the Company or any of its Affiliates are bound.

3.17 Information Technology.

(a) The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by the Company or any of its Affiliates for the operation of their businesses as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

(b) In the three (3) years prior to the date of this Agreement, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company, the Company and each of its Affiliates has implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(c) In the three (3) years prior to the date of this Agreement, to the Knowledge of the Company, there has been no material security breach of or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. In the three (3) years prior to the date of this Agreement, there has not been any failure with respect to any of the IT Systems that has not been remedied or replaced in all material respects, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company.

3.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.18(b) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents (collectively, the “Lease Documents”) pursuant to which the Company leases, licenses, subleases or otherwise occupies any property (collectively “Company Property”) on the date hereof. The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document.

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(c) Except as would not reasonably be expected to result in a Material Adverse Effect, each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.

(d) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.18(d).

(e) The Company has not at any time given any covenant or entered into any agreement in respect of any freehold or leasehold property other than the Company Properties in respect of which any material contingent liability remains as of the date of this Agreement with the Company as set forth on Schedule 4.18(f)(i). The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Property or any portion thereof, and the Company has not collaterally assigned or granted any other security interest in any Lease Document or any interest therein, except as set forth on Schedule 4.18(f)(ii).

(f) As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company is a party in respect of any of the Company Properties.

3.19 Corrupt Practices; Sanctions.

(a) Since December 31, 2017, to the Knowledge of the Company, neither the Company nor any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. The Company (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company operates and (y) has maintained such policies and procedures in force. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company.

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(b) Since December 31, 2017, neither the Company nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since December 31, 2017, to the Knowledge of the Company, the Company is not conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

3.20 Insurance.

(a) Schedule 3.20(a) sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) To the Company’s Knowledge, as of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. To the Company’s Knowledge, there are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

3.21 Competition and Trade Regulation.

(a) In the past five (5) years, the Company has been and currently is in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company does business or to which the Company is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be expected to have a Material Adverse Effect. The Company also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and are following such policies and procedures in all material respects.

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(b) The Company is in compliance with all applicable Antitrust Laws in all material respects. The Company is not nor has it been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company has assets or carries or intends to carry on business or where its activities may have an effect.

3.22 Environmental Matters.

(a) Except as would not reasonably be expected to result in material liability for the Company, the Company is, and for the past five (5) years has been, in compliance in all respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company, nor has the Company received any written notification , Governmental Order, directive or other information of, nor is the Company otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material;

(c) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, sold, marketed, repaired, installed, distributed, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case in a manner that has given or would give rise to a material liability under Environmental Laws; and

(d) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to the material liability of any other Person under Environmental Law.

3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 3.23, the fees and expenses of which will be paid by the Company pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.24 Affiliate Agreements. Except as set forth on Schedule 3.24, and except for any employment agreements, Company Benefit Plans and Contracts with respect to such Peron’s status as a holder of Company’s capital stock, the Company is not a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or (c) Affiliate, “associate” or to the knowledge of the Company any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

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3.25 No Other Representations or Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives, and the Company expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliates and each of their respective Representatives has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article III, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after September 30, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

4.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CLCI, and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

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4.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including obtaining the Acquiror Stockholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approvals and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Stockholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Sponsor Letter Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, including all of the holders of Pre-Domestication Acquiror Class B Stock, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). Immediately prior to the Closing and as of the Closing no holder of any shares of Acquiror Common Stock will be entitled to any anti-dilution or any similar adjustments and protections in connection with the transactions contemplated in this Agreement or otherwise.

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4.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

4.04 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

4.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plans Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, shareholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, shareholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

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4.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least two hundred fifty million dollars ($250,000,000) invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated September 16, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 18, 2020, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since September 16, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

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4.07 Taxes.

(a) Each of Acquiror and Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of Acquiror and Merger Sub, as applicable, has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder, shareholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither Acquiror nor Merger Sub is subject to any material Tax liability that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or Merger Sub.

(e) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror or Merger Sub, as applicable), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror or Merger Sub, as applicable) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Acquiror and Merger Sub have not taken any action, nor, as of the date hereof, to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Domestication from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

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4.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates. Schedule 4.08 sets forth Acquiror’s good faith estimate of the aggregate Transaction Expenses (including the Outstanding Acquiror Expenses).

4.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 30, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

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(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Acquiror is not party to any Contract with any other Person that Acquiror reasonably expects, as of the date of this Agreement, to require payments by Acquiror in excess of $35,000,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts.

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(d) There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2020 in the ordinary course of the operation of business of Acquiror and Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (iii) disclosed in Schedule 4.10(d).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from July 28, 2020 through the date of this Agreement, Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 6.03 if such action had been taken after the date hereof.

(i) None of Acquiror or Merger Sub or any of their respective Subsidiaries or Associates has an interest of five percent (5%) or greater in an entity that competes with the Company in the field of commercial or transit electric vehicles or powertrain systems. For purposes of this Section 5.10(i), “Associate” is defined pursuant to 16 C.F.R. § 801.1(d)(2).

4.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

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4.12 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, or the completeness thereof, other than those expressly given by the Company in Article III or any certificate delivered in accordance with Section 8.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement or any certificate delivered in accordance with Section 8.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 8.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

4.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 500,000,000 shares of Pre-Domestication Acquiror Common Stock, of which (A) 25,000,000 shares of Pre-Domestication Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 13,000,000 Pre-Domestication Acquiror Warrants are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Pre-Domestication Acquiror Class B Stock, of which 6,250,000 shares are issued and outstanding and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding shares of Pre-Domestication Acquiror Common Stock, shares of Pre-Domestication Acquiror Class B Stock and Pre-Domestication Acquiror Warrants (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were issued in compliance in all material respects with applicable Law, (y) were not issued in breach or violation of any preemptive rights or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Pre-Domestication Acquiror Common Stock held by the Sponsor.

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(b) Except for this Agreement, the Pre-Domestication Acquiror Warrants, Pre-Domestication Acquiror Class B Stock and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Pre-Domestication Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Pre-Domestication Acquiror Common Stock or any other equity interests of Acquiror. Other than Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c) As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(d) Subject to approval of the Proposals, the shares of Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other shareholder of Acquiror and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

4.14 NASDAQ Stock Market Quotation. The issued and outstanding shares of Pre-Domestication Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “STWO”. Acquiror is in compliance in all material respects with the rules of NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ, the Financial

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Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Pre-Domestication Acquiror Common Stock or terminate the listing of Pre-Domestication Acquiror Common Stock on NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Pre-Domestication Acquiror Common Stock or Pre-Domestication Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

4.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.

(b) Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

4.16 Title to Property. Except as set forth on Schedule 4.16, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

4.17 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

4.18 Affiliate Agreements. Except as set forth on Schedule 4.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

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4.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

4.20 Takeover Statutes and Charter Provisions. Effective immediately after the consummation of the Domestication, the Acquiror Board represents that it has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Domestication and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Domestication and through the Effective Time, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

4.21 Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase 25,000,000 shares of Acquiror Common Stock in the aggregate for an aggregate amount equal to two hundred fifty million dollars ($250,000,000). Each of the Subscription Agreements is in full force and effect and is legal, valid and

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binding upon Acquiror and, to the Knowledge of Acquiror, the Subscribers, enforceable in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscriber in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror, the Subscriber has, complied with all of its obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the Subscribers, (ii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or the Subscriber or (iii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

4.22 Defense Production Act—. Neither the Acquiror nor Merger Sub is or is not controlled by a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”). Neither the Acquiror nor Merger Sub permits any foreign person affiliated with the Acquiror or Merger Sub, whether affiliated as a limited partner or otherwise, to obtain through the Acquiror or Merger Sub any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the board of directors or equivalent governing body of the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

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4.23 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article IV are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or Merger Sub in this Article IV, written information made available to the other parties hereto in the course of their evaluation of Acquiror and Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 5.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, distributors and creditors of the Company and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 5.01 and not be considered a breach of this Section 5.01; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 5.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clauses (c) and (d) below with respect to any Pre-Closing Financing, in which case such consent may be conditioned, withheld or delayed in Acquiror’s sole discretion), or as may be required by Law, the Company shall not during the Interim Period:

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(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

(c) create, allot, issue, redeem, sell, grant, or repurchase or agree to create, allot, issue, redeem, sell, grant or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, including any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligation the Company to issue, deliver or sell any equity securities of the Company, including any Pre-Closing Financing, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.06, the issuance of the shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with the terms of the Company Stock Plan and the underlying grant, award or similar agreement;

(d) enter into, amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, including any Pre-Closing Financing, other than entry into, amendments of, modifications of, terminations of or waivers or releases under such Contracts or arrangements in the ordinary course of business consistent with past practice;

(e) sell, transfer, lease, license, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of all or substantially all of the assets, properties or business of the Company (including Company Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and any such actions taken in the ordinary course of business consistent with past practice and (iii) sales, abandonment, lapses of assets or items or materials that, in the aggregate, are not material to the business of the Company, other than (A) as set forth on Schedule 5.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial Registered IP in the ordinary course of business consistent with past practice, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

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(f) except as set forth on Schedule 5.01(f), in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law, (i) establish, adopt, enter into, amend, modify, or terminate any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (ii) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company or modify, amend, terminate or enter into any CBA, (iii) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (iv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, independent contractor or other service provider of the Company;

(g) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(h) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company in the ordinary course of business consistent with past practice and extended payment terms for customers in the ordinary course of business;

(j) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any material liability for Taxes outside the ordinary course of business, enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), or take any action which would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;

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(k) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves alleged monetary damages or monetary payments not to exceed $1,000,000 in the aggregate;

(l) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (A) borrowings in an aggregate amount not to exceed $25,000,000 and (B) intercompany Indebtedness;

(m) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(n) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company, any insurance policy maintained with respect to the Company and their assets and properties; and

(p) enter into any agreement or undertaking to do any action prohibited under this Section 5.01.

5.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and that are in the possession of the Company as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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5.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any material notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 5.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 5.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror and Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. All filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement, including in connection with the HSR Act, shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror.

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5.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated September 22, 2020 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are or is not consummated by September 17, 2022 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement in each case prior to the Effective Time. This Section 5.04 shall survive the termination of this Agreement for any reason. Notwithstanding the foregoing, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, Merger Sub or any other Person (a) for legal relief against monies or other assets of the Acquiror or Merger Sub held outside of the Trust Account (other than distributions therefrom directly or indirectly to stockholders of Acquiror) or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against the Acquiror (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and the Acquiror consummates a business combination transaction with another party, in each case of (a) and (b), so long as such claim would not affect Acquiror’s ability or obligation to effectuate the redemption of any Redeeming Stockholder’s Pre-Domestication Acquiror Common Stock.

5.05 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide Acquiror, as soon as reasonably practicable after the date hereof to the extent required by applicable Law, including the Exchange Act, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company as of and for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the Public Company Accounting Oversight Board. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced

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notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 5.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

5.06 Cooperation under the Credit Documents; Investor Rights Agreement.

(a) During the Interim Period, (i) the Company shall not terminate any commitments under the Credit Documents or the Letter of Credit without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed) and, (ii) except as contemplated pursuant to clause (b) below, the Company shall maintain in effect and comply with, in all material respects, the terms of the Credit Documents and the Letter of Credit, in each case, as in effect on the date hereof, in accordance with the terms and subject to the conditions thereof.

(b) Prior to Closing, the Company shall not, without the prior written consent of Acquiror (to be granted or withheld in Acquiror’s sole discretion), (i) amend or modify the Investor Rights Agreement in a manner adverse to Acquiror, or (ii) agree to shorten the 180-day “Stand-Off” period under the Investor Rights Agreement.

5.07 Incentive Company RSU Grants. Prior to Closing, to incentivize the employees and other service providers of the Company that continue to serve Acquiror on and following the Closing (each, a “Continuing Employee”), the Company may grant up to an aggregate of 825,000 Company RSUs (the “Incentive RSU Pool”). Company RSUs under the Incentive RSU Pool shall vest subject to the occurrence of each Milestone Event set forth in Section 2.09, and the Continuing Employee’s continued service to the Acquiror through each vesting date. Allocations of grants of the Incentive RSU Pool shall be determined by the Company in its sole discretion and generally based on a participant’s role and expected role with the Acquiror on and following the Closing.

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With respect to any Exchanged Company RSUs corresponding to Company RSUs granted from the Incentive RSU Pool that are forfeited after Closing as a result of a termination of service prior to the occurrence of a Milestone Event as set forth in Section 2.09(a), such forfeited Exchanged Company RSUs will be added back to the share pool of the Acquiror Equity Incentive Plan.

ARTICLE VI

COVENANTS OF ACQUIROR

6.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date or the Extended Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, the Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Subscriber or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

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(d) Acquiror shall promptly notify the Company of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to the Company upon request copies of any material notices or written communications received by Acquiror or any of its Affiliates with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed material communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 6.01 as “outside counsel only.”

6.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the advancement, indemnification and exculpation (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 6.02.

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(b) For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.02. The obligations of Acquiror and the Surviving Company under this Section 6.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

6.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.02, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 6.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Pre-Domestication Acquiror Common Stock required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

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(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), take any action which would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment or the Domestication from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code;

(iv) other than as set forth on Schedule 6.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vi) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (1) in connection with the exercise of any Pre-Domestication Acquiror Warrants outstanding on the date hereof or (2) the transactions contemplated by this Agreement (including the transactions contemplated by the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Pre-Domestication Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

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(ix) make any capital expenditures;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xi) enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law; or

(xiii) enter into any agreement or undertaking to do any action prohibited under this Section 6.03.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

6.04 Trust Account. Prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article VIII), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Pre-Domestication Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Acquiror Expenses pursuant to Section 2.15 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 2.13; and (c) the disbursement to Acquiror of the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b).

6.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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6.06 Acquiror Stock Exchange Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Pre-Domestication Acquiror Common Stock to be listed on, NASDAQ.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NYSE and, to the extent NYSE is not available to Acquiror, NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date and concurrently with such listing, Acquiror shall use reasonable best efforts to cause any Acquiror Common Stock that is listed on NASDAQ, to be delisted from NASDAQ. Prior to filing any document in connection therewith, the Acquiror shall give the Company a reasonable opportunity to review and comment on any proposed filings and incorporate such reasonable comments thereto.

6.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws. Prior to filing or furnishing such filings with the SEC, the Acquiror shall give the Company a reasonable opportunity to review and comment on any proposed filings relating to the Transaction or the Company (or to the extent practicable and to the extent such proposed filings would reasonably be expected to be material to the Acquiror after Closing) and incorporate such reasonable comments thereto.

6.08 Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Acquiror the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Acquiror shall not modify, amend, terminate or waive the provisions of the Subscription Agreement without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Company (other than to effect such modifications, amendments, terminations or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of the Subscription Agreement, provided that Acquiror shall provide the Company with prior written notice thereof).

6.09 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

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6.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.11 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws, NYSE and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the number of directors constituting the Acquiror Board to be nine (9) directors, (b) the individuals set forth on Schedule 6.11(b) to be elected as members of the Acquiror Board, effective as of the Closing and (c) the individuals set forth on Schedule 6.11(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 6.11, which indemnification agreements shall continue to be effective following the Closing.

6.12 Domestication.

(a) Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Stockholder Approval, Acquiror shall domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In connection with the Domestication, Acquiror shall adopt as Acquiror’s initial certificate of incorporation the Acquiror Charter. Acquiror shall effect the Domestication in such a way that Acquiror’s representations and warranties set forth in Article IV remain true and correct, in compliance with all applicable Law and in a matter so as to properly effectuate the purposes of this Agreement.

(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Stockholder, (i) each then issued and outstanding Pre-Domestication Acquiror Common Stock shall convert automatically, on a one-for-one basis, into a share of the Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (ii) each then issued and outstanding share of Pre-Domestication Acquiror Class B Stock shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); and (iii) each then issued and outstanding Pre-Domestication Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement.

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6.13 Equity Incentive Plan; Employee Stock Purchase Plan. Acquiror shall agree to a customary equity incentive plan with an initial pool of approximately 10% of the outstanding shares of Acquiror Common Stock at the Closing with an evergreen annual replenishment on January 1st of each calendar year for a period of up to 10 years of 5% of the outstanding shares of Acquiror Common Stock on December 31st of the preceding calendar year or such lesser number of shares of Acquiror Common Stock determined by the Acquiror Board (as agreed and adopted, the “Acquiror Equity Incentive Plan”) and an employee stock purchase plan with an initial pool of approximately 2% of the outstanding shares of Acquiror Common Stock at the Closing with an evergreen annual replenishment on January 1st of each calendar year for a period of up to 10 years of 1% of the outstanding shares of Acquiror Common Stock on December 31st of the preceding calendar year or such lesser number of shares of Acquiror Common Stock determined by the Acquiror Board (as agreed and adopted, the “Acquiror Employee Stock Purchase Plan”) with the Company prior to Closing and to adopt such agreed plans in advance of Closing, subject to the terms of Section 5.07.

6.14 Bylaws.

(a) After the Domestication and prior to Closing, the Acquiror shall adopt the Acquiror Bylaws.

ARTICLE VII

JOINT COVENANTS

7.01 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 5.03 and Section 6.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 7.01, Acquiror and the Company shall each, and Acquiror shall cause Merger Sub to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

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7.02 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any equity or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Acquiror) to do or seek to do any of the foregoing. The Company agrees to (A) notify Acquiror promptly (and, in any event, within one (1) Business Day) upon receipt of any Company Acquisition Proposal by the Company, describing the material terms and conditions thereof in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information and (C) refrain from (and to cause its Subsidiaries and their respective Representatives to refrain from) conducting any further discussions with, providing any information to or entering into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Acquiror and its Representatives) that may be ongoing with respect to a Company Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquiror Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquiror Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquiror Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. Acquiror agrees to (A) notify the Company promptly (and, in any event, within one (1) Business Day) upon receipt of any Acquiror Acquisition Proposal by Acquiror, describing the material terms and conditions thereof in reasonable detail (including the identity of any person or entity making such Acquiror Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

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For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 7.02 shall not prohibit the Company, Acquiror or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 7.02 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Acquiror Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 7.02.

7.03 Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement and in any event no later than fifteen (15) Business Days following the date of the delivery of the financial statements described in Section 5.05(a), Acquiror shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of all shares of the Acquiror Common Stock to be issued under this Agreement (including any Earnout Stock and Exchanged Company RSUs), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date, other than fees and expenses of advisors (which shall be borne by party incurring such fees).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Pre-Domestication Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

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(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the Articles of Association), and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter (the “Charter Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration and pursuant to the Subscription Agreements in accordance with the rules of NYSE and NASDAQ (the “NYSE/NASDAQ Proposal”), (iv) approval and adoption of the Acquiror Equity Incentive Plan and the Acquiror Employee Stock Purchase Plan (the “Acquiror Equity Plans Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) the Domestication (the “Domestication Proposal”) and (vii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (each, an “Additional Proposal” and together with the Transaction Proposal, the Charter Proposal, the NYSE/NASDAQ Proposal, the Acquiror Equity Plans Proposal and the Domestication Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the Articles of Association, (ii) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of Pre-Domestication Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Board Recommendation, or fail to include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.03(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Pre-Domestication Acquiror Common Stock to obtain the Acquiror Stockholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting in accordance with the Articles of Association; provided, that the Special Meeting, without the prior written consent of the Company, (x) may not be adjourned or postponed to a date that is more than ten (10) Business Days after the date for which the Special Meeting was originally scheduled or the most recently adjourned Special Meeting (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

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(e) As promptly as practicable after the Registration Statement becomes effective, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders approving and adopting this Agreement, the Preferred Stock Conversion, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding (i) at least a majority of all outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (ii) at least eighty-five percent (85%) of the then-outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis (collectively, the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (A) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (B) solicit written consents from the Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”), subject to the provisions of this Section 7.03(e). The Company Board shall not (and no committee or subgroup thereof shall) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Board Recommendation. The Company will provide Acquiror with copies of all shareholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its shareholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

(f) Subject to receipt of the Company Stockholder Approvals, the Company shall take all actions necessary to effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock (the “Preferred Stock Conversion”) as of immediately prior to the Effective Time.

7.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid fifty percent (50%) by the Company and fifty percent (50%) by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Domestication shall constitute a transaction treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and (iii) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying for Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the

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meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the Company determines, based on the advice of Wilson Sonsini or other nationally recognized tax counsel, that an alternative transaction structure is necessary to preserve the Intended Tax Treatment, the parties shall use the following alternative transaction steps: (A) Acquiror shall form SCharge Merger Sub II, LLC, a Delaware limited liability company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (B) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (C) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”). The Second Merger shall be consummated immediately after the First Merger upon filing of the certificate of merger. Upon the effective time of the Second Merger, (x) each share of common stock of the Surviving Corporation issued and outstanding as of immediately prior to the effective time of the Second Merger shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (y) the membership interests of Merger Sub II outstanding immediately prior to the effective time of the Second Merger shall be converted into and become the membership interests of the Surviving Entity, which shall constitute 100% of the outstanding equity interests of the Surviving Entity. From and after the effective time of the Second Merger, the membership interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence. The parties intend that the First Merger and the Second Merger shall be treated as an integrated transaction and together shall qualify for the Intended Tax Treatment, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c) FIRPTA Certificate. On the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(d) Registration Statement / Proxy Statement / Tax Opinions. If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Kirkland & Ellis and Wilson Sonsini Goodrich & Rosati, P.C., respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Domestication should be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, if required, Wilson Sonsini Goodrich & Rosati, P.C. shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

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(e) Tax Matters Cooperation. Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Sponsor information reasonably requested by the Sponsor and in possession of the Surviving Company to enable it or other Acquiror Stockholders prior to the Domestication to compute any income arising in respect of their ownership in Acquiror prior to the Domestication or file relevant Tax Returns, including posting a PFIC Annual Information Statement prepared by or at the direction of the Sponsor (and at the Sponsor’s expense) to the website of the Surviving Company.

(f) Acquiror Taxable Year. The parties agree to treat the taxable year of Acquiror as ending on the date that the Domestication is consummated for U.S. federal income Tax purposes.

7.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 7.02; and provided, further, that subject to Section 5.02 and this Section 7.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

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7.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

7.07 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, any of the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Acquiror or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

8.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 8.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 8.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

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(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Acquiror Stockholder Approvals. The Acquiror Stockholder Approvals shall have been obtained.

8.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Corporate Power), Section 3.02(a) (Corporate Authority; Approval; Non-Contravention), Section 3.04 (Capitalization), Section 3.08(d) (Absence of Certain Changes or Events) and Section 3.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the Date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

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8.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention), Section 4.10(h)(i) (Absence of Certain Changes or Events), Section 4.08 (Brokers) and Section 4.13 (Capitalization) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.

(d) NYSE. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NYSE or, to the extent NYSE is not available to Acquiror, NASDAQ subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(e) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed two hundred million dollars ($200,000,000.00), and Acquiror shall have made arrangements for the Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time.

(f) Director and Officer Appointments. The individuals listed on Schedule 6.11(b) shall be elected and seated as members of the Acquiror Board, and the individuals set forth on Schedule 6.11(c) shall be appointed as the executive officers of Acquiror, in each case effective as of the Closing.

(g) Domestication. The Domestication shall have been completed as provided in this Agreement and a time-stamped copy of the certificates issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

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ARTICLE IX

TERMINATION/EFFECTIVENESS

9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 8.02(a), Section 8.02(b) or Section 8.02(d) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) Business Days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 6, 2021 (the “Termination Date”) provided, that if, as of the time the Termination Date would have otherwise occurred, all other conditions to Closing set forth in Article VIII, other than any or all of the conditions to Closing set forth in Section 8.01(a) and Section 8.03(d) are satisfied (and other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the Termination Date will be extended without any further action by any party until December 6, 2021 (the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 9.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 8.03(a) or Section 8.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to fifteen (15) Business Days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially

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reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date or the Extended Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 9.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from either the Company or Acquiror to the other if either Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within two (2) Business Days following the date that the Registration Statement is declared effective, provided that Acquiror’s right to terminate this Agreement under Section 9.01(e) shall automatically terminate once the Company has delivered evidence that the Company Stockholder Approvals have been obtained if such Company Stockholder Approvals were delivered before notice of termination is delivered pursuant to this Section 9.01(e).

9.02 Effect of Termination

. Except as otherwise set forth in this Section 9.02, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 5.04, 7.05, 9.02 and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

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10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

ACON S2 Acquisition Corp.

1133 Connecticut Avenue NW

Suite 700

Washington, DC 20036

Attn:     Adam Kriger

E-mail: akriger@aconinvestments.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn:     Douglas Bacon

             Shawn O’Hargan

E-mail: douglas.bacon@kirkland.com

             shawn.ohargan@kirkland.com

(b)	If to the Company to:

ESS Tech, Inc.

26440 SW Parkway Ave.,

Bldg. 83

Wilsonville, OR. 97070

Attn:     Craig Evans

E-mail: craig.evans@essinc.com

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:     Mark Baudler

             Andrew Hoffman

E-mail: mbaudler@wsgr.com

             ahoffman@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors

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and assigns. Any attempted assignment in violation of the terms of this Section 10.03 shall be null and void, ab initio.

10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.02 and Section 6.11 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, shareholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.14 and 10.16.

10.05 Expenses. Except as otherwise provided herein (including Section 2.15 and Section 7.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

10.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the CLCI, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

10.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions

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contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 9.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 10.10.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the CLCI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.12.

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10.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such injunction.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding the foregoing, nothing herein shall limit the Liability of any Party for Fraud or Willful Breach committed by such Party.

10.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror

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and Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Subscription Agreements and the Support Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ACON S2 ACQUISITION CORP.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHARGE MERGER SUB, INC.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ESS TECH, INC.

By:	/s/ Craig Evans
Name: Craig Evans
Title: President & Founder

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Subscription Agreement

EXHIBIT B

Form of Company Support Agreement

EXHIBIT C

Form of Sponsor Letter Agreement

EXHIBIT D

Form of Certificate of Incorporation of Acquiror

EXHIBIT E

Form of Bylaws of Acquiror

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ACON S2 ACQUISITION CORP.

a Delaware corporation

ACON S2 Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A. The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on [•]1.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and [the affirmative vote of the stockholders of the Company]/[has been duly approved by the written consent of the stockholders of the Company in accordance with Section 228 of the DGCL].

C. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is ESS Tech, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange St., in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 2,200,000,000 shares, of which 2,000,000,000 shares are Common Stock, $0.0001 par value per share, and 200,000,000 shares are Preferred Stock, $0.0001 value per share.

Section 2. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

[1]	To be date of redomestication.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII, or this ARTICLE XI of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by the [Chief Executive Officer] of the Company on this ____ day of _________ 20__.

By:	/s/ [insert name]
[insert name]
[Chief Executive Officer]

Annex C

AMENDED AND RESTATED BYLAWS OF

ESS TECH, INC.

(effective [date])

-i-

(continued)

-ii-

BYLAWS OF

ESS TECH, INC.

ARTICLE I—CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of ESS Tech, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II—MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3 SPECIAL MEETING

(a) A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively shall be the act of the stockholders and broker non-votes and abstentions will be considered for purposes of establishing a quorum, but will not be considered as votes cast for or against a proposal. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of such class or series or classes or series cast affirmatively or negatively at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series (and broker non-votes and abstentions will not be considered as votes cast for or against such proposal), except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV—COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation, and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI—STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(a) Subject to the exceptions set forth in this Section 6.8, the holders (the “Securityholders”) of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”), issued (i) as consideration pursuant to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 6, 2021, by and among the Company, SCharge Merger Sub, Inc., and ESS Tech, Inc. (the “Prior Company”), (ii) upon the exercise of warrants or other convertible securities outstanding as of immediately following the Effective Time in respect of warrants or convertible securities of the Prior Company outstanding immediately prior to the Effective Time, or (iii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Effective Time in respect of awards of the Prior Company outstanding immediately prior to the Effective Time, shall not, without the prior written consent of the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof), (A) lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, any such shares of Common Stock, other than (1) shares of Common Stock acquired pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a subscription agreement where the issuance of Common Stock occurs on or after the Effective Time or [(2) shares of Common Stock issued in connection with the Merger for equity securities of the Prior Company that had been issued upon the conversion of convertible note securities of the Prior Company] (such shares, excluding those in clause (1) and (2) the “Lock-Up Shares”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B) (the actions specified in clauses (A)-(C), collectively, “Transfer”) during the Lock-Up Period. Capitalized terms used but not otherwise defined in this Section 6.8 will have the meaning ascribed to such term in the Merger Agreement.

For purposes of this Section 6.8, “Lock-Up Period” shall mean the period commencing upon the Effective Time and ending on the earliest of (i) the date that is 180 days from the Effective Time or (ii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

(b) The restrictions set forth in Section 6.8(a) shall not apply to: (i) transactions relating to shares of Common Stock acquired in open market transactions or from the Company pursuant to the Company’s employee stock purchase plan; (ii) Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift to a member of the Securityholder’s immediate family; (iii) Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the Securityholder’s immediate family; (iv) Transfers by will or intestate succession upon the death of the Securityholder; (v) the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) if the Securityholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Securityholder, or (B) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the Securityholder; (vii) Transfers to the Company’s officers, directors or their affiliates; (viii) transactions in the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-Up Period; (x) Transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Common Stock or the vesting of stock-based awards; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xi) Transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Common Stock; provided, that any Common Stock issued upon such exercise shall be subject to the terms of this Section 6.8; (xii) Transfers to the Company pursuant to any contractual arrangement in effect at the Effective Time that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or options to purchase shares of Common Stock in connection with the termination of the Securityholder’s service to the Company; (xiii) (A) transfers of shares of Common Stock (or any securities convertible into or exercisable or exchangeable for the Company’s Common Stock) pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities, merger, consolidation or other similar transaction approved by the Board of Directors the result of which is that any person (as defined in Section 13(d)(3) of the 1934 Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) of more than 50% of the total voting power of the voting stock of the Company and (B) entry into any lock-up, voting or similar agreement pursuant to which the Securityholder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing (A) above; provided that in the event that such change of control transaction is not completed, the Common Stock (or any security convertible into or exercisable or exchangeable for Common Stock) owned by the Securityholder shall remain subject to the restrictions contained in this agreement; provided, however, that in the case of clauses (ii) through (vii), the permitted transferees must enter into a written agreement, in substantially the form of this Section 6.8 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 6.8(b), “immediate family” shall mean a spouse, domestic partner, parent, sibling, child or grandchild of the Securityholder or any other person with whom the Securityholder has a relationship by blood, marriage or adoption not more remote than first cousin; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

Notwithstanding anything to the contrary contained in this Section 6.8, if, following the 150th day after the Effective Time, the VWAP of Common Stock, for any 20 trading days within any 30 consecutive trading day period (which period, for the avoidance of doubt, may be measured beginning before, on or after the 150th day after the Effective Time), is at least $12.00 per share, then the transfer restrictions set forth in this Section 6.8 shall no longer apply.

(c) Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt, a duly authorized committee thereof, to the fullest extent permitted by law) may, in its sole discretion, determine to waive, amend, or repeal any of the obligations set forth herein.

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4 INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5 ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 INSURANCE

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X—AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII, Section 9.5 of Article IX or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Annex F

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 6, 2021, is made by and among ACON S2 Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), ACON S2 Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), ESS Tech, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 5, 6, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 6, 8 and 9), certain individuals, each of whom is a member of Acquiror’s board of directors and/or management (the “Insiders”). The Sponsor, Acquiror, the Company and the Insiders (solely for purposes of Sections 5, 6, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 6, 8 and 9)) shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, the Sponsor and the Insiders will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Domestication and the Merger) at any meeting of the stockholders of Acquiror, (b) agree to be bound by certain transfer restrictions with respect to its Class B ordinary shares, par value $0.0001 per share, of the share capital of Acquiror (“Acquiror Common Stock”) prior to Closing, (c) reaffirm certain lock-up provisions of that certain Letter Agreement dated as of September 16, 2020 by and among Sponsor, Acquiror and the Insiders (the “Letter Agreement”), (d) agree to be bound by certain lock-up provisions during the lock-up period described herein with respect to its Acquiror Common Stock issued pursuant to the Merger Agreement or the Subscription Agreements and (e) waive any anti-dilution or similar protection with respect to all of the Acquiror Common Stock related to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

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a. Agreement to Vote. The Sponsor and each Insider hereby unconditionally and irrevocably agrees to (i) vote at any meeting of the shareholders of Acquiror, however called, (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Acquiror, all of its Acquiror Common Stock in favor of the Proposals, including proposals relating to the Merger, the Domestication and any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing) and without limiting the generality of the foregoing, prior to the Closing, to the extent that it is necessary or advisable, in each case, as reasonably determined by Acquiror and the Company, and (ii) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of the Acquiror’s covenants, agreements or obligations under the Merger Agreement or any of the conditions to the Closing set forth in Sections 8.01 or 8.03 of the Merger Agreement not being satisfied; provided, that in the case of either (i) or (ii), the Merger Agreement shall not have been amended or modified without the Sponsor’s consent (x) to decrease the consideration payable under the Merger Agreement or (y) to change the form of merger consideration in a manner adverse to the Sponsor.

b. Representation. The Sponsor and the Insiders are the sole legal and beneficial owners of all Class B ordinary shares, par value $0.0001 per share, of the share capital of Acquiror and each such Person has valid, good and marketable title to its Acquiror Common Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Acquiror Organizational Documents). The Sponsor and the Insiders have the sole right to vote (and provide consent in respect of, as applicable) all of their respective Acquiror Common Stock and, except for this Agreement or as publicly disclosed in the Acquiror SEC Reports, are is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Sponsor to transfer any of its Acquiror Common Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of any of its Acquiror Common Stock, in each case, that could reasonably be expected to (A) impair the ability of the Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The Sponsor is the legal and beneficial owner of 4,666,667 Acquiror Warrants (as defined below), and no other Person holds Acquiror Warrants.

2. Waiver of Anti-dilution Protection. The Sponsor and each Insider hereby (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the Effective Time, any rights to adjustment of the conversion ratio with respect to the Acquiror Common Stock owned by such Person set forth in the Governing Documents of Acquiror or any other anti-dilution or similar protection with respect to Acquiror Common Stock owned by such Person (in each case, whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to the Acquiror Common Stock owned by such Person set forth in the Governing Documents of Acquiror or any other anti-dilution or similar protection with respect to the Acquiror Common Stock owned by such Person (in each case, whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise).

3. Transfer of Shares. The Sponsor and each Insider hereby agrees that such Person shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Acquiror Common Stock or otherwise agree to do any of the foregoing, (b) deposit any of its Acquiror Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Acquiror Common Stock that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Acquiror Common Stock, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Acquiror Common Stock even if such Acquiror Common Stock would be disposed of by a person other than such Person or (e) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

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4. Termination of Registration and Shareholder Rights Agreement. Upon the Closing, the Parties hereby agree that certain Registration and Shareholder Rights Agreement, dated as of September 16, 2020, by and among the Acquiror, the Sponsor and the other parties thereto, and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

5. Vesting and Forfeiture of Sponsor Warrants.

a. The Sponsor hereby agrees that the Private Placement Warrants (as such term is defined in that certain Warrant Agreement, dated September 16, 2020, by and between Acquiror and the Exchange Agent, the “Acquiror Warrants”) held by the Sponsor shall be subject to the following vesting terms and any Acquiror Warrants that remain unvested pursuant to this Section 5 as of the expiration of the Earnout Period shall be forfeited. In the event of a forfeiture, the Sponsor shall return such Acquiror Warrants to the Acquiror for cancellation. The Sponsor hereby agrees that any Acquiror Warrants that are unvested at any time, may not be exercised or transferred without the prior written consent of the Acquiror (such consent to be given, conditioned or withheld in its sole discretion).

b. The Parties hereby agree that 3,500,000 of the Acquiror Warrants shall vest at Closing.

c. The Parties hereby agree that 583,333 of the Acquiror Warrants shall be forfeited at Closing.

d. 291,667 of Acquiror Warrants shall vest upon the occurrence of the Milestone Event described in Section 2.09(a)(i) of the Merger Agreement (as adjusted in accordance with the terms of Section 2.09(f) of the Merger Agreement).

e. In addition to the vesting of Acquiror Warrants contemplated by the immediately preceding clause (d), an additional 291,667 of Acquiror Warrants shall vest upon the occurrence of the Milestone Event described in Section 2.09(a)(ii) of the Merger Agreement (as adjusted in accordance with the terms of Section 2.09(f) of the Merger Agreement).

6. Redemption; Other Covenants.

a. Unless this Agreement shall have been terminated in accordance with Section 7, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect a redemption of any of its shares of Acquiror Common Stock.

b. The Sponsor and the Insiders hereby agrees to be bound by and subject to (i) Section 7.02 (Exclusivity) of the Merger Agreement to the same extent as such provisions apply to Acquiror as if the Sponsor were directly party thereto and (ii) Section 7.05 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if the Sponsor were directly a party thereto.

c. Each of the Sponsor and the Insiders acknowledges and agrees that the Company is entering into the Merger Agreement in reliance upon all the Parties entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Party entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

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7. Lock Up. The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in Section 5 of the Letter Agreement shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or Acquiror shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion).

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto mutually terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 12 (solely to the extent related to the foregoing Sections 2 and 5) shall each survive the termination of this Agreement pursuant to Section 8(a), and (iii) Sections 9, 10, 11 and 12 (solely to the extent related to the foregoing Sections 9, 10 and 11) shall survive any termination of this Agreement. For purposes of this Section 8:

a. “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement; and

b. “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

9. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties. Notwithstanding the foregoing, nothing herein shall limit the Liability of any Party for Fraud or Willful Breach committed by such Party.

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10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Acquiror Common Stock, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of Acquiror or its Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Acquiror or its Affiliates or as an officer, employee or fiduciary of Acquiror or its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Incorporation by Reference. Sections 10.03 (Assignment), 10.06 (Governing Law), 10.07 (Captions; Counterparts), 10.09 (Entire Agreement), 10.10 (Amendment), 10.11 (Severability), 10.12 (Jurisdiction; Waiver of Jury Trial), 10.14 (Non-Recourse) and 10.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ACON S2 ACQUISITION CORP.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

ACON S2 SPONSOR, L.L.C.

By:	/s/ Teresa Bernstein
Name: Teresa Bernstein
Title: Secretary

ESS TECH, INC.

By:	/s/ Craig Evans
Name: Craig Evans
Title: President and Founder

[Signature Page to Sponsor Letter Agreement]

INSIDERS:

By: /s/ Adam Kriger
Name: Adam Kriger

By: /s/ Jonathan Ginns
Name: Jonathan Ginns

By: /s/ John Roush
Name: John Roush

By: /s/ Daniel Jinich
Name: Daniel Jinich

By: /s/ Sarah Kirshbaum Levy
Name: Sarah Kirshbaum Levy

By: /s/ Ryan Shadrick Wilson
Name: Ryan Shadrick Wilson

[Signature Page to Sponsor Letter Agreement]

By: /s/ Janie Goddard
Name: Janie Goddard

[Signature Page to Sponsor Letter Agreement]

Annex G

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 6, 2021, by and among ACON S2 Acquisition Corp., a Cayman Islands exempted company (“Acquiror”) and [•], a [•] (the “Stockholder”). Each of Acquiror and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, on May 6, 2021, Acquiror, SCharge Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and ESS Tech, Inc., a Delaware corporation (the “Company”), entered into that certain Merger Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of Acquiror, and each share of Company Common Stock (including shares of Company Common Stock issued upon the conversion of Company Preferred Stock in connection with this transaction and including the Subject Company Stock (as defined below)) will be converted into the right to receive Acquiror Common Stock, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of the Company set forth on Schedule A hereto (together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to Acquiror agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that Acquiror and Merger Sub would not have entered into, and agreed to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of this Agreement in accordance with its terms, (i) as promptly as reasonably practicable (and in any event within five Business Days) following the time at which the Registration Statement becomes effective under the Securities Act (subject to the Registration Statement not being subject to a stop order issued by the SEC or proceeding by the SEC seeking a stop order at any point during such period), the Stockholder, in its, his or her capacity as a stockholder of the Company, shall duly execute and deliver to the Company and Acquiror the Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 7.03(e) of the Merger Agreement (the “Approval”), including the

Merger and any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing (collectively, the “Transactions”) and (ii) without limiting the generality of the foregoing, prior to the Closing, to the extent that it is necessary or advisable, in each case, as reasonably determined by Acquiror and the Company, for any matters, actions or proposals to be approved by the Stockholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement, the Stockholder shall vote (or cause to be voted) the Subject Company Stock against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in any of the conditions to the Closing set forth in Sections 8.01 or 8.02 of the Merger Agreement not being satisfied; provided, that in the case of either (i) or (ii), the Merger Agreement shall not have been amended or modified without such Stockholder’s consent (x) to decrease the consideration payable under the Merger Agreement or (y) to change the form of merger consideration in a manner adverse to such Stockholder.

(b) Without limiting any other rights or remedies of Acquiror, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a), the Stockholder hereby irrevocably appoints Acquiror or any individual designated by Acquiror as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and re-substitution), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Stock in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Stock or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Approvals). The proxy granted in this Section 1(b) shall expire upon the termination of this Agreement.

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Acquiror entering into the Merger Agreement, and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Stock. The vote or consent of the proxyholder in accordance with Section 1(b) with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Stock and a vote or consent by the Stockholder of the Subject Company Stock (or any other Person with the power to vote or provide consent with respect to the Subject Company Stock) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

(d) The Stockholder shall not hereafter, unless and until this Agreement terminates or expires pursuant to its terms, purport to designate any other proxy or power of attorney with respect to the Subject Company Stock or enter into any other agreement, arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Subject Company Stock, in each case, with respect to any of the matters set forth herein.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement and to the extent such Stockholder is a party to any such agreement, effective as of the Closing, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii)

upon such termination neither the Company nor any of its Affiliates (including from and after the Effective Time, Acquiror and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing or Section 2(d), the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence. Without limiting the generality of the foregoing or Section 2(d), the Stockholder hereby agrees to promptly execute and deliver all additional mutually agreed upon agreements, documents and instruments (such agreement not to be unreasonably withheld, conditioned or delayed; provided, that the Stockholder agrees that any document that reflects the substance of the immediately preceding sentence (and not any other substantive provisions) and is solely for purposes of properly effectuating any such termination as provided in accordance with the terms of the immediately preceding sentence shall be reasonable) and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Stockholder shall be bound by and subject to (i) Section 7.05 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 5.04 (No Claim Against the Trust Account) of the Merger Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”) or any other owner of equity securities of the Company (or Affiliate of such owner), including with respect to any of the matters contemplated by this Section 2(b), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the Company Related Parties or any other owner of equity securities of the Company (or Affiliate of such owner) and (z) any breach by the Company or any other owner of equity securities of the Company (or Affiliate of such owner) of its respective obligations under the Merger Agreement shall not be considered a breach of this Section 2(b) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 2(b)).

(c) The Stockholder acknowledges and agrees that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement Acquiror and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

(d) Upon, and subject to, the consummation of the transactions contemplate by the Merger Agreement, each of the Acquiror and the Stockholder shall deliver duly executed counterparts to the Registration Rights Agreement in the form attached hereto as Exhibit A [and the Stockholder’s Agreement in the form attached hereto as Exhibit B to be effective as of the Closing].

(e) Upon the Closing, the Parties hereby acknowledge that certain Registration and Shareholder Rights Agreement, dated as of September 16, 2020, by and among the Acquiror, the Sponsor and the other parties thereto, and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

3. Consent to Entry into Merger Agreement. Stockholder hereby consents to the Company entering into the Merger Agreement, to the extent such consent is required to satisfy any requirements contained in Section 6(b)(i) of Article V of the Company’s Certificate of Incorporation. For the avoidance of doubt, such consent shall not be deemed a consent or approval of the Merger or the other Approvals, or any consent or agreement to receive shares of Acquiror Common Stock or other securities pursuant to the Merger or otherwise, which consent shall only be given pursuant to the terms of, subject to the conditions set forth in and at the time described in this Agreement and the Merger Agreement.

4. Stockholder Representations and Warranties. The Stockholder represents and warrants to Acquiror as follows:

(a) The Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Organizational Documents). Except for the equity securities of the Company set forth on Schedule A hereto, together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.01 of the Merger Agreement [(it being understood that the acquisition by the Stockholder of any such equity securities acquired pursuant to and in accordance with Section 2.1(c) of that certain Series C-2 Preferred Stock Purchase Agreement and Amendment to Series C Preferred Stock Purchase Agreement, dated as of March 1, 2021, as amended (the “Series C-2 Stock Purchase Agreement”), complies with Section 5.01 of the Merger Agreement),] the Stockholder does not own, beneficially or of record, any equity securities of the Company. [Except as provided in the Series C-2 Stock Purchase Agreement or rights under the Company Warrants, t//T]he Stockholder does not own any right to acquire any equity securities of the Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement and the Merger Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (A) impair the ability of such Stockholder to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f) There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Acquiror and (ii) it has been furnished with or given access to such documents and information about Acquiror and its respective businesses and operations as it and its

Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of Acquiror or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of Acquiror set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of Acquiror, Merger Sub, any of their respective Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

5. Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Acquiror (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Stock prior to the Closing or termination of the Merger Agreement or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock (A) to Stockholder’s officers or directors, any members or partners of the Stockholder or any Affiliates of the Stockholder; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; (F) to other Company Stockholders; and (G) by virtue of the Stockholder’s organizational documents upon liquidation or dissolution of the Stockholder; in each case of clauses (A) – (G), with the prior written consent of Acquiror (such consent to be withheld or given in its sole discretion) and subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

6. Termination This Agreement (including the proxy granted pursuant to Section 1) shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s written consent (i) to decrease the consideration payable under the Merger Agreement, (ii) to extend the timing of payment of any consideration after Closing or impose any additional burdens, limitations, obligations or restrictions on the Stockholder or (iii) to change the form of merger consideration in a manner adverse to such Stockholder and (d) the effective date of a written agreement of the parties hereto mutually terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (w) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud committed by such Party; (x) Sections 2(b)(i) (solely to the extent that it relates to Section 7.05 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Section 4(g) and Section 4(h) shall each survive any termination of this Agreement; (y) Section 13 shall each survive the termination of this Agreement pursuant to Section 6(a); and (z) Section 2(b)(ii) (solely to the extent that it relates to Section 5.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 6(b). For purposes of this Section 6:

(a) “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would constitute or result in a breach of this Agreement; and

(b) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock[, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries] and (b) nothing herein will be construed to limit or affect any action or inaction by [such Stockholder // any representative of such Stockholder serving] in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

7. [Reserved].

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties. Notwithstanding the foregoing, nothing herein shall limit the Liability of any Party for Fraud or Willful Breach committed by such Party.

9. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror (including in its capacity as Designee) or Merger Sub, to:

ACON S2 Acquisition Corp.

1133 Connecticut Avenue NW

Suite 700

Washington, DC 20036

Attn: Adam Kriger

E-mail: akriger@aconinvestments.com

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn: Douglas Bacon

Shawn O’Hargan

E-mail: douglas.bacon@kirkland.com

shawn.ohargan@kirkland.com

(b) If to Stockholder, to:

[•]

[•]

Attn: [•]

E-mail: [•]

or to such other address or addresses as the Parties may from time to time designate in writing.

10. Entire Agreement. This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and Acquiror. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. This Agreement and the rights, interests or obligations hereunder, shall only be assignable by the Stockholder solely to the extent permitted by Section 5 hereof.

12. Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

13. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

14. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture. For the avoidance of doubt the Company shall be a third party beneficiary of Section 3 of this Agreement.

15. Miscellaneous. Sections 1.02 (Construction), 10.06 (Governing Law), 10.07 (Captions; Counterparts), 10.11 (Severability), 10.12 (Jurisdiction; Waiver of Trial by Jury) and 10.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Remainder of page intentionally left blank; signature pages follow.

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

ACON S2 ACQUISITION CORP.

By:
Name:	Adam Kriger
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
[•]	[	•]
[•]	[	•]
[•]	[	•]
[•]	[	•]

SCHEDULE B

•

Second Amended and Restated Investors’ Rights Agreement, dated as of August 28, 2019 between the Company, SB Energy Global Holdings One Ltd., Breakthrough Energy Ventures, LLC, Cycle Capital Fund III, L.P., Pangaea Ventures Fund III, LP, Sand Hill Angels XV, LLC, Seattle Angel Conference Investors, LLC, Fund VI 2014 Series only, Portland Seed Fund II, LP, Oregon Nanoscience and Microtechnologies Institute, Brian Arbogast, John E. Chadwick, Kathy Washienko, Energethic, LLC, 3x4y Angels – ESS 2015 LLC, 3x4y Angels – ESS 2016 LLC, Eimar Boesjes , Douglas G. Swartz, Eric Robert Berman and Luann Kay Suthers Berman Living Trust, dated July 18, 2012, Erick Petersen, Jabe Blumenthal, Ramez Naam, RNN Ventures ESS Series C Note LLC, Monoc Capital Ltd. EESS LLC, Obsidian Renewables, LLC, BASF Venture Capital GmbH, Presidio-IPM j.s.a., Vicap LLC, Michael R. Niggli Family Trust, Linda Naviaux Niggli Trust , Agharta Capital Ltd. , Energy Ventures, Inc., GC Ventures America, Craig Evans , including Side Letter dated as of March 1, 2021

•

Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 28, 2019, by and among the Company, SB Energy Global Holdings One Ltd., Breakthrough Energy Ventures, LLC, Cycle Capital Fund III, L.P., Pangaea Ventures Fund III, LP, Sand Hill Angels XV, LLC, Seattle Angel Conference Investors, LLC, Fund VI 2014 Series only, Portland Seed Fund II, LP, Oregon Nanoscience and Microtechnologies Institute, Oregon Built Environment and Sustainable Technologies Center, Inc. Brian Arbogast, John E. Chadwick, Kathy Washienko, Energethic, LLC, 3x4y Angels – ESS 2015 LLC, 3x4y Angels – ESS 2016 LLC, Eimar Boesjes , Douglas G. Swartz, Eric Robert Berman and Luann Kay Suthers Berman Living Trust, dated July 18, 2012, Erick Petersen, Jabe Blumenthal, Ramez Naam, RNN Ventures ESS Series C Note LLC, Monoc Capital Ltd. EESS LLC, Obsidian Renewables, LLC, BASF Venture Capital GmbH, Presidio-IPM j.s.a., Vicap LLC, Michael R. Niggli Family Trust, Linda Naviaux Niggli Trust , Agharta Capital Ltd. , Energy Ventures, Inc., GC Ventures America, Craig Evans and Yang Song.

•

Second Amended and Restated Voting Agreement, dated August 28, 2019, by and among the Company, SB Energy Global Holdings One Ltd., Breakthrough Energy Ventures, LLC, Cycle Capital Fund III, L.P., Pangaea Ventures Fund III, LP, Sand Hill Angels XV, LLC, Seattle Angel Conference Investors, LLC, Fund VI 2014 Series only, Portland Seed Fund II, LP, Oregon Nanoscience and Microtechnologies Institute, Oregon Built Environment and Sustainable Technologies Center, Inc. Brian Arbogast, John E. Chadwick, Kathy Washienko, Energethic, LLC, 3x4y Angels – ESS 2015 LLC, 3x4y Angels – ESS 2016 LLC, Eimar Boesjes , Douglas G. Swartz, Eric Robert Berman and Luann Kay Suthers Berman Living Trust, dated July 18, 2012, Erick Petersen, Jabe Blumenthal, Ramez Naam, RNN Ventures ESS Series C Note LLC, Monoc Capital Ltd. EESS LLC, Obsidian Renewables, LLC, BASF Venture Capital GmbH, Presidio-IPM j.s.a., Vicap LLC, Michael R. Niggli Family Trust, Linda Naviaux Niggli Trust , Agharta Capital Ltd. , Energy Ventures, Inc., GC Ventures America, Craig Evans and Yang Song.

•

Omibus Amendment to the Financing Agreements dated March 1, 2021 by and among the Company, SB Energy Global Holdings One Ltd., Breakthrough Energy Ventures, LLC, Cycle Capital Fund III, L.P., Pangaea Ventures Fund III, LP, Energy Ventures, Inc., GC Ventures America, Craig Evans and Yang Song.

•	Side Letter dated as of August 28, 2019 between the Company and Breakthrough Energy Ventures, LLC.

•	Side Letter dated as of October 15, 2019 between the Company and GC Ventures America and Amended and Restated side letter by and between the Company and GC Ventures America, dated as of March 1, 2021.

•	Side Letter dated as of July 10, 2018 between the Company and Presidio-IPM j.s.a.

•	Side Letter dated as of December 11, 2017 between the Company Presidio-IPM j.s.a., Cycle Capital Fund III, L.P. and BASF Venture Capital GmbH.

•	Side Letter dated as of March 3, 2015 signed by the Company for the benefit of each member of Element 8 Group.

Annex H

SUBSCRIPTION AGREEMENT

ACON S2 Acquisition Corp.

133 Connecticut Avenue NW, Ste. 700

Washington, DC 20036

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between ACON S2 Acquisition Corp., a Cayman Islands exempted company (“ACON”), which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among ACON, ESS Tech, Inc., a Delaware corporation (the “Company”), and SCharge Merger Sub, Inc. a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a subsidiary of ACON, on the terms and subject to the conditions therein (such merger, the “Transaction”). In furtherance of the Transaction, certain existing shareholders in the Company will sign transaction support agreements (the “Existing Shareholder Support Arrangements”) pursuant to which they will, among other things, agree to consent to the consummation of the Transaction. In connection with the Transaction, ACON is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of ACON’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, ACON is entering into (a) separate subscription agreements (the “Insider Subscription Agreements”) with certain existing securityholders of the Company (“Insider PIPE Investors”, and such investment, the “Insider PIPE Investment”) and (b) separate subscription agreements (the “Other PIPE Agreements,” and together with the Insider Subscription Agreements, the “Other Subscription Agreements”) with certain other investors other than the Insider PIPE Investors (the “Other Investors” and, together with Insider PIPE Investors and the Investor, the “Investors”), pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to [•] Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in, and on the terms and subject to the conditions set forth in, the Merger Agreement), ACON will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ACON acknowledges and agrees as follows:

1. Subscription. The Investor hereby subscribes for and agrees to purchase from ACON, and ACON agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by ACON pursuant to the terms and subject to the conditions hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) ACON to the Investor (the “Closing Notice”) that ACON reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to ACON, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ACON in the Closing Notice and (ii) any other information that is reasonably requested in the Closing Notice in order for ACON to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, ACON shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on ACON’s share register; provided, however, that ACON’s obligation to issue the Shares to the Investor is contingent upon ACON having received the Subscription Amount in full accordance with this Section 2. In the event that (i) ACON does not accept the subscription or (ii) the consummation of the Transaction does not occur within ten (10) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by ACON and the Investor, ACON shall promptly (but in no event later than fifteen (15) business days after the anticipated Closing Date specified in the Closing Notice) return the Subscription Amount so delivered by the Investor to ACON by wire transfer in immediately available funds to the account specified by the Investor, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, the Investor shall remain obligated (A) to redeliver funds to ACON in escrow following ACON’s delivery to the Investor of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

In lieu of the foregoing paragraph for Fidelity and Van Eck investors: [The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below and (b) delivery of written notice from (or on behalf of) ACON to the Investor (the “Closing Notice”), that ACON reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor (the “Closing Date”), the Investor shall deliver to ACON at least three (3) business days prior to the Closing Date such information that is reasonably requested in the Closing Notice in order for ACON to issue the Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, (1) the Investor shall deliver to ACON the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by ACON in the Closing Notice (which account(s) shall not be escrow account(s)) against delivery of the Shares as set forth in the following clause (2), and (2) ACON shall issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement in book-entry form in the name of the Investor (or its nominee) or as otherwise directed by the Investor, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), on ACON’s share register. If the closing of the Transaction does not occur within one (1) business day after the Closing, ACON shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 8 herein, the Investor shall remain obligated (A) to redeliver funds to ACON following ACON’s delivery to the Investor of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.]

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(ii) all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement or the Other Subscription Agreements) or waived by the parties to the Merger Agreement.

b. The obligation of ACON to consummate the sale and issuance of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions (which may be waived in writing by ACON; provided, that ACON provides prior written notice to the Placement Agent (as defined below) of any such waiver):

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date; and

(ii) the Investor shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions (which may be waived in writing by the Investor):

(i) all representations and warranties of ACON contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by ACON of each of the representations and warranties of ACON contained in this Subscription Agreement in all material respects as of the Closing Date;

(ii) ACON shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement to be satisfied or complied with by it at or prior to the Closing;

(iii) no amendment or modification of, or waiver under, the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

(iv) no suspension of the qualification of the Shares for offering or sale or trading by The Nasdaq Capital Market (“Nasdaq”) or the United States Securities and Exchange Commission (the “SEC”) shall be in effect, and the Shares acquired hereunder shall have been approved for listing on Nasdaq or the New York Stock Exchange, as applicable, subject to official notice of issuance; and

(v) there shall have been no amendment, waiver or modification to the Other Subscription Agreements (including via a side letter or other agreement) that materially benefits the Other Investors thereunder unless the Investor has been offered the same benefits, provided that, for the avoidance of doubt, this Section 3(c)(v) shall not apply to (i) any document entered into in connection with the Insider PIPE Investment, provided, however, that such Insider PIPE Investment shall be with respect to the same class of Shares being acquired by the Investor hereunder and at the same Per Share Purchase Price, or (ii) any document entered into for the purchase of the Company’s equity securities (or warrants to purchase such securities) between the Company and certain of the existing securityholders of the Company, as described in the Merger Agreement (including any schedules thereto).

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. ACON Representations and Warranties. Except with respect to ACON’s ongoing review of the implications of the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the Warrants (as defined below), and any actions taken by ACON in connection with such review or statement, including, for the avoidance of doubt, any restatement of ACON’s historical financial statements, ACON represents and warrants to the Investor and the Placement Agent that:

a. ACON is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ACON has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ACON will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as currently contemplated to be conducted and to perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions, and will not have been issued in violation of or subject to any preemptive or similar rights created under ACON’s certificate of incorporation or bylaws (each as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by ACON and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes the legal, valid and binding agreement of ACON, enforceable against ACON in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of this Subscription Agreement, the sale and issuance of the Shares and the compliance by ACON with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ACON or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ACON or any of its subsidiaries is a party or by which ACON or any of its subsidiaries is bound or to which any of the property or assets of ACON is subject that would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of ACON and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of ACON to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of ACON; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ACON or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ACON to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by ACON with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of ACON included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of ACON as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by ACON from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. ACON is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by ACON of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq or such other applicable stock exchange on which ACON’s common equity is then listed, and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of ACON, threatened against ACON or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against ACON.

h. As of the date hereof, the authorized capital stock of ACON consists of 500,000,000 Class A ordinary shares, par value $0.0001 (“Class A Shares”), 50,000,000 Class B ordinary shares, par value $0.0001 (the “Class B Shares”), and 5,000,000 preference shares, par value $0.0001 per share. As of the date of hereof, 25,000,000 Class A Shares are issued and outstanding and 6,250,000 Class B Shares are issued and outstanding, and 13,000,000 warrants to acquire Class A Shares issued and outstanding (the “Warrants”). All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable. Except as set forth above and pursuant to the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from ACON any Class A Shares, Class B Shares or other equity interests in ACON, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, ACON has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which ACON is a party or by which it is bound relating to the voting of any securities of ACON, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in ACON’s amended and restated memorandum and articles of association that will be waived in connection with the Transaction, or as set forth in the Merger Agreement (including any schedules thereto), there are no securities or instruments issued by or to which ACON is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares hereunder or to be issued pursuant to any Other Subscription Agreement. Following the Domestication, and immediately prior to the Closing (assuming that no elections to redeem any Class A Shares in connection with the consummation of the Transaction have been validly made), the authorized share capital of ACON will consist of (i) no shares of preferred stock, with a par value of $0.0001 per share (“Preferred Shares”), and (ii) 500,000,000 shares of common stock, with a par value of $0.0001 per share (the “Common Shares”). Following the Domestication, and immediately prior to the Closing (assuming that no elections to redeem any Class A Shares in connection with the consummation of the Transaction have been validly made): 25,000,000 Common Shares and no Preferred Shares will be issued and outstanding, 13,000,000 warrants to purchase Common Shares will be issued and outstanding, and [no] Common Shares will be subject to issuance upon exercise of outstanding options.

i. As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “STWO” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of ACON, threatened against ACON by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the Common Shares, on Nasdaq or the New York Stock Exchange, as applicable, or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Common Shares, under the Exchange Act. ACON has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Common Shares.

j. Other than the Placement Agent (as defined below), ACON has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and ACON is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.

k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by ACON to the Investor under this Subscription Agreement. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

l. ACON is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. ACON has not received any written communication from a governmental authority that alleges that ACON is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

m. Other than the Other Subscription Agreements, the Merger Agreement and other agreements expressly contemplated by the Merger Agreement, the Existing Shareholder Support Arrangements or as described in the SEC Reports, ACON has not entered into any side letter or similar agreement with any Other Investor or other investor in connection with such Other Investor’s or other investor’s direct or indirect investment in ACON. No Other Subscription Agreement includes terms and conditions that are more favorable to the Other Investor thereunder than the Investor hereunder, other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares. For the avoidance of doubt, this Section 5(m) shall not apply to (i) any document entered into in connection with the Insider PIPE Investment, provided, however, that such Insider PIPE Investment shall be with respect to the same class of Shares being acquired by the Investor hereunder and at the same Per Share Purchase Price, or (ii) any document entered into for the purchase of the Company’s equity securities (or warrants to purchase such securities) between the Company and certain of the existing securityholders of the Company, as described in the Merger Agreement (including any schedules thereto).

6. Investor Representations and Warranties. The Investor represents and warrants to ACON and the Placement Agent that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of each such account is a qualified institutional buyer, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities laws of any other jurisdiction (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ACON or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that ACON files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under the applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares. The Investor acknowledges and agrees that the Investor is purchasing the Shares from ACON. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ACON, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ACON expressly set forth in Section 5 of this Subscription Agreement.

c. Either (1) the Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law or (2) the Investor is not a Benefit Plan Investor as contemplated by ERISA.

d. The Investor acknowledges and agrees that the Investor has received and has had an opportunity to review such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, without limitation, with respect to ACON, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had an opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have received and reviewed the offering materials made available to the Investor and had an opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information provided to the Investor may change after the date hereof and ACON is under no obligation to inform the Investor regarding any such changes, except to the extent such changes would reasonably be expected to cause the failure of ACON to satisfy a condition to the Investor’s obligations at the Closing set forth in Section 3(c).

e. The Investor acknowledges and agrees that the Investor has determined based on its own independent review and such professional advice as it has deemed appropriate, that the purchase of the Shares and participation in the Transaction are consistent with the Investor’s financial needs, objectives and condition and comply and are consistent with all material investment policies, guidelines and other restrictions applicable to the Investor.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ACON, the Company or a representative of ACON or the Company (including the Placement Agent, as defined below), and the Shares were offered to the Investor solely by direct contact between the Investor and ACON, the Company or a representative of ACON or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge, are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ACON, the Company, the Placement Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of ACON contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ACON, and except for the foregoing, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of ACON, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. The Investor acknowledges that none of ACON, the Placement Agent, or their respective representatives has acted as an investment adviser, broker or dealer to the Investor.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including, without limitation, those set forth in ACON’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ACON. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning ACON, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement has been duly executed and delivered by the Investor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of ACON, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n. The Investor acknowledges that no disclosure or offering document has been prepared by Deutsche Bank Securities Inc. or any of its affiliates (the “Placement Agent”) in connection with the offer and sale of the Shares.

o. The Investor acknowledges that neither the Placement Agent, nor any of its affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to ACON, the Company or its subsidiaries or any of their respective businesses, or the Shares, or the accuracy, completeness or adequacy of any information supplied to the Investor by ACON.

p. The Investor acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent has acted solely as placement agent in connection with the Transaction and has not acted as underwriter and in any other capacity and shall not be construed as a financial advisor or fiduciary to the Investor in connection with the Transaction.

q. The Investor acknowledges that Deutsche Bank Securities Inc. acted as an underwriter in connection with the initial public offering of ACON and, upon the closing of the Transaction, Deutsche Bank Securities Inc. shall be entitled to receive its portion of the deferred underwriting commissions described in the Prospectus (as defined below), pursuant to the underwriting agreement by and among ACON, Deutsche Bank Securities Inc., Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, dated September 16, 2020.

r. The Investor, when required to deliver payment to ACON pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the sale, purchase and issuance of the Shares pursuant to this Subscription Agreement.

s. The Investor acknowledges that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

t. The Investor acknowledges that the Placement Agent may have acquired, or during the term of the Shares may acquire, non-public information with respect to ACON, which the Investor agrees need not be provided to it.

u. The Investor is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). The Investor is not controlled by a “foreign person,” as defined in the DPA. The Investor does not permit any foreign person affiliated with the Investor, whether affiliated as a limited partner or otherwise, to obtain through the Investor any of the following with respect to ACON or the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of ACON or the Company; (ii) membership or observer rights on the board of directors or equivalent governing body of ACON or the Company or the right to nominate an individual to a position on the board of directors or equivalent governing body of ACON or the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of ACON or the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by ACON or the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” (as defined in the DPA) of ACON or the Company.

v. The Investor acknowledges the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021, and ACON’s ongoing review of the implications of such statement on the accounting treatment of the Warrants, and the Investor agrees that any actions taken by ACON in connection with such review or in response to such statement, including, for the avoidance of doubt, any restatement of ACON’s historical financial statements, shall not be deemed to constitute a breach of any of the representations, warranties or covenants in this Subscription Agreement.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, ACON agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the offering of the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty calendar days (or ninety (90) calendar days if the SEC notifies ACON that it will review the Registration Statement) following the Closing and (ii) five (5) business days after ACON is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (such date, the “Effectiveness Date”). ACON agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for ACON to be in compliance with the current public information requirement under Rule 144(c) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose its ownership and any other information reasonably requested to ACON upon request to assist it in making the determination described above. ACON’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to ACON such information regarding the Investor, the securities of ACON held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by ACON to effect the registration of such Shares, and shall execute such documents in connection with such registration as ACON may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding the foregoing, if the SEC prevents ACON from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, ACON shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. For purposes of clarification, any failure by ACON to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve ACON of its obligations to file or effect the Registration Statement set forth in this Section 7. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares acquired by the Investor pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Shares by way of stock split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Investor” shall include any affiliate of the undersigned Investor to which the rights under this Section 7 have been duly assigned.

a. ACON shall advise the Investor within three (3) business days (at ACON’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by ACON of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(b)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). ACON shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon receipt of any written notice from ACON of the happening any event contemplated in clauses (ii) through (iv) above during the period that the Registration Statement is effective or if as a result of the occurrence of such event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which ACON agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ACON that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by ACON except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. Upon the occurrence of any event contemplated in clauses (i) through (iv) above, except for such times as ACON is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, ACON shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor acknowledges and agrees that ACON may suspend the use of any such Registration Statement if it determines in good faith, upon advice of legal counsel that, in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act, provided, that (i) ACON shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions, or for a period of more than sixty (60) consecutive days or more than a total of one hundred twenty (120) calendar days, in each case in any three hundred sixty (360) day period, and (ii) ACON shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter.

b. For as long as the Investor holds Shares, ACON will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement. For as long as the Investor holds Shares, ACON will use commercially reasonable efforts to file all reports necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor). In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Section 7(c), if requested by the Investor, ACON shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days of any such request therefor from the Investor, provided that ACON and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to ACON and the Transfer Agent in connection therewith. Subject to receipt from the Investor by ACON and the Transfer Agent of customary representations and other documentation reasonably acceptable to ACON and the Transfer Agent in connection therewith, the Investor may request that ACON remove any legend from the book entry position evidencing its Shares and ACON will, if required by the Transfer Agent, cause an opinion of ACON’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for ACON to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, ACON shall, in accordance with the provisions of this section and within three (3) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. ACON shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

c. Indemnification.

(i) ACON agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, officers, employees and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to ACON by or on behalf of the Investor expressly for use therein.

(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling shareholder under the Registration Statement, to indemnify and hold harmless ACON, its directors and officers and agents and each person who controls ACON (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto, or (c) the Termination Date (as defined in the Merger Agreement as in effect on the date hereof) or the Extended Termination Date (as defined in the Merger Agreement as in effect as of the date hereof), as applicable, if the Closing has not occurred by such date (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ACON shall notify the Investor of the termination of the Merger Agreement as promptly as practicable after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to ACON in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that ACON is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ACON and one or more businesses or assets. The Investor further acknowledges that, as described in ACON’s prospectus relating to its initial public offering dated September 16, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of ACON’s assets consist of the cash proceeds of ACON’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ACON, its public shareholders and the underwriters of ACON’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ACON to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of ACON entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, as a result of or arising out of this Subscription Agreement or the transactions contemplated hereby, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares acquired by means other than pursuant to this Subscription Agreement, including pursuant to an exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed in writing with ACON, the Company or any of their respective affiliates to not exercise such redemption right.

10. No Short Sales. The Investor hereby agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of ACON. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned. Notwithstanding the foregoing, the Investor may assign its rights and obligations under this Subscription Agreement to one or more funds or accounts managed by the investment manager or investment advisor that manages the Investor (or an affiliate that controls, is controlled by or is under common control with such investment manager or investment advisor), to a wholly-owned subsidiary of the Investor or, with ACON’s prior written consent, to another person, provided, in each case, that any assignee agrees in writing to be bound by the terms hereof as if it were an original party hereto and that no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to perform such obligations.

b. ACON may request from the Investor such additional information as ACON may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with the Investor’s internal policies and procedures; provided that ACON agrees to keep any such information provided by the Investor confidential except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which ACON’s securities are listed for trading. The Investor acknowledges that ACON may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of ACON.

c. The Investor acknowledges that (i) ACON will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and (ii) the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties contained in Section 6, Section 12 and Section 13 of this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ACON if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 are no longer accurate.

d. ACON, the Company and the Placement Agent are each entitled to rely upon the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, nothing in this Section 11(d) shall give the Company or the Placements Agent any rights other than those expressly set forth in this Section 11(d).

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be terminated other than pursuant to the terms of Section 8. The provisions of this Subscription Agreement may not be modified, amended or waived except by an instrument in writing signed by each of the parties hereto, provided, however, that Section 6, Section 11(d), this Section 11(f), Section 11(g), and Section 12 of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the prior written consent of the Placement Agent. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d), Section 11(c), Section 11(d), Section 11(f) this Section 11(g) and Section 12 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The Investor hereby consents to (i) the publication and disclosure in any Form 8-K or Form 6-K filed by ACON with the SEC in connection with the execution and delivery of this Subscription Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and the Proxy Statement (as defined in the Merger Agreement) and (ii) as and to the extent otherwise required by the federal securities laws, exchange rules, the SEC or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or ACON to any governmental entity or to any securityholders of the Company, of the Investor’s identity and beneficial ownership of the subscribed Shares and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company or ACON, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. The Investor will promptly provide any information reasonably requested by ACON for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC). Notwithstanding the foregoing, ACON shall provide to the Investor a copy of any proposed disclosure relating to the Investor in accordance with the provisions of this Section 11(k) in advance of any publication thereof and shall include such revisions to such proposed disclosure as the Investor shall reasonably request. Notwithstanding anything to the contrary in this Subscription Agreement, ACON shall not, and shall cause to the Placement Agent and the Company not to, publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release, without the prior written consent of the Investor.

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

m. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF) AS TO ALL MATTERS (INCLUDING ANY ACTION, SUIT, LITIGATION, ARBITRATION, MEDIATION, CLAIM, CHARGE, COMPLAINT, INQUIRY, PROCEEDING, HEARING, AUDIT, INVESTIGATION OR REVIEWS BY OR BEFORE ANY GOVERNMENTAL ENTITY RELATED HERETO), INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

n. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(o) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).

o. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given, delivered and received (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, with no mail undeliverable or other rejection notice, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), with confirmation of receipt, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 11(o).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, the Company or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ACON expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ACON. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of such investor), (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) the Company or any of its affiliates, shall have any liability to the Investor, or any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by ACON, the Company, the Placement Agent or any Non-Party Affiliate concerning ACON, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of ACON, the Company, the Placement Agent or any of ACON’s, the Company’s or the Placement Agent’s controlled affiliates or any family member of the foregoing.

13. Non-Recourse. This Subscription Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to any breach of any term or condition of this Subscription Agreement may only be brought against, the entities that are expressly named as parties hereto and then only to the extent of the specific obligations set forth herein with respect to such party.

14. Disclosure. ACON shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Merger Agreement, the Transaction and any other material, nonpublic information that ACON has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, the Investor shall not be in possession of any material, non-public information received from ACON or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with ACON, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement.

15. Separate Obligations. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of Investor to purchase the Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of ACON, the Company, or any of their respective subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

16. Massachusetts Business Trust. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.: Email:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ACON in the Closing Notice.

IN WITNESS WHEREOF, ACON has accepted this Subscription Agreement as of the date set forth below.

ACON S2 ACQUISITION CORP.

By:

Name: Adam Kriger
Title: Managing Partner

Date: May 6, 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check if applicable):

☐ The Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

** OR **

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs, to the extent applicable):

1.

☐ The Investor is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which the Investor qualifies as an “accredited investor.”

2.	☐ The Investor is not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex I

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [•], 2021, is made and entered into by and among ESS Tech, Inc., a Delaware corporation (the “Company”), ACON S2 Sponsor, L.L.C., a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of May 6, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, ACON S2 Acquisition Corp. and SCharge Merger Sub, Inc.;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, including a private placement of Acquiror Common Stock (as defined in the Merger Agreement) made in connection with the transactions contemplated by the Merger Agreement (the “PIPE”), the Holders will receive shares of Acquiror Common Stock (as defined in the Merger Agreement);

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” has the meaning given in Section 5.10.

“Additional Holder Common Stock” has the meaning given in Section 5.10.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” has the meaning given in the Preamble hereto.

“Block Trade” has the meaning given in Section2.4.1.

“Bylaws” means the bylaws of the Company to be in at the Effective Time.

“Closing” has the meaning given in the Merger Agreement.

“Closing Date” has the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning given in the Recitals hereto.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” has the meaning given in Section 5.7.

“Demanding Holder” has the meaning given in Section 2.1.4.

“Effective Time” has the meaning given in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in Section 2.1.1.

“Form S-3 Shelf” has the meaning given in Section 2.1.1.

“Holder Information” has the meaning given in Section 4.1.2.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” has the meaning given in Section 5.10.

“Lock-up Period” means, with respect to each Holder, the period of time such Holder’s Registrable Securities (excluding any Registrable Securities acquired in the PIPE) are subject to the restrictions on transfers set forth in Section 6.8 of the Bylaws.

“Maximum Number of Securities” has the meaning given in Section 2.1.5.

“Merger Agreement” has the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” has the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” means any person or entity to whom the Holder may transfer Registrable Securities under the terms of the Bylaws.

“Person” means an individual, a corporation, a partnership, limited liability entity, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning given in Section 2.2.1.

“PIPE” has the meaning given in the Recitals.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; (C) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations as to manner or timing of sale); and (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review);

(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holder in an Underwritten Offering;

(G) all expenses related to any “road show” including the reasonable out-of-pocket expenses of the selling stockholders; and

(H) the expense of any Securities Act liability insurance or similar insurance.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” has the meaning given in Section 2.1.5.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Takedown Request” has the meaning given in Section 2.1.4.

“Sponsor” has the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” has the meaning given in Section 2.1.2.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public including, including by way of a Block Trade.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, as promptly as reasonably practicable, but in no event later than 30 days of the Closing Date, use its commercially reasonable best efforts to file a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis, and shall use its commercially reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable after the initial filing thereof. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a Well-Known Seasoned Issuer at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. In the event that any Person holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request by such Person, shall use its commercially reasonable efforts to promptly cause the resale of such Registrable Securities to be covered by the Shelf Registration by a prospectus supplement or post-effective amendment to such Shelf Registration to add such Person as a selling stockholder in such Shelf Registration to the extent permitted under the rules and regulations promulgated by the SEC.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, a Holder (such Holder being in such case, a “Demanding Holder”) may request (a “Shelf Takedown Request”) to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include (a) Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate (and taking into account all Registrable Securities of other Persons that will be included in such Underwritten Shelf Takedown), $30 million (the “Minimum Takedown Threshold”) or (b) the Registrable Securities to be offered constitute all the Registrable Securities held by such Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) business days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall, within two (2) business days of receiving a Shelf Takedown Request, notify, in writing, all other Holders of such Shelf Takedown Request, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown shall so notify the Company, in writing, within two (2) business days of receiving such notice. The Demanding Holder or participating Holder with the greatest number Registrable Securities in an Underwritten Shelf Takedown shall have the right to select any managing underwriter(s) (which shall consist of one or more reputable nationally recognized investment banks) in connection with such Underwritten Shelf Takedown, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in no event shall the Holder request an Underwritten Shelf Takedown during their respective Lock-Up Period. No more than four (4) Shelf Takedown Requests may be made by any Demanding Holder within any twelve (12) month period. For the avoidance of doubt, the notice periods set forth in this Section 2.1.4 shall not apply to a Piggyback Registration conducted in accordance with Section 2.2.1 or Block Trades conducted in accordance with Section 2.4.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, which have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall (i) first, include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities of the Company that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the number of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities. 2.1.6 Underwritten Offering Withdrawal. Prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Underwritten Offering or, in the case of an Underwritten Offering pursuant to a Shelf Registration, or the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder that initiated such Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the other Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holders. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) business days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For the avoidance of doubt, the notice periods set forth in this Section 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.1.4 or Block Trades conducted in accordance with Section 2.4. Holders may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing prior to five business days before the time of pricing of such underwritten offering. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Holder pursuant to this Section 2.2.1 and such Holder (unless such Holder’s Opt-Out Notice is subsequently revoked) shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.2.1.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration in good faith advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder participating in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent; provided that such each Holder shall only be subject to the restriction set forth in this Section 2.3 if the directors and officers of the Company are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if the Company or the underwriters of such Underwritten Offering waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) business days following such waiver or modification, and (ii) such lock-up will be similarly waived or shortened for each such Holder. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission, if a Holder wishes to engage in an Underwritten Offering not involving a “road show,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $5 million or (y) all remaining Registrable Securities held by such Holder, then notwithstanding the time periods provided for in Section 2.2.1, such Holder only needs to notify the Company of the Block Trade at least three (3) business days prior to the day such offering is to commence and the Company shall as promptly as is reasonably practicable, use its commercially reasonable efforts to facilitate such Block Trade; provided that the Holder wishing to engage in the Block Trade shall use its commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to such Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holder that initiated such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Holder wishing to engage in a Block Trade shall have the right to select the Underwriters (which shall consist of one or more reputable nationally recognized investment banks) in connection with such Block Trade, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as is reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in connection with an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as is reasonably practicable, an earning statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4 involving gross proceeds in excess of the Minimum Takedown Threshold, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16 enter into customary agreements (including, applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, and the representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the Holders of Registrable Securities included in such registration statement;

3.1.17 the principal executive officer, principal financial officer and principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in the offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses”, all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Registration Statement Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within two (2) days prior to filing the filing of the applicable “red herring” prospectus or prospectus supplement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.4.5. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including making available at all times information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus covering Registrable Securities of such Holder (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holder, the only information furnished or to be furnished to the Company for use in any Registration Statement or Prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such Holder and its affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Registrable Securities by such Holder and its affiliates, (c) the name and address of such Holder and (d) any additional information about such Holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party as contemplated by Section 4.1.1 and Section 4.1.2, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or omission of a material fact relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees or charges reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: ESS Tech, Inc. 26440 SW Parkway Ave., Bldg. 83, Wilsonville, OR. 97070, with copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050, Attn: Mark Baudler and Andrew Hoffman, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as set forth in Section 5.10.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; and provided, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that, other than Persons who acquired Common Stock as part of the PIPE made in connection with the transactions contemplated by the Merger Agreement, no person has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article V shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

5.11.1 the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

5.11.2 the words “hereof” and “herein” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

5.11.3 references in this Agreement to any law shall be deemed also to refer to such law, and all rules and regulations promulgated thereunder;

5.11.4 whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

5.11.5 the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

5.11.6 pronouns of any gender or neuter or, as appropriate, the other pronoun forms.

5.12 Entire Agreement. This Agreement, together with Exhibit A to this Agreement, the Merger Agreement, the Ancillary Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

5.13 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

5.14 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

5.15 Subsequent Acquisition of Equity Securities. Any equity securities of the Company acquired subsequent to the date hereof by a Holder shall be subject to the terms and conditions of this Agreement and such equity securities shall be considered to be “Registrable Securities” as such term is used in this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ESS Tech, Inc.
a Delaware corporation

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

SPONSOR:

ACON S2 Sponsor, L.L.C.
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [    ], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among ESS Tech, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the [    ] day of [    ], 20[    ].

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of [ ], 20[ ]

ESS Tech, Inc.

By:
Name:
Its:

[Exhibit A]

Annex J

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ACON S2 ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 11 SEPTEMBER 2020)

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THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ACON S2 ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 11 SEPTEMBER 2020)

1.	The name of the company is ACON S2 Acquisition Corp. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the

“Companies Law”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 5,000,000 preference shares with a nominal or par value of US$0.0001, provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject

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to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ACON S2 ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 11 SEPTEMBER 2020)

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ALTERNATE DIRECTOR	20

POWERS AND DUTIES OF DIRECTORS	20

BORROWING POWERS OF DIRECTORS	22

THE SEAL	22

DISQUALIFICATION OF DIRECTORS	23

PROCEEDINGS OF DIRECTORS	23

DIVIDENDS	25

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	26

CAPITALISATION OF RESERVES	27

SHARE PREMIUM ACCOUNT	28

INVESTMENT ACCOUNTS	28

NOTICES	29

INDEMNITY	30

NON-RECOGNITION OF TRUSTS	32

BUSINESS COMBINATION REQUIREMENTS	32

BUSINESS OPPORTUNITIES	36

WINDING UP	37

AMENDMENT OF ARTICLES OF ASSOCIATION	37

CLOSING OF REGISTER OR FIXING RECORD DATE	37

REGISTRATION BY WAY OF CONTINUATION	38

MERGERS AND CONSOLIDATION	38

DISCLOSURE	38

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THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ACON S2 ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 11 SEPTEMBER 2020)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to ACON S2 Acquisition Corp. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article

144 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of

Members as the Company may from time to time determine.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

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“Class A Shares” means the Class A ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles.

“Class B Shares” means the Class B ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited the NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founders” means the Sponsor and all Members immediately prior to the consummation of the IPO.

“Investment Account” shall have the meaning ascribed to it herein.

“Investor Group” means the Sponsor and its affiliates, successors and assigns.

“IPO” means the Company’s initial public offering of securities.

“IPO Redemption” means the meaning given to it in Article 168.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

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(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Class A Shares and the Class B Shares.

“Over-Allotment Option” means the option of the Underwriters to purchase up to an additional 15% of the units sold in the IPO at a price equal to $10.00 per unit, less underwriting discounts and commissions.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Shares” means the Preference Shares in the capital of the Company of $0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.

“Public Shares” means the Class A Shares issued as part of the units issued in the IPO.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Redemption Price” has the meaning given to it in Article 168.

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

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“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)

passed by a majority of not less than two-thirds (or, (i) prior to the consummation of a Business Combination only, with respect to amending Article 170(b) 100% of the votes cast at a meeting of the Shareholders and (ii) with respect to amending Article 99, a majority of not less than two-thirds of the votes cast at a meeting of the Shareholders including a simple majority of the holders of Class B Shares (and if the Shareholders vote in favor of such act but the approval of a simple majority of the holders of Class B Shares has not yet been obtained, the holders of a simple majority of Class B Shares shall have, in such vote, voting rights equal to the aggregate voting power of all the Shareholders of the Company who voted in favor of the resolution plus one)) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means ACON S2 Management, LLC, a Delaware limited liability company.

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“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter” means an underwriter of the IPO.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

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6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES

8.

Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 14 to 18.

9.

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

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10.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.	Except as otherwise specified in these Articles or required by law, the holders of the Class A Shares and the Class B Shares (on an as converted basis) shall vote as a single class

FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS

14.

On the first business day following the consummation of the Company’s initial Business Combination or at any earlier date at the option of the holders of the Class B Ordinary Shares, the issued and outstanding Class B Ordinary Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)	the total number of Class A Ordinary Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)

the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, its affiliates or any member of our management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for Class A Ordinary Shares issued in a financing transaction in connection with our initial Business Combination, including but not limited to a private placement of equity or debt.

15.	Notwithstanding anything to the contrary contained herein in no event shall the Class B Ordinary Shares convert into Class A Shares at a ratio that is less than one-for-one.

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16.

References in Articles 14 to Article 18 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 17. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to Article 14 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

18.

The Directors may effect such conversion in the manner contemplated by Article 16 or in any other manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

MODIFICATION OF RIGHTS

19.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

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20.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares, any variation of the rights conferred upon the holders of Shares of any other Class or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

21.

If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

22.	Every share certificate of the Company shall bear legends required under the applicable laws (if any), including the Exchange Act.

23.

Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

24.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

25.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

26.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

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LIEN

27.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

28.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

29.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

31.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

32.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

33.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

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34.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

35.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

36.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

37.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

39.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

40.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

41.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

42.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

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43.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

44.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

45.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares.

46.

The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

47.

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

48.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

49.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

50.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

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51.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

52.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

53.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

54.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

55.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

56.	Subject to the Companies Law and the rules of the Designated Stock Exchange, the Company may:

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(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

57.	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 168;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 164(b).

58.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

59.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

60.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

61.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

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62.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

63.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

64.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

65.	The Directors may, whenever they think fit, convene a general meeting of the Company.

66.	Subject to Article 99, for so long as the Company’s Shares are traded on a Designated

Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

67.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

68.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least thirty percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the

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requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

69.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

70.

At least five days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

71.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

72.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

73.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

74.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

75.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

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76.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

77.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

78.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)

give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

79.	A resolution put to the vote of the meeting shall be decided on a poll.

80.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

81.	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

82.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

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VOTES OF SHAREHOLDERS

83.

Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, shall have one vote for each Share of which he or the Person represented by proxy is the holder.

84.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

85.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

86.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

87.	On a poll votes may be given either personally or by proxy.

88.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

89.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

90.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

91.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

92.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

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CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

93.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

94.

If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

95.	Subject to Article 98, the Company may by Ordinary Resolution appoint any Person to be a Director.

96.

Subject to Article 98, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

97.	There shall be no shareholding qualification for Directors.

98.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the

Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

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99.

Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 98 or the removal of Directors pursuant to Article 117.

100.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 98 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

ALTERNATE DIRECTOR

101.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

102.

Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

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103.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

104.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

105.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

106.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

107.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

108.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

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109.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

110.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

111.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

112.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

BORROWING POWERS OF DIRECTORS

113.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

114.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

115.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

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116.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

117.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

118.

The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

119.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

120.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

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121.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

122.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

123.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

124.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

125.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

126.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

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127.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

128.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

129.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

130.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

131.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

132.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

133.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

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134.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

135.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

136.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

137.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

138.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

139.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

140.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

141.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

142.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

143.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

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144.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

145.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

146.	Subject to the Companies Law and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)

paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

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(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

147.

The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

148.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

INVESTMENT ACCOUNTS

149.	The Directors may establish separate accounts on the books and records of the Company

(each an “Investment Account”) for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account:

(a)	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;

(b)

the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;

(c)

where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;

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(d)

in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;

(e)

where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;

(f)

the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment Accounts (including conditions as to subsequent re-allocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

(g)

the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.

150.

Subject to any applicable law and except as otherwise provided in these Articles the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

NOTICES

151.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

152.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

153.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

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(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

154.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

155.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

156.

To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such

Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), in the execution or discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person

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provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud willful default or willful neglect which may attach to such Director.

157.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such

Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

158.

The Company will pay the expenses (including attorneys’ fees) incurred by a Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

159.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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160.

The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS

161.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS COMBINATION REQUIREMENTS

162.	Notwithstanding any other provision of the Articles, the Articles under this heading

“Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 165.

In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

163.

Article 170(b) may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all votes cast at a meeting of the Shareholders.

164.	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

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165.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

166.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

167.

At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

168.	Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public

Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

169.

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

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170.	In the event that:

(a)

either the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Law to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law; and

(b)

any amendment is made to Article 170(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of these Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

171.

Except for the withdrawal of interest to pay income taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 168, a repurchase of Shares by means of a tender offer pursuant to Article 164(b), a distribution of the Trust Fund pursuant to Article 170(a) or an amendment under Article 170(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

172.

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Fund; or

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(b)	vote on:

(i)	any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination; or

(ii)

a proposed amendment to these Articles to extend the time the Company has to consummate a Business Combination beyond twenty-four months after the closing of the IPO, or otherwise amend this Article 172.

173.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or Directors, the Company, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory

Authority, Inc. (“FINRA”) or an independent accounting firm.

174.

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

175.

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

176.

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

177.

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company if such transaction were approved by a majority of the independent directors (as defined in Article 173) and the directors that did not have an interest in such transaction. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, the Directors or officers, the Company, or a committee of independent directors (as defined in Article 173), will obtain an opinion that the Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of FINRA or an independent accounting firm.

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BUSINESS OPPORTUNITIES

178.	In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the

Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of Articles 179 to 183 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

179.

To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

180.

To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

181.

Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

182.

Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge. The Company shall, to the fullest extent permitted by applicable law, waive and interest in any corporate opportunity offered to any Director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a Director or officer and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

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183.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company and (if applicable) each Member hereby waives, to the fullest extent permitted by applicable law, waive any and all claims and causes of action that the Company may have for such activities described in Articles 178 to 182 above. To the fullest extent permitted by applicable law, the provisions of Articles 178 to 182 apply equally to activities conducted in the future and that have been conducted in the past.

WINDING UP

184.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

185.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

186.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

187.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

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188.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

189.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

190.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

191.	The Company may merge or consolidate in accordance with the Companies Law.

192.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

193.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20 Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, New ESS will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that New ESS will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

New ESS will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of New ESS arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21 Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1#	Merger Agreement, dated as of May 6, 2021, by and among STWO, SCharge Merger Sub, Inc. and ESS Tech, Inc. (included in Annex A to this proxy statement/prospectus/information statement).
2.2*	Plan of Domestication.
3.1	Third Amended and Restated Memorandum and Articles of Association (included in Annex J to this proxy statement/prospectus/information statement).
3.2	Proposed Certificate of Incorporation of New ESS (included in Annex B to this proxy statement/prospectus/information statement).
3.3	Proposed Bylaws of New ESS (included in Annex C to this proxy statement/prospectus/information statement).
4.1	Warrant Agreement, dated September 16, 2020, by and between STWO and Continental Stock Transfer & Trust Company.
5.1*	Opinion of Kirkland & Ellis LLP with respect to the legality of the securities being registered.
5.2*	Opinion of Walkers, Cayman Islands Counsel to STWO
10.1	Form of Transaction Support Agreement, dated as of September 2, 2020, by and among STWO and the persons named therein (included in Annex H to this proxy statement/prospectus/information statement).
10.2	Form of Registration Rights Agreement (included in Annex G to this proxy statement/prospectus/information statement).
10.3	Form of Subscription Agreement (included in Annex F to this proxy statement/prospectus/information statement).
10.4	Sponsor Letter Agreement, dated as of May 6, 2021 (included in Annex I to this proxy statement/prospectus/information statement).
10.5†	Framework Agreement, dated as of March 31, 2021, by and between SBE US Holdings One, Inc. and ESS Tech, Inc.
10.6†	Energy Storage Systems, Inc. 2014 Equity Incentive Plan
10.7†	Amendment to ESS Tech, Inc. 2014 Equity Incentive Plan
10.8	Office Lease Agreement, dated July 24, 2017, by and between ESS Tech, Inc. and Parkway Woods Business Park, LLC
10.9†	Offer Letter, dated July 31, 2019, by and between ESS Tech, Inc. and Amir Moftakhar
10.10†	Employment Agreement, dated April 1, 2021, by and between ESS Tech, Inc. and Eric Dresselhuys
10.11†	Employment Agreement, dated May 23, 2021, by and between ESS Tech, Inc. and Craig Evans
10.12†	Employment Agreement, dated March 3, 2015, by and between ESS Tech, Inc. and Yang Song
10.13#	Framework Agreement, dated as of March 31, 2021, by and between SBE US Holdings One, Inc. and ESSTech, Inc.
10.14†*	Form of 2021 Equity Incentive Plan
10.15†*	Form of 2021 Employee Stock Purchase Plan
23.1	Consent of Marcum LLP.
23.2	Consent of Independent Registered Accounting Firm, Ernst & Young LLP.
24.1*	Powers of Attorney.
99.4*	Form of Proxy Card.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†	Indicates management contract or compensatory plan or arrangement.
#	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.
*	To be filed by amendment.

Item 22 Undertakings

The undersigned registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(B)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(F)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(G)

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(H)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(I)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(J)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on June 21, 2021.

ACON S2 ACQUISITION CORP.

By:	/s/ Adam Kriger
Name: Adam Kriger
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Adam Kriger and John Roush, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-4(including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Adam Kriger Adam Kriger	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2021

/s/ John Roush John Roush	Chief Financial Officer, Chairman and Director (Principal Financial and Accounting Officer	June 21, 2021

/s/ Jonathan Ginns Jonathan Ginns	Director	June 21, 2021

/s/ Daniel Jinich Daniel Jinich	Director	June 21, 2021

/s/ Sarah Kirshbaum Levy Sarah Kirshbaum Levy	Director	June 21, 2021

/s/ Ryan Shadrick Wilson Ryan Shadrick Wilson	Director	June 21, 2021

/s/ Janie Goddard Janie Goddard	Director	June 21, 2021